As filed with the Securities and Exchange Commission on March 25, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

LEVI STRAUSS & CO.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2325	94-0905160
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1155 Battery Street, San Francisco, California 94111 (415) 501-6000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Copies to:

Albert F. Moreno, Esq. Senior Vice President, General Counsel Levi Strauss & Co. 1155 Battery Street San Francisco, California 94111 (415) 501-6284	John D. Wilson, Esq. Shearman & Sterling LLP 525 Market Street San Francisco, California 94105 (415) 616-1100	Jay A. Mitchell, Esq. Chief Counsel, Corporate Levi Strauss & Co. 1155 Battery Street San Francisco, California 94111 (415) 501-1372

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Offering Price Per Note	Proposed Maximum Aggregate Offering Price(1)		Amount of Registration Fee(3)
Floating Rate Senior Notes due 2012	$380,000,000	100%	$380,000,000		$44,726
8.625% Senior Notes due 2013	€150,000,000	100%	$195,075,000	(2)	$22,961

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act.
(2)	Calculated based on the noon buying rate of $1.3005 per €1.00 on March 23, 2005
(3)	Calculated pursuant to Rule 457 under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities or accept any offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated March 25, 2005

Preliminary Prospectus

LEVI STRAUSS & CO.

Offer to Exchange

all outstanding Floating Rate Senior Notes due 2012

($380,000,000 aggregate principal amount outstanding)

for

Floating Rate Senior Notes due 2012

($380,000,000 aggregate principal amount)

which have been registered under the Securities Act of 1933

and

all outstanding 8.625% Senior Notes due 2013

(€150,000,000 aggregate principal amount outstanding)

for

8.625% Senior Notes due 2013

(€150,000,000 aggregate principal amount)

which have been registered under the Securities Act of 1933

The Exchange Offer

•	Expires 5:00 p.m., New York City time on , 2005, unless extended.

•	Not conditional upon any minimum principal amount of outstanding Floating Rate Senior Notes due 2012 (the “old Floating Rate Notes”) and 8.625% Senior Notes due 2013 (the “old Euro Notes”, and together with the old Floating Rate Notes, the “old notes”) being tendered for exchange.

•	All outstanding old notes that are validly tendered and not validly withdrawn will be exchanged.

•	Tenders of outstanding old notes may be withdrawn any time prior to 5:00 p.m., New York City time on the date of the expiration of the exchange offer.

•	The exchange of old notes will generally not be a taxable exchange for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

The Exchange Notes

•	The terms of the exchange notes to be issued in the exchange offer for old Floating Rate Notes (the “Floating Rate Exchange Notes”) are substantially similar to the old Floating Rate Notes and the terms of the exchange notes to be issued in the exchange offer for the old Euro Notes (the “Euro Exchange Notes”, and together with the Floating Rate Exchange Notes, the “exchange notes”) are substantially similar to the old Euro Notes, except, in each case, for transfer restrictions and registration rights relating to the outstanding notes.

Resale of Exchange Notes

•	We intend to list the exchange notes on the Luxembourg Stock Exchange.

•	There is currently no public market for the exchange notes in the United States and we do not intend to apply for listing or quotation of the exchange notes on any securities exchange or stock market in the United States.

See “ Risk Factors” beginning on page 14 for a discussion of factors that you should consider before tendering your old notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2005.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) a registration statement on Form S-4 under the Securities Act of 1933 (the “Securities Act”) relating to the exchange offer that includes important business and financial information about us that is not included in or delivered with this prospectus. This prospectus does not contain all of the information included in the registration statement. This information is available from us without charge to holders of old notes as specified below. If we have made references in this prospectus to any contracts, agreements or other documents and also filed any of those contracts, agreements or documents as exhibits to the registration statement, you should read the relevant exhibit for a more complete understanding of the document or matter involved.

We are required to file periodic reports and other information with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”).

You may read and copy the registration statement, including the attached exhibits, and any report, statements or other information that we file at the SEC’s public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings will also be available to the public from commercial document retrieval services and at the SEC’s Internet site at www.sec.gov.

You may request a copy of any of our filings with the SEC, or any of the agreements or other documents that constitute exhibits to those filings, at no cost, by writing or telephoning us at the following address or phone number:

Levi Strauss & Co.

1155 Battery Street

San Francisco, California 94111

Attention: Treasurer

Telephone: (415) 501-3869 or (415) 501-6000

To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than five business days before the expiration date of the exchange offer. The exchange offer will expire at 5:00 p.m., New York City time on                     , 2005 (the “expiration date”). The exchange offer can be extended by us in our sole discretion. See the caption “The Exchange Offer” for more detailed information.

You should rely only on the information provided in this prospectus. No person has been authorized to provide you with different information. The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

Any notes not tendered and accepted in the exchange offer will remain outstanding. To the extent notes are tendered and accepted in the exchange offer, a holder’s ability to sell untendered notes could be adversely affected. Following consummation of the exchange offer, the holders of notes will continue to be subject to the existing restrictions upon transfer thereof and we will have fulfilled one of our obligations under the registration rights agreement. Holders of notes who do not tender their notes generally will not have any further registration rights under the registration rights agreement or otherwise.

Each broker-dealer that receives exchange notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business 180 days after the expiration date that we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution”.

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FORWARD-LOOKING STATEMENTS

Except for the historical information contained in this prospectus, certain matters discussed in this prospectus, including (without limitation) statements under “Summary”, “Business”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors”, contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Although we believe that, in making any such statements, our expectations are based on reasonable assumptions, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected.

These forward-looking statements include statements relating to our anticipated financial performance and business prospects and/or statements preceded by, followed by or that include the words “believe”, “anticipate”, “intend”, “estimate”, “expect”, “project”, “could”, “plans”, “seeks” and similar expressions. These forward-looking statements speak only as of the date stated and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, even if experience or future events make it clear that any expected results expressed or implied by these forward-looking statements will not be realized. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these expectations may not prove to be correct or we may not achieve the financial results, savings or other benefits anticipated in the forward-looking statements. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties, some of which may be beyond our control, that could cause actual results to differ materially from those suggested by the forward-looking statements, including, without limitation:

•	changing domestic and international retail environments;

•	changes in the level of consumer spending or preferences in apparel;

•	ongoing price, innovation and other competitive pressures in the apparel industry and on our key customers;

•	the effectiveness of our promotion, incentive and service programs with retailers;

•	our dependence on key distribution channels, customers and suppliers;

•	changing fashion trends;

•	our supply chain executional performance;

•	our ability to secure sufficient contract manufacturing capacity;

•	the impact of consumer and customer reactions to new products including our mass channel products;

•	our ability to expand controlled distribution of our products;

•	our ability to utilize our tax credits and net operating loss carryforwards;

•	our ability to remain in compliance with our financial covenants;

•	the impact of ongoing and potential future restructuring activities;

•	ongoing litigation matters and related regulatory developments;

•	unanticipated adverse income tax audit settlements and related payments;

•	changes in credit ratings;

•	changes in employee compensation and benefit plans;

•	changes in trade laws including the recent elimination of quotas under the WTO Agreement on textiles and clothing; and

•	political or financial instability in countries where our products are manufactured.

For more information on these and other factors, see “Risk Factors”. We caution prospective purchasers not to place undue reliance on these forward-looking statements. All subsequent written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements and the risk factors contained throughout this prospectus.

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SUMMARY

The following information summarizes the detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information that you should consider before exchanging your old notes for exchange notes, and we encourage you to read this prospectus carefully and in its entirety. Unless otherwise indicated or the context otherwise requires, data in this prospectus that refer to a particular year (e.g., 2004) refer to the fiscal year ended on the last Sunday in November of that year. In this prospectus, unless the context specifies otherwise, references to “we”, “us”, and “our” refer to Levi Strauss & Co. and its consolidated subsidiaries.

Our Company

We are one of the world’s leading branded apparel companies, with sales in more than 110 countries. We design and market jeans and jeans-related pants, casual and dress pants, tops, jackets and related accessories for men, women and children under our Levi’s®, Dockers® and Levi Strauss Signature™ brands. We also license our trademarks in various countries throughout the world for accessories, pants, tops, footwear, home and other products. Pants, including jeans, casual and dress pants, represented approximately 85%, 85% and 86%, respectively, of our total units sold in 2004, 2003 and 2002.

We distribute our Levi’s® and Dockers® products primarily through chain retailers and department stores in the United States and primarily through department stores and specialty retailers abroad. We also distribute Levi’s® and Dockers® products through independently-owned franchised stores outside the United States and through a small number of company-owned stores located in the United States, Europe and Asia. We distribute our Levi Strauss Signature™ products through mass channel retailers worldwide, including Wal-Mart, Target and Kmart stores in the United States and Carrefour and ASDA-Wal-Mart abroad.

Our business is organized into three geographic regions. The following table provides employee headcount, net sales and operating income for those regions and for our corporate functions as of the end of fiscal year 2004:

	Number of Employees (approx.)	2004 Net Sales (millions)	% of Total 2004 Net Sales	Region Net Sales by Brand			2004 Operating Income (millions)
Region and Geographies(1)				Levi’s® Brand	Dockers® Brand	Levi Strauss Signature™ Brand
North America (United States, Canada and Mexico)	3,135	$2,426.5	59.6%	56.6%	28.9%	14.5%	$519.7
Europe	3,070	1,042.1	25.6%	88.4%	8.9%	2.7%	172.0
Asia Pacific (Asia Pacific, Middle East, Africa and Central and South America)	2,495	603.9	14.8%	94.2%	3.6%	2.2%	125.3
Corporate expense	150	—	—	—	—	—	(455.9)

Total	8,850	$4,072.5	100.0%	70.2%	20.1%	9.7%	$361.1

(1)	The information in the table above reflects the transfer, effective at the beginning of fiscal 2004, from the Europe and the North America regions to the Asia Pacific region, of management responsibility for our Middle East, Africa and Central and South America businesses. For more information, see Note 18 to our Consolidated Financial Statements.

Our Business Strategy

Our vision is to market the most appealing and widely-worn casual clothing in the world. We focus on the following key business strategies:

Innovate and Lead From the Core

We believe that an integrated presentation of new and innovative products and marketing programs targeted to specific consumer and retail segments is crucial to generating consumer demand, strengthening the core health of our brands and enabling growth from that core. We focus on:

•	updating our core products with market-leading fits, fabrics, finishes and features that draw both on our long heritage of originality in product design and fabrication and on the latest technical and style innovations;

•	continually creating product concepts and innovations that we can market across our channels of distribution to appeal to a wide range of consumers in styles and at prices that meet their expectations; and

•	executing product-focused marketing programs that integrate advertising, packaging and point of purchase communications to help drive brand equity and sales.

Achieve Operational Excellence

We continue to focus relentlessly on improving our cost structure and our operational efficiency. We focus on:

•	streamlining our organization and reducing our costs of doing business throughout the world;

•	reducing product costs by operating a global sourcing network consisting largely of independent contract manufacturers, engaging in continual product value engineering and product line rationalization, and pursuing lower cost raw materials and manufacturing sources that meet our quality and other standards;

•	improving our “go-to-market” process through disciplined planning, refinements reflecting the requirements of specific consumer segments, and clear accountability across our business units around the world; and

•	improving the linkage of product supply to consumer demand through collaborative data-sharing and planning with our retail customers and responsive value-added services.

Foster Strong Retailer Relationships and Improve our Presence at Retail

We distribute our products in a wide variety of retail formats around the world including chain and department stores, mass channel retailers, franchise stores dedicated to our brands and specialty retailers. We must ensure that the economics for our retail customers are attractive, that the right products are available and in stock at retail, and that our products are presented in ways that enhance brand appeal and attract consumers. We focus on:

•	generating attractive economics for our retail customers by providing market-right products and executing effective wholesale pricing, incentive, promotion and service programs;

•	improving our collaborative planning with our retail customers to help customers achieve better product assortment, improved product availability and inventory management, and category growth; and

•	making our products easier to find and easier to buy through retailing formats, integrated advertising, packaging and point of purchase materials such as in-store graphics and fixtures, and other sales-area upgrades.

Sell Where They Shop

We want to sell products to consumers where they shop. To do this, we are making relevant products accessible through multiple channels of distribution at prices that meet consumer expectations. We focus on:

•	identifying and executing additional opportunities to grow our sales in existing channels by selling a broader range of products to our current retail customers, obtaining additional floor space and placing products in existing customer locations not currently featuring our products;

•	opening new dedicated stores in a disciplined manner, primarily through franchisees in Europe and Asia Pacific, and through our own retail stores in the United States; and

•	expanding our Levi Strauss Signature™ brand through mass channel retailers around the world.

We believe that our business strategies are directly aligned with industry dynamics and that we are building the right core capabilities and operating processes to execute these strategies in a manner consistent with our values.

Recent Developments

On February 24, 2005, we commenced a fixed price cash tender offer and consent solicitation for all of our outstanding $380.0 million Dollar denominated 11.625% senior notes due 2008 and €125.0 million Euro denominated 11.625% senior notes due 2008 (collectively, the “2008 Notes”). The tender offer and consent solicitation expired on March 23, 2005. Pursuant to the tender offer and consent solicitation, we accepted for purchase approximately $270.0 million (or 71.0%) of the Dollar denominated 2008 Notes and approximately €89.0 million (or 71.2%) of the Euro denominated 2008 Notes. In addition, we executed a supplemental indenture to the indenture governing each series of 2008 Notes that eliminates or makes less restrictive many of the restrictive provisions of the indenture. On March 11, 2005, we sent notice to holders of the 2008 Notes that we will redeem any 2008 Notes not tendered in the tender offer in accordance with their terms. We intend to redeem such outstanding 2008 Notes on April 11, 2005 at a redemption price of $1,058.13 per $1,000 principal amount of the Dollar denominated 2008 Notes and €1,058.13 per €1,000 principal amount of the Euro denominated 2008 Notes. As a result of our purchase of the 2008 Notes pursuant to the tender offer and upon our redemption of the 2008 Notes remaining outstanding on April 11, 2005, we believe that we will have met the 2008 refinancing condition of our credit agreements. For more information about our financing arrangements, including the status of the refinancing conditions in our credit agreements, see “Description of Other Indebtedness—Senior Secured Term Loan and Senior Secured Revolving Credit Facility”.

Failure to Exchange Your Old Notes

We refer to the $380.0 million of unregistered Floating Rate Notes and the €150.0 million of unregistered Euro Notes that we issued in March 2005 in this prospectus, collectively, as the old notes. The old notes which you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities under the Securities Act. Therefore, you may only transfer or resell them in a transaction registered under or exempt from the Securities Act and applicable state securities laws. We will issue the exchange notes in exchange for the old notes under the exchange offer only following the satisfaction of the procedures and conditions described under the caption “The Exchange Offer”.

Because we anticipate that most holders of the old notes will elect to exchange their old notes, we expect that the liquidity of the markets, if any, for any old notes remaining after the completion of the exchange offer will be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount outstanding of the applicable series of old notes.

The Exchange Offer

The $380.0 million unregistered old Floating Rate Notes and €150.0 million unregistered old Euro Notes were issued in a private placement. In this exchange offer, we are offering to exchange, for your old notes, exchange notes which are substantially similar in all material respects to the respective old notes except that the exchange notes have been registered under the Securities Act and certain transfer restrictions and registration rights relating to the old notes do not apply to the exchange notes.

Registration Rights Agreements

In connection with the issuance of the $380.0 million of old Floating Rate Notes and €150.0 million of old Euro Notes on March 11, 2005, we entered into a registration rights agreement with the initial purchasers with respect to each series of old notes in which we agreed, among other things, to complete an exchange offer.

You may exchange your old notes for the applicable exchange notes, which have substantially similar terms to your old notes. The exchange offer satisfies your rights under the registration rights agreement. After the exchange offer is over, you will not be entitled to any exchange or registration rights with respect to your old notes, except under limited circumstances.

The Exchange Offer

We are offering to exchange:

•      up to $380.0 million aggregate principal amount of old Floating Rate Notes for up to $380.0 million aggregate principal amount of Floating Rate Exchange Notes.

•      up to €150.0 million of old Euro Notes for up to €150.0 million of Euro Exchange Notes

You may exchange old Floating Rage Notes only in a minimum denomination of $10,000 and integral multiples of $1,000 principal amount thereafter and old Euro Notes only in integral multiples of €50,000 principal amount.

Purpose and Effect	The purpose of the exchange offer is to give you the opportunity to exchange your old notes for exchange notes that have been registered under the Securities Act. We are subject to the informational requirements of the Exchange Act and file reports and other information with the SEC to which each holder of old notes, if any are outstanding after the exchange offer, and exchange notes will have access.

Resale

Except as indicated in this prospectus, we believe that the exchange notes may be offered for resale, resold and otherwise transferred without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:

•      you are acquiring the exchange notes in the ordinary course of your business;

•      you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the exchange notes;

•      you are not a broker-dealer who purchased the old notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

•      you are not our affiliate.

Our belief is based on existing interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters to third parties. We do not intend to seek a no-action letter, and there is no assurance that the staff of the SEC would make a similar determination with respect to the exchange notes. If this interpretation is inapplicable, and you transfer any exchange notes without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not assume, or indemnify holders against, such liability.

Each broker-dealer that is issued exchange notes for its own account in exchange for old notes that were acquired by the broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. To the extent described in “Plan of Distribution”, a broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes.

Expiration of the Exchange Offer; Withdrawal of Tender

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2005, or a later date and time to which we may extend it. We do not currently intend to extend the expiration of the exchange offer. You may withdraw your tender of old notes pursuant to the exchange offer at any time before expiration of the exchange offer. Any old notes not accepted for exchange for any reason will be returned without expense to you promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer

We will not be required to accept old notes for exchange:

•      if the exchange offer would be unlawful or would violate any interpretation of the SEC staff, or

•      if any legal action has been instituted or threatened that would impair our ability to proceed with the exchange offer.

The exchange offer is not conditioned on any minimum aggregate principal amount of old notes being tendered. Please read “The Exchange Offer—Conditions” for more information about the conditions to the exchange offer.

Procedures for Tendering Old Notes	If your old notes are held through DTC and you wish to participate in the exchange offer, you may do so through DTC’s automated tender offer program. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal. By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•      any exchange notes that you receive will be acquired in the ordinary course of your business;

•      you have no arrangement or understanding with any person to participate in the distribution of the old notes or the exchange notes;

•      you are not our “affiliate,” as defined in Rule 405 under the Securities Act;

•      if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the exchange notes; and

•      if you are a broker-dealer that will receive exchange notes for your own account in exchange for old notes that you acquired as a result of market-making activities or other trading activities, you will deliver a prospectus in connection with any resale of such exchange notes.

To tender book-entry interests in old Floating Rate Notes in the exchange offer, the holder must transfer your old Floating Rate Notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program, or ATOP, system. In lieu of delivering a letter of transmittal to the exchange agent, a computer-generated message, in which the holder of the old Floating Rate Notes acknowledges and agrees to be bound by the terms of the letter of transmittal, must be transmitted by DTC on behalf of a holder and received by the exchange agent before 5:00 p.m., New York City time, on the expiration date. In all other cases, a letter of transmittal must be manually executed and received by the exchange agent before 5:00 p.m., New York City time, on the expiration date.

To tender book-entry interests in old Euro Notes in the exchange offer, the holder of the old Euro Notes on the records of Euroclear or Clearstream, Luxembourg must contact either Euroclear or Clearstream, Luxembourg to arrange to block your account with the old Euro Notes. In lieu of delivering a letter of transmittal to the exchange agent, you must notify Euroclear or Clearstream, Luxembourg, as the case may be, to deliver to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, a computer-generated message, in which the holder of the old Euro Notes acknowledges and agrees to be bound by the terms of the letter of transmittal. In all other cases, a letter of transmittal must be manually executed and received by the exchange agent before 5:00 p.m., New York City time, on the expiration date.

By signing, or agreeing to be bound by, the respective letter of transmittal, you will represent to us that, among other things:

•      you acquired your old notes in the ordinary course of your business;

•      you have no arrangement or understanding with any person or entity to participate in a distribution of the exchange notes;

•      if you are a broker-dealer that will receive exchange notes for your own account in exchange for old notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of those exchange notes; and

•      you are not our “affiliate”, as defined in Rule 405 of the Securities Act.

Special Procedures for Beneficial Owners

If you are a beneficial owner of old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you want to tender old notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed before expiration of the exchange offer.

Effect on Holders of Old Notes

If you are a holder of old notes and you do not tender your old notes in the exchange offer, you will continue to hold your old notes and will be entitled to all the rights and subject to all the limitations applicable to the old notes in the indentures.

The trading market for old notes could be adversely affected if some but not all of the old notes are tendered and accepted in the exchange offer.

Consequences of Failure to Exchange	All untendered old notes will remain subject to the restrictions on transfer provided for in the old notes and in the indenture. Generally, the old notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities and may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the old notes under the Securities Act.

Important Federal Income Tax Considerations

The exchange of old notes for exchange notes in the exchange offer will generally not be a taxable exchange for U.S. federal income tax purposes. See the caption “Federal Income Tax Considerations” for a more detailed description of the tax consequences of the exchange.

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes pursuant to the exchange offer.

Exchange Agent	Citibank, N.A. is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth under the caption “The Exchange Offer—Exchange Agent”.

The Exchange Notes

In this section, we refer to the old Floating Rate Notes and the Floating Rate Exchange Notes collectively as the “Floating Rate Notes” and the old Euro Notes and the Euro Exchange Notes collectively as the “Euro Notes”

Issuer	Levi Strauss & Co., a Delaware corporation.

Securities Offered

$380.0 million aggregate principal amount of Floating Rate Exchange Notes due 2012 and registered under the Securities Act.

€150.0 million aggregate principal amount of 8.625% Euro Exchange Notes due 2013 and registered under the Securities Act.

Maturity	For the Floating Rate Exchange Notes: April 1, 2012. For the Euro Exchange Notes: April 1, 2013.

Interest Payment Dates

For the Floating Rate Exchange Notes: Quarterly on January 1, April 1, July 1, October 1 of each year, commencing July 1, 2005.

For the Euro Exchange Notes: Semi-annually on April 1 and October 1 of each year, commencing on October 1, 2005.

Ranking	The exchange notes will be unsecured unsubordinated obligations of Levi Strauss & Co. and will rank equally with all of Levi Strauss & Co.’s other existing and future unsecured and unsubordinated debt. As of November 28, 2004, after giving effect to (i) our issuance of $450.0 million of our 9.75% senior unsecured notes due 2015 (the “9.75% Notes”) in December 2004 and our issuance of $380.0 million of our Floating Rate Notes and €150.0 million of our Euro Notes in March 2005, (ii) our repurchase of $372.1 million of our 2006 Notes in January 2005, (iii) our repurchase of approximately $270.0 million of our Dollar denominated 2008 Notes and approximately €89.0 million of our Euro denominated 2008 Notes in March 2005, (iv) our anticipated redemption of the remaining 2008 Notes in April 2005, and (v) repayment of our customer service center equipment financing in December 2004, we would have had approximately $2.4 billion of debt, of which $501.5 million was secured. That secured debt will have priority over the exchange notes with respect to the assets securing such debt. Holders of the exchange notes will only be creditors of Levi Strauss & Co. and not of our subsidiaries. As a result, all the existing and future liabilities of our subsidiaries, including any claims of trade creditors, will be effectively senior to the exchange notes. As of November 28, 2004, the liabilities of our subsidiaries were approximately $459.7 million. For more information on the ranking of the exchange notes, see “Description of Exchange Notes—Ranking”.

Optional Redemption	For the Floating Rate Exchange Notes: We may redeem the Floating Rate Notes, in whole or in part, at any time on or after April 1, 2007, at the redemption prices specified under “Description of Exchange Notes—Optional Redemption,” plus accrued and unpaid interest to the date of redemption, after giving the required notice under the indenture governing the Floating Rate Notes. In addition, at any time and from time to time prior to April 1, 2007, we may also redeem up to and including 100% of the Floating Rate Notes, in whole or in part, with the net cash proceeds from certain equity offerings at a redemption price of 104% of the principal amount plus accrued and unpaid interest, if any, to the date of redemption, provided that after giving effect to any redemption of less than 100% of the Floating Rate Notes then outstanding, at least $150.0 million aggregate principal amount of the Floating Rate Notes remains outstanding.

For the Euro Exchange Notes: We may redeem the Euro Notes, in whole or in part, at any time on or after April 1, 2009, at the redemption prices specified under “Description of Exchange Notes—Optional Redemption,” plus accrued and unpaid interest to the date of redemption, after giving the required notice under the indenture governing the Euro Notes. In addition, at any time and from time to time prior to April 1, 2008, we may also redeem up to 35% of the Euro Notes with the net cash proceeds from certain equity offerings at a redemption price of 108.625% of the principal amount plus accrued and unpaid interest, if any, to the date of redemption.

Change in Control	If we experience a change in control, we will be required to make an offer to repurchase the exchange notes at a price equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the date of repurchase. For more detailed information, see “Description of Exchange Notes—Repurchase at the Option of Holders Upon a Change of Control”.

Restrictive Covenants

The Floating Rate Notes indenture and the Euro Notes indenture contain covenants that limit our ability and the ability of our restricted subsidiaries (as defined in “Description of Exchange Notes”) to, among other things:

•      incur additional debt;

•      pay dividends or make other restricted payments;

•      consummate specified asset sales;

•      enter into transactions with affiliates;

•      incur liens;

•      impose restrictions on the ability of a subsidiary to pay dividends or make payments to us and our restricted subsidiaries;

•      merge or consolidate with any other person; or

•      sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets or the assets of our restricted subsidiaries.

If a series of exchange notes receives and maintains an investment grade rating by both Standard and Poor’s Ratings Service and Moody’s Investors Service and we and our restricted subsidiaries are and remain in compliance with the indenture governing such series of exchange notes, we and our restricted subsidiaries will not be required to comply with particular covenants contained in the applicable indenture. For more detailed information on covenants contained in the indentures, see “Description of Exchange Notes—Material Covenants”.

Listing; Absence of Established Market for the Exchange Notes

We will apply to list the exchange notes on the Luxembourg Stock Exchange in accordance with the rules of the Luxembourg Stock Exchange. The exchange notes will constitute new classes of securities currently with no established trading markets. For more detailed information, see “Plan of Distribution”.

Summary Historical Consolidated Financial Data

The following table sets forth our summary historical consolidated financial data. The following summary statements of operations data and cash flow data for fiscal year 2000 and the consolidated balance sheet data at the end of such period are derived from our financial statements that were previously audited by Arthur Andersen LLP, independent public accountants, and restated by company management as a result of the 2001 reaudit by KPMG LLP, but were not reaudited by KPMG LLP. The summary statements of operations data and cash flow data for fiscal year 2001 and the consolidated balance sheet data as of November 25, 2001 and November 24, 2002 are derived from our consolidated financial statements that have been audited by KPMG LLP, an independent registered public accounting firm, but are not included in this prospectus. The summary statements of operations data and cash flow data for fiscal years 2002, 2003 and 2004 and the consolidated balance sheet data as of November 30, 2003 and November 28, 2004 are derived from our consolidated financial statements that have been audited by KPMG LLP, an independent registered public accounting firm, and are included in this prospectus.

The financial data set forth below should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, our Consolidated Financial Statements and the related notes to those financial statements, included elsewhere in this prospectus. Certain prior year amounts have been reclassified to conform to the 2004 presentation.

Year Ended
November 28, 2004	November 30, 2003	November 24, 2002	November 25, 2001	November 26, 2000
(Unaudited)
(Dollars in Thousands)
Statement of Operations Data:
Net sales	$4,072,455	$4,090,730	$4,145,866	$4,276,025	$4,650,826
Cost of goods sold	2,288,406	2,516,521	2,456,191	2,492,275	2,700,086

Gross profit	1,784,049	1,574,209	1,689,675	1,783,750	1,950,740
Selling, general and administrative expenses	1,299,766	1,353,314	1,285,855	1,333,482	1,396,029
Long-term incentive compensation expense (reversal)(1)	45,171	(138,842)	70,270	47,765	77,700
Gain on disposal of assets(2)	(3,576)	(2,685)	(1,600)	(1,620)	(24,683)
Other operating income	(52,034)	(39,936)	(34,450)	(33,420)	(32,380)
Restructuring charges, net of reversals(3)	133,623	89,009	115,455	(4,853)	(33,144)

Operating income	361,099	313,349	254,145	442,396	567,218
Interest expense	260,124	254,265	186,493	219,956	234,098
Other (income) expense, net(2)	5,450	90,376	41,065	(208)	(49,590)

Income (loss) before taxes	95,525	(31,292)	26,587	222,648	382,710
Income tax expense(4)	65,135	318,025	19,248	128,986	117,574

Net income (loss)	$30,390	$(349,317)	$7,339	$93,662	$265,136

Statement of Cash Flow Data:
Cash flows from operating activities(5)	$199,896	$(190,650)	$200,729	$189,039	$268,678
Cash flows from investing activities	(12,930)	(84,484)	(59,353)	(17,230)	154,223
Cash flows from financing activities	(32,120)	349,096	(143,558)	(186,416)	(527,062)
Balance Sheet Data (at period end):
Cash and cash equivalents(5)	$299,596	$143,445	$64,446	$65,060	$78,674
Working capital	609,072	778,311	582,918	683,090	564,645
Total assets(5)	2,886,002	2,923,267	3,000,888	2,951,266	3,196,122
Total debt, excluding capital leases	2,323,888	2,316,429	1,846,977	1,958,433	2,126,430
Stockholders’ deficit(6)	(1,370,924)	(1,393,172)	(1,028,329)	(951,278)	(1,057,945)
Other Financial Data:
Depreciation and amortization	$62,606	$64,176	70,354	80,619	90,981
Capital expenditures	16,299	68,608	59,088	22,541	27,955
Ratio of earnings to fixed charges (unaudited)(7)	1.3	x	—	1.1	x	1.9	x	2.5	x
Deficit of earnings to fixed charges (unaudited)(8)	—	$29,747	—	—	—

(1)	In 2003, we recorded reversals of long-term incentive plan accruals that we accrued in prior years as a result of lower than expected payouts under the plan, due to weak financial performance relative to our targets and the impact of income tax expense and other items under our long-term incentive compensation plan. During 2004, we reclassified long-term incentive compensation plan expense (reversal) from selling, general and administrative expenses and reported these amounts in a separate line item in our consolidated statement of operations. We have reclassified long-term incentive compensation plan expense (reversal) for all prior year periods in this table for comparability purposes.

(2)	Our previously reported statement of operations for fiscal years 2000 through 2003 have been revised to reflect the fiscal year 2004 presentation for reclassifying gains on disposal of assets as a separately identified component included within operating income; such amounts were previously included in other (income) expense, net. In 2000, our gain on disposal of assets includes a $26.1 million gain from the sale of two office buildings located next to our corporate headquarters in San Francisco.

(3)	We reduced overhead expenses and eliminated excess manufacturing capacity through extensive restructuring initiatives executed since 1997, including closing 45 of our owned and operated production and finishing facilities worldwide and reducing the number of our employees worldwide by approximately 27,000. Due to lower than anticipated costs, we reversed reserve balances relating to these activities of $8.5 million, $15.4 million, $26.6 million, $27.2 million, and $33.1 million in 2004, 2003, 2002, 2001 and 2000, respectively. For more information about our restructuring initiatives, see Note 3 to our Consolidated Financial Statements.

(4)	In January 2004, we revised the forecast we used in valuing our net deferred tax assets for the year ended November 30, 2003. Based on this revised long-term forecast, we increased our valuation allowance against deferred tax assets by $282.4 million for the year ended November 30, 2003. For more information about our deferred taxes, see Note 4 to our Consolidated Financial Statements.

(5)	Our previously reported cash flows from operating activities, cash and cash equivalents and total assets for fiscal years 2000 through 2003 have been revised to reflect the impact of the fiscal year 2004 presentation for reclassifying outstanding checks from accounts payable to a reduction in cash and cash equivalents. For more information, see Note 1 to our Consolidated Financial Statements.

(6)	Stockholders’ deficit primarily resulted from a 1996 recapitalization transaction in which our stockholders created new long-term governance arrangements for us, including the voting trust and stockholders’ agreement. Funding for cash payments in the recapitalization was provided in part by cash on hand and in part from approximately $3.3 billion in borrowings under bank credit facilities.

(7)	For the purpose of computing the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes, plus fixed charges and less capitalized interest. Fixed charges are defined as the sum of interest, including capitalized interest, on all indebtedness, amortization of debt issuance costs and that portion of rental expense which we believe to be representative of an interest factor.

(8)	The deficit of earnings to fixed charges represents the amount of earnings that would be required to increase the ratio of earnings to fixed charges to 1.0 in those cases where earnings are less than the total fixed charges.

Risk Factors

See “Risk Factors”, which begins on page 14, for a discussion of certain factors that should be considered by prospective investors in evaluating an investment in the exchange notes.

General

We were founded in San Francisco in 1853 and were incorporated in Delaware in 1971. Our stock is privately held primarily by descendants of the family of Levi Strauss and is not publicly traded. We conduct our operations in the United States primarily through Levi Strauss & Co. and outside the United States through foreign subsidiaries owned directly or indirectly by Levi Strauss & Co.

Our executive offices are located at Levi’s Plaza, 1155 Battery Street, San Francisco, California 94111. Our telephone number is (415) 501-6000. Our website is located at www.levistrauss.com. Our website and the information contained on our website are not part of this prospectus and are not incorporated by reference into this prospectus.

RISK FACTORS

You should carefully consider the following factors described below and all other information in this prospectus before deciding to exchange your old notes for exchange notes.

Risks Relating to Our Substantial Debt

We have substantial debt and interest payment requirements that may restrict our future operations and impair our ability to meet our obligations under the exchange notes.

As of November 28, 2004, after giving effect to (i) our issuance of $450.0 million of our 9.75% Notes in December 2004 and our issuance of $380.0 million of our Floating Rate Notes and €150.0 million of our Euro Notes in March 2005, (ii) our repurchase of $372.1 million of our 2006 Notes in January 2005, (iii) our repurchase of approximately $270.0 million of our Dollar denominated 2008 Notes and approximately €89.0 million of our Euro denominated 2008 Notes in March 2005, (iv) our anticipated redemption of the remaining 2008 Notes in April 2005, and (v) our repayment of our customer service center equipment financing in December 2004, we would have had approximately $2.4 billion of debt, of which $501.5 million was secured, and we would have had approximately $360.0 million of additional borrowing capacity under our revolving credit facility. See “Capitalization”. Our substantial debt could have important adverse consequences to you. For example, it could:

•	make it more difficult for us to satisfy our financial obligations, including those relating to the exchange notes and our other financing arrangements, including our senior secured term loan, our senior secured revolving credit facility, our remaining outstanding 2006 Notes and 2008 Notes, our 12.25% senior unsecured notes due 2012 (the “2012 Notes”), and our 9.75% Notes;

•	require us to dedicate a substantial portion of any cash flow from operations to the payment of interest and principal due under our debt, including the exchange notes, which will reduce funds available for other business purposes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our flexibility in planning for or reacting to changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to some of our competitors that have less financial leverage; and

•	limit our ability to obtain additional financing required to fund working capital and capital expenditures and for other general corporate purposes.

The majority of borrowings under our senior secured term loan and senior secured revolving credit facility are, and will continue to be, at variable rates of interest. Our Floating Rate Notes also bear interest at a variable rate. As a result, increases in market interest rates may require a greater portion of our cash flow to be used to pay interest.

Our ability to satisfy our obligations and to reduce our total debt depends on our future operating performance and on economic, financial, competitive and other factors, many of which are beyond our control. We cannot assure you that our business will generate sufficient cash flow or that future financings will be available to provide sufficient proceeds to meet these obligations or to successfully execute our business strategy.

Restrictions in the indenture governing the exchange notes, our other notes indentures and our 2003 senior secured term loan and senior secured revolving credit facility may limit our activities.

The indenture governing the exchange notes, and the indentures relating to our other senior unsecured notes, our Yen-denominated Eurobond, and our senior secured term loan and senior secured revolving credit facility contain restrictions, including covenants limiting our ability to incur additional debt, grant liens, make investments, prepay specified debt, consolidate, merge or acquire other businesses, sell assets, pay dividends and other distributions, make capital expenditures, and enter into transactions with affiliates. We also are required to meet a leverage ratio under the terms of our senior secured term loan and, in certain circumstances, a fixed charge coverage ratio under our senior secured revolving credit facility. These restrictions may make it difficult for us to successfully execute our business strategy or to compete with companies not similarly restricted. In particular, these restrictions, in combination with our leveraged condition, could limit our ability to restructure our business or take other actions that require additional funds or that cause us to incur charges or costs that adversely affect our compliance with our leverage and fixed charge coverage ratio covenants.

If we are unable to service our indebtedness or repay or refinance our indebtedness as it becomes due, we may be forced to sell assets or we may go into default, which could cause other indebtedness to become due and adversely affect the trading value of our debt securities, including the exchange notes.

Our 2006 Notes mature on November 1, 2006, our senior secured revolving credit facility matures on September 29, 2007, our 2008 Notes mature on January 15, 2008, our senior secured term loan matures on September 29, 2009, our 2012 Notes mature on December 15, 2012, our Floating Rate Notes mature on April 1, 2012, our Euro Notes mature on April 1, 2013 and our 9.75% Notes mature on January 15, 2015. The term loan agreement requires us to refinance, repay or set aside funds to repay our 2006 Notes and 2008 Notes not later than six months prior to their respective maturity dates, failing which the maturity of the term loan is accelerated to a date three months prior to the scheduled maturity dates of the 2006 Notes or the 2008 Notes, respectively. If we fail to satisfy the 2006 Notes refinancing requirement, the balance outstanding under our senior secured term loan will become due on August 1, 2006. Giving effect to scheduled principal payments, this balance is scheduled to be $487.5 million on that date. As a result of our purchase of the 2008 Notes pursuant to a tender offer and upon our anticipated redemption of all 2008 Notes remaining outstanding on April 11, 2005, we believe that we will have met the 2008 Notes refinancing requirement. The revolving credit facility agreement contains a similar note refinancing requirement with respect to the 2006 Notes, except that the consequence of a failure to repay the notes is a breach of covenant, not early maturity. We may also satisfy this requirement under the revolving credit facility if we reserve cash or have borrowing availability under the revolving credit facility sufficient to repay the 2006 Notes and, after giving effect thereto, maintain $150.0 million of borrowing availability under the revolving credit facility.

If we are unable to pay interest on our indebtedness when due, or to repay or refinance the principal amount of our indebtedness when due, we will go into default under the terms of the documents governing such indebtedness, including the indentures governing the exchange notes. If that happens, the holders of exchange notes and of our other indebtedness could elect to declare the indebtedness due and payable and, in the case of the revolving credit facility, terminate their commitments. Prior to or after these defaults, the holders of our indebtedness could exert pressure on us to sell assets or take other actions, including the initiation of bankruptcy proceedings or the commencement of an out-of-court debt restructuring, which may not be in the best interests of the company or holders of our debt securities, including the exchange notes. If we attempt an asset sale, whether on our own initiative or as a result of pressure from holders of our indebtedness, we may not be able to complete a sale on terms acceptable to us. For example, in May 2004 we began to explore the sale of our Dockers® casual clothing business. We took this action because we believed a sale would help us substantially reduce our debt, improve our capital structure and focus our resources on our other brands. On October 18, 2004, after evaluating the offers we received, we announced that we had decided to keep the brand.

Any default under our indebtedness, or the perception that we may go into default, would also adversely affect the trading value of our debt securities, including the exchange notes.

Because the exchange notes are effectively subordinated to all of our secured debt and the liabilities of our subsidiaries, we may not have sufficient assets to pay amounts owed on the exchange notes if a default occurs.

The exchange notes are general unsubordinated unsecured obligations that rank equal in right of payment with all of our existing and future unsecured and unsubordinated debt, including our 2006 Notes, 2008 Notes (to the extent any remain outstanding), 2012 Notes and 9.75% Notes. The exchange notes are effectively subordinated to all of our secured debt to the extent of the value of the assets securing that debt. As of November 28, 2004, after giving effect to (i) our issuance of $450.0 million of our 9.75% Notes in December 2004 and our issuance of $380.0 million of our Floating Rate Notes and €150.0 million of our Euro Notes in March 2005, (ii) our repurchase of $372.1 million of our 2006 Notes in January 2005, (iii) our repurchase of approximately $270.0 million of our Dollar denominated 2008 Notes and approximately €89.0 million of our Euro denominated 2008 Notes in March 2005, (iv) our anticipated redemption of the remaining 2008 Notes in April 2005, and (v) repayment of our customer service center equipment financing in December 2004, we would have had approximately $2.4 billion of debt, of which $501.5 million was secured by most of our assets, including our trademarks, our U.S. receivables and inventories, the assets and stock of our U.S. subsidiaries, and majority positions in shares of many of our non-U.S. subsidiaries.

Because our senior secured term loan and senior secured revolving credit facility are secured obligations, failure to comply with their terms or our inability to pay our lenders at maturity would entitle those lenders immediately to foreclose on most of our assets, including our trademarks and the capital stock of all of our U.S. and most of our foreign subsidiaries, and the assets of our material U.S. subsidiaries, which serve as collateral. In the event of any foreclosure on our assets, our secured lenders would be entitled to be repaid in full from the proceeds of the liquidation of those assets before those assets would be available for distribution to other creditors, including the holders of the exchange notes.

The exchange notes are also structurally subordinated to all obligations of our subsidiaries since holders of the exchange notes will only be creditors of Levi Strauss & Co. and not of our subsidiaries. As of November 28, 2004, the liabilities of our subsidiaries were approximately $459.7 million. The ability of our creditors, including you, to participate in any distribution of assets of any of our subsidiaries upon liquidation or bankruptcy will be subject to the prior claims of that subsidiary’s creditors, including trade creditors, and any prior or equal claim of any equity holder of that subsidiary. In addition, the ability of our creditors, including you, to participate in distributions of assets of our subsidiaries will be limited to the extent that the outstanding shares of capital stock of any of our subsidiaries are either pledged to secure other creditors, such as under our senior secured term loan and senior secured revolving credit facility, or are not owned by us, such as our Japanese and Turkish subsidiaries. As a result, you may receive less, proportionately, than our secured creditors and the creditors of our subsidiaries.

If our foreign subsidiaries are unable to distribute cash to us when needed, we may be unable to satisfy our obligations under our debt securities, including the exchange notes.

We conduct our foreign operations through foreign subsidiaries, which accounted for approximately 45% and 41% of our net sales during the years ended November 28, 2004 and November 30, 2003, respectively. As a result, we depend upon funds from our foreign subsidiaries for a portion of the funds necessary to meet our debt service obligations, including payments on the exchange notes. We only receive the cash that remains after our foreign subsidiaries satisfy their obligations. If those subsidiaries are unable to pass on the amount of cash that we need, we will be unable to make payments to you. Any agreements our foreign subsidiaries enter into with other parties, as well as applicable laws and regulations limiting the right and ability of non-U.S. subsidiaries and affiliates to pay dividends and remit earnings to affiliated companies, may restrict the ability of our foreign subsidiaries to pay dividends or make other distributions to us.

Our ability to obtain new financing and trade credit and the costs associated with a new financing and trade credit may be adversely affected by downgrades or other changes in our credit ratings.

The credit ratings assigned to our indebtedness may affect both our ability to obtain new financing and trade credit and the costs of our financing and credit. Although ratings downgrades do not trigger any material obligations or provisions under our financing or other contractual relationships, it is possible that rating agencies may downgrade our credit ratings or change their outlook about us (as they did in late 2003 and, in the case of Standard & Poor’s Ratings Service and Moody’s Investor Service with respect to their outlook, in December 2004), which could have an adverse impact on us. For example, if our credit ratings are downgraded, it could increase our cost of capital, make our efforts to raise capital or trade credit more difficult and have an adverse impact on our reputation.

Risks Relating to the Industry in Which We Compete

Our sales are heavily influenced by general economic cycles.

Apparel is a cyclical industry that is heavily dependent upon the overall level of consumer spending. Purchases of apparel and related goods tend to be correlated with the level of consumer spending on discretionary goods. Our customers anticipate and respond to adverse changes in economic conditions and uncertainty by reducing inventories and canceling orders. As a result, any substantial deterioration in general economic conditions or increases in interest rates, or acts of war, or terrorist or political events that diminish consumer spending and confidence in any of the regions in which we compete, could reduce our sales and adversely affect our business and financial condition.

Intense competition in the worldwide apparel industry could reduce our sales and prices.

We face a variety of competitive challenges from other domestic and foreign jeanswear and casual apparel marketers, fashion-oriented apparel marketers, athletic and sportswear marketers, specialty retailers and retailers of private label jeanswear and casual apparel products, some of which have greater financial and marketing resources than we do. We compete with these companies primarily on the basis of:

•	developing products with innovative fits, finishes, fabrics, styles and performance features;

•	anticipating and responding to changing consumer demands in a timely manner;

•	providing compelling value in our products for the price;

•	maintaining favorable brand recognition;

•	generating competitive margins and inventory turns for our retail customers by providing market-right products and executing effective pricing, incentive, promotion and service programs;

•	ensuring product availability through effective planning and replenishment collaboration with retailers;

•	providing strong and effective marketing support; and

•	obtaining sufficient retail floor space and effective presentation of products at retail.

Increased competition in the worldwide apparel industry, including from international expansion of vertically-integrated specialty stores, from department stores, chain stores and mass channel retailers developing exclusive labels or expanding the brands they carry and from internet-based competitors, could reduce our sales and prices and adversely affect our business and financial condition.

The worldwide apparel industry has experienced price deflation, which has affected, and may continue to affect, our results of operations.

The worldwide apparel industry has experienced price deflation in recent years. The deflation is attributable to increased competition, increased product sourcing in lower cost countries, growth of the mass merchant channel of distribution, commoditization of the khaki market in the United States, changes in trade agreements and regulations and reduced relative spending on apparel and increased value-consciousness on the part of consumers reflecting, in part, general economic conditions. Downward pressure on prices has, and may continue to:

•	require us to introduce lower-priced products or provide new or enhanced products at the same prices;

•	require us to reduce wholesale prices on existing products;

•	result in reduced gross margins;

•	increase retailer demands for allowances, incentives and other forms of economic support that could adversely affect our profitability; and

•	increase pressure on us to further reduce our production costs and our operating expenses.

Because of our high debt level, we may be less able to respond effectively to these developments than our competitors who have less financial leverage.

The success of our business depends upon our ability to offer innovative and upgraded products at attractive price points.

The worldwide apparel industry is characterized by constant product innovation due to changing consumer preferences and by the rapid replication of new products by competitors. As a result, our success depends in large part on our ability to continuously develop, market and deliver innovative and stylish products at a pace, intensity, and price competitive with other brands in our segments. In addition, we must create products that appeal to multiple consumer segments at a range of price points. Any failure on our part to regularly and rapidly develop innovative products and update core products could:

•	limit our ability to differentiate, segment and price our products;

•	adversely affect retail and consumer acceptance of our products;

•	limit sales growth; and

•	leave us with a substantial amount of unsold inventory, which we may be forced to sell at distressed prices.

The importance of product innovation and market responsiveness in apparel requires us to continue to shorten the time it takes us to bring new products to market, strengthen our product development and commercialization capabilities, rely more on successful commercial relationships with third parties such as design, fiber, fabric and finishing providers and compete and negotiate effectively for new technologies and product components. The exposure of our business to changes in consumer preferences is heightened by our reliance on offshore manufacturers, as offshore outsourcing may increase lead times between production decisions and customer delivery.

In addition, our focus on inventory management may result, from time to time, in our not having an adequate supply of products to meet consumer demand and cause us to lose sales. For example, during 2004, we were unable to fulfill some customer orders in our U.S. business as a result of a convergence of tight inventory management, increased demand, supply constraints and our own operational challenges. Moreover, if we misjudge consumer preferences, our brand image may be impaired, and we may be required to dispose of a substantial amount of closeout or slow-moving products, which would have an adverse effect on our gross profit and earnings.

Increases in the price of raw materials or their reduced availability could increase our cost of sales and decrease our profitability.

The principal fabrics used in our business are cotton, synthetics, wools and blends. The prices we pay for these fabrics are dependent on the market price for raw materials used to produce them, primarily cotton. The price and availability of cotton may fluctuate significantly, depending on a variety of factors, including crop yields, weather, supply conditions, government regulation, economic climate and other unpredictable factors. Any raw material price increases could increase our cost of sales and decrease our profitability unless we are able to pass higher prices on to our customers. Moreover, any decrease in the availability of cotton could impair our ability to meet our production requirements in a timely manner.

Our business is subject to risks associated with sourcing and manufacturing overseas.

We import raw materials and finished garments into all of our operating regions. Substantially all of our import operations are subject to tariffs and quotas set by governments through mutual agreements or bilateral actions. In addition, the countries in which our products are manufactured or imported may from time to time impose additional new quotas, duties, tariffs or other restrictions on our imports or adversely modify existing restrictions. Adverse changes in these import costs and restrictions, or our suppliers’ failure to comply with customs regulations or similar laws, could harm our business.

Our operations are also subject to the effects of international trade agreements and regulations such as the North American Free Trade Agreement, the Caribbean Basin Initiative and the European Economic Area Agreement, and the activities and regulations of the World Trade Organization. Generally, these trade agreements have positive effects on trade liberalization by reducing or eliminating the duties and/or quotas assessed on products manufactured in a particular country. However, trade agreements can also impose requirements that adversely affect our business, such as limiting the countries from which we can purchase raw materials and setting quotas on products that may be imported from a particular country into our key markets such as the United States or the European Union. In fact, some trade agreements can provide our competitors with an advantage over us, or increase our costs or contribute to price deflation, which could have an adverse effect on our business and financial condition.

In addition, the elimination of quotas on textiles and other approved imports by World Trade Organization member countries at the end of 2004 could result in increased sourcing from developing countries which historically have lower labor costs, including China. There may be competitors who can quickly create cost and sourcing advantages from these changes in trade arrangements, which could have an adverse effect on our business and financial condition.

Our ability to import products in a timely and cost-effective manner may also be affected by conditions at ports or issues that otherwise affect transportation and warehousing providers, such as labor disputes or increased U.S. or other country homeland security requirements. These issues could delay importation of products or require us to locate alternative ports or warehousing providers to avoid disruption to our customers. These alternatives may not be available on short notice or could result in higher transit costs, which could have an adverse impact on our business and financial condition.

Risks Relating to Our Business

Our net sales have declined in recent years, we remain highly leveraged and actions we have taken and may take to turn around our business may not be successful in the long term.

Our net sales have declined over the last seven fiscal years, from $6.0 billion in 1998 to $4.1 billion in 2004, a decrease of 31.7%. We cannot provide assurance that the strategic, operations and management changes we have made in recent years, or additional cost reduction and other performance improvement actions we may take, will be successful, or that we can increase our sales, improve our profitability and cash flow or reduce our debt. Our financial condition remains highly leveraged, reducing our operating flexibility and impairing our ability to respond to developments in the worldwide apparel industry as effectively as competitors that do not have comparable financial leverage.

We may be unable to maintain or increase our sales through our primary distribution channels.

In the United States, chain stores and department stores are the primary distribution channels for our Levi’s® and Dockers® products. We may be unable to increase sales of our products through these distribution channels, in part because these customers maintain substantial private label offerings and seek to differentiate the brands and products they offer from those of their competitors. Our financial results in the United States are also dependent in part on the effectiveness of our promotional programs with our key chain and department store customers. In addition, other channels, including vertically integrated specialty stores and mass channel retailers, account for a large portion of sales in jeanswear and casual wear sales and have placed substantial competitive pressure generally on the chain and department store channels. Our lack of a substantial presence in the vertically integrated specialty store market, where companies such as Gap Inc. compete, weakens our ability to market to younger consumers.

In Europe, department stores and independent jeanswear retailers are our primary distribution channels. These customers have experienced challenges competing against vertically integrated specialty stores. Further success by vertically integrated specialty stores may adversely affect the sales of our products in Europe.

We also do not have a large portfolio of company-owned stores and internet distribution channels, unlike some of our competitors. Although we own a small number of stores located in selected major urban areas and we intend to increase our company-owned retail presence, we do not expect them to produce substantial unit volume or sales. As a result, we have only a small presence in the vertically-integrated specialty store arena, and we have less control than some of our competitors over the distribution and presentation at retail of our products, which could make it more difficult for us to implement our strategy.

Our mass channel initiative could erode our margins and our sales of our Levi’s® products.

In July 2003 we began selling a new casual clothing brand, the Levi Strauss Signature™ brand, in Wal-Mart Stores, Inc.’s Wal-Mart stores in the United States. The Levi Strauss Signature™ brand is also now available in Target Corporation’s Target stores in the United States, Kmart Corporation’s Kmart stores and other U.S. mass channel retail stores and in mass channel retail stores in Europe and Asia. We anticipate that the products will be available in additional mass channel retail customers in the future. Although our research to date indicates that we have not experienced any substantial cannibalization of our Levi’s® brand, it is possible that sales of Levi Strauss Signature™ products through the mass channel may result in reduced sales of our other brands. In addition, although our research has not shown that this has occurred in the markets where we have introduced the brand, by offering a less expensive brand in the mass channel, it is possible that we may adversely affect the perception and appeal of our Levi’s® brand both by consumers who purchase our products and by our current customers who sell our products, which could result in an overall decrease in sales and margins. Finally, we may face demands from mass channel retailers for wholesale prices for our products that we believe we cannot offer on a sustained and profitable basis.

We depend on a group of key U.S. customers for a significant portion of our sales. A significant adverse change in a customer relationship or in a customer’s performance or financial position could harm our business and financial condition.

Net sales to our ten largest customers totaled approximately 39% and 43% of total net sales in 2004 and 2003, respectively. One customer, J.C. Penney Company, Inc., accounted for approximately 9% and 11% of net sales in 2004 and 2003, respectively. Moreover, we believe that consolidation in the retail industry has centralized purchasing decisions and given customers greater leverage over suppliers like us, and we expect this trend to continue. For example, Sears Roebuck and Co. (a Levi’s® brand and Dockers® brand customer and one of our top ten customers) and Kmart Corporation (a Levi Strauss Signature™ brand customer), and more recently, Federated Department Stores, Inc. and May Department Stores Co. (both Levi’s® brand and Dockers® brand customers and two of our top ten customers) have announced plans to merge. If consolidation in the industry continues, our net sales and results of operations may be increasingly sensitive to a deterioration in the financial condition of, or other adverse developments with, one or more of our customers.

While we have long-standing customer relationships, we do not have long-term contracts with any of our customers, including J.C. Penney or Wal-Mart Stores, Inc. As a result, purchases generally occur on an order-by-order basis, and the relationship, as well as particular orders, can generally be terminated by either party at any time. A decision by a major customer, whether motivated by competitive considerations, financial difficulties, economic conditions or otherwise, to decrease its purchases from us, to reduce the floor space or fixtures for our products or to change its manner of doing business with us, could adversely affect our business and financial condition. In addition, during recent years, various retailers, including some of our customers, have experienced significant changes and difficulties, including consolidation of ownership, increased centralization of purchasing decisions, restructurings, bankruptcies and liquidations.

These and other financial problems of some of our retailers increase the risk of extending credit to these retailers. A significant adverse change in a customer relationship or in a customer’s financial position could cause us to limit or discontinue business with that customer, require us to assume more credit risk relating to that customer’s receivables or limit our ability to collect amounts related to previous purchases by that customer, all of which could harm our business and financial condition.

Our revenues are dependent on sales of branded jeans products. If our sales of these products significantly decline, our market share and our results of operations will be adversely affected.

Our revenues are derived mostly from sales of branded jeans products. Our Levi’s® brand, which consists primarily of denim bottoms, generated approximately 70% of our total net sales in 2004 and 2003. In 2004, net sales of Levi’s® brand products accounted for approximately 57% of net sales in North America, approximately 88% of net sales in Europe and approximately 94% of net sales in Asia Pacific. In 2003, net sales of Levi’s® brand products accounted for approximately 58% of net sales in North America, approximately 90% of net sales in Europe and approximately 96% of net sales in Asia Pacific. The relative percentage of our total net sales represented by jeans products increased following our entry in 2003 into the mass channel with our Levi Strauss Signature™ brand. Because of our dependence on branded jeans products, any significant decrease in our sales of these products could harm our business and financial condition.

We rely on outsourced manufacturing of our products. Our inability to secure production sources meeting our quality, cost, working conditions and other requirements, or failures by our contractors to perform, could harm our sales, service levels and reputation.

We have in recent years substantially increased our use of independent contract manufacturers and supply relationships in which the contractors purchase directly fabric and other raw materials and may supply design and development services. As a result, we depend on independent contract manufacturers to maintain adequate financial resources, to secure a sufficient supply of raw materials and to maintain sufficient development and manufacturing capacity in an environment characterized by continuing cost pressure and increased demands for product innovation and speed-to-market.

This dependence could subject us to difficulty in obtaining timely delivery of products of acceptable quality. In addition, a contractor’s failure to ship products to us in a timely manner or to meet the required quality standards could cause us to miss the delivery date requirements of our customers. The failure to make timely deliveries may cause our customers to cancel orders, refuse to accept deliveries, impose non-compliance charges through invoice deductions or other charge-backs, demand reduced prices or reduce future orders, any of which could harm our sales, reputation and overall profitability.

We do not have material long-term contracts with any of our independent manufacturers and these manufacturers generally may unilaterally terminate their relationship with us at any time. In addition, the continuing shift in the apparel industry towards outsourcing has intensified competition for quality contractors, some of which have long-standing relationships with our competitors or who may have less volatility than us in their ordering patterns or less perceived risk in their ability to pay. Our financial condition or the financial condition of our suppliers may make it more difficult for our suppliers to obtain sufficient financing to support our requirements, particularly as we shift toward package production. To the extent we are not able to secure or maintain relationships with manufacturers that are able to fulfill our requirements, our business would be harmed.

We require contractors to meet our standards in terms of working conditions, environmental protection, security and other matters before we are willing to place business with them. As such, we may not be able to obtain the lowest-cost production. In addition, the labor and business practices of independent apparel manufacturers have received increased attention from the media, non-governmental organizations, consumers and governmental agencies in recent years. Any failure by our independent manufacturers to adhere to labor or other laws or appropriate labor or business practices, and the potential litigation, negative publicity and political pressure relating to any of these events, could harm our business and reputation.

Our international operations expose us to political and economic risks.

We generated approximately 45% and 41% of our net sales outside the United States in 2004 and 2003, respectively, and a substantial amount of our products came from sources outside of the country of distribution. As a result, we are subject to the risks of doing business abroad, including:

•	currency fluctuations;

•	changes in tariffs and taxes;

•	restrictions on repatriating foreign profits back to the United States;

•	less protective foreign laws relating to intellectual property;

•	political and economic instability; and

•	disruptions or delays in shipments.

The functional currency for most of our foreign operations is the applicable local currency. As a result, fluctuations in foreign currency exchange rates affect the results of our operations and the value of our foreign assets, which in turn may adversely affect reported earnings and the comparability of period-to-period results of operations. For 2004, net sales were approximately flat compared to 2003 but decreased 4% on a constant currency basis. In addition, although we engage in hedging activities to manage our foreign currency exposures, our earnings may be subject to volatility since we are required to record in income the changes in the market values of our exposure management instruments that do not qualify for hedge accounting treatment. Changes in currency exchange rates may also affect the relative prices at which we and foreign competitors sell products in the same market. In addition, changes in the value of the relevant currencies may affect the cost of certain items required in our operations.

The success of our business depends on our ability to attract and retain qualified employees.

We need talented and experienced personnel in a number of areas including our core business activities. An inability to retain and attract qualified personnel, especially our key executives, could harm our business. For example, we have recently had several changes in our senior management, including three chief financial officers in the past 18 months. Our ability to attract and retain qualified employees is adversely affected by the San Francisco location of our headquarters due to the high cost of living in the San Francisco area. Other factors that have affected, and may continue to affect, our ability to retain and attract employees include our recent financial performance; the disruption associated with our restructuring and cost reduction initiatives; our reliance on cash incentive compensation programs tied to our financial performance; concerns regarding financial reporting, litigation and other developments affecting our reputation; and concerns regarding our ability to achieve our business and financial objectives.

Our reorganization, cost reduction, management and related actions may disrupt our business, result in substantial restructuring charges and result in substantial management and employee reduction and turnover.

In 2004, we took a number of actions relating to our organization, management and cost structure, including:

•	At the beginning of the year, we retained Alvarez & Marsal, Inc. to work with our board of directors and leadership team in identifying additional actions to accelerate our turnaround.

•	We had three changes in our senior management team during the first four months of the year. In December 2003, we appointed James P. Fogarty, a managing director of Alvarez & Marsal, Inc., to serve as our chief financial officer. Under our agreement with Alvarez & Marsal, Inc., Mr. Fogarty left that position in March 2005. In February 2004, we appointed Paul Mason as the new president of our Europe business. In March 2004, we appointed John Anderson, the president of our Asia Pacific business, to also serve as leader of our global sourcing organization.

•	We explored the sale of our worldwide Dockers® casual clothing business and ultimately decided to keep the brand after an intensive five-month sale process that required the dedication of considerable senior management time. Although there was significant interest in the Dockers® business by prospective buyers, after carefully considering the numerous sales offers and terms we received, and reflecting upon our financial performance in 2004, we chose to keep the business.

•	We closed our owned and operated manufacturing plant in Adelaide, Australia and our two sewing plants in Spain. These actions reflect our continuing transition from self-manufacturing to outsourced contract production.

•	We streamlined our organization by eliminating staff and open positions. The number of individuals employed by us decreased from approximately 12,300 as of November 30, 2003 to 8,850 as of November 28, 2004.

•	In the United States, we rationalized our product lines in the Levi’s® and Dockers® businesses, exiting unprofitable and underperforming product categories and licensing others. These actions improved the overall profitability of these businesses by generating stronger gross margins and reducing operating overhead.

•	We began changing the business model for our Dockers® brand in Europe through establishing a smaller, more centrally-run business unit designed to take better advantage of the larger Levi Strauss Europe organization. The president of the Dockers® business in Europe, along with the leaders of the marketing and merchandising functions, left employment with us in December 2004.

•	We made changes in our global sourcing organization, including establishing its management team in Asia.

•	We made changes in our incentive compensation plans and in our pension plan and our post-retirement health benefits plans for U.S. employees to reduce the cost and cash requirements of those plans.

•	We suspended indefinitely installation of an enterprise resource planning system in the United States in the first quarter of 2004. In August 2004, we decided to implement a more limited enterprise resource planning system in our Asia Pacific region.

•	We appointed a new chief financial officer, Hans Ploos van Amstel, effective March 7, 2005, to replace Mr. Fogarty.

These changes and developments in our business processes, systems, organizations and management could result in business disruption and executional error as we transition to new processes and roles, increased employee turnover, adverse effects on employee morale and delays in modernizing our information systems and decision support capabilities. This in turn could harm our business and adversely affect our results of operations.

We have substantial liabilities and cash requirements associated with pension, post-retirement health benefit and deferred compensation plans, and with our restructuring activities.

Our employee benefit and compensation plans and restructuring activities have resulted in substantial liabilities on our balance sheet:

•	We maintain two plans providing post-retirement benefits, principally health care, to substantially all our U.S. retirees and their qualified dependents. Our total post-retirement medical benefits liability as of November 28, 2004 was $530.8 million.

•	We have several non-contributory defined benefit retirement plans covering substantially all of our employees. Our long-term pension liability as of November 28, 2004 was $217.5 million.

•	We have deferred compensation plans for certain employees, executives and outside directors. The portion of our other long-term employee related liabilities as of November 28, 2004 relating to these deferred compensation plans was $95.5 million.

•	We have taken a number of actions in recent years, including plant closures and organizational changes, which resulted in our taking restructuring charges. Our restructuring reserves as of November 28, 2004 were $50.8 million.

In addition, we do not have stock option, stock purchase or similar equity employee compensation programs. As a result, our incentive compensation programs rely on cash payments to plan participants.

These plans and activities have and will generate substantial cash requirements for us. For example, in 2004, we made net cash payments of approximately $144 million relating to our restructuring activities, post-retirement health benefits plans and U.S. pension plans. For 2005, we expect to make net cash payments of approximately $57 million relating to restructuring activities, approximately $36 million under our post-retirement health benefits plan and approximately $19 million as contributions to our U.S. pension plans.

We cannot provide assurance that participants in our deferred compensation plan will not seek distributions in response to concerns about our financial condition or liquidity.

Future net periodic benefit costs for our pension and post-retirement health care plans may be volatile and are dependent upon the future marketplace performance of plan assets; changes in actuarial assumptions regarding such factors as selection of a discount rate, the expected rate of return on plan assets and escalation of retiree health care costs; plan amendments affecting benefit payout levels; and profile changes in the beneficiary populations being valued. In addition, in January 2005, the Bush Administration proposed legislation that would affect pension plan funding. The legislation addresses funding calculations and levels, including tying funding requirements to the financial health of the plan sponsor, putting limits on granting additional benefits for underfunded plans, and making increases in Pension Benefit Guaranty Corporation flat rate premiums. The actual impact of this legislation on our plans would depend on its requirements as enacted but, if adopted, this or similar legislation could result in the need for additional cash payments by us into our U.S. pension plans.

These liabilities may impair our liquidity, have an unfavorable impact on our ability to obtain financing and place us at a competitive disadvantage compared to some of our competitors who do not have such liabilities and cash requirements.

Beginning in 2006, we are required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act. Failure to timely comply with the requirements of Section 404 or any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have an adverse effect on the trading price of our debt securities.

We are not currently an “accelerated filer” as defined in Rule 12b-2 under the Exchange Act. Therefore, beginning with our Annual Report for the year ending November 26, 2006, Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”) will require us to include an internal control report with our Annual Report on Form 10-K. That report must include management’s assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year. This report must also include disclosure of any material weaknesses in internal control over financial reporting that we have identified. Additionally, our independent registered public accounting firm will be required to issue reports on management’s assessment of our internal control over financial reporting and their evaluation of the operating effectiveness of our internal control over financial reporting. Public Company Accounting Oversight Board Auditing Standard No. 2 provides the professional standards and related performance guidance for our independent registered public accounting firm to attest to, and report on, our assessment of the effectiveness of our internal control over financial reporting under Section 404. Our assessment requires us to make subjective judgments. In addition, because Auditing Standard No. 2 is newly effective, some of the judgments will be in areas that may be open to interpretation and therefore the report may be uniquely difficult to prepare and our independent registered public accounting firm may not agree with our assessment.

Our independent registered public accounting firm has in the past identified material weaknesses and significant deficiencies in our internal controls. In October 2003, we announced that we were amending financial information previously included in our fiscal year 2001 financial statements and in press releases issued in September 2003 announcing our results for the third quarter of 2003. The announcement resulted from our recognition that we had made an accounting error in our financial reporting treatment of tax return errors made in 1998 and 1999 and our determination that, as a result, we needed to restate our fiscal year 2001 financial statements. We later determined that the adjustments to the 2001 statements would affect the financial statements for subsequent periods, and we decided it was appropriate to restate our 2002 and first and second quarter 2003 financial statements. In December 2003 and June 2004, we received letters from our independent registered public accounting firm relating to this matter which identified reportable conditions and material weaknesses in our internal control systems and made certain recommendations. These reportable conditions and material weaknesses included inadequate internal controls to prevent and detect misstatements of accounting information and inadequate involvement of our global controller’s group, the corporate controller and the chief financial officer in the review and disclosure of tax information. Although our independent registered public accounting firm in conjunction with their audit of our consolidated financial statements for 2004 did not advise our management or our Audit Committee of any material weaknesses related to our internal control or operations, our independent registered public accounting firm did identify three new significant deficiencies in our internal controls. See “Item 9A—Controls and Procedures” of our Annual Report on Form 10-K for the fiscal year ended November 28, 2004, for a discussion of these new significant deficiencies.

Achieving compliance with Section 404 within the prescribed period, and remedying the significant deficiencies that have been recently identified, and any additional deficiencies, significant deficiencies or material weaknesses that we or our independent registered public accounting firm may identify, may require us to incur significant costs and expend significant time and management resources. We cannot assure you that any of the measures we implement to remedy these deficiencies will effectively mitigate or remediate such deficiencies. In addition, we cannot assure you that we will be able to complete the work necessary for our management to issue its management report in a timely manner, or that we will be able to complete any work required for our management to be able to conclude that our internal control over financial reporting is operating effectively. If we are not able to complete the assessment under Section 404 in a timely manner, we and our independent registered public accounting firm would be unable to conclude that our internal control over financial reporting is effective as of November 26, 2006. As a result, investors could lose confidence in our reported financial information, which could have an adverse effect on the trading price of our debt securities. In addition, we can give no assurance that our independent registered public accounting firm will agree with our management’s assessment or conclude that our internal control over financial reporting is operating effectively.

Adverse outcomes resulting from examination of our income tax returns may affect our liquidity.

We have unresolved issues in our consolidated U.S. federal income tax returns for the prior 19 years. Certain of these years are presently under examination by the Internal Revenue Service. We have not yet reached a full settlement with the Internal Revenue Service for these years and we cannot assure you that we will be able to reach a full settlement for these years on terms that are acceptable to us. In addition, our income tax returns for these or other years may be the subject of future examination by the Internal Revenue Service or other tax authorities. An adverse outcome resulting from any settlement or future examination may lead to an increase in our provision for income taxes on our income statement and adversely affect our liquidity. Our tax liabilities for prior years have generated substantial cash needs for us, including a payment of approximately $42.0 million in November 2004. In 2005, we project U.S. federal, state and foreign income tax payments of approximately $116.0 million for prior year tax liabilities. Our recorded tax liabilities for these issues reflect estimates based on significant assumptions, including an assumption that the Internal Revenue Service would not successfully assess any penalties in respect of taxes for prior years. Actual costs to resolve these open tax issues may be substantially different from our estimate.

Our success depends on the continued protection of our trademarks and other proprietary intellectual property rights.

Our trademarks and other intellectual property rights are important to our success and competitive position, and the loss of or inability to enforce trademark and other proprietary intellectual property rights could harm our business. We devote substantial resources to the establishment and protection of our trademark and other proprietary intellectual property rights on a worldwide basis. We cannot assure that our efforts to establish and protect our trademark and other proprietary intellectual property rights will be adequate to prevent imitation of our products by others or to prevent others from seeking to block sales of our products. Moreover, we cannot assure that others will not assert rights in, or ownership of, our trademarks and other proprietary intellectual property or that we will be able to successfully resolve those claims. In addition, the laws and enforcement mechanisms of some foreign countries may not allow us to protect our proprietary rights to the same extent as we do in the United States and other countries.

We are the subject of putative class action litigation by holders of our debt securities.

As described under “Business—Legal Proceedings”, we are the subject of a putative class action lawsuit by holders of our debt securities in the Federal district court for the Northern District of California. This lawsuit alleges violations of the federal securities laws based on allegedly false and misleading financial statements and other public statements issued by us. Although we intend to defend this lawsuit vigorously, we may be required to devote significant management and financial resources to the defense of this action. An adverse outcome in this lawsuit could have a material adverse effect on our liquidity, financial condition and access to the capital markets.

Our approach to corporate governance may lead us to take actions that conflict with our creditors’ interests as holders of our debt securities.

All of our common stock is owned by a voting trust as described under “Principal Stockholders”. Four voting trustees have the exclusive ability to elect and remove directors, amend our by-laws and take other actions which would normally be within the power of stockholders of a Delaware corporation. Although the voting trust agreement gives the holders of two-thirds of the outstanding voting trust certificates the power to remove trustees and terminate the voting trust, three of the trustees, as a group based on their ownership of voting trust certificates, have the ability to block all efforts by the two-thirds of the holders of the voting trust certificates to remove a trustee or terminate the voting trust. In addition, the concentration of voting trust certificate ownership in a small group of holders, including these three trustees, gives this group the voting power to block stockholder action on matters for which the holders of the voting trust certificates are entitled to vote and direct the trustees under the voting trust agreement.

Our principal stockholders created the voting trust in part to ensure that we would continue to operate in a socially responsible manner while seeking the greatest long-term benefit for our stockholders, employees and other stakeholders and constituencies. We measure our success not only by growth in economic value, but also by our reputation, the quality of our constituency relationships and our commitment to social responsibility. As a result, we cannot assure that the voting trustees will cause us to be operated and managed in a manner that benefits our creditors or that the interests of the voting trustees or our principal equity holders will not diverge from those of our creditors.

Our annual financial statements for 2000 have been restated and are unaudited.

Our selected financial information for 2000 is derived from our financial statements that are unaudited. Our original financial statements for 2000 were audited by Arthur Andersen LLP, independent certified public accountants. These financial statements were subsequently restated by company management as a result of the 2001 reaudit by KPMG LLP, an independent registered public accounting firm, but were not reaudited by KPMG LLP. As a result, holders of our notes may have no effective remedy against any independent registered public accounting firm in connection with a material misstatement or omission in such financial information included in this prospectus.

Risks Relating to the Exchange Offer

There is no established public trading market for the exchange notes, and any market for the exchange notes may be illiquid.

The exchange notes are a new issue of securities with no established public trading market. We cannot assure you that a liquid market will develop for each series of exchange notes, that you will be able to sell your exchange notes at a particular time or that the prices that you will receive when you sell will be favorable. We will apply to list the exchange notes on the Luxembourg Stock Exchange. However, we do not intend to apply for listing of the exchange notes on any U.S. securities exchange or for quotation through an automated dealer quotation system. The liquidity of the trading market in the exchange notes and the market price quoted for the exchange notes may be adversely affected by changes in the overall market for high yield securities generally or the interest of securities dealers in making a market in the exchange notes and by changes in our financial performance or prospects or in the prospects for companies in the apparel industry generally. As a result, you cannot be sure that an active public trading market will develop for the exchange notes. This offer to exchange the exchange notes for the respective series of old notes does not depend upon any minimum amount of such series of old notes being tendered for exchange.

Unless you are an affiliate of us within the meaning of Rule 405 under the Securities Act, you may offer for resale, resell or otherwise transfer exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, so long as you acquired the exchange notes in the ordinary course of business and have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. If you tender your old notes for the purpose of participating in a distribution of the exchange notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

The trading prices of our debt securities have been volatile, and may be volatile in the future.

Other than our 2008 Notes (to the extent any remain outstanding), Floating Rate Notes and Euro Notes that are listed on the Luxembourg Stock Exchange, none of our other debt securities are currently listed on any securities exchange or registered for quotation through any automated dealer quotation system. Accordingly, information regarding the trading prices of our debt securities is limited. Based on the information available to us, however, the trading prices of our debt securities have been volatile. For example, since their issue date, we believe that our 2012 Notes have traded, at times, substantially below par. We expect that the trading price of our debt securities, including the exchange notes, will be affected by developments in our business and our financial results, liquidity position and capital structure as well as developments in the apparel industry, domestic and foreign economies and in the market for high yield debt securities. The trading price for the exchange notes may be volatile, and we cannot assure you that the trading price of exchange notes will not be lower than the issue price of the old notes.

We may be unable to purchase the exchange notes upon a change in control.

Upon a change of control event as defined in the indenture governing the exchange notes, we would be required to offer to purchase the exchange notes in cash at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any. We also would be required to offer to repurchase our 2008 Notes (to the extent any remain outstanding), 2012 Notes, old Floating Rate Notes, old Euro Notes and 9.75% Notes on similar terms. A change of control under the terms of the exchange notes is likely to constitute an event of default under our senior secured term loan and our senior secured revolving credit facility. If this occurs, then the lenders under these financings may declare their debt immediately due and payable. Since our senior secured term loan and our senior secured revolving credit facility are secured, the lenders under these financings could foreclose on most of our assets and be entitled to be repaid in full from the proceeds of any liquidation of those assets before any holder of the exchange notes. We cannot assure you that we will have the financial resources necessary to repurchase the exchange notes and satisfy our other payment obligations that could be triggered upon a change of control. If we do not have sufficient financial resources to effect a change of control offer for the exchange notes, we would be required to seek additional financing from outside sources to repurchase the exchange notes. We cannot assure you that financing would be available to us at that time on satisfactory terms, or at all. In addition, the terms of the exchange notes may not protect you if we undergo a highly leveraged transaction, reorganization, restructuring, merger or similar transaction that may adversely affect you unless the transaction is included in the definition of a change of control in the indenture.

If you do not exchange your old notes, they may be difficult to resell.

It may be difficult for you to sell old notes that are not exchanged in the exchange offer, since any old notes not exchanged will remain subject to the restrictions on transfer provided for in Rule 144 under the Securities Act. These restrictions on transfer of your old notes exist because we issued the old notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. Generally, the old notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities and may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with this exchange offer, we do not intend to register the old notes under the Securities Act.

To the extent any old notes are tendered and accepted in the exchange offer, the trading market, if any, for the applicable series of old notes that remain outstanding after the exchange offer would be adversely affected due to a reduction in market liquidity.

Each of the risks described in this section with respect to the exchange notes are equally applicable to the old notes.

THE EXCHANGE OFFER

General

In connection with the issuance of $380.0 million old Floating Rate Notes and €150.0 million of old Euro Notes, we entered into two registration rights agreements, one each with the initial purchasers for each series of old notes, which provides for the exchange offer. A copy of each of the registration rights agreements is filed as an exhibit to the registration statement of which this prospectus is a part.

Under the registration rights agreements, we agreed to:

•	file and cause to become effective a registration statement with respect to an offer to exchange the old notes for the exchange notes; or

•	in certain circumstances file and cause to become effective a shelf registration statement with respect to the resale of the old notes.

The exchange offer being made hereby, if completed within 210 days after March 11, 2005 will satisfy those requirements under the registration rights agreement. If the exchange offer is not completed within 210 days of March 11, 2005 and a shelf registration statement has not been declared effective, then the interest rates on the old notes will increase by 0.25% per annum during the 90-day period immediately following the expiration of the 180-day period and will increase by 0.25% per annum at the end of each subsequent 90-day period until the exchange offer is completed or a shelf registration statement is declared effective. In no event shall the additional interest exceed 1.00% per annum.

Purpose and Effect of the Exchange Offer

The exchange offer will give holders of old notes the opportunity to exchange the old notes, which were issued on March 11, 2005, for exchange notes that have been registered under the Securities Act. The Floating Rate Exchange Notes and the Euro Exchange Notes will be substantially similar in all material respects to the old Floating Rate Notes and old Euro Notes, respectively. We are subject to the informational requirements of the Exchange Act. To satisfy those requirements, we file reports and other information with the SEC that will be made available to the holders of the old notes, if any are outstanding after the exchange offer, and the exchange notes and the general public.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of the jurisdiction.

Resale of Exchange Notes

Based on interpretations of the staff of the SEC in no-action letters issued to third parties, we believe that each exchange note issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act if:

•	you are not our affiliate within the meaning of Rule 405 under the Securities Act;

•	you acquire such exchange notes in the ordinary course of your business;

•	you do not intend to participate in the distribution of exchange notes; and

•	you are not a broker-dealer that will receive exchange notes for your own account in exchange for original notes that you acquired as a result of market-making activities or other trading activities.

If you tender your old notes in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes, you:

•	cannot rely on such interpretations of the SEC staff; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the exchange notes.

Unless an exemption from registration is otherwise available, the resale by any security holder intending to distribute exchange notes should be covered by an effective registration statement under the Securities Act containing the selling security holder’s information required by Item 507 or Item 508, as applicable, of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, a resale or other retransfer of exchange notes only as specifically described in this prospectus. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where the broker-dealer acquired such old notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn before expiration of the exchange offer. The date of acceptance for exchange of the old notes and completion of the exchange offer is the exchange date, which will be the first business day following the expiration date unless we extend the date as described in this prospectus. The old Floating Rate Notes may be tendered only in a minimum denomination of $10,000 and integral multiples of $1,000 thereafter and old Euro Notes may be tendered only in a minimum denomination of €50,000 thereafter. The exchange notes will be delivered on the earliest practicable date following the exchange date.

The form and terms of the exchange notes will be substantially identical to the form and terms of the respective series of old notes, except the exchange notes:

•	will be registered under the Securities Act; and

•	will not bear legends restricting their transfer.

The exchange notes will evidence the same debt as the old notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the applicable series of old notes. For a description of the indentures, see the caption “Description of Exchange Notes”.

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, $380.0 million aggregate principal amount of the old Floating Rate Notes and €150.0 million aggregate principal amount of the old Euro Notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the SEC. Old notes that are not exchanged in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indentures relating to the old notes and the exchange notes.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the holders of old notes who surrender them in the exchange offer for the purposes of receiving the exchange notes from us and delivering the exchange notes to their holders. The exchange agent will make the exchange as promptly as practicable on or after the date of acceptance for exchange of the old notes. The exchange date will be the first business day following the expiration date unless it is extended as described in this prospectus. We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “—Conditions”.

Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. It is important that you read the caption “—Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.

Expiration of the Exchange Offer; Extensions; Amendments

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2005. The exchange offer can be extended by us in our sole discretion, in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended.

In order to extend the exchange offer, we will notify the exchange agent orally, confirmed in writing, or in writing, of any extension. We will notify the registered holders of old notes by public announcement of the extension no later than 5:00 p.m., New York City time, on the business day after the previously scheduled expiration of the exchange offer.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Conditions

Despite any other term of the exchange offer, we will not be required to accept for exchange any old notes and we may terminate or amend the exchange offer as provided in this prospectus before accepting any old notes for exchange if in our reasonable judgment:

•	the exchange notes to be received will not be tradeable by the holder, without restriction under the Securities Act and the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that would reasonably be expected to impair our ability to proceed with the exchange offer.

We will not be obligated to accept for exchange the old notes of any holder that has not made to us:

•	the representations described under the caption “—Procedures for Tendering”; and

•	any other representations that may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by giving oral or written notice of an extension to their holders. During an extension, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. By public announcement we will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. If we amend the exchange offer in a manner that we consider material, we will disclose the amendment by means of a prospectus supplement.

These conditions are solely for our benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of that right. Each of these rights will be deemed an ongoing right that we may assert at any time or at various times.

We will not accept for exchange any old notes tendered, and will not issue exchange notes in exchange for any old notes, if at that time a stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Procedures for Tendering

We have forwarded to you, along with this prospectus, a letter of transmittal relating to this exchange offer. Because all of the old notes are held in book-entry accounts maintained by the exchange agent at DTC, Euroclear or Clearstream, Luxembourg, a holder need not submit a letter of transmittal if the holder tenders old notes in accordance with the procedures mandated by DTC’s Automated Tender Offer Program (“ATOP”) or by Euroclear or Clearstream, Luxembourg, as the case may be. To tender old notes without submitting a letter of transmittal, the electronic instructions sent to DTC, Euroclear or Clearstream, Luxembourg and transmitted to the exchange agent must contain your acknowledgment of receipt of and your agreement to be bound by and to make all of the representations contained in the letter of transmittal. In all other cases, a letter of transmittal must be manually executed and delivered as described in this prospectus.

Only a holder of record of old notes may tender old notes in the exchange offer. To tender in the exchange offer, a holder must comply with the procedures of DTC or Euroclear or Clearstream, Luxembourg, as applicable, and either:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	In lieu of delivering a letter of transmittal, instruct DTC or Euroclear or Clearstream, Luxembourg, as the case may be, to transmit on behalf of the holder a computer-generated message to the exchange agent in which the holder of the old notes acknowledges and agrees to be bound by the terms of the letter of transmittal, which computer-generated message shall be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

In addition, either:

•	the exchange agent must receive old notes along with the letter of transmittal; or

•	with respect to the old Floating Rate Notes, the exchange agent must receive, before expiration of the exchange offer, timely confirmation of book-entry transfer of old Floating Rate Notes into the exchange agent’s account at DTC, according to the procedure for book-entry transfer described below; or

•	with respect to the old Euro Notes, the exchange agent must receive, before the expiration date, timely confirmation from Euroclear or Clearstream, Luxembourg that the securities account to which the old Euro Notes are credited has been blocked from and including the day on which the confirmation is delivered to the exchange agent and that no transfers will be effected in relation to such old Euro Notes at any time after such date.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under the caption “—Exchange Agent” before expiration of the exchange offer. To receive confirmation of valid tender of old notes, a holder should contact the exchange agent at the telephone number listed under the caption “—Exchange Agent”.

The tender by a holder that is not withdrawn before expiration of the exchange offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. Only a registered holder of old notes may tender the old notes in the exchange offer. If a holder completing a letter of transmittal tenders less than all of the old notes held by this holder, this tendering holder should fill in the applicable box of the letter of transmittal. The amount of old notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

If old notes, the letter of transmittal or any other required documents are physically delivered to the exchange agent, the method of delivery is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before expiration of the exchange offer. Holders should not send the letter of transmittal or old notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

•	make appropriate arrangements to register ownership of the old notes in the owner’s name; or

•	obtain a properly completed bond power from the registered holder of old notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date. If the applicable letter of transmittal is signed by the record holder(s) of the old notes tendered, the signature must correspond with the name(s) written on the face of the old note without alteration, enlargement or any change whatsoever. If the applicable letter of transmittal is signed by a participant in DTC or Euroclear or Clearstream, Luxembourg, as applicable, the signature must correspond with the name as it appears on the security position listing as the holder of the old notes.

A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution. Eligible guarantor institutions include banks, brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers, government securities brokers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. The signature need not be guaranteed by an eligible guarantor institution if the old notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any old notes, the old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the old notes and an eligible institution must guarantee the signature on the bond power.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of old notes will not be deemed made until those defects or irregularities have been cured or waived.

Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In all cases, we will issue Floating Rate Exchange Notes for old Floating Rate Notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	old Floating Rate Notes or a timely book-entry confirmation that old Floating Rate Notes have been transferred into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

In all cases, we will issue Euro Exchange Notes for old Euro Notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	a timely confirmation from Euroclear or Clearstream, Luxembourg that the securities account to which the old Euro Notes are credited has been blocked; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

Holders should receive copies of the applicable letter of transmittal with the prospectus. A holder may obtain additional copies of the applicable letter of transmittal for the old notes from the exchange agent at its offices listed under the caption “—Exchange Agent”. By signing the letter of transmittal, or causing DTC, Euroclear or Clearstream, Luxembourg, as applicable, to transmit an agent’s message to the exchange agent, each tendering holder of old notes will represent to us that, among other things:

•	any exchange notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

•	if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of those exchange notes (see the caption “Plan of Distribution”); and

•	the holder is not an “affiliate” of ours, as defined in Rule 405 of the Securities Act.

DTC Book-entry Transfer

The exchange agent has established an account with respect to the old Floating Rate Notes at DTC for purposes of the exchange offer.

With respect to the old Floating Rate Notes, the exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may utilize the DTC Automated Tender Offer Program procedures to tender old Floating Rate Notes.

With respect to the old Floating Rate Notes, any participant in DTC may make book-entry delivery of old Floating Rate Notes by causing DTC to transfer the old Floating Rate Notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program procedures for transfer.

However, the exchange for the old Floating Rate Notes so tendered will only be made after a book-entry confirmation of such book-entry transfer of old Floating Rate Notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant tendering old Floating Rate Notes that are the subject of the book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.

Euroclear and Clearstream, Luxembourg Procedures for Blocking Instructions

The registered holder of the old Euro Notes on the records of Euroclear or Clearstream, Luxembourg must instruct Euroclear or Clearstream, Luxembourg to block the securities in the account in Euroclear or Clearstream, Luxembourg to which such old Euro Notes are credited. In order for the exchange offer to be accepted, the exchange agent must have received, prior to the expiration date, a confirmation from Euroclear or Clearstream, Luxembourg that the securities account of old Euro Notes tendered has been blocked from and including the day on which the confirmation is delivered to the exchange agent and that no transfers will be effected in relation to the old Euro Notes at any time after such date. Old Euro Notes should be blocked in accordance with the procedures of Euroclear or Clearstream, Luxembourg, as the case may be. The exchange of the old Euro Notes so tendered will only be made after a timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by Euroclear or Clearstream, Luxembourg and received by the exchange agent which states that Euroclear or Clearstream, Luxembourg has received an express acknowledgment from a participant tendering old Euro Notes that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of old notes may withdraw their tenders at any time before expiration of the exchange offer.

For a withdrawal to be effective: the exchange agent must receive a computer-generated notice of withdrawal transmitted by DTC, Euroclear or Clearstream, Luxembourg, on behalf of the holder in accordance with the standard operating procedures of DTC or Euroclear or Clearstream, Luxembourg,, or a written notice of withdrawal, which may be by telegram, telex, facsimile transmission or letter, at one of the addresses set forth below under the caption “—Exchange Agent”.

Any notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the principal amount of the old notes to be withdrawn; and

•	where certificates for old notes have been transmitted, specify the name in which the old notes were registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless the withdrawing holder is an eligible institution.

If old notes have been tendered pursuant to the procedure for book-entry transfer or the blocking procedures described above, any notice of withdrawal must specify the name and number of the account at DTC or Euroclear or Clearstream, Luxembourg, as applicable, to be credited with the withdrawn old notes and otherwise comply with the procedures of the facility.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. We will return any old notes that have been tendered for exchange but that are not exchanged for any reason to their holder without cost to the holder. In the case of old Floating Rate Notes tendered by book-entry transfer into the exchange agent’s account at DTC, according to the procedures described above, those old Floating Rate Notes will be credited to an account maintained with DTC, for old Floating Rate Notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. In the case of old Euro Notes tendered in accordance with the blocking procedures of Euroclear or Clearstream, Luxembourg, the old Euro Notes will be returned to their holder by cancellation of the blocking instruction in accordance with the standard operating procedures of Euroclear or Clearstream, Luxembourg. You may retender properly withdrawn old notes by following one of the procedures described under the caption “—Procedures for Tendering” above at any time on or before expiration of the exchange offer.

A holder may obtain a form of the notice of withdrawal from the exchange agent at its offices listed under the caption “—Exchange Agent”.

Exchange Agent

Citibank, N.A., London branch has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of withdrawal to the exchange agent addressed as follows:

For All Deliveries:

5 Carmelite Street

London EC 4Y 0PA

Attention:

By Facsimile Transmission (for Eligible Institutions Only):

(44) 20-7508-3866

To Confirm by Telephone of for Information Call:

(44) 20-7508-3867

Delivery of the letter of transmittal to an address other than as shown above or transmission via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by facsimile, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer, including the following:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	our accounting and legal fees; and

•	our printing and mailing costs.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

•	exchange notes are to be delivered to, or issued in the name of, any person other than the registered holder of the old notes;

•	tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the old notes, which is the aggregate principal amount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. Costs of the exchange offer will be deferred and amortized over the term of the notes to interest expense.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. We urge you to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. However, we have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes under the exchange offer. In consideration for issuing the exchange notes as contemplated by this prospectus, we will receive the old notes in like principal amount, the terms of which are identical in all material respects to the exchange notes. The old notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any increase in our indebtedness or capital stock.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of November 28, 2004, and our capitalization as of that date, (x) adjusted to give effect to (i) our issuance of $450.0 million of our 9.75% Notes in December 2004 and (ii) our repurchase of $372.1 million of our 2006 Notes in January 2005, and (y) adjusted to give further effect to (i) our issuance of $380.0 million of our Floating Rate Notes and €150.0 million of our Euro Notes in March 2005, (ii) our repurchase of approximately $270.0 million Dollar denominated 2008 Notes and approximately €89.0 million of our Euro denominated 2008 Notes in March 2005, (iii) our anticipated redemption of the remaining 2008 Notes in April 2005, and (iv) repayment of our customer service center equipment financing in December 2004. This table should be read in conjunction with our consolidated financial statements and the related notes to those consolidated financial statements included in this prospectus.

	As of November 28, 2004
	Actual	Adjusted for December 2004 issuance of 9.75% notes and January 2005 repurchase of $372.1 million of 2006 notes		Adjusted for December 2004 and January, March and April 2005 financing actions
	(Dollars in Thousands)
Cash and cash equivalents	$299,596	$292,080	(1)	$275,214	(1)(3)

Total debt (including current portion):
Senior Secured Term Loan due 2009	$495,000	$495,000		$495,000	(4)
Senior Secured Revolving Credit Facility due 2007	—	—		—	(5)
Customer Service Center Equipment Financing due December 2004	55,936	55,936		—	(6)
Notes Payable, at various rates	408	408		408
Secured Short-term borrowings	6,087	6,087		6,087
Unsecured Short-term borrowings	7,875	7,875		7,875
7.00% senior unsecured notes due 2006
Principal	450,000	77,857		77,857
Unamortized discount	(905)	(157	)(2)	(157)
11.625% Dollar denominated senior unsecured notes due 2008
Principal	380,000	380,000		—
Unamortized discount	(1,978)	(1,978)		—	(7)
11.625% Euro denominated senior unsecured notes due 2008
Principal	165,725	165,725		—
Unamortized discount	(465)	(465)		—	(8)
12.25% senior unsecured notes due 2012	571,671	571,671		571,671
4.25% Yen-denominated eurobond due 2016	194,534	194,534		194,534
9.75% senior unsecured notes due 2015	—	450,000		450,000
Floating rate senior unsecured notes due 2012	—	—		380,000
8.625% Euro denominated senior unsecured notes due 2013	—	—		201,255	(9)

Total debt, excluding capital leases	$2,323,888	$2,402,493		$2,384,530
Total stockholders’ deficit	(1,370,924)	(1,383,277)		(1,406,060)

Total capitalization	$952,964	$1,019,216		$978,470

(1)	Reflects (a) the application of $372.1 million of the gross proceeds from the issuance of $450.0 million of our 9.75% Notes in December 2004 to refinance $372.1 million of our 2006 Notes pursuant to a tender offer, (b) use of $29.4 million of our existing cash and cash equivalents to pay the tender offer premium and related fees and expenses in connection with the refinancing of our 2006 Notes and (c) $77.9 million of cash held in a segregated account representing the remaining proceeds from the issuance of the 9.75% Notes, which remaining proceeds we may use to repay outstanding debt (including any remaining 2006 Notes) or for other corporate purposes consistent with the requirements of our outstanding credit agreements, indentures and other agreements.

(2)	Reflects the write-off of approximately $0.7 million of the remaining unamortized discount on the 2006 Notes tendered.

(3)	Additionally reflects (a) the use of $55.9 million to repay all amounts owing under our customer service center equipment financing due December 2004, (b) the application of $547.7 million of the gross proceeds of issuance of $380.0 million of our Floating Rate Notes due 2012 and €150.0 million of our Euro Notes due 2013 in March 2005 pursuant to the tender offer and anticipated redemption for all outstanding principal amount of our 2008 Notes and (c) the application of the remaining approximately $33.5 million of the gross proceeds of the March 2005 offering and use of $16.9 million of our existing cash and cash equivalents to pay the fees and expenses for the March 2005 offering, the tender offer and anticipated redemption and to pay the premium payable in connection with the tender offer and anticipated redemption.

(4)	Consists of a $200.0 million tranche subject to a fixed rate of interest and a $300.0 million tranche subject to a floating rate of interest, both of which mature on September 29, 2009, unless we do not refinance all of our outstanding 2006 Notes and 2008 Notes at least six months prior to their scheduled maturity, in which case the maturity of the term loan is accelerated to a date three months prior to the scheduled maturity date of the 2006 Notes or 2008 Notes, respectively. As a result of our purchase of the 2008 Notes pursuant to the tender offer and upon our redemption of the remaining 2008 Notes on April 11, 2008, we believe that we will have met the 2008 refinancing condition of our credit agreements. See “Description of Other Indebtedness—Senior Secured Term Loan and Senior Secured Revolving Credit Facility.”

(5)	Consists of a $650.0 million revolving credit facility with a floating rate of interest that matures on September 29, 2007. See “Description of Other Indebtedness—Senior Secured Term Loan and Senior Secured Revolving Credit Facility.”

(6)	Reflects the repayment of our customer service center equipment financing due December 2004.

(7)	Reflects the write-off of the remaining unamortized discount on the Dollar denominated 2008 Notes.

(8)	Reflects the write-off of the remaining unamortized discount on the Euro denominated 2008 Notes.

(9)	Reflects issuance of €150.0 million of the Euro Notes (based on a USD/Euro exchange rate of 1.3417 to 1 as of March 11, 2005).

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth our selected historical consolidated financial data. The following selected statements of operations data and cash flow data for fiscal year 2000 and the consolidated balance sheet data at the end of such period are derived from our financial statements that were previously audited by Arthur Andersen LLP, independent public accountants, and restated by company management as a result of the 2001 reaudit by KPMG LLP, but were not reaudited by KPMG LLP. The selected statements of operations data and cash flow data for fiscal year 2001 and the consolidated balance sheet data as of November 25, 2001 and November 24, 2002 are derived from our consolidated financial statements that have been audited by KPMG LLP, an independent registered public accounting firm, but are not included in this prospectus. The selected statements of operations data and cash flow data for fiscal years 2002, 2003 and 2004 and the consolidated balance sheet data as of November 30, 2003 and November 28, 2004 are derived from our consolidated financial statements that have been audited by KPMG LLP, an independent registered public accounting firm, and are included in this prospectus.

The financial data set forth below should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, our Consolidated Financial Statements and the related notes to those financial statements, included elsewhere in this prospectus. Certain prior year amounts have been reclassified to conform to the 2004 presentation.

Year Ended
November 28, 2004	November 30, 2003	November 24, 2002	November 25, 2001	November 26, 2000
(Unaudited)
(Dollars in Thousands)
Statements of Operations Data:
Net sales	$4,072,455	$4,090,730	$4,145,866	$4,276,025	$4,650,826
Cost of goods sold	2,288,406	2,516,521	2,456,191	2,492,275	2,700,086

Gross profit	1,784,049	1,574,209	1,689,675	1,783,750	1,950,740
Selling, general and administrative expenses	1,299,766	1,353,314	1,285,855	1,333,482	1,396,029
Long-term incentive compensation expense (reversal)(1)	45,171	(138,842)	70,270	47,765	77,700
Gain on disposal of assets(2)	(3,576)	(2,685)	(1,600)	(1,620)	(24,683)
Other operating income	(52,034)	(39,936)	(34,450)	(33,420)	(32,380)
Restructuring charges, net of reversals(3)	133,623	89,009	115,455	(4,853)	(33,144)

Operating income	361,099	313,349	254,145	442,396	567,218
Interest expense	260,124	254,265	186,493	219,956	234,098
Other (income) expense, net	5,450	90,376	41,065	(208)	(49,590)

Income (loss) before taxes	95,525	(31,292)	26,587	222,648	382,710
Income tax expense(4)	65,135	318,025	19,248	128,986	117,574

Net income (loss)	$30,390	$(349,317)	$7,339	$93,662	$265,136

Statements of Cash Flow Data:
Cash flows from operating activities	$199,896	$(190,650)	$200,729	$189,039	$268,678
Cash flows from investing activities	(12,930)	(84,484)	(59,353)	(17,230)	154,223
Cash flows from financing activities	(32,120)	349,096	(143,558)	(186,416)	(527,062)
Balance Sheet Data:
Cash and cash equivalents	$299,596	$143,445	$64,446	$65,060	$78,674
Working capital	609,072	778,311	582,918	683,090	564,645
Total assets	2,886,002	2,923,267	3,000,888	2,951,266	3,196,122
Total debt, excluding capital leases	2,323,888	2,316,429	1,846,977	1,958,433	2,126,430
Stockholders’ deficit(5)	(1,370,924)	(1,393,172)	(1,028,329)	(951,278)	(1,057,945)
Other Financial Data:
Depreciation and amortization	$62,606	$64,176	$70,354	$80,619	$90,981
Capital expenditures	16,299	68,608	59,088	22,541	27,955
Ratio of earnings to fixed charges(6)	1.3	x	—	1.1	x	1.9	x	2.5	x
Deficit of earnings to fixed charges(7)	—	$29,747	—	—	—

(1)	In 2003, we recorded reversals of long-term incentive plan accruals that we accrued in prior years as a result of lower than expected payouts under the plan due to weak financial performance relative to our targets and the impact of income tax expense and other items under our long-term incentive compensation plan. During 2004, we reclassified long-term incentive compensation plan expense (reversal) from selling, general and administrative expenses and reported these amounts in a separate line item in our consolidated statement of operations. We have reclassified long-term incentive compensation plan expense (reversal) for all prior year periods in this table for comparability purposes.

(2)	In 2000, our gain on disposal of assets includes a $26.1 million gain from the sale of two office buildings in San Francisco located next to our corporate headquarters.

(3)	We reduced overhead expenses and eliminated excess manufacturing capacity through extensive restructuring initiatives executed since 1997, including closing 45 of our owned and operated production and finishing facilities worldwide and reducing the number of our employees worldwide by approximately 27,000. Due to lower than anticipated costs, we reversed reserve balances relating to these activities of $8.5 million, $15.4 million, $26.6 million, $27.2 million, and $33.1 million in 2004, 2003, 2002, 2001 and 2000, respectively. For more information about our restructuring initiatives, see Note 3 to our Consolidated Financial Statements.

(4)	In January 2004, we revised the forecast we used in valuing our net deferred tax assets for the year ended November 30, 2003. Based on this revised long-term forecast, we increased our valuation allowance against deferred tax assets by $282.4 million for the year ended November 30, 2003. For more information about our deferred taxes, see Note 4 to our Consolidated Financial Statements.

(5)	Stockholders’ deficit primarily resulted from a 1996 recapitalization transaction in which our stockholders created new long-term governance arrangements for us, including the voting trust and stockholders’ agreement. Funding for cash payments in the recapitalization was provided in part by cash on hand and in part from approximately $3.3 billion in borrowings under bank credit facilities.

(6)	For the purpose of computing the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes, plus fixed charges and less capitalized interest. Fixed charges are defined as the sum of interest, including capitalized interest, on all indebtedness, amortization of debt issuance costs and that portion of rental expense which we believe to be representative of an interest factor.

(7)	The deficit of earnings to fixed charges represents the amount of earnings that would be required to increase the ratio of earnings to fixed charges to 1.0 in those cases where earnings are less than the total fixed charges.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Introduction

Overview. We are one of the world’s leading branded apparel companies, with sales in more than 110 countries. We design and market jeans and jeans-related pants, casual and dress pants, tops, jackets and related accessories for men, women and children under our Levi’s®, Dockers® and Levi Strauss Signature™ brands. We also license our trademarks in various countries throughout the world for accessories, pants, tops, footwear, home and other products.

Our net sales for 2004 were $4.1 billion. Net sales for the year by region and by brand were as follows:

•	net sales for our North America, Europe, and Asia Pacific regions were $2.4 billion, $1.0 billion, and $0.6 billion, respectively;

•	net sales of Levi’s® brand products were $2.9 billion, representing approximately 70.2% of our net sales;

•	net sales of Dockers® brand products were $0.8 billion, representing approximately 20.1% of our net sales; and

•	net sales of Levi Strauss Signature™ brand products were $0.4 billion, representing approximately 9.7% of our net sales.

We distribute our Levi’s® and Dockers® products primarily through chain retailers and department stores in the U.S. and primarily through department stores and specialty retailers abroad. We also distribute Levi’s® and Dockers® products through independently-owned franchised stores outside the United States and through a small number of company-owned stores located in the United States, Europe and Asia. We distribute our Levi Strauss Signature™ products through mass channel retailers worldwide including Wal-Mart, Kmart and Target Stores in the United States and Carrefour and ASDA-Wal-Mart abroad.

Our business is organized into three geographic regions. The following tables provide employee headcount as of the end of fiscal year 2004 and 2004 net sales and operating income for those regions and for our corporate functions:

	Number of Employees (approx.)	2004 Net Sales (millions)	% of total 2004 net sales	Region Net Sales by Brand			2004 Operating Income (millions)
Region and Geographies(1)				Levi’s® Brand	Dockers® Brand	Levi Strauss Signature™ Brand
North America (United States, Canada and Mexico)	3,135	$2,426.5	59.6%	56.6%	28.9%	14.5%	$519.7
Europe	3,070	1,042.1	25.6%	88.4%	8.9%	2.7%	172.0
Asia Pacific (Asia Pacific, Middle East, Africa and South America)	2,495	603.9	14.8%	94.2%	3.6%	2.2%	125.3
Corporate expense	150	—	—	—	—	—	(455.9)

Total	8,850	$4,072.5	100.0%	70.2%	20.1%	9.7%	$361.1

(1)	The information in the table above reflects the transfer, effective at the beginning of fiscal 2004, from the Europe and the North America regions to the Asia Pacific region, of management responsibility for our Middle East, Africa and Central and South America businesses. For more information, see Note 18 to the Consolidated Financial Statements.

Our Results. We focused in 2004 on execution against our key priorities for 2004: stabilizing sales and improving profitability; reducing costs and increasing cash flow; and executing changes in our U.S. and European organizations, our global supply chain organization and our go-to-market process to reduce the time it takes to get new products to market. Results of operations for 2004 are summarized as follows:

•	Our consolidated net sales in 2004 were $4.1 billion, essentially flat compared to the prior year, and a decrease of 4.0% on a constant currency basis. Our net sales decrease on a constant currency basis was primarily driven by our product rationalization efforts, including decisions to license certain products and discontinue underperforming categories in our Levi’s® and Dockers® brands in the United States and Europe, and by the fact that fiscal 2004 contained one fewer sales week, since 2003 had 53 fiscal weeks compared to 52 weeks in 2004. In addition, our decision to reduce sales of our U.S. Levi’s® brand products to the warehouse club channel and the impact of wholesale price reductions taken in mid-2003 in our U.S. Levi’s® and U.S. Dockers® brands also contributed to the net sales decline. These factors were partially offset by sales growth of 12.0% on a constant currency basis (18.8% as reported) in our Asia Pacific region and sales growth of 74.9% on a constant currency basis (77.7% as reported) for our Levi Strauss Signature™ brand worldwide.

•	Our gross profit increased 13.3% and our gross margin increased 5.3 percentage points in 2004 as compared to 2003. The gross profit improvement was primarily due to a favorable mix of more profitable core products, lower returns and sales allowances in the United States and lower sourcing costs resulting from the closure of our remaining North America manufacturing plants and the shift of production to lower cost sources. Other factors contributing to the improvement included lower benefit costs resulting from the plant closures and reorganization initiatives, lower inventory markdowns and the translation impact of stronger foreign currency.

•	Our selling, general and administrative expenses decreased 4.0% in 2004 as compared to 2003. The decreases were driven primarily by the recognition of income, including curtailment gains, of $31.2 million in 2004 related to our post-retirement plans as compared to expense of $32.7 million in 2003, and lower salaries and wages and other benefit expense. These changes resulted from the impact of our restructuring initiatives and an amendment to our post-retirement plan for certain employees and retired participants, and the reversal of approximately $16.0 million of workers’ compensation expense due to changes in estimates resulting from a decrease in actual claims experience. This was partially offset by higher annual incentive compensation costs in 2004 and the translation impact of stronger foreign currency.

•	We recorded long-term incentive compensation expense of $45.2 million in 2004, as compared to net reversals of $138.8 million in 2003. The net reversals recorded in 2003 were attributable to the reversal of long-term incentive compensation plan accruals as a result of lower than expected payouts under the plan in place in 2003 due to weak financial performance relative to our targets.

•	Our other operating income, which is principally comprised of royalty income, increased 30.3% in 2004, as a result of increased licensing activities, including our decision to license additional Levi’s® and Dockers® brand product categories and an increase in the number of our licensees.

•	We recorded restructuring charges, net of reversals, of $133.6 million in 2004, as a result of activities associated with our reorganization initiatives. Those initiatives included the closing of our manufacturing plants in Spain and Australia, our organizational changes in the United States and Europe, and our indefinite suspension of a worldwide enterprise resource planning system installation.

•	Our operating income increased 15.2% in 2004, driven primarily by increased gross profit, lower selling, general and administrative expenses and increased royalty income. The increase in operating income was partially offset by higher restructuring charges in 2004. The reversal in 2003 of long-term incentive compensation plan accruals contributed substantially to operating income in 2003.

•	Our interest expense increased 2.3% in 2004, as a result of higher effective interest rates on our outstanding borrowings.

•	Our other expense, net, decreased 94.0%, driven primarily by a decrease in losses on foreign exchange management contract losses due to changes in outstanding exposures under management and changes in foreign currency exchange rates, and the recognition in 2003 of a $39.4 million loss on early extinguishment of debt as a result of our 2003 refinancing activities.

•	Our income tax expense decreased 79.5% in 2004, driven primarily by our recording in 2003 of a substantial increase in our valuation allowance against our deferred tax assets.

•	We had net income of $30.4 million in 2004, compared to a net loss of $349.3 million in 2003. The increase was due to higher gross profit, lower selling, general and administrative expenses, increased royalty income, lower foreign exchange management contracts losses, lower income tax expense and the recognition in 2003 of a loss on early extinguishment of debt, partially offset by the impact of the prior year reversal of long-term incentive compensation and increased restructuring charges in 2004.

•	Our debt, net of cash, was $2.0 billion as of November 28, 2004 and $2.2 billion as of November 30, 2003. The reduction was driven by improved earnings and working capital management.

Our Business and Organization. Since the beginning of fiscal 2004, we have taken a number of actions relating to our organization, management and cost structure. These actions included:

•	At the beginning of the year, we retained Alvarez & Marsal, Inc. to work with our board of directors and leadership team in identifying additional actions to accelerate our turnaround.

•	We had three changes in our senior management team during the first four months of the year. In December 2003, we appointed James P. Fogarty, a managing director of Alvarez & Marsal, Inc., to serve as our chief financial officer. Under our agreement with Alvarez & Marsal, Inc., Mr. Fogarty left that position in March 2005. In February 2004, we appointed Paul Mason as the new president of our Europe business. In March 2004, we appointed John Anderson, the president of our Asia Pacific business, to also serve as leader of our global sourcing organization.

•	We elected Miriam L. Haas to our board of directors, succeeding her husband, Peter E. Haas, Sr., who stepped down from his role as chairman emeritus after 56 years of service on our board. Mr. Haas remains a voting trustee.

•	We explored the sale of our worldwide Dockers® casual clothing business and ultimately decided to keep the brand after an intensive five-month sale process that required considerable dedication of senior management time. Although there was significant interest in the Dockers® business by prospective buyers, after carefully considering the numerous sales offers and terms we received, and reflecting upon our financial performance in 2004, we chose to keep the business.

•	We closed our owned-and-operated manufacturing plant in Adelaide, Australia and our two sewing plants in Spain. These actions reflect our continuing transition from self-manufacturing to outsourced contract production. That transition is now substantially complete in that we have only five manufacturing facilities remaining worldwide.

•	We streamlined our organization by eliminating staff and open positions. The number of individuals employed by us decreased 28% from approximately 12,300 as of November 30, 2003 to 8,850 as of November 28, 2004.

•	In the United States, we rationalized our product lines in the Levi’s® and Dockers® businesses, exiting unprofitable and underperforming product categories and licensing others. These actions improved the overall profitability of these businesses by generating stronger gross margins and reducing operating overhead.

•	We began changing the business model for our Dockers® brand in Europe through establishing a smaller, more centrally-run business unit designed to take better advantage of the larger Levi Strauss Europe organization. The president of the Dockers® business in Europe, along with the leaders of the marketing and merchandising functions, left employment with us in December 2004.

•	We made changes in our global sourcing organization, including establishing its management team in Asia.

•	We took actions during 2004 that strengthened our internal control over financial reporting, including hiring a new vice president to lead our global tax department, hiring individuals for key management-level positions in our corporate controllers and tax groups and reorganizing our corporate controllers department to simplify our structure and reinforce accounting oversight.

•	We made changes in our incentive compensation plans and in our pension plan and our post-retirement health benefits plans for U.S. employees to reduce the cost and long-term cash requirements of those plans.

•	We suspended indefinitely installation of a worldwide enterprise resource planning system in the first quarter of 2004. In August 2004, we decided to implement a more focused enterprise resource planning system in our Asia Pacific region.

In addition, on February 1, 2005, we announced that we had appointed Hans Ploos van Amstel as our senior vice president and chief financial officer, and on February 3, 2005, our Board of Directors elected Leon J. Level to join the board. For more information about Mr. Ploos van Amstel and Mr. Level, please see “Management”.

Our Priorities for 2005. We continue to focus on our core strategies in 2005. In executing those strategies, our priorities in 2005 are to:

•	strengthen and grow the Levi’s® brand business around the world;

•	revitalize our Dockers® business by stabilizing the business in the United States while maintaining its current level of profitability and, in Europe and Asia Pacific, executing a new business model to decrease complexity and improve financial performance;

•	grow the Levi Strauss Signature™ business in the mass channel around the world; and

•	reduce product and organizational costs, increase operational efficiency, improve our go-to-market process, improve the linkage of product supply to consumer demand and leverage our global sourcing network.

Our Financing Arrangements. In 2004 and in early 2005, we made several significant changes in our financing arrangements:

•	In August 2004, we obtained amendments to our senior secured term loan and senior secured revolving credit facility. The amendments primarily provided for the lenders’ consent to our proposed sale of our Dockers® business. The amendment to the term loan also made changes in the prepayment provisions and the financial, operational and certain other covenants in our revolving credit facility and term loan, including replacing a consolidated fixed charge coverage ratio covenant with a consolidated senior secured leverage ratio covenant. We believe these changes in the covenants give us greater flexibility.

•	In December 2004, we repaid at maturity all remaining amounts (approximately $57 million in principal amount and interest) owing under a credit facility we entered into in 1999 secured by most of the equipment located at our customer service centers in Kentucky, Mississippi and Nevada.

•

In December 2004, we issued $450.0 million in unsecured notes. The notes mature in 2015 and bear interest at 9.75% per annum. In January 2005, we used approximately $372.1 million of the $450.0 million of gross proceeds from the notes offering to purchase approximately $372.1 million in aggregate principal amount of our outstanding senior notes due 2006 notes through a tender offer. We intend to use the remaining proceeds to repay outstanding debt (which may include the remaining 2006 notes), or for the payment of premiums, fees and expenses relating to the offering and tender offer. We may also elect to use these remaining proceeds for other corporate purposes consistent with requirements of our credit agreements, indentures and other agreements. As a result of the notes issuance and tender offer, we have reduced the principal amount owing at maturity of our 2006 notes from $450 million to $78 million. As a result, we have not yet met the 2006 refinancing condition of our senior secured term loan. For more information about our financing arrangements, including the status of the refinancing conditions in our credit agreements, please see “Description of Other Indebtedness”.

•	In March 2005, we issued an aggregate of $380.0 million of our Floating Rate Notes and €150.0 million of our 8.625% Euro Notes. The Floating Rate Notes mature in 2012 and bear interest at a rate per annum, reset quarterly, currently equal to LIBOR plus 4.75%, payable quarterly in arrears, commencing on July 1, 2005. The Euro Notes mature in 2013 and bear interest at 8.625% per annum, payable semi-annually in arrears, commencing on October 1, 2005. The terms contained in the indentures governing the Floating Rate Notes and the Euro Notes, including the covenants, change of control provisions and events of default, are comparable to those contained in the indentures for the 2008 Notes, 2012 Notes and 9.75% Notes. See “Description of Other Indebtedness”.

•	On February 24, 2005, we commenced a fixed price cash tender offer and consent solicitation for all of our outstanding $380.0 million Dollar denominated 2008 Notes and €125.0 million Euro denominated 2008 Notes. The tender offer and consent solicitation expired on March 23, 2005. Pursuant to the tender offer and consent solicitation, we accepted for purchase approximately $270.0 million (or 71.0%) of the Dollar denominated 2008 Notes and approximately €89.0 million (or 71.2%) of the Euro denominated 2008 Notes. In addition, we executed a supplemental indenture to the indenture governing each series of 2008 Notes that eliminates or makes less restrictive substantially all of the restrictive provisions of the indenture. The tender offer and consent solicitation expired on March 23, 2005. On March 11, 2005, we also sent notice to holders of the 2008 Notes that we will redeem any 2008 Notes not tendered in the tender offer in accordance with their terms. We intend to redeem such outstanding 2008 Notes on April 11, 2005 at a redemption price of $1,058.13 per $1,000 principal amount of the Dollar denominated 2008 Notes and €1,058.13 per €1,000 principal amount of the Euro denominated 2008 Notes. As a result of our purchase of the 2008 Notes pursuant to the tender offer and upon our redemption of the remaining 2008 Notes on April 11, 2005, we believe that we will have met the 2008 refinancing condition of our credit agreements. For more information about our financing arrangements, including the status of the refinancing conditions in our credit agreements, please see “Description of Other Indebtedness”.

Our Debt and Liquidity. As of March 13, 2005, our total availability under our amended senior secured revolving credit facility was approximately $443.2 million. We had no outstanding borrowings under this facility, but had utilization of other credit related instruments such as documentary and standby letters of credit. Our unused availability was approximately $325.5 million. In addition, we had liquid short term investments in the United States totaling approximately $55.2 million, resulting in a net liquidity position (availability and liquid short term investments) of $380.7 million in the United States.

Results of Operations

Year Ended November 28, 2004 as Compared to Year Ended November 30, 2003

The following table summarizes, for the years indicated, items in our consolidated statements of operations, the changes in these items from 2003 to 2004 and these items expressed as a percentage of net sales (amounts may not total due to rounding).

(Dollars in thousands)	Year Ended November 28, 2004	Year Ended November 30, 2003	$ Increase (Decrease)	% Increase (Decrease)	2004 % of Net Sales	2003 % of Net Sales
Net sales	$4,072,455	$4,090,730	$(18,275)	(0.4)%	100.0%	100.0%
Cost of goods sold	2,288,406	2,516,521	(228,115)	(9.1)%	56.2%	61.5%

Gross profit	1,784,049	1,574,209	209,840	13.3%	43.8%	38.5%
Selling, general and administrative expenses	1,299,766	1,353,314	(53,548)	(4.0)%	31.9%	33.1%
Long-term incentive compensation expense (reversal)	45,171	(138,842)	184,013	132.5%	1.1%	(3.4)%
Gain on disposal of assets	(3,576)	(2,685)	(891)	33.2%	(0.1)%	(0.1)%
Other operating income	(52,034)	(39,936)	(12,098)	30.3%	(1.3)%	(1.0)%
Restructuring charges, net of reversals	133,623	89,009	44,614	50.1%	3.3%	2.2%

Operating income	361,099	313,349	47,750	15.2%	8.9%	7.7%
Interest expense	260,124	254,265	5,859	2.3%	6.4%	6.2%
Other expense, net	5,450	90,376	(84,926)	(94.0)%	0.1%	2.2%

Income (loss) before taxes	95,525	(31,292)	126,817	405.3%	2.3%	(0.8)%
Income tax expense	65,135	318,025	(252,890)	(79.5)%	1.6%	7.8%

Net income (loss)	$30,390	$(349,317)	$379,707	108.7%	0.7%	(8.5)%

Consolidated net sales were essentially flat and, on a constant currency basis, decreased 4.0%.

The following table shows our net sales for our North America, Europe and Asia Pacific businesses and the changes in these results from 2003 to 2004.

	Year Ended November 28, 2004	Year Ended November 30, 2003	$ Increase (Decrease)	% Increase (Decrease)
(Dollars in thousands)				As Reported	Constant Currency
North America	$2,426,455	$2,590,368	$(163,913)	(6.3)%	(6.5)%
Europe	1,042,125	992,140	49,985	5.0%	(5.7)%
Asia Pacific	603,875	508,222	95,653	18.8%	12.0%

Total net sales	$4,072,455	$4,090,730	$(18,275)	(0.4)%	(4.0)%

North America net sales decreased 6.3% and, on a constant currency basis, decreased 6.5%.

The following table presents our net sales in our North America region broken out for our U.S. brands and for Canada and Mexico, including changes in these results from 2003 to 2004.

	Year Ended November 28, 2004	Year Ended November 30, 2003	$ Increase (Decrease)	% Increase (Decrease)
(Dollars in thousands)				As Reported	Constant Currency
U.S. Levi’s® brand	$1,254,546	$1,381,377	$(126,831)	(9.2)%	(9.2)%
U.S. Dockers® brand	649,356	820,531	(171,175)	(20.9)%	(20.9)%
U.S. Levi Strauss Signature™ brand	336,020	216,726	119,294	55.0%	55.0%
Canada and Mexico	186,533	171,734	14,799	8.6%	15.6%

Total North America net sales	$2,426,455	$2,590,368	$(163,913)	(6.3)%	(6.5)%

The following discussion summarizes net sales performance in 2004 of our U.S. brands. In these sections, the tables showing net sales for the Levi’s® and Dockers® brands break out net sales between “Licensed Categories” and “Continuing Categories.”

•	By “categories,” we mean broad product groupings like men’s jeans, women’s tops and men’s jackets.

•	The “Licensed Categories” line shows our net sales attributable to product categories that we marketed and sold ourselves during the relevant period for which we have also entered into licensing agreements as of November 28, 2004. In some cases our sales of products in these categories may have stopped during the current period; in other cases, we had sales during the current period but our sales will stop in the coming months as the licensee takes over the category. Royalty payments received from licensees appear in the “Other operating income” line item in our statement of operations.

•	The “Continuing Categories” line shows our net sales for all other product categories and reflects sales of both continuing products within a category, such as 501® jeans for men, as well as those products that we may have replaced or discontinued as part of our product assortment and rationalization activities.

We believe this presentation is useful to the reader because it shows the impact of product category licensing on our net sales. As we move to licensing more of our non-core product lines, we expect our revenues from “licensed categories” to decrease and our revenues from royalty payments to increase. We present this data for our U.S. Levi’s® and Dockers® brands only because there has been no significant licensing of product categories that we have marketed and sold ourselves in our U.S. Levi Strauss Signature™ brand or in our Europe and Asia Pacific businesses.

In addition, in the sections discussing the U.S. Levi’s® and Dockers® brands, we use the term “dilution”. By “dilution”, we mean the impact on sales of recording allowances for estimated returns, discounts and retailer promotions and incentives.

Levi’s® Brand. The following table shows net sales of our U.S. Levi’s® brand, including the changes in these results from 2003 to 2004.

(Dollars in thousands)	Year Ended November 28, 2004	Year Ended November 30, 2003	$ Increase (Decrease)	% Increase (Decrease)
U.S. Levi’s® brand—Continuing categories	$1,213,831	$1,290,692	$(76,861)	(6.0)%
U.S. Levi’s® brand—Licensed categories	40,715	90,685	(49,970)	(55.1)%

Total U.S. Levi’s® brand net sales	$1,254,546	$1,381,377	$(126,831)	(9.2)%

Net sales in our U.S. Levi’s® brand in 2004 decreased 9.2% from 2003. The decrease was primarily due to the following factors:

•	We took a number of product rationalization actions in line with our strategy to focus the brand on more category competitive jeanswear product assortments in our core channels of distribution and improve our profitability. Those actions included licensing certain non-core products, discontinuing underperforming products and reducing sales to non-core channels. Our exit from products through licensing accounted for approximately $50.0 million of the decline. Lower sales to warehouse/club and off-price channels accounted for approximately $57.4 million of the decline.

•	Fiscal 2004 contained one fewer sales week, since 2003 had 53 fiscal weeks compared to 52 weeks in 2004. This contributed approximately $21.2 million to the decline.

•	The impact of year-over-year wholesale price reductions which commenced in June 2003 contributed to the decrease.

•	Internal operational issues adversely affected our ability to service increased demand for Levi’s® jeans in the third and fourth quarters of 2004. As a result, we were not able to fulfill all of the orders for our products and thereby missed sales.

Partially offsetting these factors were an increase in sales in our main channels of distribution, the elimination of our volume incentive fund program, and lower product returns and allowances.

Key product, marketing and operational initiatives in 2005 include:

•	For Spring 2005, our Levi’s® men’s business will introduce new finishes and new fits, including the 527 fit, a low rise boot cut jean and the 514 fit, a slim straight jean inspired by styles popular in the U.S. skateboarding community. Our Levi’s® women’s products will focus on enhanced new finishes, such as dark and tinted finishes for misses products and tinted and authentic vintage finishes for juniors, as well as new skinny and straight fits. We expect seasonal cuffed and capri styles to be key drivers for our misses products in 2005, and capris and shorts to add seasonal volume in the Spring and Summer for our juniors’ business.

•	We are continuing our print and national television “A Style for Every Story™” advertising campaign, highlighting our flagship 501® jean, our Original 505® straight jean, and our 569® loose straight jean, and in print, our range of fits for the men’s, women’s and junior’s businesses. We are also working to increase the visibility of our Levi’s® brand products at retail, including introducing new product packaging and new store display programs and continuing to open our Levi’s® Stores in selected urban locations.

•	We continue to focus on our order-to-ship cycle, particularly in our women’s business, to improve responsiveness and reduce dilution risk. We are working to continue to improve our supply planning and replenishment capabilities to reduce the risk of not being able to fill customer orders. We are also refining our collaborative assortment planning process with our key retail customers.

Dockers® Brand. The following table shows net sales of our U.S. Dockers® brand, including changes in these results from 2003 to 2004.

(Dollars in thousands)	Year Ended November 28, 2004	Year Ended November 30, 2003	$ Increase (Decrease)	% Increase (Decrease)
U.S. Dockers® brand—Continuing categories	$639,361	$776,461	$(137,100)	(17.7)%
U.S. Dockers® brand—Licensed categories	2,671	12,548	(9,877)	(78.7)%
U.S. Dockers® brand—Discontinued Slates® pants	7,324	31,522	(24,198)	(76.8)%

Total U.S. Dockers® brand net sales	$649,356	$820,531	$(171,175)	(20.9)%

Net sales in our U.S. Dockers® brand in 2004 decreased 20.9% from 2003. The decrease was primarily due to the following factors:

•	We engaged in product rationalization efforts, including licensing our women’s tops and boys businesses, which accounted for approximately $9.9 million of the decline, and exiting our Slates® dress pants business, which contributed approximately $24.2 million to the decline.

•	We made strategic decisions to maintain a smaller but more profitable shorts business and to reduce sales to the outlet and club channels.

•	Our core pants products for both men and women underperformed. We believe this resulted from a trend away from core khaki products to products featuring more style and fashion.

•	As a result of improved forecasting and inventory management, we reduced excess inventory, thereby reducing our sales to the off-price channels.

•	The one fewer sales week in 2004 contributed approximately $15.8 million to the decline.

•	The impact of year-over-year wholesale price reductions (commenced in June 2003), our summer 2004 exploration of sale of the Dockers® brand, which required a substantial commitment of management time and may have affected retailer perceptions of the business, and lower advertising spending, also contributed to the decrease.

Partially offsetting these factors were the improved performance of our men’s Dockers® proStyle™ pants and tops and women’s Metro and capri pants categories. Lower overall dilution resulting from the full-year effect of changes made to our volume incentive program and lower price differentials achieved through better inventory management also helped offset the net sales decline.

Key product, marketing and operational initiatives in 2005 include:

•	Our 2005 product offering for men features our Dockers® proStyle™ product collection and our Dockers® Never-Iron™ Cotton pant, both lines that combine performance innovation with style. The proStyle™ collection offers casual business wear, including dress pants, khakis and tops, that incorporate multiple performance features with a dressier style. Our Never-Iron™ Cotton pant comes out of the dryer with the pressed appearance of a dry-cleaned product.

•	Our 2005 product offering for women features our Metro pant, a product incorporating an updated style and fit for a more contemporary look targeted to a younger attitude consumer. The Metro Pant reflects our emphasis on trend core products over core legacy products for women in line with current marketplace dynamics.

•	Our Spring 2005 advertising efforts will feature television advertising spots that will focus on a “head to toe” look which emphasizes style and an emotional connection with the Dockers® brand. The advertising will feature both men and women. We are focused on executing marketing programs that drive one brand look through our advertising to our on-floor presentation at retail.

•	Our operational initiatives include refining our go-to-market process to be more sportswear-focused, improving our women’s business model and, as in other areas of our business, improving our order fill rates.

Levi Strauss Signature™ Brand. Net sales in our U.S. Levi Strauss Signature™ brand in 2004 increased 55.1% or $119.3 million as compared to the prior year. This increase primarily reflects expansion of our customer base during 2004. Key factors in driving our net sales results were as follows:

•	Our products were offered in approximately 3,000 Wal-Mart stores for the full twelve months of 2004 as compared to seven months in 2003, the year in which we launched the brand.

•	We launched the brand into approximately 1,200 Target stores in the first quarter of 2004, into Meijer, ShopKo and Pamida stores in the second quarter, and into approximately 225 Kmart stores in the fourth quarter.

•	We introduced a new pricing strategy, which differentiates core products from fashion basics, to drive consumer awareness of the value-for-price of our products.

•	We continued to introduce new products with new fits and finishes. We saw growth primarily in the men’s, young men’s and misses segments.

•	We continued driving awareness of our Levi Strauss Signature® brand through our NASCAR marketing agreement, presence and publicity efforts, on-line selling through WalMart.com and Target.com and in-store promotions.

•	We expanded our marketing efforts, launching our first print advertising campaign targeted to women, the “What’s a Signature Worth” campaign, which appeared in female focused magazines and on websites such as Yahoo and MSN.

Key product, marketing and operational initiatives in 2005 include:

•	We intend to expand the brand portfolio across all consumer segments.

•	Our marketing efforts remained focused on increasing consumer awareness of the brand. We expect to extend our relationship with NASCAR star Jimmie Johnson. We also intend to drive broad-based brand awareness and relevance with women through a national magazine advertising effort in family, shelter, cooking and lifestyle publications and a women’s-focused version of our Levi Strauss Signature™ Fit Pit.

•	Our operational focus is on continuing door and fixture expansion, driving door and fixture productivity and improving our order fulfillment capability while maintaining appropriate inventory levels and sourcing arrangements.

Europe net sales increased 5.0% and, on a constant currency basis, decreased 5.7%.

The following table presents our net sales in our Europe region broken out for our brands including changes in these results from 2003 to 2004.

	Year Ended November 28, 2004	Year Ended November 30, 2003	$ Increase (Decrease)	% Increase (Decrease)
(Dollars in thousands)				As Reported	Constant Currency
Europe Levi’s® brand	$920,699	$891,008	$29,691	3.3%	(7.2)%
Europe Dockers® brand	92,801	101,132	(8,331)	(8.2)%	(18.0)%
Europe Levi Strauss Signature™ brand	28,625	—	28,625	—	—

Total Europe net sales	$1,042,125	$992,140	$49,985	5.0%	(5.7)%

Levi’s® Brand. Weak market and retail conditions, poor order fulfillment performance and product rationalization actions drove the 7.2% net sales decrease in the Levi’s® brand in Europe on a constant currency basis in 2004. The sales decline was primarily in our men’s category, with the largest decreases occurring in Spain, France, Germany and the Benelux. Our businesses in Italy and the United Kingdom reported sales increases for the year on a constant currency basis.

While our net sales for the year were down, the rate of decline improved during the second and third quarters, and net sales increased in the fourth quarter as compared to the same period in the prior year. We took a number of actions to improve our sales performance including:

•	repositioning the business with a new brand architecture and premium price positioning;

•	upgrading our product offering; and

•	executing new advertising that highlights the fit benefits of 501® jeans;

We believe these actions led to the improving sales trend during the year, including a 2% increase in sales on a constant currency basis for the fourth quarter of 2004 as compared to the same period in the prior year.

Key product, marketing and operational initiatives in 2005 include:

•	driving innovation in our core fits and developing advanced fits and finishes for premium products in our drive to more premium positioning for the brand;

•	continuing our advertising supporting the 501® jean;

•	continuing to refine and strengthen our local business units and sales capability; and

•	improving our order fulfillment capability.

Dockers® Brand. A weak retail replenishment business due to soft consumer demand resulted in an 18.0% net sales decrease in the Dockers® brand on a constant currency basis in 2004. Poor customer service performance, including low order fulfillment rates, also adversely affected the business.

During the fourth quarter we announced that we are reorganizing the Dockers® business in Europe. We are currently in the process of developing a new business model and marketing program for the brand. We are moving management of the business from Amsterdam to Brussels, our European headquarters. We expect that the changes will improve the brand’s financial performance in Europe and decrease complexity through a more streamlined organization. We believe the move will allow the brand to reduce its facility costs as well as leverage the resources of the larger Levi Strauss Europe organization. We are also in the process of rationalizing the Dockers® product line by focusing on core products. We expect these changes in the product range will be reflected at retail stores in the fall of 2005. During the third quarter of 2005, we expect to incur restructuring charges of approximately $7.7 million in connection with these changes. For more information, see Note 3 to our Consolidated Financial Statements.

Levi Strauss Signature™ Brand. We launched the Levi Strauss Signature™ brand in France, Germany, the United Kingdom and Switzerland in 2004. Our focus in 2005 is on building our business in these launch markets, where our customers include Carrefour in France, Wal-Mart in Germany, ASDA-Wal-Mart in the United Kingdom and Migros in Switzerland, and on targeted expansion to other countries.

Asia Pacific net sales increased 18.8% and, on a constant currency basis, increased 12.0%.

The following table presents our net sales in our Asia Pacific region broken out for our brands, including changes in these results from 2003 to 2004.

	Year Ended November 28, 2004	Year Ended November 30, 2003	$ Increase (Decrease)	% Increase (Decrease)
(Dollars in thousands)				As Reported	Constant Currency
Asia Pacific Levi’s® brand	$568,414	$480,631	$87,783	18.3%	11.3%
Asia Pacific Dockers® brand	21,974	21,947	27	0.1%	(1.4)%
Asia Pacific Levi Strauss Signature™ brand	13,487	5,644	7,843	139.0%	110.9%

Total Asia Pacific net sales	$603,875	$508,222	$95,653	18.8%	12.0%

Our Asia Pacific region realized a 12.0% increase in net sales on a constant currency basis in 2004 compared with 2003. While our net sales for the year were up, the rate of growth slowed during the second half of the year. The net sales increase for the year was driven by an 11.3% increase in net sales on a constant currency basis of our Levi’s® brand products and our continuing expansion of our Levi Strauss Signature™ brand in Japan, Australia and Taiwan. Net sales increased in most countries in the region, with the exception of Australia and Singapore, which were affected by soft retail conditions in those countries. South Korea, our fastest growing business in the region, continued to achieve strong growth, with an increase in net sales of approximately 43.0% from 2003 on a constant currency basis. Japan, which represents our largest business in Asia Pacific with approximately 45% of regional net sales for 2004, had a 6.0% increase in net sales from 2003 on a constant currency basis.

The increases in the Asia Pacific region were attributable to a number of factors, including:

•	relatively stable political environments and social conditions across the region;

•	innovative product concept launches, such as our Red Loop™ products, Levi’s® LadyStyle™ products and Levi’s® 501® jeans with new fits and finishes;

•	upgraded retail concepts; and

•	targeted promotional events and advertising, such as our Levi’s® Red Tab™ jeans campaign.

Our focus areas in 2005 include driving innovation and newness in our core products, including the 501® jean and our Levi’s® LadyStyle™ collection; continuing to enhance retail presentation and dedicated franchise store distribution around the region; integrating new markets that were moved to the Asia Pacific organization in 2004 (Turkey, South Africa and Latin America); and expanding distribution of our Levi Strauss Signature™ business.

Gross profit increased 13.3%. Gross margin was 43.8%, reflecting an increase of 5.3 percentage points.

Factors that increased our gross profit included:

•	a favorable mix of more profitable core products in part due to our product rationalization efforts;

•	improved management of returns, allowances and product transition costs, particularly in the United States;

•	lower sourcing costs resulting from the closure of our remaining North America manufacturing plants and the shifting of production to lower cost sources;

•	lower employee benefit expense, resulting from the plant closures and the termination costs incurred in 2003 related to our reorganization initiatives;

•	lower inventory markdowns due to product rationalization efforts and improved inventory management; and

•	the translation impact of stronger foreign currencies of approximately $73.6 million.

Our gross margin increased primarily due to a favorable mix of more profitable core products, our product rationalization efforts, including decisions to exit underperforming categories, lower returns and sales allowances, lower sourcing costs, reflecting the closure of our remaining North America manufacturing plants and the shift of production to lower cost sources, and a lower proportion of sales of marked-down obsolete and excess products, particularly in the United States. The increase was partially offset by the lower gross margin on Levi Strauss Signature™ products.

Our cost of goods sold is primarily comprised of cost of materials, labor and manufacturing overhead and also includes the cost of inbound freight, internal transfers, and receiving and inspection at manufacturing facilities as these costs vary with product volume. We include substantially all the costs related to receiving and inspection at distribution centers, warehousing and other activities associated with our distribution network in selling, general and administrative expenses. Our gross margins may not be comparable to those of other companies in our industry, since some companies may include costs related to their distribution network in cost of goods sold.

Selling, general and administrative expenses decreased 4.0% and decreased as a percentage of net sales by 1.2 percentage points.

Various factors contributed to the decrease in our selling, general and administrative expenses:

•	We had lower salaries and wages and related expenses due to the impact of reduced headcount resulting from our reorganization initiatives in the United States and Europe and general cost controls.

•	We recognized income of approximately $4.0 million related to our post-retirement medical benefit plans, as compared to expense of approximately $53.4 million for 2003. In addition, we recognized curtailment gains related to our post-retirement benefit plans of approximately $27.4 million as compared to $21.0 million in 2003. These changes result from the impact of our restructuring initiatives and decreased coverage of our post-retirement medical plans for certain employees and retired participants.

•	We reversed approximately $16.0 million of workers compensation reserves in 2004 as a result of changes in estimates due primarily to the decrease in actual claims experience during the year.

These decreases were partially offset by the following:

•	Our advertising expense increased by approximately $19.6 million to $302.6 million, an increase of 7.0% compared to 2003. Advertising expense as a percentage of net sales was 7.4% compared to 6.9% in 2003. The increase, which occurred in the fourth quarter of 2004, reflected higher media and promotion spending in our businesses worldwide. In 2003, our advertising and promotion expenditures were more heavily concentrated in the first nine months of the year. During 2004, approximately 42% of our total advertising and promotion expenditures occurred in the fourth quarter, compared to approximately 20% in the same period of 2003.

•	We recorded annual incentive plan expense of $70.4 million in 2004, compared to $9.1 million in 2003.

•	The impact of foreign currency translation resulted in an approximately $51.3 million increase in selling, general and administrative expenses in 2004.

•	We had higher selling, general and administrative expenses in our Asia Pacific region to provide infrastructure support to our growing business in that region.

Selling, general and administrative expenses also include distribution costs, such as costs related to receiving and inspection at distribution centers, warehousing, shipping, handling and certain other activities associated with our distribution network. These expenses totaled $215.1 million (5.3% of consolidated net sales) in 2004 as compared to $211.6 million (5.2% of consolidated net sales) in 2003. The increase is due to the impact of foreign currency translation. U.S. distribution expenses totaled $127.2 million (5.7% of net sales in the United States) and $135.3 million (5.6% of net sales in the United States) for 2004 and 2003, respectively. The decrease in these expenses primarily reflect lower benefit expense related to our benefit plan amendment and restructuring initiatives, lower shipping volume, cost reductions at our U.S. third-party distribution centers and non-recurrence of start-up costs incurred in 2003 associated with our initial shipments of Levi Strauss Signature™ products in the United States.

Long-term incentive compensation expense was $45.2 million as compared to net reversals of $138.8 million in 2003.

Our 2003 results reflect a substantial reversal of long-term incentive compensation plan accruals as a result of lower than expected payouts in 2003 due to changes in our financial performance. The $45.2 million expense for 2004 reflects our new long-term incentive compensation program and the related payouts in July 2004 and estimated remaining payouts due in February and July 2005.

Other operating income increased 30.3%.

Other operating income is comprised of royalty income we generate through licensing our trademarks in connection with the manufacturing, advertising, distribution and sale of products by third-party licensees. In

2004, royalty income increased $12.1 million as compared to 2003. The increase was attributable primarily to our decision to license additional Levi’s® and Dockers® brand product categories, an increase in the number of licensees and increased sales by licensees of accessories, sportswear, and home products, partially offset by decreased sales by licensees of footwear.

Restructuring charges, net of reversals, were $133.6 million as compared to $89.0 million in 2003.

Our restructuring charges for 2004 reflected the following activities:

•	In 2004, we closed our two owned and operated manufacturing plants in Spain, which resulted in the displacement of approximately 450 employees. We recorded in 2004 charges of approximately $27.3 million related to severance and other restructuring costs for this initiative.

•	In 2004, we closed our owned and operated manufacturing plant in Adelaide, South Australia, which resulted in the displacement of approximately 90 employees. We recorded in 2004 charges of approximately $2.6 million related to severance and other restructuring costs for this initiative.

•	In 2004, we indefinitely suspended the installation of a worldwide enterprise resource planning system in order to reduce costs and prioritize work and resource use. We recorded a charge of approximately $42.7 million, net of reversals, during 2004 related to this initiative. The charge was comprised of approximately $2.7 million related to the displacement of approximately 40 employees, $6.7 million for other restructuring costs, primarily non-cancelable project contractual commitments, and $33.4 million for the write-off of capitalized project costs. In August 2004, we decided to implement a new enterprise resource planning system for our Asia Pacific region. This decision will likely result in the utilization of certain assets, primarily comprised of software and licenses with an original cost of approximately $4 to $5 million, that we had previously written off in the first quarter of 2004 due to the indefinite suspension of the worldwide initiative.

•	During 2004, we began the process of changing our Dockers® business model in Europe. We plan to transfer and consolidate our Dockers® Europe’s operations in Brussels, which is our European headquarters. We anticipate that the move will take place in the third quarter of 2005, resulting in the closure of our Amsterdam office and the displacement of approximately 65 employees based there. In November 2004, the president of the Dockers® business in Europe, along with the leaders of the marketing and merchandising functions, left employment with us. As of November 28, 2004, we recorded a charge of approximately $1.5 million, primarily related to severance and related benefits resulting from the termination of these executives. During the third quarter of 2005, we expect to incur restructuring charges of approximately $7.7 million in connection with these changes. For more information, see Note 3 to our Consolidated Financial Statements.

•	In 2003, we made organizational changes in our U.S. business intended to reduce the time it takes from initial product concept to placement on the retailer’s shelf and to reduce costs. In 2004, we further reduced resources associated with our corporate support functions by eliminating staff, not filling certain open positions and outsourcing most of the transaction activities in our U.S. human resources function. We recorded in 2004 charges of approximately $34.9 million, net of reversals, related to severance, benefits and other restructuring costs for this initiative.

•	In 2003, we decided to close our remaining manufacturing and finishing operations in the United States and Canada. During 2004, we recorded charges of approximately $12.9 million, net of reversals, related to severance and other restructuring costs for this initiative.

•	In 2003, we made organizational changes in our European business intended to consolidate and streamline operations in our Brussels headquarters. In 2004, we commenced additional reorganization actions to further streamline our European operations. In 2004, we recorded charges of $18.0 million for additional severance and benefits and legal fees associated with severance negotiations, and reversals of $2.6 million associated with lower than anticipated severance and employee benefits.

Operating income increased 15.2%. Operating margin was 8.9%, reflecting an increase of 1.2 percentage points.

The following table shows our operating income by brand in the United States and in total for our North America, Europe and Asia Pacific regions, the changes in results from 2003 to 2004 and results presented as percentage of net sales:

(Dollars in thousands)	Year Ended November 28, 2004	Year Ended November 30, 2003	$ Increase (Decrease)	% Increase (Decrease)	2004 % of Net Sales		2003 % of Net Sales
U.S. Levi’s® brand	$297,438	$197,408	$100,030	50.7%	23.7%		14.3%
U.S. Dockers® brand	141,965	146,225	(4,260)	(2.9)%	21.9%		17.8%
U.S. Levi Strauss Signature™ brand	36,239	24,306	11,933	49.1%	10.8%		11.2%
Canada and Mexico (all brands)	44,094	34,489	9,605	27.8%	23.6%		20.1%

North America (all brands)	519,736	402,428	117,308	29.2%	21.4%		15.5%
Europe (all brands)	172,008	112,918	59,090	52.3%	16.5%		11.4%
Asia Pacific (all brands)	125,267	93,032	32,235	34.6%	20.7%		18.3%

Regional operating income	817,011	608,378	208,633	34.3%	20.1	%*	14.9	%*

Corporate:
Long-term incentive compensation (expense) reversal	(45,171)	138,842	184,013	132.5%	(1.1	)%*	3.4	%*
Restructuring charges, net of reversals	(133,623)	(89,009)	44,614	50.1%	(3.3	)%*	(2.2	)%*
Depreciation and amortization expense	(62,606)	(64,176)	(1,570)	(2.4)%	(1.5	)%*	(1.6	)%*
Other corporate expense	(214,512)	(280,686)	(66,174)	(23.6)%	(5.3	)%*	(6.9	)%*

Total corporate expense	(455,912)	(295,029)	160,883	54.5%	(11.2	)%*	(7.2	)%*

Total operating income	$361,099	$313,349	$47,750	15.2%	8.9	%*	7.7	%*

*	Percentage of consolidated net sales.

In 2004, higher regional operating income and lower corporate expenses were partially offset by increased long-term incentive compensation expense and higher restructuring charges.

Regional Summaries. The following summarizes the changes in operating income by region:

•	North America. The increase in operating income was primarily attributable to our product rationalization efforts, lower returns, allowances and price discounts in the United States, lower sales of marked-down obsolete and excess products, and lower inventory markdowns. It was also due to lower sourcing costs resulting from the closure of our remaining North America manufacturing plants and the shifting of contractor production to lower cost countries, and lower selling, general and administrative expenses. Our businesses in Canada and Mexico also reported increases in operating income on higher net sales. The operating income increase in North America was partially offset by lower sales volume in our U.S. Dockers® brand.

•	Europe. The increase in operating income was primarily attributable to a greater proportion of higher priced products and lower sourcing costs resulting from our strategic decision to reposition the Levi’s® brand and through various cost reduction initiatives, including utilization of lower cost sourcing locations and more effective negotiations with suppliers, and lower selling, general and administrative expenses. Also contributing to the increase was the impact of stronger foreign currencies. Partially offsetting these factors were lower volumes in our Levi’s® and Dockers® brands.

•	Asia Pacific. The increase in operating income was driven by higher sales volume, favorable product mix within the super premium and premium segments, and stronger margins resulting from sourcing initiatives. Also contributing to the increase was the impact of stronger foreign currencies. The region incurred increased selling, general and administrative expenses to drive sales growth, but these expenses decreased as a percentage of revenue.

Long-term incentive compensation expense (reversal). The increase is attributable to the current year expense for our 2004 incentive compensation program and our recording in 2003 of reversals of previously recorded incentive compensation plan accruals due to lower expected payouts under our prior long-term incentive compensation plans.

Restructuring charges, net of reversals. Our restructuring charges increased primarily as a result of our 2004 reorganization initiatives, including the closing of our plants in Australia and Spain, our organizational changes in Europe and North America and our suspension of a worldwide enterprise resource planning system.

Other corporate expense. We reflect annual incentive compensation plan costs for corporate employees, post-retirement medical benefit plan curtailment gains and corporate staff costs in other corporate expense. The decrease in total other corporate expense of $66.2 million in 2004 was primarily attributable to a higher curtailment gain related to our post-retirement medical plan and lower salaries and lower expenses resulting from our comprehensive cost reduction initiatives. Partially offsetting these factors were higher expenses associated with our annual incentive compensation plan.

The following table summarizes significant components of other corporate expense:

(Dollars in thousands)	Year Ended November 28, 2004	Year Ended November 30, 2003	$ Increase (Decrease)	% Increase (Decrease)
Annual incentive compensation plan—corporate employees	$21,303	$751	$20,552	NM
Post-retirement medical benefit plan curtailment gain	(27,426)	(21,021)	6,405	30.5%
Corporate staff costs and other expense	220,635	300,956	(80,321)	(26.7)%

Total other corporate expense	$214,512	$280,686	$(66,174)	(23.6)%

Interest expense increased 2.3%.

The higher interest expense was primarily due to higher effective interest rates in 2004. The weighted average interest rate on average borrowings outstanding for 2004 and 2003, including the amortization of debt issuance costs and interest rate swap cancellations, was 10.60% and 10.05%, respectively. The increase in our weighted average interest rate resulted primarily from a higher interest rate on our senior secured term loan obtained during the fourth quarter of 2003, as compared to our 2003 senior secured credit facility it replaced. The weighted average interest rate on average borrowings outstanding excludes interest payable to participants under our deferred compensation plans and other miscellaneous items.

Other expense, net decreased 94.0%.

The following table summarizes significant components of other expense, net:

(Dollars in thousands)	Year Ended November 28, 2004	Year Ended November 30, 2003	$ Increase (Decrease)	% Increase (Decrease)
Foreign exchange management contracts losses	$26,809	$84,803	$(57,994)	(68.4)%
Foreign currency transaction gains	(15,028)	(20,960)	(5,932)	(28.3)%
Interest income	(3,933)	(4,470)	(537)	(12.0)%
Loss on early extinguishment of debt	—	39,353	(39,353)	(100.0)%
Minority interest—Levi Strauss Japan K.K.	1,561	2,270	(709)	(31.2)%
Minority interest—Levi Strauss Istanbul Konfeksiyon	65	(725)	790	109.0%
Other	(4,024)	(9,895)	(5,871)	(59.3)%

Total	$5,450	$90,376	$(84,926)	(94.0)%

The $84.9 million decrease in other expense, net, was primarily driven by a decrease in losses on foreign exchange management contracts and the recognition in 2003 of a $39.4 million loss on early extinguishment of debt. The loss on early extinguishment of debt in 2003 related to our purchase of $327.3 million in principal amount of our 6.80% notes, the write-off of unamortized bank fees associated with the refinancing in January 2003 of our 2001 bank credit facility and the refinancing in September 2003 of both our January 2003 credit facility and our July 2001 U.S. receivables securitization transaction. The decrease was partially offset by lower foreign currency transaction gains in 2004.

We use foreign exchange management contracts such as forward, swap and option contracts, to manage foreign currency exposures. Outstanding derivative instruments are recorded at fair value and the changes in fair value are recorded in “other expense, net”. At contract maturity, the realized gain or loss related to derivative instruments is also recorded in “other expense, net”. The decrease in foreign exchange management contract losses, from $84.8 million in 2003 to $26.8 million in 2004, was due to a reduction in outstanding foreign currency exposures and lower depreciation of the U.S. dollar against major foreign currencies in 2004 as compared to 2003.

Foreign currency transactions are transactions denominated in a currency other than the recording entity’s functional currency. At the date the foreign currency transaction is recognized, each asset, liability, revenue, expense, gain or loss arising from the transaction is measured and recorded in the functional currency of the recording entity using the exchange rate in effect at that date. Balances denominated in a foreign currency are adjusted, or remeasured, to reflect the current exchange rate at each balance sheet date. The changes in the recorded balances caused by remeasurement at the exchange rate are recorded in “other expense, net”. For 2004 and 2003, the net gains of $15.0 million and $21.0 million, respectively, were caused by remeasurement of foreign currency denominated balances at the exchange rates existing at the balance sheet dates. For more information, see “Quantitative and Qualitative Disclosures About Market Risk”.

Income tax expense decreased by $252.9 million.

Income tax expense was $65.1 million for 2004 compared to $318.0 million for 2003. The $252.9 million decrease is primarily related to our recording in 2003 of a $282.4 million increase in valuation allowance against deferred tax assets, including our foreign tax credits, state and foreign net operating loss carryforwards and alternative minimum tax credits. For more information, see “Tax Matters”.

Net income was $30.4 million, compared to a net loss of $349.3 million in 2003.

The increase in net income for 2004 was due primarily to higher gross profit, lower selling general and administrative expense, increased royalty income, lower foreign exchange management contracts losses, lower income tax expense and the recognition in 2003 of a loss on early extinguishment of debt, partially offset by the impact of the prior year reversal of long-term incentive compensation and increased restructuring charges in the current year.

Year Ended November 30, 2003 as Compared to Year Ended November 24, 2002

Our 2003 and 2002 financial results discussed below give effect to our transfer, effective at the beginning of fiscal 2004, from the Europe and the North America regions to the Asia Pacific region, of management responsibility for our Middle East, Africa and South America businesses.

The following table summarizes, for the periods indicated, selected items in our consolidated statements of operations, the changes in such items from 2002 to 2003 and such items expressed as a percentage of net sales (amounts may not total due to rounding).

(Dollars in thousands)	Year Ended November 30, 2003	Year Ended November 24, 2002	$ Increase (Decrease)	% Increase (Decrease)	2003 % of Net Sales	2002 % of Net Sales
Net sales	$4,090,730	$4,145,866	$(55,136)	(1.3)%	100.0%	100.0%
Cost of goods sold	2,516,521	2,456,191	60,330	2.5%	61.5%	59.2%

Gross profit	1,574,209	1,689,675	(115,466)	(6.8)%	38.5%	40.8%
Selling, general and administrative expenses	1,353,314	1,285,855	67,459	5.2%	33.1%	31.0%
Long-term incentive compensation expense (reversal)	(138,842)	70,270	(209,112)	(297.6)%	(3.4)%	1.7%
Gain on disposal of assets	(2,685)	(1,600)	(1,085)	67.8%	(0.1)%	0.0%
Other operating income	(39,936)	(34,450)	(5,486)	15.9%	(1.0)%	(0.8)%
Restructuring charges, net of reversals	89,009	115,455	(26,446)	(22.9)%	2.2%	2.8%

Operating income	313,349	254,145	59,204	23.3%	7.7%	6.1%
Interest expense	254,265	186,493	67,772	36.3%	6.2%	4.5%
Other expense, net	90,376	41,065	49,311	120.1%	2.2%	1.0%

Income (loss) before taxes	(31,292)	26,587	(57,879)	(217.7)%	(0.8)%	0.6%
Income tax expense	318,025	19,248	298,777	1552.2%	7.8%	0.5%

Net income (loss)	$(349,317)	$7,339	$(356,656)	(4859.7)%	(8.5)%	0.2%

Consolidated net sales decreased 1.3% and, on a constant currency basis, decreased 5.7%.

The following table shows our net sales for our North America, Europe and Asia Pacific businesses, the changes in these results from 2002 to 2003 and these results presented as a percentage of net sales (amounts may not total due to rounding).

(Dollars in thousands)	Year Ended November 30, 2003	Year Ended November 24, 2002	$ Increase (Decrease)	% Increase (Decrease)
				As Reported	Constant Currency
North America	$2,590,368	$2,674,515	$(84,147)	(3.1)%	(3.2)%
Europe	992,140	1,049,217	(57,077)	(5.4)%	(19.6)%
Asia Pacific	508,222	422,134	86,088	20.4%	11.0%

Total net sales	$4,090,730	$4,145,866	$(55,136)	(1.3)%	(5.9)%

The primary factors underlying the decrease in our net sales were a weak retail climate and deflationary pressures in most apparel markets in which we operate, and wholesale price reductions we took in the United

States in mid-2003. As a result of these factors, sales of our Levi’s® and Dockers® products in the United States and Europe were lower. This decrease was offset in part by sales from the launch of our Levi Strauss Signature™ brand in the United States in July 2003 and in Canada, Australia and Japan in the fourth quarter of 2003. The decrease in net sales was also offset in part by the continuing strength of our Asia Pacific business.

North America net sales decreased 3.1% and, on a constant currency basis, decreased 3.2%.

The following table presents our net sales in our North America region broken out for our U.S. brands and for Canada and Mexico, including changes in these results for 2003 compared to 2002.

(Dollars in thousands)	Year Ended November 30, 2003	Year Ended November 24, 2002	$ Increase (Decrease)	% Increase (Decrease)
				As Reported	Constant Currency
U.S. Levi’s® brand	$1,381,377	$1,596,575	$(215,198)	(13.5)%	(13.5)%
U.S. Dockers® brand	820,531	908,887	(88,356)	(9.7)%	(9.7)%
U.S. Levi Strauss Signature™ brand	216,726	—	216,726	—	—
Canada and Mexico	171,734	169,053	2,681	1.6%	0.5%

Total North American net sales	$2,590,368	$2,674,515	$(84,147)	(3.1)%	(3.2)%

We believe the overall decline in North America net sales for 2003 compared to 2002 was due to a number of factors, including the following:

•	soft market conditions, particularly in men’s apparel, which accounts for a large part of our business;

•	depressed retail sales in department and chain stores where our Levi’s® and Dockers® brands are primarily distributed in the United States;

•	inventory reductions by retailers in response to poor overall retail sales and in anticipation of the potential impact of the Levi Strauss Signature™ launch;

•	wholesale price reductions and higher sales allowances that we offered to our retail customers to improve their margins and help them, as well as us, remain competitive in an increasingly deflationary apparel environment; and

•	sales of our excess seasonal and other inventory at reduced prices.

The decrease in North America net sales for 2003 compared to 2002 was offset in part by sales from the launch in July 2003 of our Levi Strauss Signature™ brand into Wal-Mart stores in the United States and during the fourth quarter into Canada. We shipped a range of men’s, women’s and kids’ products into nearly 3,000 Wal-Mart stores across the United States in one of the largest brand launches in apparel history.

We introduced a number of new products during 2003 including Levi’s® brand corduroys with new styles, an improved fabric feel and performance and a wide range of new colors. We extended our popular Dockers® Go Khaki® pant with Stain Defender® finish to our women’s khaki lines. We also introduced our Dockers® Individual Fit® waistband technology, featuring an expandable waistband, into a number of our men’s and women’s products.

Europe net sales decreased 5.4% and, on a constant currency basis, decreased 19.6%.

The following table presents our net sales in our Europe region broken out for our brands including changes in these results for 2003 compared 2002:

(Dollars in thousands)	Year Ended November 30, 2003	Year Ended November 24, 2002	$ Increase (Decrease)	% Increase (Decrease)
				As Reported	Constant Currency
Europe Levi’s® brand	$891,008	$954,553	$(63,545)	(6.7)%	(20.5)%
Europe Dockers® brand	101,132	94,664	6,468	6.8%	(10.6)%

Total Europe net sales	$992,140	$1,049,217	$(57,077)	(5.4)%	(19.6)%

Net sales in Europe were affected by more severe market conditions than those prevailing in the United States. These market conditions included weak economies, low consumer confidence, price deflation in apparel and a stagnant retail environment. Our core replenishment business in the region suffered, particularly replenishment of 501® jeans products, in part due to retailers adopting more conservative purchasing patterns to reduce high inventory levels. A less favorable product mix also contributed to our constant currency sales decrease in 2003, reflecting in part lower sales of 501® jeans and increased sales of lower priced Levi’s® 580™ jeans and tops. Finally, we believe actions we took in Europe to move closeout and slow moving inventory, and unauthorized sales of our products, also adversely affected our sales in 2003.

Asia Pacific net sales increased 20.4% and, on a constant currency basis, increased 11.0%.

The following table presents our net sales in our Asia Pacific region broken out for our brands including changes in these results for 2003 compared to 2002.

	Year Ended November 30, 2003	Year Ended November 24, 2002	$ Increase (Decrease)	% Increase (Decrease)
(Dollars in thousands)				As Reported	Constant Currency
Asia Pacific Levi’s® brand	$480,631	$401,445	$79,186	19.7%	10.3%
Asia Pacific Dockers® brand	21,947	20,689	1,258	6.1%	(2.3)%
Asia Pacific Levi Strauss Signature™ brand	5,644	—	5,644	—	—

Total Asia Pacific net sales	$508,222	$422,134	$86,088	20.4%	11.0%

Sales growth in Asia reflected the impact of our new products, including the super premium Red Loop™ product introduced in August and improved retail presentation. In Japan, which accounted for approximately 52% of our net sales in the Asia Pacific region for 2003, net sales increased approximately 14% on a constant currency basis compared to 2002. The positive results in Japan also reflected the opening of additional independently owned retail stores dedicated to the Levi’s® brand. Our Levi’s® Type 1™ product line and our Red Tab™ products, including a revitalized 501® jean, performed well in the region. In addition, we introduced our Levi Strauss Signature™ brand into mass channel retailers in Australia and Japan during the fourth quarter of 2003.

Gross profit decreased 6.8%. Gross margin was 38.5%, reflecting a decrease of 2.3 percentage points.

Factors that reduced our gross profit in 2003 included the following:

•	reduced wholesale prices beginning in mid-2003 on our U.S. Levi’s® and Dockers® products in order to provide better margins for our retailers;

•	increased sales allowances and incentives in the United States primarily to facilitate transitions to new Levi’s® and Dockers® products and to clear seasonal and poorly-performing products, including Levi’s® Type 1™ jeans;

•	sales in the United States of our lower-priced products which generated lower gross margins than our other brands;

•	investments in fit, finish and fabric changes and in innovations in our Levi’s® and Dockers® products; and

•	lower sales of our 501® jeans and other core products in Europe and increased sales of lower margin Levi’s® Type 1™ jeans and Levi’s® 580™ jeans.

Cost savings from our 2002 plant closures partially offset the impact of these factors.

Gross profit in 2003 was also adversely affected by restructuring related expenses in 2003 of $27.6 million primarily associated with the 2003 plant closures in the United States. These expenses primarily related to workers’ compensation, post-retirement health and pension plan charges. Gross profit in 2002 was adversely affected by restructuring related expenses of $49.5 million associated with plant closures in the United States and Scotland. Most of those expenses were for workers’ compensation and pension enhancements in the United States.

Unlike in prior periods, gross profit in 2003 does not include post-retirement medical benefits related to retired manufacturing employees, as we have closed our manufacturing plants in the United States. These costs, totaling approximately $37.0 million for 2003, are now reflected in selling, general and administrative expenses. For 2003, gross profit benefited from the translation impact of stronger foreign currencies of approximately $97 million.

Selling, general and administrative expenses increased 5.2% and increased as a percentage of net sales by 2.1 percentage points.

The primary factors that contributed to the increase in our selling, general and administrative expenses in 2003 were as follows:

•	Our selling, general and administrative expenses in 2003 included expense of approximately $37.0 million for post-retirement medical benefits related to retired manufacturing employees, as noted in our discussion of gross profit above. Such costs were reported in cost of goods sold in 2002;

•	We had higher selling, general and administrative expenses as a result of our launch of the Levi Strauss Signature™ brand;

•	The impact of foreign currency translation resulted in an approximately $52.5 million increase in selling, general and administrative expenses; and

•	Our distribution costs increased to approximately $211.6 million in 2003 as compared to $184.7 million in 2002, primarily as a result of the increased distribution costs associated with our launch of the Levi Strauss Signature™ brand in 2003.

These increases were partially offset by the following:

•	Our annual incentive plan expense was $9.1 million in 2003 as compared to $44.4 million in 2002. The decrease reflects the impact of our 2003 operating results on our annual incentive plan payments for 2003;

•	We had a curtailment gain of approximately $21.0 million in 2003 as compared to a curtailment gain of approximately $12.5 million in 2002 due to an amendment in one of our post-retirement medical plans and a displacement of salaried employees in our U.S. business;

•	Our amortization expenses were approximately $11.0 million lower in 2003 as compared to 2002, due to our adoption in 2003 of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”, which resulted in the elimination of amortization of our goodwill and indefinite lived intangible assets; and

•	Our advertising expense in 2003 decreased 7.9% to $283.0 million in 2003 as compared to $307.1 million in 2002. Advertising expense in 2003 as a percentage of sales was 6.9% (7.3% of net sales excluding sales of Levi Strauss Signature™ products), compared to 7.4% in 2002, which reflected lower media spending in general and relatively minimal advertising spending for the Levi Strauss Signature™ brand.

Long-term incentive compensation net reversals were $138.8 million as compared to expense of $70.3 million for 2002.

For 2003, we had a net reversal of $138.8 million in long-term incentive compensation, reflecting our performance in 2003, our expectations for 2004 and the impact of income tax expense and other items under our long-term incentive compensation plan. Our long-term incentive compensation expenses in 2002 were $70.3 million.

Other operating income increased 15.9%.

Other operating income includes royalty income we generate through licensing our trademarks to accessory, country and other licensees. The increase is primarily attributable to an increase in 2003 in new licensees, and increased sales in 2003 by licensees of sportswear, loungewear and accessories.

Restructuring charges, net of reversals, were $89.0 million in 2003, as compared to $115.5 million in 2002.

In 2003, we recorded charges of $104.4 million associated with plant closures in the United States and Canada, and organizational changes in Europe and the United States. These charges were offset by reversals of $15.4 million in 2003, based primarily on lower costs than we had estimated for our 2002 U.S. plant closures. In 2002, we recorded charges of $142.0 million associated with plant closures in the United States and Scotland and a reorganizational initiative in Europe. These charges were offset by reversals of $26.5 million in 2002 relating primarily to lower employee benefit and other costs than we had estimated for our 1997 – 1999 plant closures and November 2001 reorganizational actions in our U.S. business.

Operating income increased 23.3%. Operating margin was 7.7%, reflecting an increase of 1.6 percentage points.

The following table shows our operating income broken out by region, the changes in these items from 2002 to 2003 and these items presented as percentage of net sales:

(Dollars in thousands)	Year Ended November 30, 2003	Year Ended November 24, 2002	$ Increase (Decrease)	% Increase (Decrease)	2003 % of Net Sales		2002 % of Net Sales
U.S. Levi’s® brand	$197,408	$334,487	$(137,079)	(41.0)%	14.3%		21.0%
U.S. Dockers® brand	146,225	166,910	(20,685)	(12.4)%	17.8%		18.4%
U.S. Levi Strauss Signature™ brand	24,306	—	24,306	—	11.2%		N/A
Canada and Mexico	34,489	35,960	(1,471)	(4.1)%	20.1%		21.3%

North America (all brands)	402,428	537,357	(134,929)	(25.1)%	15.5%		20.1%
Europe (all brands)	112,918	199,205	(86,287)	(43.3)%	11.4%		19.0%
Asia Pacific (all brands)	93,032	76,246	16,786	22.0%	18.3%		18.1%

Regional operating income	608,378	812,808	(204,430)	(25.2)%	14.9	%*	19.6	%*

Corporate:
Long-term incentive compensation reversal (expense)	138,842	(70,270)	209,112	(297.6)%	3.4	%*	(1.7	)%*
Restructuring charges, net of reversals	(89,009)	(115,455)	26,446	(22.9)%	(2.2	)%*	(2.8	)%*
Depreciation and amortization	(64,176)	(70,354)	6,178	(8.8)%	(1.6	)%*	(1.7	)%*
Other corporate expense	(280,686)	(302,584)	21,898	(7.2)%	(6.9	)%*	(7.3	)%*

Total corporate expense	(295,029)	(558,663)	263,634	(47.2)%	(7.2	)%*	(13.5	)%*

Total operating income	$313,349	$254,145	$59,204	23.3%	7.7	%*	6.1	%*

*	Percentage of consolidated net sales.

In 2003, lower corporate expense, partially offset by lower regional operating income, resulted in an increase in total operating income. The lower corporate expense was primarily driven by reversals of previously recorded incentive compensation plan accruals due to lower expected payouts under our prior long-term incentive compensation plans and lower restructuring charges, net of reversals, partially offset by an increase in other corporate expenses.

Regional Summaries. The following summarizes the changes in operating income by region:

•	North America. The decrease in operating income was primarily attributable to lower gross profit and higher selling, general and administrative expenses, slightly offset by higher other operating income.

•	Europe. The decrease in operating income was primarily attributable to lower gross profit and higher selling, general and administrative expenses, slightly offset by higher other operating income.

•	Asia Pacific. The increase in operating income was primarily attributable to higher gross profit and higher other operating income, as well as lower selling, general and administrative expenses.

Other corporate expense. Our total other corporate expenses were lower than 2002 due primarily to decreases in annual incentive compensation expense totaling $0.8 million in 2003, compared to an expense of $33.2 million in 2002 and higher curtailment gains of $21.0 million in 2003 as compared to $12.6 million in 2002, reflecting the changes we made to our post-retirement medical plans during the year.

The following table summarizes significant components of other corporate expense:

(Dollars in thousands)	Year Ended November 30, 2003	Year Ended November 24, 2002	$ Increase (Decrease)	% Increase (Decrease)
Annual incentive plan—corporate employees	$751	$33,181	$(32,430)	(97.7)%
Post-retirement medical benefit plan curtailment gain	(21,021)	(12,554)	8,467	67.4%
Corporate staff costs and other expense	300,956	281,957	18,999	6.7%

Total other corporate expense	$280,686	$302,584	$(21,898)	(7.2)%

Interest expense increased 36.3%.

The higher interest expense was primarily due to higher average debt balances and higher effective interest rates in 2003. The higher average debt balances of $433.6 million were due primarily to tax settlement and incentive compensation payments in early 2003 and higher inventories. The weighted average cost of borrowings for 2003 and 2002 was 10.05% and 9.14%, respectively. The increase in the weighted average interest rate reflects the issuance during the first quarter of 2003 of $575.0 million of senior notes due 2012 at a stated interest rate of 12.25%. The weighted average interest rate on average borrowings outstanding excludes interest payable to participants under unfunded deferred compensation plans and other items.

Other expense, net increased 120.1%

The following table summarizes significant components of other expense, net:

(Dollars in thousands)	Year Ended November 30, 2003	Year Ended November 24, 2002	$ Increase (Decrease)	% Increase (Decrease)
Foreign exchange management contracts losses	$84,803	$57,351	$27,452	47.9%
Interest rate management contracts gains	—	(2,266)	2,266	(100.0)%
Foreign currency transaction (gains) losses	(20,960)	3,999	(24,959)	(624.1)%
Interest income	(4,470)	(7,911)	3,441	(43.5)%
Loss on early extinguishment of debt	39,353	—	39,353	—
Minority interest—Levi Strauss Japan K.K.	2,270	1,696	574	33.8%
Minority interest—Levi Strauss Istanbul Konfeksiyon	(725)	366	(1,091)	(298.1)%
Other	(9,895)	(12,170)	2,275	(18.7)%

Total	$90,376	$41,065	$49,311	120.1%

The $49.3 million increase in other expense, net, was primarily driven by our recognition of loss on early extinguishment of debt in 2003, increased foreign exchange management contract losses and lower interest income, partially offset by increased foreign currency transaction gains. Our recognition in 2003 of a $39.4 million loss on early extinguishment of debt related to our purchase of $327.3 million in principal amount of our 6.80% notes and the write-off of unamortized bank fees associated with the refinancing in January 2003 of our 2001 bank credit facility and the refinancing in September 2003 of both our January 2003 credit facility and our July 2001 U.S. receivables securitization transaction.

The increase in foreign exchange management contract losses, from $57.4 million in 2002 to $84.8 million in 2003, was due to changes in outstanding exposures under management and changes in foreign currency exchange rates.

The increase in foreign currency transaction gains, from $4.0 million in losses in 2002 to $21.0 million in gains in 2003 was due to the remeasurement of foreign currency denominated balances at the exchange rates existing at the balance sheet dates.

The decrease in interest income in 2003 was primarily related to the receipt in the third quarter of 2002 of interest income on a refund arising from a legal settlement associated with custom duties in Mexico. The net gain on disposal of assets in 2003 relates to the sale of fixed assets associated with our 2002 U.S. plant closures.

Income tax expense increased by $298.8 million.

Income tax expense was $318.0 million for 2003, compared to $19.2 million for 2002, primarily related to the $282.4 million increase in valuation allowance against our deferred tax assets, including our foreign tax credits, state and foreign net operating loss carryforwards and alternative minimum tax credits.

Net loss was $349.3 million in 2003, compared to $7.3 million net income in 2002.

The impact of the valuation allowance on our income tax expense, together with increased interest expense resulting from higher average debt balances and effective interest rates in 2003, far offset the increase in our operating income, and drove the net loss for 2003.

Tax Matters

Overview. Income tax expense was $65.1 million for 2004 compared to $318.0 million for 2003. The difference between 2004 and 2003 is primarily related to the 2003 tax expense relating to an increase in the valuation allowance against our deferred tax assets, including our foreign tax credits, state and foreign net operating loss carryforwards, and alternative minimum tax credits. We believe the main drivers in our effective tax rate for the foreseeable future will be the impact on our tax provision of changes to our valuation allowance against our deferred tax assets, our ability to successfully resolve open tax issues with the tax authorities on terms more or less favorable than our current estimates and our ability to credit rather than deduct foreign taxes on our U.S. federal income tax return.

Valuation Allowance. Realization of our deferred tax assets is dependent upon future earnings in specific tax jurisdictions, the timing and amount of which are uncertain. Accordingly, we evaluate all significant available positive and negative evidence, including the existence of losses in recent years and our forecast of future taxable income, in assessing the need for a valuation allowance. The underlying assumptions we used in forecasting future taxable income require significant judgment and take into account our recent performance. As a result of these calculations, the valuation allowance increased by $37.1 million and $282.4 million for 2004 and 2003, respectively.

The following table shows the components of the changes in our valuation allowance during 2004. While we believe the valuation allowance was appropriately stated at November 28, 2004, changes in our expectations regarding the utilization of our deferred tax assets could result in an increase or decrease in our provision for income taxes in future periods, and such impact could be material. Improvement or deterioration in our projected earnings, changes in tax laws regarding carryforward periods and movement into or out of recent and cumulative loss positions for certain of our foreign affiliates, could lead to changes in our expectation regarding utilization of our deferred tax assets.

(Dollars in thousands)	November 30, 2003	Current Year Increase	Current Year Decrease	November 28, 2004
Foreign tax credits on unremitted non-U.S. earnings	$165,960	$—	$18,925	$147,035
Alternative minimum tax credits carryforward	19,177	—	19,177	—
Foreign net operating loss carryforwards and other foreign deferred tax assets	113,387	39,399	—	152,786
U.S. state net operating loss carryforward	25,119	11,224	—	36,343
Foreign tax credit carryforwards	25,907	24,612	—	50,519

Net valuation allowance change	$349,550	$75,235	$38,102	$386,683

We cannot provide assurance that our future business performance will enable us to conclude that we will be able to fully utilize the net deferred tax assets remaining after application of the valuation allowance. Moreover, if our business or expectations decline further, we may be required to record additional valuation allowances in future periods. On the other hand, improvements in our business performance may in the future require us to record a reversal of all or a portion of the valuation allowance because we may change our assessment of our ability to use our foreign tax credits and net operating loss carryforwards.

Examination of Tax Returns. We have unresolved tax issues in our consolidated U.S. federal corporate income tax returns for the prior 19 years. Many of these years are currently under examination by the Internal Revenue Service.

During 2004, we reached a partial agreement with the Internal Revenue Service for the years 1990 to 1994 and paid $42 million in tax and interest in November 2004. We also received a Revenue Agent’s Report during the year for additional issues related to the 1990 to 1994 tax years. The most significant unresolved issue relating to these tax years was the subject of an unfavorable Technical Advice Memorandum from the National Office of the Internal Revenue Service with regard to certain positions we took on prior returns. We filed a protest with the Appeals Division of the Internal Revenue Service relating to the remaining unresolved items for these years.

Although we believe that our accrued tax liabilities are adequate to cover the net exposure arising from our U.S. federal, state and foreign tax loss contingencies as of November 28, 2004, we cannot provide assurance that we will be able to reach settlement with the tax authorities on terms that are acceptable to us. Due to the numerous years under review and the magnitude and nature of the issues remaining to be resolved, it is also possible that our final settlement may increase or decrease the amount of U.S. federal net operating loss, foreign tax credit, and alternative minimum tax credit carryforwards that are currently recorded on our balance sheet. As some, but not all, of these assets have related valuation allowances, to the extent the final settlement with the tax authorities changes our estimate of our tax loss and credit carryforwards, income tax expense may be increased or decreased. It is possible that an adverse outcome resulting from any settlement or future examination may require us to increase our recorded income tax expense and may adversely affect our liquidity, and such impact could be material.

Ability to Credit Foreign Taxes. We believe it is more likely than not that our foreign tax credit carryforward of approximately $50.5 million will expire unused. Accordingly, we have fully offset the related gross deferred tax asset with a valuation allowance. As we are not permanently reinvesting the earnings of our foreign affiliates, we must also account for the residual income tax that will be assessed upon the repatriation of our unremitted earnings. For these purposes, we have also projected that it is more likely than not that we will be unable to fully utilize the foreign tax credits that may accompany the repatriated earnings. Accordingly, we expect to deduct, rather than credit, foreign taxes in future years and have partially offset these foreign tax credits with a valuation allowance to bring our gross deferred tax asset to its net realizable value.

In reaching our determination regarding the recoverability of available foreign tax credits, we considered the impact of the American Jobs Creation Act of 2004 which extended the carryforward life of foreign tax credits from five to ten years. While this was a positive development that will assist us as we try to utilize our foreign tax credits in future periods, it has not ultimately changed our view regarding the recoverability of this deferred tax asset. Our provision for income tax could be reduced in 2005 or future years if we change our view as to our ability to utilize our foreign tax credits. Additionally, we have reviewed other provisions of the new law, including the beneficial dividend-received deduction available for certain distributions from foreign subsidiaries during 2005. Due to the high base-period calculation associated with this deduction and other factors, we do not expect this provision of the law to materially affect our provision for income taxes.

Liquidity and Capital Resources

Liquidity Outlook

We believe we will have adequate liquidity in 2005 to operate our business and to meet our cash requirements. We believe that we will be in compliance with the financial covenants contained in our senior secured term loan and our senior secured revolving credit facility.

Cash Sources

Our key sources of cash include earnings from operations and borrowing availability under our senior secured revolving credit facility. As of November 28, 2004, we had total cash and cash equivalents of approximately $299.6 million, a $156.2 million increase from the $143.4 million cash balance as of November 30, 2003. The increase was primarily due to lower levels of inventory, higher gross profits and lower cash operating expenses, partially offset by higher interest payments and payments for our restructuring initiatives.

As of November 28, 2004, our total availability under our amended senior secured revolving credit facility was approximately $488.1 million. We had no outstanding borrowings under this facility, but had utilization of other credit-related instruments such as documentary and standby letters of credit. Our unused availability was approximately $360.0 million. In addition, we had liquid short-term investments in the United States totaling approximately $262.0 million, resulting in a net liquidity position (availability and liquid short-term investments) of $622.0 million in the United States.

As of March 13, 2005, our total availability under our amended senior secured revolving credit facility was approximately $443.2 million. We had no outstanding borrowings under this facility, but had utilization of other credit related instruments such as documentary and standby letters of credit. Our unused availability was approximately $325.5 million. In addition, we had liquid short term investments in the United States totaling approximately $55.2 million, resulting in a net liquidity position (availability and liquid short term investments) of $380.7 million in the United States.

Cash Uses

Our principal cash requirements include working capital, capital expenditures, cash restructuring costs, payments of interest on our debt, payments of taxes and payments for U.S. pension and postretirement health benefit plans. The following table presents selected cash uses in 2004 and the related projected cash requirements for such items in 2005:

Selected items	Cash used in 2004	Selected projected cash requirements in 2005
(Dollars in millions)
Restructuring activities(1)	$144	$57
Interest(2)	234	242
Federal, foreign and state income tax liabilities (net of refunds)(3)	33	43
Prior years’ income tax liabilities, net(4)	50	116
Capital expenditures(5)	16	51
Post-retirement health benefit plans	34	36
Pension plans	39	19

Total selected cash requirements	$550	$564

(1)	Our 2005 projection for restructuring costs primarily relates to previously announced initiatives. For more information, see Note 3 to our Consolidated Financial Statements.

(2)	Projected cash requirements for interest in 2005 gives effect to (i) our issuance of $450.0 million of our 9.75% Notes in December 2004 and our issuance of $380.0 million of our Floating Rate Notes and €150.0 million of our Euro Notes in March 2005, (ii) our repurchase of $372.1 million of our 2006 Notes in January 2005, (iii) our repurchase of approximately $270.0 million of our Dollar denominated 2008 Notes and approximately €89.0 million of our Euro denominated 2008 Notes in March 2005, (iv) our anticipated redemption of the remaining 2008 Notes in April 2005, and (v) repayment of our customer service center equipment financing in December 2004.

(3)	Projected cash requirements for 2005 relate primarily to estimated payments in respect of 2005 income taxes.

(4)	Our projection for cash tax payments in 2005 for prior years’ contingent income tax liabilities primarily reflects payments of foreign tax liabilities we have determined not to appeal and accelerated payments resulting from our intention to resolve during 2005 open tax years with the Internal Revenue Service and certain state and foreign tax authorities. These projected payments are included in our accrued income taxes as of November 28, 2004.

(5)	The increase in projected capital expenditures in 2005 as compared to our actual capital expenditures in 2004 primarily reflects the impact of estimated costs associated with the implementation of an enterprise resource planning system in our Asia Pacific region and our intention to make incremental investments in owned and operated retail stores.

The following table provides information about our significant cash contractual obligations and commitments as of November 28, 2004. The table gives effect to our refinancing activities in December 2004, January 2005 and March 2005.

	Payments due or projected by period
(Dollars in millions)	Total	2005	2006	2007	2008	2009	Thereafter
Contractual and Long-term Liabilities:
Long-term debt obligations(1)	$2,385	$19	$568	$—	$—	$—	$1,798
Capital lease obligations(2)	8	2	2	2	1	1	—
Operating leases(3)	401	71	65	59	56	53	97
Purchase obligations(4)	389	324	19	14	11	10	11
Post-retirement obligations(5)	493	36	36	34	33	32	322
Pension obligations(6)	217	19	13	51	9	10	115
Long-term employee related benefits(7)	154	—	36	36	36	25	21
Other long-term liabilities(8)	43	—	2	3	6	6	26

Total	$4,090	$471	$741	$199	$152	$137	$2,390

(1)	See “—Indebtedness” below for a more detailed discussion of our long-term debt obligations. Gives effect to (i) our issuance of $450.0 million of our 9.75% Notes in December 2004 and our issuance of $380.0 million of our Floating Rate Notes and €150.0 million of our Euro Notes in March 2005, (ii) our repurchase of $372.1 million of our 2006 Notes in January 2005, (iii) our repurchase of approximately $270.0 million of our Dollar denominated 2008 Notes and approximately €89.0 million of our Euro denominated 2008 Notes in March 2005, (iv) our anticipated redemption of the remaining 2008 Notes in April 2005, and (v) repayment of our customer service center equipment financing in December 2004. Assumes we do not meet the 2006 notes refinancing condition in our senior secured term loan, with the result that the maturity date of our senior secured term loan will be August 1, 2006. See “—Description of Other Indebtedness.—Senior Secured Term Loan and Senior Secured Revolving Credit Facility—Early Maturity or Default if Notes Not Refinanced” for a more detailed discussion of the refinancing condition.

(2)	We have a logistics services agreement in Europe with a third party that includes a capital lease for machinery and equipment. The agreement includes an initial fixed term of approximately five years which runs through 2009, and provides for a renewal option. The cost of the machinery and equipment under this capital lease is included in our consolidated balance sheets as property, plant and equipment, and the net carrying value was approximately $6.7 million as of November 28, 2004. The capitalized lease assets are amortized on a straight-line basis over the five-year life of the agreement. For more information, see Note 5 to our Consolidated Financial Statements.

(3)	We lease a number of manufacturing, distribution, office and retail facilities around the world. For more information, see “Item 2—Properties.”

(4)	Amounts reflect estimated commitments of $232.0 million for inventory purchases, $10.7 million for capital expenditures and $146.7 million for information technology and other professional services. We do not have any material long-term raw materials supply agreements. We typically conduct business with our raw material suppliers, garment manufacturing and finishing contractors on an order-by-order basis. Most arrangements are cancelable without a significant penalty and with short notice (usually 30 to 90 days). Our projected cash requirements for capital expenditures reflects estimates related to spending on the enterprise resource planning system project in Asia Pacific and other spending over the next twelve months.

(5)

We maintain two plans that provide post-retirement benefits, principally health care, to qualified U.S. retirees and their qualified dependents. The plans are contributory and contain certain cost-sharing features, such as deductibles and coinsurance. Our policy is to fund post-retirement benefits as claims and premiums are paid. The amounts presented in the table for 2004 through 2009 represent an estimate of our projected contributions to the plans based on information provided by our plans’ actuaries. These expected payments are not in addition to the post-retirement benefit plans expense recorded for the applicable year and are based on estimates and subject to change. For more information, see Note 12 to our Consolidated Financial Statements.

(6)	We have numerous noncontributory pension plans covering substantially all of our employees. The amounts presented in the table represent an estimate of our projected contributions to the plans for 2004 to 2009 based on information provided by our plans’ actuaries. These estimated payments are based on assumptions and existing facts and circumstances, and are subject to change. They do not include any pension expense for future periods. For more information, see Note 12 to our Consolidated Financial Statements.

(7)	Long-term employee-related benefits relate to workers’ compensation and deferred compensation arrangements. We estimated these payments based on prior experience and forecasted activity for these items. For more information, see Note 15 to our Consolidated Financial Statements.

(8)	Our other long-term liabilities are primarily comprised of rent accruals resulting from accounting for rental expense on a straight-line basis over the lease term.

Information in the two preceding tables reflects our estimates of future cash payments. These estimates and projections are based upon assumptions that are inherently subject to significant economic, competitive, legislative and other uncertainties and contingencies, many of which are beyond our control. Accordingly, our actual expenditures and liabilities may be materially higher or lower than the estimates and projections reflected in these tables. The inclusion of these projections and estimates should not be regarded as a representation by us that the estimates will prove to be correct.

Off-Balance Sheet Arrangements, Guarantees and Other Contingent Obligations

Off-Balance Sheet Arrangements. We have no material special-purpose entities or off-balance sheet debt obligations.

Indemnification Agreements. In the ordinary course of our business, we enter into agreements containing indemnification provisions under which we agree to indemnify the other party for specified claims and losses. For example, our trademark license agreements, real estate leases, consulting agreements, logistics outsourcing agreements, securities purchase agreements and credit agreements typically contain these provisions. This type of indemnification provision obligates us to pay certain amounts associated with claims brought against the other party as the result of trademark infringement, negligence or willful misconduct of our employees, breach of contract by us including inaccuracy of representations and warranties, specified lawsuits in which we and the other party are co-defendants, product claims and other matters. These amounts are generally not readily quantifiable: the maximum possible liability or amount of potential payments that could arise out of an indemnification claim depends entirely on the specific facts and circumstances associated with the claim. We have insurance coverage that minimizes the potential exposure to certain of these claims. We also believe that the likelihood of substantial payment obligations under these agreements to third parties is low and that any such amounts would be immaterial.

Cash Flows

The following table summarizes, for the periods indicated, selected items in our consolidated statements of cash flows:

(Dollars in thousands)	2004	2003	2002
Cash and cash equivalents	$299,596	$143,445	$64,446
Cash provided by (used for) operating activities	199,896	(190,650)	200,729
Cash used for investing activities	(12,930)	(84,484)	(59,353)
Cash (used for) provided by financing activities	(32,120)	349,096	(143,558)

2004 as compared to 2003

Cash provided by operating activities was $199.9 million in 2004, compared to cash used for operating activities of $190.7 million in 2003.

The increase of $390.6 million in cash provided by operating activities was primarily due to the following factors:

•	Gross profit increased by $209.8 million in 2004 compared to 2003.

•	We paid out $83.0 million in income tax payments during 2004 as compared to $167.3 million for 2003.

•	During 2004, cash inflow provided by the decrease in inventories was $100.9 million, due primarily to improved working capital management including our product rationalization efforts and our shift away from self-manufacturing and cut-make-trim arrangements with contractors to outsourced package manufacturing. The inventory reduction in North America was partially offset by higher inventories in Asia Pacific and Europe, reflecting higher volume in the case of Asia Pacific and the impact of foreign currency translation. During 2003, cash outflows from the increase of inventories were $77.1 million, due primarily to the increase in Levi Strauss Signature™ inventories prior to our launch of the brand into Wal-Mart stores in 2003.

•	During 2004, we paid out approximately $10.0 million under our annual incentive plan and made no payments under the long-term incentive plan. During 2003, we paid out approximately $100.0 million under the annual and long-term incentive plans.

Partially offsetting these factors are increased interest payments of $233.5 million and restructuring payments of $143.6 million during 2004, compared to $191.9 million and $49.7 million, respectively, for 2003.

Cash used for investing activities was $12.9 million in 2004, compared to $84.5 million in 2003.

The decrease for 2004 resulted primarily from reduced investments in information technology systems, due in part to our decision to indefinitely suspend the installation of a worldwide enterprise resource planning system and reduced capital expenditures as a result of cost control measures, and lower realized losses on net investment hedges, partially offset by lower proceeds from sales of property, plant and equipment.

Cash used for investing activities in 2003 primarily represented purchases of information systems enhancements and realized losses on net investment hedges. These items were partially offset by proceeds primarily from the sale of assets associated with the U.S. plant closures.

Cash used for financing activities was $32.1 million for 2004, compared to cash provided by financing activities of $349.1 million for 2003.

Cash used for financing activities in 2004 primarily reflected required payments on our customer service center equipment financing and term loan in addition to repayments on short-term borrowings.

Cash provided by financing activities for 2003 was $349.1 million, which primarily reflected our issuance of our 12.25% senior unsecured notes due 2012 and our entry into the September 2003 senior secured term loan. These items were partially offset by the maturity and repayment of $350.0 million in principal amount of our 6.80% notes due November 1, 2003, debt issuance costs associated with our first and fourth quarter 2003 debt financing transactions, the retirement of our domestic and European receivables securitization financing arrangements and the retirement of an industrial development revenue refunding bond.

2003 as compared to 2002

Cash used for operating activities was $190.7 million in 2003, compared to cash provided by operating activities of $200.7 million in 2002.

The increase in cash used for operating activities for 2003 was primarily due to lower sales in Europe and North America during the fourth quarter and the introduction of our Levi Strauss Signature™ brand, which resulted in higher inventory balances. In addition, we made payments in the first quarter of 2003 of approximately $95.0 million, net of employee deferrals, under our employee incentive compensation plan and approximately $110.0 million in settlement of examinations by the Internal Revenue Service of our income tax returns for the years 1990 through 1995.

Cash used for operating activities for 2002 reflects higher net sales in the fourth quarter of 2002 compared to the same period in 2001. In addition, inventories were lower due to improved inventory management and the impact of sales incentive programs.

Cash used for investing activities was $84.5 million in 2003, compared to $59.4 million in 2002.

The increase in cash used for investing activities for 2003 resulted primarily from purchases of information systems enhancements and realized losses on net investment hedges. These items were partially offset by proceeds primarily from the sale of assets associated with the U.S. plant closures.

Cash used for investing activities in 2002 primarily represented purchases of property, plant and equipment and realized losses on net investment hedges, partially offset by proceeds received on sales of property, plant and equipment. The purchases primarily related to sales office capital improvements and systems upgrades. The proceeds received on the sale of property, plant and equipment arose mainly from the sale during the first quarter of 2002 of an idle distribution center located in Nevada.

Cash provided by financing activities was $349.1 million in 2003, compared to cash used for financing activities of $143.6 million in 2002.

Cash provided by financing activities for 2003 primarily reflected the issuance of the 2012 notes and entry into the September 2003 senior secured term loan. These items were partially offset by the maturity and repayment of $350.0 million in principal amount of our 2003 notes, debt issuance costs associated with our first and fourth quarter 2003 debt financing transactions, the retirement of our domestic and European receivables securitization financing arrangements and the retirement of an industrial development revenue refunding bond.

We used cash in 2002 primarily for the repayment of existing debt.

Indebtedness

Overview. The following table sets forth the components of our debt and cash and cash equivalents as of November 28, 2004, and after giving effect to (i) our issuance of $450.0 million of our 9.75% Notes in December 2004 and our issuance of $380.0 million of our Floating Rate Notes and €150.0 million of our Euro Notes in March 2005, (ii) our repurchase of $372.1 million of our 2006 Notes in January 2005, (iii) our repurchase of approximately $270.0 million of our Dollar denominated 2008 Notes and approximately €89.0 million of our Euro denominated 2008 Notes in March 2005, (iv) our anticipated redemption of the remaining 2008 Notes in April 2005, and (v) repayment of our customer service center equipment financing in December 2004. As of November 28, 2004, after giving effect to these transactions, our debt, net of cash on hand, was $2.1 billion, compared with $2.2 billion as of November 30, 2003:

Dollars in thousands	Balance as of November 28, 2004	Balance as of November 28, 2004, giving effect to December 2004 and January–April 2005 financing actions(1)
	(Dollars in Thousands)
Long-Term Debt:
Secured:
Term Loan	$495,000	$495,000
Revolving credit facility	—	—
Customer service center equipment financing	55,936	—
Notes payable, at various rates	408	408

Subtotal	551,344	495,408
Unsecured:
Notes:
7.00%, due 2006	449,095	77,700
11.625% Dollar denominated, due 2008	378,022	—
11.625% Euro denominated, due 2008	165,260	—
12.25% Senior Notes, due 2012	571,671	571,671
Floating Rate Notes due 2012	—	380,000
8.625% Senior Notes due 2013	—	201,255
9.75% Senior Notes, due 2015	—	450,000
Yen-denominated Eurobond 4.25%, due 2016	194,534	194,534

Subtotal	1,758,582	1,875,160
Current maturities	(61,203)	(5,267)

Total long-term debt	$2,248,723	$2,365,301

Short-Term Debt:
Short-term borrowings	$13,962	$13,962
Current maturities of long-term debt	61,203	5,267

Total short-term debt	$75,165	$19,229

Total long-term and short-term debt	$2,323,888	$2,384,530

Cash and cash equivalents	$299,596	$275,212

Restricted cash	$1,885	$1,885

(1)

Gives effect to $450.0 million of gross proceeds from our issuance of 9.75% Notes in December 2004, repurchase through a tender offer of $372.1 million of our 2006 Notes, payment of tender offer premium of approximately $19.0 million, payment of estimated underwriting and other costs from the December 2004 9.75% Notes issuance of approximately $10.0 million, payment of $55.9 million to repay all amounts owing under our customer service center equipment lease financing due December 2004, receipt of $581.3 million of gross proceeds from our issuance of $380.0 million of Floating Rate Notes and €150.0 million of our Euro Notes, repurchase through a tender offer and anticipated redemption for all outstanding 2008 Notes ($547.7 million), payment of tender offer and anticipated redemption premiums for the 2008 Notes of approximately $33.8 million and payment of estimated underwriting and other costs for the March 2005 notes issuance of approximately $16.6 million.

As of November 28, 2004, we had fixed rate debt of approximately $2.0 billion (86% of total debt) and variable rate debt of approximately $0.3 billion (14% of total debt). As of November 28, 2004, after giving effect to our December 2004 and January through April 2005 financing actions discussed above, our fixed rate debt would have been approximately $1.7 billion (72% of total debt) and variable debt of approximately $0.7 billion (28% of total debt). The borrower of substantially all of our debt is Levi Strauss & Co., our parent and U.S. operating company.

Principal Payments. The table below sets forth, as of November 28, 2004, our required aggregate short-term and long-term debt principal payments for the next five fiscal years and thereafter, after giving effect to (i) our issuance of $450.0 million of our 9.75% Notes in December 2004 and our issuance of $380.0 million of our Floating Rate Notes and €150.0 million of our Euro Notes in March 2005, (ii) our repurchase of $372.1 million of our 2006 Notes in January 2005, (iii) our repurchase of approximately $270.0 million of our Dollar denominated 2008 Notes and approximately €89.0 million of our Euro denominated 2008 Notes in March 2005, (iv) our anticipated redemption of the remaining 2008 Notes in April 2005, and (v) repayment of our customer service center equipment financing in December 2004, (vi) the satisfaction of the 2008 Notes refinancing condition and different 2006 Notes refinancing condition scenarios under the senior secured term loan:

	Principal payments as of November 28, 2004
Fiscal year	Assuming 2006 notes refinancing condition not met	Assuming 2006 notes refinancing conditions met
2005(1)	$19,229	$19,229
2006(2)	567,724	82,724
2007	—	5,000
2008	—	5,000
2009	—	475,000
Thereafter	1,797,577	1,797,577

Total	$2,384,530	$2,384,530

(1)	Includes required payments of approximately $5.0 million under our senior secured term loan and payments relating to short-term borrowings of approximately $14.0 million.

(2)	If we do not meet the 2006 Notes refinancing condition, our senior secured term loan will mature in 2006, and, coupled with the scheduled maturity of the remaining balance of our 2006 Notes, we will have to repay or otherwise satisfy approximately $568.0 million of debt in fiscal 2006. If we meet the 2006 Notes refinancing condition, we will have to repay or otherwise satisfy approximately $83.0 million of debt in 2006.

Description of Principal Indebtedness.

We summarize the material terms of our senior secured term loan, senior secured revolving credit facility and other financing arrangements in “Description of Other Indebtedness”.

Other Sources of Financing

We are a privately held corporation. Historically, we have primarily relied on cash flow from operations, borrowings under our credit facilities, issuances of notes and other forms of debt financing. We regularly explore our financing and debt reduction alternatives, including new credit agreements, equipment and real estate financing, equity financing, securitizations and unsecured and secured note issuances.

Effects of Inflation

We believe that inflation in the regions where most of our sales occur has not had a significant effect on our net sales or profitability.

Foreign Currency Translation

The functional currency for most of our foreign operations is the applicable local currency. For those operations, assets and liabilities are translated into U.S. dollars using period-end exchange rates and income and expense accounts are translated at average monthly exchange rates. The U.S. dollar is the functional currency for foreign operations in countries with highly inflationary economies and certain other subsidiaries. The translation adjustments for these entities are included in “Other expense, net.”

Quantitative and Qualitative Disclosure About Market Risk

Derivative Financial Instruments

We are exposed to market risk primarily related to foreign currencies and interest rates. We actively manage foreign currency risks with the objective of maximizing our U.S. dollar value. We hold derivative positions only in currencies to which we have exposure. We currently do not hold any interest rate derivatives.

We are exposed to credit loss in the event of nonperformance by the counterparties to the foreign exchange contracts. However, we believe these counterparties are creditworthy financial institutions and do not anticipate nonperformance. We monitor the creditworthiness of our counterparties in accordance with our foreign exchange and investment policies. In addition, we have International Swaps and Derivatives Association, Inc. (ISDA) master agreements in place with our counterparties to mitigate the credit risk related to the outstanding derivatives. These agreements provide the legal basis for over-the-counter transactions in many of the world’s commodity and financial markets.

Foreign Exchange Risk

The global scope of our business operations exposes us to the risk of fluctuations in foreign currency markets. This exposure is the result of certain product sourcing activities, some inter-company sales, foreign subsidiaries’ royalty payments, net investment in foreign operations and funding activities. Our foreign currency management objective is to mitigate the potential impact of currency fluctuations on the value of our cash flows. We typically take a long-term view of managing exposures, using forecasts to develop exposure positions and engaging in their active management.

We operate a centralized currency management operation to take advantage of potential opportunities to naturally offset exposures against each other. For any residual exposures, we enter into spot exchange, forward exchange, cross-currency swaps and option contracts to hedge certain anticipated transactions as well as certain firm commitments, including third party and inter-company transactions. We manage the currency risk as of the inception of the exposure. We do not currently manage the timing mismatch between our forecasted exposures and the related financial instruments used to mitigate the currency risk.

Our foreign exchange risk management activities are governed by a foreign exchange risk management policy approved by our board of directors. Our foreign exchange committee, comprised of a group of our senior financial executives, reviews our foreign exchange activities to ensure compliance with our policies. The operating policies and guidelines outlined in the foreign exchange risk management policy provide a framework that allows for an active approach to the management of currency exposures while ensuring the activities are conducted within established parameters. Our policy includes guidelines for the organizational structure of our risk management function and for internal controls over foreign exchange risk management activities, including various measurements for monitoring compliance. We monitor foreign exchange risk, interest rate risk and related derivatives using different techniques including a review of market value, sensitivity analysis and a Value-at-Risk model.

At November 28, 2004, we had U.S. dollar spot and forward currency contracts to buy $793.8 million and to sell $504.1 million against various foreign currencies. Additionally we had Australian Dollar forward currency contracts to buy 1.3 million Australian Dollars ($1.0 million equivalent) against the Polish Zloty and the New Zealand Dollar. These contracts are at various exchange rates and expire at various dates through March 2005.

We have entered into option contracts to manage our exposure to numerous foreign currencies. At November 28, 2004, we had bought U.S. dollar option contracts resulting in a net long position against various foreign currencies of $12.0 million should the options be exercised. Additionally we bought Euro options resulting in a net long position against Japanese Yen of 10.0 million Euros ($13.3 million equivalent) should the options be exercised. To finance the premium related to bought options, we sold U.S. dollar options resulting in a net long position against various currencies of $36.6 million should the options be exercised. The option contracts are at various strike prices and expire at various dates through February 2005.

At the respective maturity dates of the outstanding spot, forward and option currency contracts, we expect to enter into various derivative transactions in accordance with our currency risk management policy.

The following table presents the currency, average forward exchange rate, notional amount and fair values for our outstanding forward and swap contracts as of November 28, 2004. The average forward rate is the forward rate weighted by the total of the transacted amounts. The notional amount represents the total net position outstanding as of the stated date. A positive amount represents a long position in U.S. dollar versus the exposure currency, while a negative amount represents a short position in U.S. dollar versus the exposure currency. The net position is the sum of all buy transactions minus the sum of all sell transactions. All amounts are stated in U.S. dollar equivalents. We use widely accepted valuation models that incorporate quoted market prices or dealer quotes to determine the estimated fair value of our foreign exchange derivative contracts. All transactions will mature before the end of March 2005.

Outstanding Forward and Swap Transactions

(Dollars in Thousands except Average Forward Exchange Rates)

	As of November 28, 2004
Currency	Average Forward Exchange Rate	Notional Amount	Fair Value
Australian Dollar	0.75	$33,770	$(2,017)
Canadian Dollar	1.18	63,663	(118)
Swiss Franc	1.20	(21,330)	1,143
Danish Krona	5.65	32,079	(262)
Euro	1.29	(19,106)	469
British Pound	1.85	142,153	(3,574)
Hungarian Forint	194.16	(26,675)	1,237
Japanese Yen	102.93	17,626	(324)
Korean Won	1,075.27	5,104	(116)
Mexican Peso	11.40	19,387	(99)
Norwegian Krona	6.37	17,839	(802)
New Zealand Dollar	0.71	(7,231)	65
Polish Zloty	3.31	(27,144)	1,847
Swedish Krona	6.88	62,020	(1,404)
Singapore Dollar	1.65	(16,710)	54
Taiwan Dollar	32.68	9,675	(523)
South African Rand	6.02	4,490	(77)

Total		$289,610	$(4,501)

The following table presents the currency, average strike rate, notional amount and fair value of our outstanding foreign currency options. All amounts are stated in U.S. dollar equivalents. The notional amount represents the total net position outstanding as of the stated date should the option be exercised. A positive amount represents a long position in U.S. dollars, while a negative amount represents a short position in U.S. dollars, versus the relevant currency. We use a weighting factor based on the notional amounts of the outstanding transactions to determine the average strike rate. We use widely accepted valuation models that incorporate quoted market prices or dealer quotes to determine the estimated fair value of our foreign exchange derivative contracts. All transactions expired before the end of February 2005.

Outstanding Options Transactions

(Dollars in Thousands except Average Strike Rates)

	As of November 28, 2004
Currency	Average Strike Rate	Notional Amount	Fair Value
Australian Dollar	0.72	$(5,329)	$660
Euro	1.31	584	117
Japanese Yen	104.50	40,000	(198)

Total		$35,255	$579

Interest Rate Risk

We maintain a mix of medium and long-term fixed and variable rate debt. We currently do not actively manage the related interest rate risk and hold no interest rate derivatives.

The following table provides information about our financial instruments that are sensitive to changes in interest rates. The table gives effect to (i) our issuance of $450.0 million of our 9.75% Notes in December 2004 and our issuance of $380.0 million of our Floating Rate Notes and €150.0 million of our Euro Notes in March 2005, (ii) our repurchase of $372.1 million of our 2006 Notes in January 2005, (iii) our repurchase of approximately $270.0 million of our Dollar denominated 2008 Notes and approximately €89.0 million of our Euro denominated 2008 Notes in March 2005, (iv) our anticipated redemption of the remaining 2008 Notes in April 2005, and (v) repayment of our customer service center equipment financing in December 2004, as if such actions took place as of November 28, 2004. The table presents principal (face amount) outstanding balances of our debt instruments and the related weighted average interest rates for the years indicated. The applicable floating rate index is included for variable rate instruments. All amounts are stated in U.S. dollar equivalents.

Interest Rate Table as of November 28, 2004

(Dollars in Thousands Unless Otherwise Stated)

	Year Ended							Fair Value 2004
	2004	2005	2006	2007	2008	2009	2010
Debt Instruments
Fixed Rate (US$)	$1,300,857	$1,298,857	$1,219,000	$1,217,000	$1,215,000	$1,025,000	$1,025,000	$1,382,460
Average Interest Rate	10.73%	10.73%	10.97%	10.97%	10.97%	11.15%	11.15%
Fixed Rate (Yen 20 billion)	$194,534	$194,534	$194,534	$194,534	$194,534	$194,534	$194,534	$173,774
Average Interest Rate	4.25%	4.25%	4.25%	4.25%	4.25%	4.25%	4.25%
Fixed Rate (Euro 125 million)	$201,255	$201,255	$201,255	$201,255	$201,255	$201,255	$201,255	$201,255
Average Interest Rate	8.63%	8.63%	8.63%	8.63%	8.63%	8.63%	8.63%
Variable Rate (US$)	$677,000	$674,000	$671,000	$668,000	$665,000	$380,000	$380,000	$705,642
Average Interest Rate*	8.36%	8.35%	8.35%	8.35%	8.34%	7.75%	7.75%
Total principal (face amount) of our debt instruments	$2,373,646	$2,368,646	$2,285,789	$2,280,789	$2,275,789	$1,800,789	$1,800,789	$2,463,131

*	Assumes no change in short-term interest rates

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the related notes. We believe that the following discussion addresses our critical accounting policies, which are those that are most important to the portrayal of our financial condition and results and require management’s most difficult, subjective and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Changes in such estimates, based on more accurate future information, or different assumptions or conditions, may affect amounts reported in future periods.

We summarize our critical accounting policies below.

Revenue recognition. We recognize revenue on sale of product when the goods are shipped and title passes to the customer provided that: there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price is fixed or determinable; and collectibility is probable. Revenue is recognized when the sale is recorded net of an allowance for estimated returns, discounts and retailer promotions and incentives.

We recognize allowances for estimated returns, discounts and retailer promotions and incentives in the period when the sale is recorded. Allowances principally relate to U.S. operations and primarily reflect price discounts, non-volume-based incentives and other returns and discounts. We estimate non-volume-based allowances by considering customer and product-specific circumstances and commitments, as well as historical customer claim rates. Actual allowances may differ from estimates due to changes in sales volume based on retailer or consumer demand and changes in customer and product-specific circumstances.

Inventory valuation. We value inventories at the lower of cost or market value. Inventory costs are based on standard costs on a first-in first-out basis, which are updated periodically and supported by actual cost data. We include materials, labor and manufacturing overhead in the cost of inventories. In determining inventory market values, substantial consideration is given to the expected product selling price. We consider various factors, including estimated quantities of slow-moving and obsolete inventory, by reviewing on-hand quantities, outstanding purchase obligations and forecasted sales. We then estimate expected selling prices based on our historical recovery rates for sale of slow-moving and obsolete inventory and other factors, such as market conditions and current consumer preferences. Estimates may differ from actual results due to the quantity, quality and mix of products in inventory, consumer and retailer preferences and economic conditions.

Restructuring reserves. Upon approval of a restructuring plan by management with the appropriate level of authority, we record restructuring reserves for certain costs associated with plant closures and business reorganization activities as they are incurred or when they become probable and estimable. Restructuring costs associated with initiatives commenced prior to January 1, 2003 were recorded in compliance with Emerging Issues Task Force No. 94-3 and primarily include employee severance, certain employee termination benefits, such as outplacement services and career counseling, and resolution of contractual obligations.

For initiatives commenced after December 31, 2002, we recorded restructuring reserves in compliance with Statement of Financial Accounting Standards No. (“SFAS”) 112, “Employers’ Accounting for Postemployment Benefits,” and SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities,” resulting in the recognition of employee severance and related termination benefits for recurring arrangements when they become probable and estimable and on the accrual basis for one-time benefit arrangements. We record other costs associated with exit activities as they are incurred. Employee severance and termination benefit costs reflect estimates based on agreements with the relevant union representatives or plans adopted by us that are applicable to employees not affiliated with unions. These costs are not associated with nor do they benefit continuing activities. Changing business conditions may affect the assumptions related to the timing and extent of facility closure activities. We review the status of restructuring activities on a quarterly basis and, if appropriate, record changes based on updated estimates.

Income tax assets and liabilities. We provide for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). SFAS 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities. We maintain valuation allowances where it is more likely than not all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances from period to period are included in our tax provision in the period of change. In determining whether a valuation allowance is warranted, we take into account such factors as prior earnings history, expected future earnings, carryback and carryforward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset. We are also subject to examination of our income tax returns for multiple years by the Internal Revenue Service and other tax authorities. We periodically assess the likelihood of adverse outcomes resulting from these examinations to determine the impact on our deferred taxes and income tax liabilities and the adequacy of our provision for income taxes.

Derivative and foreign exchange management activities. We recognize all derivatives as assets and liabilities at their fair values. The fair values are determined using widely accepted valuation models that incorporate quoted market prices and dealer quotes and reflect assumptions about currency fluctuations based on current market conditions. The aggregate fair values of derivative instruments used to manage currency exposures are sensitive to changes in market conditions and to changes in the timing and amounts of forecasted exposures.

Not all exposure management activities and foreign currency derivative instruments will qualify for hedge accounting treatment. Changes in the fair values of those derivative instruments that do not qualify for hedge accounting are recorded in “Other expense, net” in the Statements of Operations. As a result, net income may be subject to volatility. The derivative instruments that qualify for hedge accounting currently hedge our net investment position in certain of our subsidiaries. For these instruments, we document the hedge designation by identifying the hedging instrument, the nature of the risk being hedged and the approach for measuring hedge effectiveness. Changes in fair values of derivative instruments that qualify for hedge accounting are recorded as cumulative translation adjustments in the “Accumulated other comprehensive loss” section of Stockholders’ Deficit.

Employee benefits

Pension and Post-retirement Benefits. We have several non-contributory defined benefit retirement plans covering substantially all employees. We also provide certain health care benefits for employees who meet age, participation and length of service requirements at retirement. In addition, we sponsor other retirement plans for our foreign employees in accordance with local government programs and requirements. We retain the right to amend, curtail or discontinue any aspect of the plans at any time. Any of these actions (including changes in actuarial assumptions and estimates), either individually or in combination, could have a material impact on our consolidated financial statements and on our future financial performance.

We account for our U.S. and certain foreign defined benefit pension plans and our post-retirement benefit plans using actuarial models in accordance with SFAS 87, “Employers’ Accounting for Pension Plans,” and SFAS 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” These models use an attribution approach that generally spreads individual events over the estimated service lives of the employees in the plan. The attribution approach assumes that employees render service over their service lives on a relatively smooth basis and as such, presumes that the income statement effects of pension or post-retirement benefit plans should follow the same pattern. Our policy is to fund our retirement plans based upon actuarial recommendations and in accordance with applicable laws and income tax regulations, as well as in accordance with our credit agreements.

Net pension income or expense is determined using assumptions as of the beginning of each fiscal year. These assumptions are established at the end of the prior fiscal year and include expected long-term rates of return on plan assets, discount rates, compensation rate increases and medical trend rates. We use a mix of actual historical rates, expected rates and external data to determine the assumptions used in the actuarial models.

Employee Incentive Compensation. We maintain short-term and long-term employee incentive compensation plans. These plans are intended to reward eligible employees for their contributions to our short-term and long-term success. Provisions for employee incentive compensation are recorded in accrued salaries, wages and employee benefits and long-term employee related benefits. Changes in the liabilities for these incentive plans generally correlate with our financial results and projected future financial performance and could have a material impact on our consolidated financial statements and on future financial performance.

Estimates and Assumptions

Preparation of our financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the amounts reported in our financial statements. Key estimates and assumptions for us include those relating to:

•	product returns and customer claims, which we use in recognizing revenue;

•	expected selling prices for our products, which we use in valuing our inventory;

•	future business performance on both a consolidated basis and in particular countries, which we use in recording incentive compensation expense and valuing our deferred tax assets;

•	employee benefit, facility exit, contract termination and other costs associated with facility closures and organizational changes, which we use in determining restructuring expenses; and

•	employee demographics and turnover, discount rates, global capital market performance and health care costs, which we use in accounting for our benefits and workers compensation programs.

In 2004, changes in estimates and assumptions based on current year data had a substantial impact on our results. For example:

•	We recorded a tax benefit of approximately $19.2 million from reversing a valuation allowance against our alternative minimum tax credit carryforwards because, based on our assessment of the positive and negative evidence existing at the end of the year, it has become more likely than not that these assets will be realized.

•	We reduced our self insurance reserves for workers compensation claims by approximately $18.0 million (resulting in a decrease of $16.0 million in selling, general and administrative expenses and a decrease of $2.0 million in cost of goods sold) based on changes in our estimated future claims payments and related expenses as a result of more favorable than projected actual claims experience during the current year and corresponding reductions to claims projected for future periods.

•	We reversed approximately $8.5 million in restructuring charges, primarily due to changes in estimates resulting from lower than anticipated severance and employee benefits related to our restructuring initiatives in the United States and Europe.

Changes in our estimates, based on more accurate future information, or different assumptions or conditions, may affect amounts we report in future periods.

New Accounting Standards

In December 2003, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 132R (“FAS 132R”), “Employers’ Disclosures about Pensions and Other Postretirement Benefits”. This Statement provides disclosure requirements for defined benefit pension plans and other post-retirement benefit plans. The statement was effective for annual financial statements with fiscal years ended after December 15, 2003, and for interim periods that began after December 15, 2003. We have adopted FAS 132R during 2004. The adoption of FAS 132R did not have any impact on our operating results or financial position.

In December 2003, the FASB published a revision to Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46R”), to clarify some of the provisions of the original interpretation, and to exempt certain entities from its requirements. Under the revised guidance, there are new effective dates for companies that have interests in structures that are commonly referred to as special-purpose entities. The rules are effective in financial statements for periods ending after March 15, 2004. FIN 46R did not have any impact on our operating results or financial position because we do not have any variable interest entities.

In March 2004, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairments and Its Application to Certain Investments” (“EITF 03-1”). EITF 03-1 provides a three-step impairment model for determining whether an investment is other-than- temporarily impaired and requires us to recognize such impairments as an impairment loss equal to the difference between the investment’s cost and fair value at the reporting date. The guidance is effective for us during the first quarter of fiscal 2005. We do not believe that the adoption of EITF 03-1 will have a significant effect on our financial statements.

In May 2004, the FASB issued Staff Position 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (“FAS 106-2), providing final guidance on accounting for the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“the Act”). We adopted the provisions of FAS 106-2 during the year ended November 28, 2004. We recorded the effects of the federal subsidy provided by the Act in measuring our net periodic post-retirement benefit cost for the year ended November 28, 2004, which resulted in a reduction in our accumulated post-retirement benefit obligation (“APBO”) for the subsidy related to benefits attributed to past service of $21.4 million. The subsidy resulted in a reduction in our current period net periodic post-retirement benefit costs for the year ended November 28, 2004 of $1.7 million. We expect to receive subsidy payments beginning in fiscal year ending November 30, 2006 (see Note 12 to our Consolidated Financial Statements).

In November 2004, the FASB issued SFAS No. 151 “Inventory Costs—An Amendment of ARB No. 43, Chapter 4” (“FAS 151”). FAS 151 clarifies that abnormal amounts of idle facility expense, freight, handling costs and spoilage should be expensed as incurred and not included in overhead. Further, FAS 151 requires that allocation of fixed and production facilities overheads to conversion costs should be based on normal capacity of the production facilities. The provisions in Statement 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We do not believe that the adoption of FAS 151 will have a significant effect on our financial statements.

In November 2004, the FASB issued SFAS No. 153 “Exchanges of Nonmonetary Assets—An Amendment of APB Opinion No. 29” (“FAS 153”). The provisions of this statement is effective for non monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. This statement eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception for exchange transactions that do not have commercial substance—that is, transactions that are not expected to result in significant changes in the cash flows of the reporting entity. We do not believe that the adoption of FAS 153 will have a significant effect on our financial statements.

In November 2004, the FASB’s Emerging Issues Task Force reached a consensus on Issue No. 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144 in Determining Whether to Report Discontinued Operations” (“EITF 03-13”). The guidance should be applied to a component of an enterprise that is either disposed of or classified as held for sale in fiscal periods that began after December 15, 2004. We do not believe that the adoption of EITF 03-13 will have a significant effect on our financial statements.

In December 2004, the FASB issued Staff Position No. FAS 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004”, (“FAS 109-2”). The American Jobs Creation Act of 2004 introduces a special one-time dividends received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer, provided certain criteria are met. FAS 109-2 provides accounting and disclosure guidance for the repatriation provision, and was effective immediately upon issuance. We do not believe that the adoption of FAS 109-2 will have a significant effect on our financial statements.

BUSINESS

Overview

We are one of the world’s leading branded apparel companies, with sales in more than 110 countries. We design and market jeans and jeans-related pants, casual and dress pants, tops, jackets and related accessories for men, women and children under our Levi’s®, Dockers® and Levi Strauss Signature™ brands. We also license our trademarks in various countries throughout the world for accessories, pants, tops, footwear, home and other products. Pants, including jeans, casual and dress pants, represented approximately 85%, 85% and 86%, respectively, of our total units sold in 2004, 2003 and 2002.

We distribute our Levi’s® and Dockers® products primarily through chain retailers and department stores in the United States and primarily through department stores and specialty retailers abroad. We also distribute Levi’s® and Dockers® products through independently-owned franchised stores outside the United States and through a small number of company-owned stores located in the United States, Europe and Asia. We distribute our Levi Strauss Signature™ products through mass channel retailers worldwide, including Wal-Mart, Target and Kmart stores in the United States and Carrefour and ASDA-Wal-Mart abroad.

We were founded in San Francisco in 1853. We are a Delaware corporation. Our headquarters is located in San Francisco. Our stock is privately held primarily by descendants of the family of Levi Strauss and is not publicly traded. We conduct our operations in the United States primarily through Levi Strauss & Co. and outside the United States through foreign subsidiaries owned directly or indirectly by Levi Strauss & Co., including our 84% owned subsidiary in Japan and our 51% owned joint venture in Turkey.

Our business is organized into three geographic regions. The following table provides employee headcount as of the end of fiscal year 2004 and 2004 net sales and operating income for those regions and for our corporate functions:

Region and Geographies(1)	Number of Employees (approx.)	2004 Net Sales (millions)	% of Total 2004 Net Sales	Region Net Sales by Brand			2004 Operating Income (millions)
				Levi’s® Brand	Dockers® Brand	Levi Strauss Signature™ Brand
North America (United States, Canada and Mexico)	3,135	$2,426.5	59.6%	56.6%	28.9%	14.5%	$519.7
Europe	3,070	1,042.1	25.6%	88.4%	8.9%	2.7%	172.0
Asia Pacific(Asia Pacific, Middle East, Africa and South America)	2,495	603.9	14.8%	94.2%	3.6%	2.2%	125.3
Corporate expense	150	—	—	—	—	—	(455.9)

Total	8,850	$4,072.5	100.0%	70.2%	20.1%	9.7%	$361.1

(1)	The information in the table above reflects the transfer, effective at the beginning of fiscal 2004, from the Europe and the North America regions to the Asia Pacific region, of management responsibility for our Middle East, Africa and Central and South America businesses. For more information, see Note 18 to our Consolidated Financial Statements.

Our Business Strategy

Our vision is to market the most appealing and widely-worn casual clothing in the world. We focus on the following key business strategies:

Innovate and Lead From the Core

We believe that an integrated presentation of new and innovative products and marketing programs targeted to specific consumer and retail segments is crucial to generating consumer demand, strengthening the core health of our brands and enabling growth from that core. We focus on:

•	updating our core products with market-leading fits, fabrics, finishes and features that draw both on our long heritage of originality in product design and fabrication and on the latest technical and style innovations;

•	continually creating product concepts and innovations that we can market across our channels of distribution to appeal to a wide range of consumers in styles and at prices that meet their expectations; and

•	executing product-focused marketing programs that integrate advertising, packaging and point of purchase communications to help drive brand equity and sales.

Achieve Operational Excellence

We continue to focus relentlessly on improving our cost structure and our operational efficiency. We focus on:

•	streamlining our organization and reducing our costs of doing business throughout the world;

•	reducing product costs by operating a global sourcing network consisting largely of independent contract manufacturers, engaging in continual product value engineering and product line rationalization, and pursuing lower cost raw materials and manufacturing sources that meet our quality and other standards;

•	improving our “go-to-market” process through disciplined planning, refinements reflecting the requirements of specific consumer segments, and clear accountability across our business units around the world; and

•	improving the linkage of product supply to consumer demand through collaborative data-sharing and planning with our retail customers and responsive value-added services.

Foster Strong Retailer Relationships and Improve our Presence at Retail

We distribute our products in a wide variety of retail formats around the world including chain and department stores, mass channel retailers, franchise stores dedicated to our brands and specialty retailers. We must ensure that the economics for our retail customers are attractive, that the right products are available and in stock at retail, and that our products are presented in ways that enhance brand appeal and attract consumers. We focus on:

•	generating attractive economics for our retail customers by providing market-right products and executing effective wholesale pricing, incentive, promotion and service programs;

•	improving our collaborative planning with our retail customers to help customers achieve better product assortment, improved product availability and inventory management, and category growth; and

•	making our products easier to find and easier to buy through retailing formats, integrated advertising, packaging and point of purchase materials such as in-store graphics and fixtures, and other sales-area upgrades.

Sell Where They Shop

We want to sell products to consumers where they shop. To do this, we are making relevant products accessible through multiple channels of distribution at prices that meet consumer expectations. We focus on:

•	identifying and executing additional opportunities to grow our sales in existing channels by selling a broader range of products to our current retail customers, obtaining additional floor space and placing products in existing customer locations not currently featuring our products;

•	opening new dedicated stores in a disciplined manner, primarily through franchisees in Europe and Asia Pacific, and through our own retail stores in the United States; and

•	expanding our Levi Strauss Signature™ brand through mass channel retailers around the world.

We believe that our business strategies are directly aligned with industry dynamics and that we are building the right core capabilities and operating processes to execute these strategies in a manner consistent with our values.

Our Brands and Products

We market a broad range of branded apparel for diverse demographic groups in markets around the world. Through a number of sub-brands and product lines under the Levi’s®, Dockers® and Levi Strauss Signature™ brands, we target specific consumer segments and provide product differentiation for a wide range of retail channels. We focus on creating new, innovative products relevant to our target consumers, as well as ensuring that our core traditional products are updated with new fits, fabrics, finishes and features. We strive to leverage our global brand recognition, product design and marketing capabilities by taking products and design concepts developed in one region and introducing them in other geographic markets. We also license our Levi’s®, Dockers® and Levi Strauss Signature™ trademarks for a variety of products.

Levi’s® Brand

Since 1873, when our founder Levi Strauss and tailor Jacob Davis received the U.S. patent to make riveted denim clothing, creating the first blue jean, Levi’s® jeans have become one of the most widely recognized brands in the history of the apparel industry. The original jean has evolved to include a wide range of men’s, women’s and kids’ products designed to appeal to a variety of consumer segments who shop in a number of different retail channels. We sell Levi’s® brand products in more than 110 countries around the world.

Our Levi’s® brand features a wide selection of product offerings, including:

•	Levi’s® Red Tab™. These products are the core line of the brand. They encompass a variety of jeans with different fits, fabrics, finishes and details intended to appeal to a broad spectrum of consumers. Our core line is anchored by the classic 501® button-fly jean, the best-selling five-pocket jean in history. We also offer a variety of jean styles designed specifically for women. We distribute our Levi’s® brand products through a wide range of channels and retail formats around the world. Sales of Red Tab™ products represented a large majority of our Levi’s® brand sales in 2004.

•	Levi’s® Silvertab®. These products target 19- to 29-year-olds, offering distinctive fashion jeanswear at affordable prices. We distribute Silvertab® jeans and other products primarily through department and chain stores and Levi’s® Store retail shops in North America.

•	Levi’s® Premium Red Tab™. This line is developed for consumers who prefer our core fits but are looking for enhanced fabric and finish detail. These products are available primarily through image specialty and image department stores in the United States. We also offer premium sub-brands in Asia and Europe.

•	Levi’s® Vintage Clothing. This line showcases our most premium products, offering replicas of our historical products dating back to the 19th century. These premium lines are available through high-end specialty stores and independent retailers in Europe, Asia and the United States.

Sales of men’s, women’s and kids’ products as a percentage of Levi’s® brand sales for the periods indicated were approximately as follows:

	2004				2003
	North America	Europe	Asia Pacific	Total	North America	Europe	Asia Pacific	Total
Men	71%	74%	76%	73%	71%	76%	78%	74%
Women	23%	26%	24%	24%	20%	24%	22%	21%
Kids	6%	—	—	3%	9%	—	—	5%

Total	100%	100%	100%	100%	100%	100%	100%	100%

Dockers® Brand

We market casual clothing, primarily pants and tops, under the Dockers® brand in more than 50 countries, with the United States generating approximately 79% of total Dockers® brand sales in 2004 and approximately 83% in 2003.

Our Dockers® brand offerings are primarily targeted to men and women ages 25 to 39 and include:

•	Dockers® Brand. These products include a broad range of cotton and cotton blend casual and dress casual pants that are the core lines of the brand, complemented by a variety of tops and seasonal pants products in a range of fits, fabrics, colors, styles and performance features. Our Dockers® proStyle™ collection offers casual business wear for men that incorporates multiple performance technologies to facilitate comfort and ease of care, including attributes such as the Stain Defender® finish, Wrinkle Defiance™ fabric, Perspiration Guard™ and Cool Effects technologies. We distribute Dockers® brand products around the world through a variety of channels, including department stores, chain stores and franchised Dockers® stores. Sales of these core line products represented a large majority of our Dockers® brand sales in 2004.

•	Dockers® Premium. This pant line includes a range of pants constructed from premium fabrics with sophisticated details in a range of finishes, fits, styles and colors. In 2004, we introduced the Dockers® Never-Iron™ Cotton khaki, a 100% cotton pant that comes out of the dryer with the pressed appearance and sharp crease associated with a professionally dry cleaned product. We distribute these products through department stores in the United States.

Sales of men’s, women’s and kids’ products as a percentage of Dockers® brand sales for the periods indicated were approximately as follows:

	2004				2003
	North America	Europe	Asia Pacific	Total	North America	Europe	Asia Pacific	Total
Men	83%	100%	99%	85%	78%	98%	95%	80%
Women	17%	—	1%	15%	21%	2%	5%	19%
Kids	—	—	—	—	1%	—	—	1%

Total	100%	100%	100%	100%	100%	100%	100%	100%

Levi Strauss Signature™ Brand

Our Levi Strauss Signature™ brand offers men’s, women’s and kids’ apparel for value-conscious consumers who shop in mass channel retail stores. We introduced the brand in North America and Asia in 2003 and in Europe in early 2004. Our products include a range of denim and non-denim pants and shirts as well as denim jackets for men and women with product styling, finish and design that is distinct from our Levi’s® brand. Our men’s offering includes five-pocket regular and relaxed fit jeans. For the young men’s consumer, we offer five pocket jeans in a loose straight, low loose boot and low straight fits, combined with non-five pocket styling such as the carpenter and cargo pants in denim and non-denim fabrics. Our boys products feature five-pocket relaxed and loose fits, and other non-five pocket fits with trend core styling and finishes. Our women’s and girls’ five pocket offering feature the misses relaxed fit, misses and juniors low-rise bootcut jean, and the girls’ low-rise flare jean. We also offer alternative jeanswear products for the women’s and girl’s, segments with non-five pocket jeans, capris, skirts or skorts for girls.

Sales of men’s, women’s and kids’ products as a percentage of Levi Strauss Signature™ brand sales for the periods indicated were approximately as follows:

	2004				2003
	North America	Europe	Asia Pacific	Total	North America	Europe	Asia Pacific	Total
Men	47%	63%	49%	49%	38%	—	65%	39%
Women	33%	37%	51%	33%	29%	—	35%	29%
Kids	20%	—	—	18%	33%	—	—	32%

Total	100%	100%	100%	100%	100%	—	100%	100%

Licensing

We license the Levi’s®, Dockers® and Levi Strauss Signature™ trademarks for a variety of product categories complementary to our core bottoms products and also for accessory products. Our licensed products by brand include:

•	Levi’s® Brand. We license the Levi’s® trademark for products complementary to our core jeanswear line, including men’s and women’s tops, sweaters, jackets, outerwear and loungewear, and kidswear products in the United States. We also work with our licensees to develop and market accessory products under the Levi’s® brand, including belts, bags and headwear.

•	Dockers® Brand. We work with our licensees to develop and market complementary products under the Dockers® brand, including men’s and women’s footwear, hosiery, belts, accessories, outerwear, eyewear, men’s sweaters and golf apparel, men’s dress shirts, women’s tops, kidswear, loungewear and sleepwear, luggage and home bedding and bath products.

•	Levi Strauss Signature™ Brand. We work with our licensees to develop and market accessory and complementary products under the Levi Strauss Signature™ brand, including belts and other leather accessories, kidswear and men’s and women’s tops.

In addition, we enter into agreements with third parties to produce, market and distribute our core products in several countries with smaller markets, including various Latin American and Middle Eastern countries.

We enter into comprehensive licensing agreements with our licensees covering royalty payments, product design and manufacturing standards, marketing and sale of licensed products and protection of our trademarks. We require our licensees to comply with our code of conduct for contract manufacturing, engage independent monitors to perform regular on-site inspections and assessments of production facilities and submit the results to us for our review.

The following table shows our royalty income from trademark licensing in 2004 and 2003 by brand in the United States, and in total for our North America, Europe and Asia Pacific regions:

(Dollars in thousands)	2004	2003	% Increase
U. S. Levi’s® brand	$7,328	$2,307	217.6%
U. S. Dockers® brand	25,147	22,378	12.4%
U. S. Levi Strauss Signature™ brand	1,023	—	—
Canada and Mexico (all brands)	1,864	1,441	29.4%

North America (all brands)	35,362	26,126	35.4%
Europe (all brands)	6,913	6,393	8.1%
Asia Pacific (all brands)	9,759	7,417	31.6%

Total royalty income	$52,034	$39,936	30.3%

Our Go-to-Market Process

We refer to the process from initial product concept to placement of the product on the retailer’s shelf as the “go-to-market process.” It is designed to:

•	enable market responsiveness and speed to market, as appropriate for each of our brands and consumer segments;

•	provide an integrated view of the marketplace, including product, price, placement and promotions, appropriate by brand and consumer segments;

•	reduce work complexity and increase role clarity, including responsibilities and handoffs;

•	offer a stream of new, market-leading and consumer-relevant products and ongoing innovation for existing core products; and

•	integrate the retailer’s point-of-view into the offering.

Each brand modifies its go-to-market process based on market requirements, including product category, distribution channel and consumer segment differences, within the framework of our principal strategies, activities and tasks. We are continuously looking for ways to refine our go-to-market process to improve market performance and position our brands to be as responsive, competitive and profitable as possible. Our focus areas in 2005 include improving the linkage between demand and supply planning and refining our go-to-market processes to better reflect different consumer segments and demands.

Sourcing, Manufacturing and Logistics

Organization. Our worldwide supply chain organization is responsible for taking a product from the design concept stage through production to delivery at retail. Our objective is to leverage our global scale to achieve product development and sourcing efficiencies across brands and regions while maintaining our focus on local market service levels and inventory management.

Product Procurement. We obtain our products from a combination of independent manufacturers and company-owned or leased facilities. Since 1997, we have shifted substantially toward outsourcing our production by closing 45 company-owned production and finishing facilities in North America, Europe and Australia, including the closures of our plants in Australia and Spain in 2004. We believe that outsourcing allows us to maintain greater production flexibility, in terms of both location and nature of production, while helping us refine our cost structure and avoid the substantial capital expenditures and costs related to operating a large internal production capability. We continue to lease or own and operate five manufacturing plants located in Europe (2),

Asia (2) and South Africa (1) as of the end of 2004, as compared to eight manufacturing plants at the end of 2003. We also lease a manufacturing facility in Dongguan, China where a third party operates production activities for us.

We source our products from contract manufacturers in two ways:

•	We purchase fabrics from fabric mills and the fabric mills ship the fabrics directly to third party contractors for garment manufacturing. In these traditional “cut-make-trim” arrangements, we retain ownership of the raw materials, work-in-process and finished goods throughout the manufacturing, finishing and shipment process.

•	We use “package” or “ready to wear” contractors who produce or purchase fabric themselves and then sew, finish and ship the garments. We then purchase the finished goods. These package arrangements enable us to reduce our costs and our working capital relating to raw materials and work-in-process inventories.

The following table shows, for the periods indicated, the approximate percentage of our pants, tops and other products sourced through our owned plants, under cut-make-trim arrangements with contractors and under package arrangements with contractors:

Sourcing arrangement	2004	2003
Self-Manufacture	8%	11%
Sourced from Contractors:
Cut-Make-Trim	27%	53%
Package	65%	36%

Subtotal—Sourced from Contractors	92%	89%

Total	100%	100%

We are increasing our use of package production in all three regions where we operate. For example, we source most of our U.S. Dockers® and Levi Strauss Signature™ products on a package basis. We now source most of our non-denim Levi’s®, Dockers® and Levi Strauss Signature™ products for the European market on a package basis. For our U.S. Levi’s® products, and for denim products in Europe and Asia Pacific, we expect to shift most cut-make-trim arrangements to package production during 2005.

We use numerous independent manufacturers located throughout the world for the production and finishing of our garments. We typically conduct business with our garment manufacturing and finishing contractors on an order-by-order basis. We inspect fabrics and finished goods as part of our quality control program to ensure that consumers receive products that meet our high standards.

The following table shows, for 2004 and 2003, the approximate percentage of our sourcing from contractors by geographic region:

Sourcing region	2004	2003
United States and Canada	3.4%	1.2%
South and Central America (including Mexico and the Caribbean basin)	50.3%	58.7%
Europe	9.3%	10.3%
Africa	4.7%	2.5%
Asia	32.0%	27.3%
Australia	0.3%	0.0%

Total	100.0%	100.0%

In 2004, we sourced products from contractors located in approximately 45 countries around the world, with no single country representing more than 20% of our production. Contractors in Mexico produced approximately 19% of our products in 2004. We do not expect the recent elimination of quotas under the WTO Agreement on Textiles and Clothing to result in material changes in our source base in 2005. We expect our Asia sourcing to continue to grow.

Contractor Standards. We require all third-party contractors who manufacture or finish products for us to abide by a stringent code of conduct that sets guidelines for employment practices such as wages and benefits, working hours, health and safety, working age and disciplinary practices, and for environmental, ethical and legal matters. We regularly assess manufacturing and finishing facilities to see if they are complying with our code of conduct. Our program includes periodic on-site facility inspections and continuous improvement activities. We also hire independent monitors to supplement our efforts.

Logistics. We own and operate dedicated distribution centers in a number of countries and we also outsource distribution activities to third party logistics providers, including third party arrangements in the United States, Europe and Asia. Distribution center activities include receiving finished goods from our plants and contractors, inspecting those products and shipping them to our customers. We continually explore opportunities in all of our regions to improve efficiencies and reduce costs in both our in-bound and out-bound logistics activities.

Sales, Distribution and Customers

We distribute our products in a wide variety of retail formats around the world, including chain and department stores, franchise stores dedicated to our brands, specialty retailers and mass channel retailers. Our distribution strategy focuses on ensuring that the economics for our retail customers are attractive, that the right products are available and in stock at retail and that our products are priced and presented in ways that enhance brand appeal and attract consumers.

The following table shows our principal distribution channels in North America, Europe and Asia Pacific and the approximate percentage of our total net sales in 2004 generated through these channels:

North America
Channel	Brand	Approximate % of consolidated net sales	Approximate % of regional net sales
		2004	2004
Department Stores (e.g. Dillards, Federated, May Co.)	Levi’s® Dockers®	6%	11%
National chains (e.g. J.C. Penney, Kohl’s, Sears)	Levi’s® Dockers®	25%	42%
Other (includes specialty, warehouse, Canada, Mexico and others)	Levi’s® Dockers®	18%	29%
Mass merchants (e.g. Kmart, Target, Wal-Mart)	Levi Strauss Signature™	8%	13%
Dedicated retail and outlet stores (owned, franchised and licensed)	Levi’s® Dockers®	3%	5%

		60%	100%

Europe
Channel	Brand	Approximate % of consolidated net sales	Approximate % of regional net sales
		2004	2004
Independent retailers, department stores, and mail order (e.g. El Corte Ingles, Karstadt)	Levi’s® Dockers®	21%	83%
Mass merchants (e.g. Carrefour, ASDA-Wal-Mart)	Levi Strauss Signature™	1%	3%
Dedicated retail and outlet stores (owned, franchised and licensed)	Levi’s® Dockers®	4%	14%

		26%	100%

Asia Pacific
Channel	Brand	Approximate % of consolidated net sales	Approximate % of regional net sales
		2004	2004
Specialty stores, department stores and others (e.g. Eiko Shoji, Lotte, Right-On Stores)	Levi’s® Dockers®	10%	69%
Mass merchants and general merchandise stores (e.g. Jusco, Saty)	Levi Strauss Signature™	—	2%
Dedicated retail and outlet stores (owned, franchised and licensed)	Levi’s® Dockers®	4%	29%

		14%	100%

Sales to our top five and top 10 customers accounted for approximately 31% and 39%, respectively, of our consolidated net sales in 2004 as compared to approximately 34% and 43%, respectively, in 2003. Our top 10 customers for 2004 were (in alphabetical order): El Corte Ingles in Europe, Goody’s Family Clothing, Inc., J.C. Penney Company, Inc., Kohl’s, The May Department Stores Company, Mervyn’s, Sears, Roebuck & Co., Target Corporation, and Wal-Mart Stores, Inc. in the United States and Right-On Stores in Japan. J.C. Penney represented approximately 9% and 11% of our consolidated net sales in 2004 and 2003, respectively.

North America

In North America, we distribute our products through national and regional chains, department stores, specialty stores, and the mass channel. We have approximately 3,300 retail customers operating more than 28,000 locations in the United States, Canada and Latin America. We also target premium products like Levi’s® Vintage Clothing to independent, image-conscious specialty stores in major metropolitan areas who cater to more fashion-forward, trend-initiating consumers.

Europe

Our European Levi’s® and Dockers® brand customers include large department stores, such as El Corte Ingles in Spain, Galeries Lafayette in France and Kaufhof and Karstadt in Germany; single-brand Levi’s® Store and Dockers® Store retail shops; mail-order accounts; and a substantial number of independent retailers operating either a single or small group of jeans-focused stores or general clothing stores. In early 2004, we launched our Levi Strauss Signature™ brand products in Carrefour stores in France, in ASDA-Wal-Mart stores in the United Kingdom, at Migros in Switzerland, and in Wal-Mart and Handelshof stores in Germany.

The more varied and fragmented nature of European retailing means that we are less dependent on major customers than we are in the United States. Our top 10 customers in Europe accounted for approximately 12% and 11% of our total Europe region net sales for 2004 and 2003, respectively.

Asia Pacific

In Asia Pacific, we distribute our products through specialty stores, including multi-brand as well as independently owned Levi’s® Store retail shops, department stores and, for the Levi Strauss Signature™ brand, mass channel and general merchandise retailers such as Target and Kmart stores operated by Coles Myer Ltd., Lowes and Big W in Australia and Jusco stores in Japan. As in Europe, the varied and fragmented nature of Asian retailing means we are less dependent on individual customers in the region. Our Asia Pacific business is heavily weighted toward Japan, which represented approximately 45% and 52% of our net sales in the region in 2004 and 2003, respectively.

Dedicated Stores

The following table shows the number of dedicated retail and outlet stores we and our franchisees and licensees operated as of November 28, 2004:

	Number of Stores
	North America	Europe	Asia Pacific	Total
Operated by LS&CO.
Levi’s® retail and outlet stores	20	12	8	40
Dockers® retail and outlet stores	3	2	—	5
Levi’s®/Dockers® retail and outlet stores	—	6	—	6

Total	23	20	8	51

Franchised or Licensed
Levi’s® retail and outlet stores	64	217	555	836
Dockers® retail and outlet stores	33	11	150	194
Levi’s®/Dockers® retail and outlet stores	—	9	90	99

Total	97	237	795	1,129

As of November 28, 2004, we operated 40 retail and outlet stores dedicated to the Levi’s® brand, including Levi’s® Stores in the United States located in New York, Chicago, Costa Mesa, Santa Monica, San Francisco,

San Diego, Miami, Boston, Portland and Seattle and in Europe in London, Paris and Berlin. Our outlet stores are located in the United States, France, Germany, Japan and the United Kingdom. In addition, we operate 41 “shop-in-shop” retail stores in Korea. Sales from company-operated stores represented approximately 2% of our total net sales for 2004.

We have a network of approximately 1,100 franchised or other licensed stores selling Levi’s® brand or Dockers® brand products under the “Original Levi’s® Store,” “Levi’s® Store,” “Selvedge®” and “Dockers® Store” names in Europe, Asia, Canada, Mexico and South America. These dedicated-format stores are strategically important as vehicles for demonstrating the breadth of our product line, enhancing brand image and generating sales. These stores also are an important distribution channel in newer and smaller markets in Eastern Europe, Asia and South America. These stores are owned and operated by independent third parties. We also license third parties to operate outlet stores in the United States and abroad.

Sales from dedicated retail and outlet stores, including owned, franchised and licensed stores, represented approximately 11% of our total net sales for 2004. Our owned and operated, franchised and licensed stores are an increasingly important part of our strategy for expanding controlled distribution of our products in the United States and abroad, and we expect this expansion to continue.

Internet

We operate websites devoted to the Levi’s®, Dockers® and Levi Strauss Signature™ brands as marketing vehicles to enhance consumer understanding of our brands. We do not sell products directly to consumers through these internet websites. Our sites enable visitors to link to authorized online retailers through our sites. In the United States, our products are currently sold online through specifically authorized third-party internet sites that meet our standards relating to customer service, return policy, site content, trademark use and other matters. In Canada and Europe, authorized dealers and mail order accounts who meet our standards may sell our products to consumers through their own internet sites.

Advertising and Promotion

We engage in advertising, retail and promotion activities to drive consumer demand for our brands. We incurred expenses of approximately $302.6 million, or 7.4% of total net sales, in 2004 on these activities, compared with expenses of approximately $283.0 million, or 6.9% of net sales, in 2003. We advertise through a broad mix of media, including television, national publications, billboards and other outdoor vehicles. We execute region-specific marketing programs that are based on globally consistent brand values. This approach allows us to achieve consistent brand positioning while giving us flexibility to optimize program execution in local markets. We try to make sure our advertising spending is efficient and will generate the maximum impact for the amount spent. We also use other marketing vehicles, including event and music sponsorships, product placement in television shows, music videos and films and alternative marketing techniques, including street-level and nightclub events and similar targeted, small-scale activities.

Levi’s® Brand. We seek through our marketing programs to drive consumer awareness and demand for our core jeanswear product assortments.

•	In 2004, we introduced a national print and television advertising campaign called “A Style for Every Story™”. The television campaign highlights our flagship 501® jean, our Original 505® straight and our 569® loose straight jean while the print campaign focuses on our range of fits for the men’s, women’s and junior’s businesses. We plan to continue this campaign with additional print and television advertising in 2005.

•	In the fourth quarter of 2004, the brand was featured on NBC’s show, “The Apprentice”, a reality television show where contestants created a catalogue for Levi’s® brand executives and Donald Trump to showcase the range of Levi’s® jeans styles.

•	In 2004, we introduced our first print advertising campaign for our Levi’s® brand in Europe designed specifically for women, and commenced a new 501® jeans advertising campaign, the first since 1996.

•	In Asia Pacific in 2004, we launched our advertising campaign in Hong Kong for our new Levi’s® N3BP products, and in Australia/New Zealand we introduced a new print and television advertising campaign to support our Levi’s® Red Tab™ jeans.

Dockers® Brand. Our Dockers® brand marketing strategy emphasizes the innovative technological features and style of our products.

•	We continued in 2004 to promote our proStyle™ and Dockers® Individual Fit® Original Khaki programs on television and supported the launch of our Never-Iron™ Cotton pants through newspaper advertising and publicity.

•	We featured our Metro Pant with the Dockers® Individual Fit® Waistband and Stain Defender® finish in our fall national print campaign for Dockers® Women.

•	In connection with the 2004 presidential elections in the United States, we promoted Dockers® Perspiration Guard™ shirts through our “Don’t Sweat the Election!” publicity campaign, featuring a mock news release urging presidential candidates to maintain a competitive edge by wearing Perspiration Guard™ shirts to minimize unsightly sweat marks.

Levi Strauss Signature™ Brand. During 2004, we worked to increase the visibility of our Levi Strauss Signature™ brand through print advertising and increased sponsorship activity.

•	We launched the first national print advertising campaign in the United States for our Levi Strauss Signature™ brand, featuring the tagline, “From Our Family to Yours”, to communicate the brand’s stylish, affordable products for the whole family by showcasing candid moments to remind consumers of their own family albums.

•	We continued and expanded our relationship with NASCAR star Jimmie Johnson and introduced our “Fit Pit” program, featuring an at-track fit station where race fans can try on Levi Strauss Signature™ products to identify their best fit. Leveraging the Jimmie Johnson relationship and building on the family theme, we developed additional print advertisements and other sport-related media featuring Johnson and his brothers at the race track in Levi Strauss Signature™ brand clothing.

Competition

The worldwide apparel industry is highly competitive and fragmented. In all three of our regions we compete with numerous branded manufacturers, retailer private labels, designers and vertically integrated specialty store retailers.

Principal competitive factors include:

•	developing products with relevant fits, finishes, fabrics, style and performance features;

•	anticipating and responding to changing consumer demands in a timely manner;

•	providing compelling value in our products for the price;

•	maintaining favorable brand recognition;

•	generating competitive margins and inventory turns for our retail customers by providing market-right products and executing effective wholesale pricing, incentive, promotion and service programs;

•	ensuring product availability through effective planning and replenishment collaboration with retailers;

•	providing strong and effective marketing support; and

•	obtaining sufficient retail floor space and effective presentation of products at retail.

We believe our competitive strengths include:

•	our strong worldwide brand recognition;

•	our competitive product design, quality and value;

•	our long-standing relationships with leading retailers worldwide;

•	our network of franchised and other dedicated retail stores throughout the world; and

•	our commitment to ethical conduct and social responsibility.

North America

We face intense competition across all of our brands from vertically integrated specialty stores, retailer private labels, designer labels and other branded labels. We sell core and seasonal products under the Levi’s®, Dockers® and Levi Strauss Signature™ brands to retailers in diverse channels across a wide range of retail price points. As a result, we face a wide range of competitors, including:

•	VF Corporation, a key competitor in multiple channels through its Wrangler, Rustler, and Lee brands of jeanswear, along with its Riders, Brittania, Chic, Gitano, Nautica, Earl, Hero by Wrangler, Blue and Old Axe brands;

•	vertically integrated specialty stores, including Gap Inc., Abercrombie & Fitch, American Eagle Outfitters Inc., J. Crew and Eddie Bauer, Inc.;

•	retailer private or exclusive labels, including Wal-Mart Stores, Inc.’s Faded Glory brand, Target Corporation’s Mossimo and Cherokee brands, Kmart Corporation’s Route 66 brand, J.C. Penney’s Arizona and St. John’s Bay brands and Sears, Roebuck & Co.’s Canyon River Blues, Canyon River Khakis and Land’s End brands;

•	fashion-forward jeanswear brands that appeal to high-end female consumers, including the 7 for All Mankind, Joe’s Jeans, Citizen for Humanity and Paper Denim & Cloth brands, younger consumer brands such as L.E.I., MUDD and FUBU and brands that appeal to both the high-end consumer and youth markets, such as the Diesel and Lucky brands;

•	casual wear manufacturers, including Haggar Corp., Liz Claiborne, Inc., Jones Apparel Group, Inc. and Perry Ellis; and

•	athletic wear marketers such as Nike, Inc. and adidas-Salomon.

Europe

Brands such as VF Corporation’s Lee and Wrangler brands, Diesel and Pepe Jeans London have a pan-European presence. Strong local brands and retailers exist in certain markets, including G-Star in the Netherlands and Miss Sixty in Italy. Other competitors include vertically integrated specialty retailers, such as Zara, Hennes & Mauritz AB, Next and Celio. Companies based in the United States, such as Gap, Inc., Polo Ralph Lauren and Tommy Hilfiger, also compete with us in Europe. The khaki and casual pant segment in Europe is fragmented and there is currently no significant pan-European branded competitor of our Dockers® brand in Europe. Competitors in local markets include store private labels and, in Germany, Hugo Boss.

Asia Pacific

Japan continues to be our largest market in Asia Pacific, representing approximately 45% of regional net sales in 2004. Asia Pacific is a fragmented market, with athletic wear companies such as adidas-Salomon and Nike, Inc. emerging as pan-regional competitors. Competitors in jeanswear consist of regional brands, such as Edwin, Something and Bobson in Japan and U.S. companies such as Gap, Inc., VF Corporation and Earl Jeans. We also face competition from vertically integrated specialty stores, such as UNIQLO and Giordano.

Trademarks

Substantially all of our global trademarks are owned by Levi Strauss & Co., our parent and U.S. operating company. We regard our trademarks as our most valuable assets and believe they have substantial value in the marketing of our products. The Levi’s®, Dockers®, Levi Strauss Signature™, Silvertab® and 501® trademarks, the Wings and Anchor Design, the Arcuate Stitching Design, the Tab Device and the Two Horse® design are among our core trademarks. We protect these trademarks by registering them with the U.S. Patent and Trademark Office and with governmental agencies in other countries, particularly where our products are manufactured and/or sold. We work vigorously to enforce and protect our trademark rights by engaging in regular market reviews, helping local law enforcement authorities detect and prosecute counterfeiters, issuing cease-and-desist letters against third parties infringing or denigrating our trademarks and initiating litigation as necessary. We also work with trade groups and industry participants seeking to strengthen laws relating to the protection of intellectual property rights in markets around the world. We grant licenses to other parties to manufacture and sell products with our trademarks in product categories and in geographic areas in which we do not operate.

Seasonality and Backlog

In 2004, our net sales in the first, second and third and fourth quarters represented 24%, 24%, 24% and 28%, respectively, of our total net sales for the year.

Orders are generally subject to cancellation and we sell and ship substantial volume on an at-once replenishment basis. As a result of these factors, our order backlog may not be indicative of future shipments.

Government Regulation

We are subject to federal, state, local and foreign laws and regulations affecting our business, including those related to labor, employment, worker health and safety, environmental protection, products liability, product labeling, consumer protection, and anti-corruption. In the United States, these laws include the Occupational Safety and Health Act, the Consumer Product Safety Act, the Flammable Fabrics Act, the Textile Fiber Product Identification Act, the Foreign Corrupt Practices Act and the rules and regulations of the Consumer Products Safety Commission and the Federal Trade Commission. We are also subject to import and export laws, including U.S. economic sanction and embargo regulations and other related laws such as the U.S. anti-boycott law and the U.S. export controls regulations. We are also subject to comparable laws of the European Union, Japan and other foreign jurisdictions where we have a presence. We believe that we are in substantial compliance with the applicable federal, state, local, and foreign rules and regulations governing our business.

In addition, all of our import operations are subject to tariffs and quotas set by the governments through mutual agreements or bilateral actions. Countries in which our products are manufactured or imported may from time to time impose additional new quotas, duties, tariffs or other restrictions on our imports or adversely modify existing restrictions. Adverse changes in these import costs and restrictions, or our suppliers’ failure to comply with customs regulations or similar laws, can result in substantial costs and harm our business.

Our operations are also subject to the effects of international trade agreements and regulations such as the North American Free Trade Agreement, the Caribbean Basin Initiative and the European Economic Area Agreement, and the activities and regulations of the World Trade Organization. Generally, these trade agreements have positive effects on trade liberalization and benefit our business by reducing or eliminating the duties and/or quotas assessed on products manufactured in a particular country. However, trade agreements can also impose requirements that adversely affect our business, such as limiting the countries from which we can purchase raw materials and setting quotas on products that may be imported from a particular country into our key markets such as the United States or the European Union. Some trade agreements can provide our competitors with an advantage over us, or increase our costs, either of which could have an adverse effect on our business and financial condition. The elimination of quotas on textile and apparel imports by World Trade Organization member countries at the end of 2004 could result in increased sourcing from developing countries which historically have lower labor costs, including China. For more information, see “Risk Factors—Risks Relating to the Industry in Which We Compete—Our business is subject to risks associated with sourcing and manufacturing overseas”.

Social Responsibility

Since our founding, we have emphasized conducting our business in a socially responsible manner and giving back to the communities in which we operate throughout the world. We continue that tradition today through corporate philanthropy, employee volunteerism and responsible business practices. Our strong commitment to workers’ rights is reflected in our history of public advocacy for responsible trade policies and our business practices with manufacturing and finishing contractors.

Employees

As of November 28, 2004, we employed approximately 8,850 people, approximately 2,800 of whom were located in the United States. Of our 8,850 employees, approximately 3,500 were associated with manufacturing of our products and approximately 5,350 were non-production employees. Of the non-production employees, approximately 1,265 worked in distribution. Most of our distribution employees in the United States are covered by various collective bargaining agreements. Outside the United States, most of our production and distribution employees are covered by either industry-sponsored and/or state-sponsored collective bargaining mechanisms. We consider our relations with our employees to be good and have not recently experienced any material job actions or labor shortages.

The following table shows our approximate number of employees by region, including changes in the number from 2003 to 2004:

Region	November 28, 2004	November 30, 2003(1)	Change	% Change
North America	3,135	5,820	(2,685)	(46)%
Europe	3,070	3,775	(705)	(19)%
Asia Pacific	2,495	2,420	75	3%
Corporate	150	285	(135)	(47)%

Total	8,850	12,300	(3,450)	(28)%

(1)	Our headcount as of the end of 2003 has been adjusted to reflect the transfer of approximately 50 and 950 employees from our North America and Europe regions, respectively, to the Asia Pacific region as a result of the transfer of management responsibilities, effective at the beginning of fiscal 2004, for our business activities in Central and South America, the Middle East and Africa to the Asia Pacific region. The remaining reduction in employee headcount in our North America and Europe regions results from our reorganization and streamlining initiatives. The increase in headcount in our Asia Pacific region also reflects our growing business there.

Properties

We conduct manufacturing, distribution and administrative activities in owned and leased facilities. We operate five manufacturing-related facilities abroad and 14 distribution-only centers around the world. We have renewal rights for most of our property leases. We anticipate that we will be able to extend these leases on terms satisfactory to us or, if necessary, locate substitute facilities on acceptable terms. We believe our facilities and equipment are in good condition and are suitable for our needs. Information about our key operating properties in use as of November 28, 2004 is summarized in the following table:

Location	Primary Use	Leased/Owned
North America
Little Rock, AR	Distribution	Owned
Hebron, KY	Distribution	Owned
Canton, MS	Distribution	Owned
Henderson, NV	Distribution	Owned
Westlake, TX	Data Center	Leased
Etobicoke, Canada	Distribution	Owned
Naucalpan, Mexico	Distribution	Leased

Europe
Heustenstamm, Germany	Distribution	Owned
Kiskunhalas, Hungary	Manufacturing, Finishing and Distribution	Owned
Milan, Italy	Distribution	Leased
Plock, Poland	Manufacturing and Finishing	Leased
Warsaw, Poland	Distribution	Leased
Northhampton, U.K	Distribution	Owned
Sabedell, Spain	Distribution	Leased
Helsingborg, Sweden	Distribution	Owned

Asia Pacific
Adelaide, Australia	Distribution	Owned
Cape Town, South Africa	Manufacturing, Finishing and Distribution	Leased
Corlu, Turkey	Manufacturing, Finishing and Distribution	Owned(1)
Hiratsuka Kanagawa, Japan	Distribution	Owned(2)
Karawang, Indonesia	Finishing	Leased
Makati, Philippines	Manufacturing	Leased

(1)	51% joint venture.

(2)	84% owned subsidiary.

We also lease a manufacturing facility in Dongguan, China where a third party operates production activities for us.

Our global headquarters and the headquarters of our North America business are both located in leased premises in San Francisco, California. Our Europe and Asia Pacific headquarters are located in leased premises in Brussels, Belgium and Singapore. As of November 28, 2004, we also leased or owned 104 administrative and sales offices in 39 countries, as well as leased a small number of warehouses in four countries.

In addition, as of November 28, 2004, we had 51 company-operated retail and outlet stores in leased premises in eight countries. We had 23 stores in the North America region, 20 stores in the Europe region and eight stores in the Asia Pacific region. In addition we operate 41 shop-in-shop stores in Korea. In 2004, we opened nine company-operated stores and closed nine stores. We also own or lease several facilities we formerly operated and have subleased or are working to sell or sublease many of those facilities. For example, on February 16, 2005, we entered into an agreement to sell our former Valencia Street facility in San Francisco. Completion of the sale is subject to customary contingencies and conditions.

Legal Proceedings

Wrongful Termination Litigation. On April 14, 2003, two former employees of our tax department filed a complaint in the Superior Court of the State of California for San Francisco County in which they allege that they were wrongfully terminated in December 2002. Plaintiffs allege, among other things, that Levi Strauss & Co. engaged in a variety of fraudulent tax-motivated transactions over several years, that we manipulated tax reserves to inflate reported income and that we fraudulently failed to set appropriate valuation allowances against deferred tax assets. They also allege that, as a result of these and other tax-related transactions, our financial statements for several years violated generally accepted accounting principles and Securities and Exchange Commission (the “SEC”) regulations and are fraudulent and misleading, that reported net income for these years was overstated and that these various activities resulted in our paying excessive and improper bonuses to management for fiscal year 2002. Plaintiffs in this action further allege that they were instructed by us to withhold information concerning these matters from our independent registered public accounting firm and the Internal Revenue Service, that they refused to do so and, because of this refusal, they were wrongfully terminated. Plaintiffs seek a number of remedies, including compensatory and punitive damages, attorneys’ fees, restitution, injunctive relief and any other relief the court may find proper.

On March 12, 2004, plaintiffs filed a complaint in the U.S. District Court for the Northern District of California, San Jose Division, Case No. C-04-01026. In this complaint, in addition to restating the allegations contained in the state complaint, plaintiffs assert that we violated Sections 1541A et seq. of the Sarbanes-Oxley Act by taking adverse employment actions against plaintiffs in retaliation for plaintiffs’ lawful acts of compliance with the administrative reporting provisions of the Sarbanes-Oxley Act. Plaintiffs seek a number of remedies, including compensatory damages, interest lost on all earnings and benefits, reinstatement, litigation costs, attorneys’ fees and any other relief that the court may find proper. The district court has now related this case to the securities class action (described below) styled In re: Levi Strauss & Co. Securities Litigation.

On December 7, 2004, plaintiffs requested and we agreed to, a stay of their state court action in order to first proceed with their action in the U.S. District Court for the Northern District of California, San Jose Division, Case No. C-04-01026. On February 7, 2005, the parties submitted the joint agreement to the court for approval.

We are vigorously defending these cases and are pursuing our related cross-complaint against the plaintiffs in the state case. We do not expect this litigation to have a material impact on our financial condition or results of operations.

On September 15, 2003, we announced that our Audit Committee had completed its investigation of the tax and related accounting issues raised in the wrongful termination suit. The Audit Committee concluded that our tax and related accounting positions were reasonable and legally defensible and noted that in the course of its investigation it did not discover evidence of tax or other fraud. The Audit Committee also did not find evidence that information was improperly withheld from the Internal Revenue Service with respect to these issues in connection with Internal Revenue Service audits. The Audit Committee investigation was initiated following the filing of the wrongful termination litigation.

The scope of the Audit Committee investigation was to review issues raised in the complaint. The Audit Committee retained independent counsel, Simpson Thacher & Bartlett LLP, to assist it in the investigation. An independent accounting firm was retained by Simpson Thacher & Bartlett LLP to consult on specified accounting issues. The investigation took place over a period of approximately four and one-half months, and involved extensive discussions with employees of the company, various legal and tax advisors, and our independent registered public accounting firm, as well as an extensive review of documents.

In addition to the conclusions noted above, the Audit Committee observed that, during the period from 1994 through 2001, we established, maintained and released varying amounts of unspecified tax reserves. These tax reserves were not supported by sufficient contemporaneous documentation that related the reserves to specified tax exposures. In reviewing the matter, the Committee noted that these tax reserves were communicated to and discussed with our independent registered public accounting firm at the time they were created and maintained. We and our Audit Committee are of the view that the handling of the unspecified tax reserves during these periods was not intended to, and did not, materially affect our SEC-filed financial statements. There was also no evidence of tax or other fraud in connection with the establishment or the release of these reserves.

In the course of the Audit Committee investigation, we communicated with the SEC on an informal basis, and we expect to continue these communications with respect to the results of the investigation and further developments relating to the litigation as appropriate.

Class Actions Securities Litigation. On March 29, 2004, the United States District Court for the Northern District of California, San Jose Division, issued an order consolidating two recently filed putative bondholder class-actions (styled Orens v. Levi Strauss & Co., et al. and General Retirement System of the City of Detroit, et al. v. Levi Strauss & Co., et al.) against us, our chief executive officer, a former chief financial officer, our corporate controller, our directors and financial institutions alleged to have acted as our underwriters in connection with our April 6, 2001 and June 16, 2003 registered bond offerings. Additionally, the court appointed a lead plaintiff and approved the selection of lead counsel. The consolidated action is styled In re Levi Strauss & Co., Securities Litigation, Case No. C-03-05605 RMW (class action).

The action purports to be brought on behalf of purchasers of our bonds who made purchases pursuant or traceable to our prospectuses dated March 8, 2001 or April 28, 2003, or who purchased our bonds in the open market from January 10, 2001 to October 9, 2003. The action makes claims under the federal securities laws, including Sections 11 and 15 of the Securities Act of 1933, and Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, relating to our SEC filings and other public statements. Specifically, the action alleges that certain of our financial statements and other public statements during this period materially overstated our net income and other financial results and were otherwise false and misleading, and that our public disclosures omitted to state that we made reserve adjustments that plaintiffs allege were improper. Plaintiffs contend that these statements and omissions caused the trading price of our bonds to be artificially inflated. Plaintiffs seek compensatory damages as well as other relief. We are in the initial stages of this litigation and expect to defend the action vigorously. We cannot currently predict the impact, if any, that this action may have on our financial condition or results of operations.

On May 26, 2004, the court related this action to the federal wrongful termination action discussed above, such that each action is pending before the same judge.

On July 15, 2004, we filed a motion to dismiss this action. The matter came before the court on October 15, 2004, and, after oral argument had concluded, the court took the matter under submission. The court has not yet issued a ruling. We cannot currently predict the impact, if any, that this action may have on our financial condition or results of operations.

Comexma Litigation. On March 3, 2005, the Civil Court in the Federal District in Mexico City, Mexico entered a judgment against Levi Strauss & Co. in favor of a former contract manufacturer who had brought suit alleging that its business had suffered direct damages and harm to its reputation from an unauthorized anti-counterfeiting raid on its Mexico City facilities in June 2001.

The lawsuit, Companie Exportadora de Maquila, Comexma v. Levi Strauss & Co., et. al, was brought following a raid on Comexma’s Mexico City facilities that was conducted by local police and accompanied by local media upon the initiation of our outside Mexican brand protection counsel. The local counsel failed to follow our pre-approval procedures for initiating such a raid, which required such counsel to check with us before going forward to confirm that the target was not an authorized contractor. No counterfeiting activity was uncovered, and the raid was terminated upon confirmation from us that Comexma was an authorized manufacturer. The raid occurred within a few months after we had notified Comexma that we were terminating our contract manufacturing relationship, and during the period in which we believe Comexma was in the process of negotiating with its employees and others to shut down its facility.

The court awarded Comexma approximately $24.5 million in direct damages and lost income, and an additional approximately $20.5 million in damages for harm to its reputation. We strongly disagree with the court’s decision and have filed an appeal of the Civil Court’s judgment. On appeal, we seek to have the judgment reversed or remanded for further proceedings, and, if the appellate court affirms the lower court on the issue of liability, to have the amount of the direct and additional damages reduced substantially. A decision by the appellate court could be rendered as early as the next two to four months.

Other Litigation. In the ordinary course of business, we have various other pending cases involving contractual matters, employee-related matters, distribution questions, product liability claims, trademark infringement and other matters. We do not believe there are any pending legal proceedings that will have a material impact on our financial condition or results of operations.

MANAGEMENT

Set forth below is information concerning our directors and executive officers as of November 28, 2004.

Name	Age	Office and Position
Robert D. Haas	62	Director, Chairman of the Board of Directors
Philip A. Marineau	58	Director, President and Chief Executive Officer
Angela Glover Blackwell(5)(7)	59	Director
Robert E. Friedman(5)	55	Director
James C. Gaither(4)(7)	67	Director
Peter A. Georgescu(4)(6)	65	Director
Miriam L. Haas(1)(5)	58	Director
Peter E. Haas, Jr.(6)	57	Director
Walter J. Haas(5)	55	Director
F. Warren Hellman(4)(6)	70	Director
Patricia A. House(6)(7)	50	Director
Patricia Salas Pineda(4)(5)	52	Director
T. Gary Rogers(6)(7)	62	Director
G. Craig Sullivan(4)(7)	64	Director
R. John Anderson(2)	53	Senior Vice President and President, Levi Strauss Asia Pacific
David G. Bergen	49	Senior Vice President and Chief Information Officer
James P. Fogarty(3)	36	Senior Vice President and Chief Financial Officer
Robert L. Hanson	40	President, Levi’s® Brand, United States
Scott A. LaPorta	42	President, Levi Strauss Signature™ Brand, United States
Paul Mason	44	Senior Vice President and President, Levi Strauss Europe
Albert F. Moreno	60	Senior Vice President, General Counsel and Assistant Secretary
Fred D. Paulenich	40	Senior Vice President, Worldwide Human Resources
Hans Ploos van Amstel(8)	40	Senior Vice President and Chief Financial Officer
Lawrence W. Ruff	48	Senior Vice President, Strategy and Planning
Roberta H. Silten	44	President, Dockers® Brand, United States

(1)	Ms. Haas was elected to our board of directors in July 2004.

(2)	Mr. Anderson also served as interim president of our European business from September 1, 2003 to February 23, 2004. As of March 1, 2004, he became leader of our Worldwide Supply Chain organization.

(3)	Mr. Fogarty is a managing director of Alvarez & Marsal, Inc. and is not an employee. On March 7, 2005, Hans Ploos van Amstel replaced Mr. Fogarty as our Chief Financial Officer.

(4)	Member, Audit Committee.

(5)	Member, Corporate Social Responsibility Committee.

(6)	Member, Finance Committee.

(7)	Member, Human Resources Committee.

(8)	Mr. Ploos van Amstel replaced Mr. Fogarty as our Chief Financial Officer effective as of March 7, 2005.

All members of the Haas family are descendants of our founder, Levi Strauss. Peter E. Haas, Jr. is a cousin of Robert D. Haas and Walter J. Haas, who are brothers. Miriam L. Haas is the stepmother of Peter E. Haas, Jr. Robert E. Friedman is a descendant of Daniel E. Koshland, who joined his brother-in-law, Walter A. Haas, Sr., in our management in 1922.

Robert D. Haas is the Chairman of our board. He was named Chairman in 1989 and served as Chief Executive Officer from 1984 until 1999. Mr. Haas joined us in 1973 and served in a variety of marketing, planning and operating positions before becoming Chief Executive Officer.

Philip A. Marineau, a director since 1999, is our President and Chief Executive Officer. Prior to joining us, Mr. Marineau was the President and Chief Executive Officer of Pepsi-Cola North America from 1997 to 1999.

From 1996 to 1997, Mr. Marineau was President and Chief Operating Officer of Dean Foods Company. From 1972 to 1996, Mr. Marineau held a series of positions at Quaker Oats Company including President and Chief Operating Officer from 1993 to 1996. Mr. Marineau is currently a director of Meredith Corporation and Kaiser Permanente.

Angela Glover Blackwell, a director since 1994, is founder and chief executive officer of PolicyLink, a nonprofit research, advocacy and communications organization devoted to eliminating poverty and strengthening communities. From 1995 to 1998, Ms. Blackwell was Senior Vice President of the Rockefeller Foundation where she oversaw the foundation’s domestic and cultural divisions. Ms. Blackwell was the founder of Oakland, California’s Urban Strategies Council, a nonprofit organization focused on reducing persistent urban poverty.

Robert E. Friedman, a director since 1998, is founder and Chairman of CFED, a Washington, D.C.-based not-for-profit organization focused on creating economic opportunity by helping residents of poor communities save and invest, succeed as entrepreneurs and participate as contributors to and beneficiaries of the economy. He also serves as a director of Ecotrust, the Rosenberg Foundation and the National Fund for Enterprise Development.

James C. Gaither, a director since 1988, is Managing Director of Sutter Hill Ventures, a venture capital investment firm. Prior to 2000, he was a partner of, and prior to 2004, he was senior counsel to, the law firm of Cooley Godward LLP in San Francisco, California. Prior to joining Cooley Godward in 1969, he served as law clerk to the Honorable Earl Warren, Chief Justice of the United States, special assistant to the Assistant Attorney General in the U.S. Department of Justice and staff assistant to the President of the United States, Lyndon B. Johnson. Mr. Gaither is currently a director of Nvidia Corporation, Siebel Systems, Inc., Kineto, Inc. and Satmetrix, Inc.

Peter A. Georgescu, a director since February 2000, is Chairman Emeritus of Young & Rubicam Inc. (now WPP Group plc), a global advertising agency. Prior to his retirement in January 2000, Mr. Georgescu served as Chairman and Chief Executive Officer of Young & Rubicam since 1993 and, prior to that, as President of Y&R Inc. from 1990 to 1993, Y&R Advertising from 1986 to 1990 and President of its Young & Rubicam international division from 1982 to 1986. Mr. Georgescu is currently a director of IFF Corporation, Toys “R” Us, Inc. and EMI Group plc.

Miriam L. Haas, a director since July 2004, is president of the Miriam and Peter Haas Fund. Ms. Haas is a trustee and chair of the accessions committee of the San Francisco Museum of Modern Art and is vice chair of the board of trustees and chair of the audit committee of the New York Museum of Modern Art. She is a member of the Board of Visitors at the Terry Sanford Institute of Public Policy at Duke University, the Advisory Board of the Haas Center for Public Service at Stanford University and the Global Philanthropists Circle.

Peter E. Haas, Jr., a director since 1985, is a director or trustee of each of the Levi Strauss Foundation, Red Tab Foundation, San Francisco Foundation, Walter and Elise Haas Fund and the Novato Youth Center Honorary Board. Mr. Haas was one of our managers from 1972 to 1989. He was Director of Product Integrity of The Jeans Company, one of our former operating units, from 1984 to 1989. He served as Director of Materials Management for Levi Strauss USA in 1982 and Vice President and General Manager in the Menswear Division in 1980.

Walter J. Haas, a director since 1995, served as Chairman and Chief Executive Officer of the Oakland A’s Baseball Company from 1993 to 1995, President and Chief Executive Officer from 1991 to 1993 and in other management positions with the club from 1980 to 1991.

F. Warren Hellman, a director since 1985, has served as chairman and general partner of Hellman & Friedman LLC, a private investment firm, since its inception in 1984. Previously, he was a general partner of Hellman Ferri (now Matrix Partners) and managing director of Lehman Brothers Kuhn Loeb, Inc. Mr. Hellman is currently a director of DN&E Walter & Co., Sugar Bowl Corporation, Osterweis Capital Management, Inc. and Offit Hall Capital Management. Mr. Hellman also served as a director of NASDAQ Stock Market, Inc. through February 2004.

Patricia A. House, a director since July 2003, is Vice Chairman of Siebel Systems, Inc. She has been with Siebel Systems, Inc. since its inception in July 1993 and has served as its Vice Chairman, Co-Founder and Vice President, Strategic Planning since January 2001. From February 1996 to January 2001, she served as its Co-Founder and Executive Vice President and from July 1993 to February 1996 as Co-Founder and Senior Vice President, Marketing. Ms. House is currently a director of Siebel Systems, Inc.

Patricia Salas Pineda, a director since 1991, is currently group vice president of corporate communications and general counsel for Toyota Motor North America, Inc., a position she assumed in September 2004. Prior to joining Toyota Motor North America, Inc., Ms. Pineda was vice president of legal, human resources and government relations and corporate secretary of New United Motor Manufacturing, Inc. with which she was associated since 1984. She is currently a trustee of the RAND Corporation and Mills College and a director of the James Irvine Foundation and Anna’s Linens.

T. Gary Rogers, a director since 1998, is Chairman of the Board and Chief Executive Officer of Dreyer’s Grand Ice Cream, Inc., a manufacturer and marketer of premium and super-premium ice cream products. He has held this position since 1977. He serves as a director of Shorenstein Company, L.P., Stanislaus Food Products and the Federal Reserve Bank of San Francisco.

G. Craig Sullivan, a director since 1998, is the retired Chairman of the Board and Chief Executive Officer of The Clorox Company, a major consumer products firm. He served as Chief Executive Officer of The Clorox Company from 1992 until June 2003. He remained Chairman of the board of The Clorox Company until his retirement in December 2003. Prior to his election as Chairman and Chief Executive Officer of The Clorox Company, Mr. Sullivan was group vice president with overall responsibility for manufacturing and marketing, the company’s laundry and cleaning products in the United States, the international business, the manufacturing and marketing of products for the food service industry and the corporate purchasing and distribution functions. Mr. Sullivan currently serves on the board of directors of Mattel, Inc. and Kimberly-Clark Corp.

R. John Anderson, our Senior Vice President and President of our Asia Pacific Division since 1998 and President of our global supply chain organization since March 2004, joined us in 1979. Mr. Anderson served as General Manager of Levi Strauss Canada and as President of Levi Strauss Canada and Latin America from 1996 to 1998. He has held a series of merchandising positions with us in Europe and the United States, including Vice President, Merchandising and Product Development for the Levi’s® brand in 1995. Mr. Anderson also served as interim president of Levi Strauss Europe from September 2003 to February 2004.

David G. Bergen, our Senior Vice President and Chief Information Officer, joined us in 2000. He was most recently Senior Vice President and Chief Information Officer of CarStation.com. From 1998 to 2000, Mr. Bergen was Senior Vice President and Chief Information Officer of LVMH, Inc. Prior to joining LVMH, Inc., Mr. Bergen held a series of management positions at Gap Inc., including Vice President of Application Development.

James P. Fogarty, our Senior Vice President and Chief Financial Officer from December 2003 until March 7, 2005, is a managing director of Alvarez & Marsal, Inc. and has been associated with the firm since 1994. During that time he has held a variety of management and advisory roles in several industries including serving as senior vice president and chief financial officer of The Warnaco Group, Inc. As part of his work with Alvarez & Marsal, Inc., he had held management positions with Bridge Information Systems, DDS Partners LLC, AM Cosmetics, Inc. and Color Tile, Inc. In addition, Mr. Fogarty provided restructuring advisory services to Freuhauf Trailer and Homeland Stores, Inc.

Robert L. Hanson is President of the Levi’s® brand in the United States. Before taking his current role in 2001, Mr. Hanson was President of the Levi’s® brand in Europe. From 1998 to 2000, he was Vice President of the Levi’s® brand in Europe. He began his career with us in 1988, holding executive-level advertising, marketing and business development positions in both the Levi’s® and Dockers® brands in the United States before taking his first position in Europe.

Scott A. LaPorta is President of the Levi Strauss Signature™ brand in the United States. Mr. LaPorta joined us in 2002 as the Chief Financial and Strategic Planning Officer for Levi Strauss Americas. In July 2003, Mr. LaPorta became Senior Vice President of Sales, Strategy and Finance for Levi Strauss Americas, until taking his current position in October of the same year. Before joining us, Mr. LaPorta was Executive Vice President and Chief Financial Officer of Park Place Entertainment.

Paul Mason, our Senior Vice President and President, Levi Strauss Europe, joined us in February 2004. Mr. Mason was chief executive officer of Matalan PLC, a discount clothing business and leading U.K. jeans retailer from 2002 to 2003. Prior to that time, he held senior positions with ASDA Group Limited, a subsidiary of Wal-Mart Stores, Inc., including chief operating officer, retailer director and logistics and human resources director. Mr. Mason is a non-executive director of Rentokil-Initial plc (U.K).

Albert F. Moreno, our Senior Vice President and General Counsel since 1996, joined us in 1978. He held the position of Chief Counsel for Levi Strauss North America from 1994 to 1996 and gDeputy General Counsel from 1985 to 1994. He is a member of the board of directors of Xcel Energy, Inc.

Fred Paulenich, our Senior Vice President of Worldwide Human Resources, joined us in 2000. Prior to joining us, Mr. Paulenich was Vice President and Chief Personnel Officer of Pepsi-Cola North America from 1999 to 2000. At Pepsi-Cola, he held a series of management positions including Vice President of Headquarters Human Resources from 1996 to 1998 and Vice President of Personnel from 1995 to 1996.

Hans Ploos van Amstel replaced Mr. Fogarty as our senior vice president and chief financial officer effective as of March 7, 2005. Mr. Ploos van Amstel had served as Vice President of Finance and Operations for our European business since 2003. Mr. Ploos van Amstel joined us from Procter & Gamble. Procter & Gamble’s principal business is the manufacturing and marketing of consumer and household products. Mr. Ploos van Amstel joined Procter & Gamble in 1989, where he served in various capacities throughout Europe and the Middle East, leading to his appointment in 1999 as Finance Director of Global Corporate F&HC, and culminating in his appointment in 2001 as Finance Director of Procter & Gamble’s F&HC Europe division.

Lawrence W. Ruff, our Senior Vice President, Strategy and Planning since September 2003, joined us in 1987. From 1987 to 1996, he held a variety of marketing positions in the United States and Europe. He served as Vice President, Marketing and Development for Levi Strauss Europe, Middle East and Africa from 1996 to 1999 when he became Vice President, Global Marketing. In late 1999, he became Senior Vice President of Worldwide Marketing Services.

Roberta H. Silten is the President of the Dockers® brand in the United States. Before taking on her current role in 1999, Ms. Silten held various senior marketing and merchandising positions with us, most recently as the director of the Slates® brand, a dress pant line now part of the Dockers® brand. She began her career with us in 1995. Ms. Silten is a member of the board of directors of the Red Tab Foundation.

New Director

On February 3, 2005, we elected Leon J. Level to our board of directors, effective as of April 1, 2005. Mr. Level is currently chief financial officer and a director of Computer Sciences Corporation. Computer Sciences Corporation is a leading global information technology services company, offering services including systems design and integration; information technology and business process outsourcing; applications software development; Web and application hosting; and management consulting. Mr. Level, 64, has held ascending and varied financial management and executive positions at Computer Sciences Corporation (chief financial officer since 1989), Unisys Corporation (corporate vice president, treasurer and chairman of Unisys Finance Corporation), Burroughs Corporation (vice president, treasurer), The Bendix Corporation (executive director and assistant corporate controller) and Deloitte, Haskins & Sells (now Deloitte & Touche). Mr. Level is also currently a director of UTi Worldwide Inc. We expect Mr. Level to serve on our audit and finance committees.

Our Board of Directors

Our board of directors currently has 14 members and will be increased to 15 when Mr. Level joins the board. Our board is divided into three classes with directors elected for overlapping three-year terms. The term for directors in class 1 (Mr. Friedman, Mr. Georgescu, Mr. Sullivan and Mr. R.D. Haas) ends in 2005. The term for directors in class 2 (Ms. House, Ms. Pineda, Mr. Rogers, Mr. Hellman and Mr. P.E. Haas, Jr.) ends in 2006. The term for directors in class 3 (Ms. Blackwell, Mr. W. J. Haas, Mr. Gaither, Mr. Marineau and Ms. Haas) ends in 2007. Mr. Level, our new director, will be a member of class 1. Directors are elected by the trustees of the voting trust as provided under the voting trust agreement. Directors in each class may be removed at any time, with or without cause, by the trustees of the voting trust.

Committees. Our board of directors currently has four committees.

•	Audit. Our audit committee provides assistance to the board in the board’s oversight of the integrity of our financial statements, financial reporting processes, system of internal control, compliance with legal requirements and independence and performance of our internal auditors and our independent registered public accounting firm. Our board determined that G. Craig Sullivan is an audit committee financial expert and is independent under applicable SEC requirements.

—Members: Mr. Gaither, Mr. Georgescu, Mr. Hellman, Ms. Pineda and Mr. Sullivan.

•	Finance. Our finance committee provides assistance to the board in the board’s oversight of our financial condition and management, financing strategies and execution and relationships with stockholders, creditors and other members of the financial community.

—Members: Ms. House, Mr. Georgescu, Mr. P.E. Haas, Jr., Mr. Hellman and Mr. Rogers.

•	Human Resources. Our human resources committee provides assistance to the board in the board’s oversight of our compensation, benefits and human resources programs and of senior management performance, composition and compensation.

—Members: Ms. Blackwell, Ms. House, Mr. Gaither, Mr. Rogers and Mr. Sullivan.

•	Corporate Social Responsibility. Our corporate social responsibility committee provides assistance to the board in the board’s oversight of our values, ethics and social responsibility as demonstrated through our policies, practices and interactions with stockholders, employees, suppliers, customers, consumers, communities, governmental authorities and others having a relationship with us.

—Members: Ms. Blackwell, Mr. Friedman, Ms. Haas, Mr. W. J. Haas and Ms. Pineda.

Mr. R.D. Haas and Mr. Marineau are ex-officio members of all standing committees of the board of directors, except the audit committee. Mr. Level will serve on the audit committee and the finance committee.

Compensation. Directors who are not stockholders or employees (Ms. Blackwell, Mr. Gaither, Mr. Georgescu, Ms. House, Ms. Pineda, Mr. Rogers and Mr. Sullivan) receive annual compensation in a target amount of approximately $93,000. This amount included an annual retainer fee of $36,000, meeting fees and long-term variable pay. The actual amount for each of these compensation components varies depending on the years of service, the number of meetings attended and the actual value of the long-term grants upon vesting. Directors are covered under travel accident insurance while on company business and are eligible to participate in a deferred compensation plan. In 2004, Mr. Gaither participated in the deferred compensation plan. Directors who are also stockholders or employees did not, as a board policy matter, receive compensation in 2004 or prior years for their services as directors.

In February 2004, we established an interim long-term incentive and retention plan for our management team. Directors who are not employees or stockholders were also participants in the plan. These directors received under the plan a single payment at the end of 2004; the plan provides for payments to management participants in three parts over time as a retention measure. For more information about developments in late 2003 and early 2004 relating to our incentive plans, see “Executive Compensation—Long-Term Incentive Compensation Plans.”

This table provides compensation information for our directors in 2004 who were not stockholders or employees:

	Annual Compensation		Long-Term Compensation
Name	Retainer	Meeting Fees(1)	LTIP Payouts(2)
Angela Glover Blackwell	$36,000	$16,000	$45,000
James C. Gaither	36,000	23,000	45,000
Peter Georgescu	36,000	21,000	60,000	(3)
Patricia A. House	36,000	19,000	45,000
Patricia Salas Pineda	36,000	21,000	45,000
T. Gary Rogers	36,000	21,000	45,000
G. Craig Sullivan	36,000	26,000	45,000

(1)	Meeting fees are based on $1,000 per meeting day attended.

(2)	Reflects payments under the 2004 interim long-term incentive plan.

(3)	Reflects the 2004 long-term incentive plan payment and a cash payment of $15,000 equivalent to one-third of Mr. Georgescu’s 2000 long-term variable pay target of $45,000 under our prior long-term incentive plan.

On December 9, 2004, our board of directors approved the following actions with respect to our director compensation in 2005:

•	an increase in annual retainer from $36,000 to $45,000;

•	the addition of a retainer for committee chairpersons of $20,000 for the chairs of the Audit Committee and the Human Resources Committee and $10,000 for the chairs of the Finance Committee and the Corporate Social Responsibility Committee; and

•	an extension of the board compensation program such that non-employee stockholder directors will receive the same compensation program as our outside directors.

Our board members also will participate in our new senior executive long-term incentive compensation program. For more information, see “Executive Compensation—Long-Term Incentive Compensation Plans.”

Under our bylaws and management structure, our chairman of the board and former chief executive officer, Robert D. Haas, is a corporate officer and an executive officer. In view of the financial challenges facing us at the beginning of 2004 and in recognition of the transition in his role from chairman and chief executive officer to chairman, Mr. Haas voluntarily offered to reduce his compensation package. His annual salary for fiscal 2004 was $461,538, a decrease from $778,846 in 2003. Mr. Haas also received in fiscal 2004 a long-term incentive payment of $195,000. As of the beginning of 2004, Mr. Haas no longer participates in our annual incentive plan. He participates in our long-term incentive plans.

Audit Committee. The charter of the Audit Committee requires that the Audit Committee be comprised of at least three but not more than five members, none of whom may be family member directors or employees and none of whom may have any relationship with us that interferes with the exercise of their independence from our management and from us. The charter requires that each member of the Audit Committee be financially literate and that at one least one member must have accounting or related financial management experience. Our Corporate Governance Guidelines require that each member must be independent as required under applicable law.

Our Audit Committee has sole and direct authority to engage, appoint, evaluate and replace the independent auditor. The Audit Committee meets with our management regularly to discuss our internal controls and financial reporting process and our financial reports to the public. The committee also meets with our independent registered public accounting firm and with our financial personnel and internal auditors regarding these matters. Both our independent registered public accounting firm and our internal auditors regularly meet privately with this committee and have unrestricted access to the committee. The Audit Committee examines the independence and performance of our internal auditors and our independent registered public accounting firm. In addition, among its other responsibilities, the Audit Committee reviews our critical accounting policies, our annual and quarterly reports on Forms 10-K and 10-Q, and our earnings releases before they are published. The Audit Committee held eleven meetings during fiscal 2004.

Compensation Committee Interlocks and Insider Participation

The Human Resources Committee serves as the compensation committee of our board of directors. Ms. Blackwell, Ms. House and Messrs. Gaither, Rogers and Sullivan are members of the Human Resources Committee. No member of the Human Resources Committee is a current or former officer or employee of ours. In addition, there are no compensation committee interlocks between us and other entities involving our executive officers and our Board members who serve as executive officers of those other entities.

Mr. Gaither was, prior to 2004, senior counsel to the law firm Cooley Godward LLP. Cooley Godward provided legal services to us and to the Human Resources Committee in 2004, 2003 and 2002, for which we paid fees of approximately $150,000, $250,000 and $18,000, respectively, in those years.

Worldwide Code of Business Conduct

We have a Worldwide Code of Business Conduct which applies to all of our directors and employees, including the chief executive officer, the chief financial officer, the controller and our other senior financial officers. The Worldwide Code of Business Conduct covers a number of topics including:

•	accounting practices and financial communications;

•	conflicts of interest;

•	confidentiality;

•	corporate opportunities;

•	insider trading; and

•	compliance with laws.

A copy of the Worldwide Code of Business Conduct is filed as an exhibit to the Registration Statement of which this prospectus is a part.

Executive Compensation

Our Human Resources Committee of the board provides assistance to our board in the board’s oversight of our compensation, benefits and human resources programs and of senior management performance, composition and compensation. The committee reviews our compensation objectives and performance against those objectives, reviews market conditions and practices and our strategy and processes for making compensation decisions, reviews the performance of our chairman and chief executive officer and approves the annual and long-term compensation for our chairman, chief executive officer and executive officers. The committee also reviews our succession planning, diversity, director compensation and benefit plans.

Our executive compensation philosophy is intended to support our key business and talent objectives. Our business objectives focus on earnings, debt reduction and shareholder value. Our talent objectives focus on attracting, retaining and motivating individuals as required to deliver our targeted annual and long-term business results. In order to support the achievement of these objectives, we review the market practices of a similarly sized, competitive set of branded consumer product companies and major apparel competitors when setting compensation levels for our executives. Our intent is to position our executives’ compensation competitively against this set of companies.

The primary components of our executive compensation are base salary, annual bonus and long-term incentives. Base salary is paid for ongoing performance throughout the year. Our annual bonuses are intended to motivate and reward achievement of annual business and individual objectives. Our long-term incentives align with and reward for increasing shareholder value.

This table provides compensation information for our chief executive officer and the other four executive officers who were our most highly compensated officers and who were serving as executive officers as of the last day of the fiscal year. We refer to these individuals in this prospectus as our named executive officers. Our chief financial officer in 2004, Mr. Fogarty, was not an employee of ours. For more information about our relationship with Mr. Fogarty, see “Certain Relationships and Related Transactions.”

Summary Compensation Table

		Annual Compensation			Long-Term Compensation LTIP Payouts(3)	All Other Compensation(4)
Name/Principal Position	Year	Salary	Bonus(1)	All Other Annual Compensation(2)
Philip A. Marineau President and Chief Executive Officer	2004 2003 2002	$1,107,692 1,246,154 1,161,538	$2,940,300 — 1,272,600	— — —	$2,241,000 — 22,540,000	$279,176 117,177 165,777

Paul Mason Senior Vice President and President, Levi Strauss Europe	2004 2003 2002	929,103 — —	1,255,539 — —	53,580 — —	— — —	1,563,675 — —

R. John Anderson Senior Vice President and President, Levi Strauss, Asia Pacific Division(5)	2004 2003 2002	758,785 447,463 396,535	711,392 696,150 420,420	274,275 282,717 248,688	1,020,000 — 1,380,000	22,697 15,494 —

Robert L. Hanson President and General Manager, Levi’s® Brand, United States	2004 2003 2002	512,211 471,923 424,231	796,331 — 355,105	— — —	1,150,000 — 919,977	285,904 — 46,536

Scott A. LaPorta President and General Manager, Levi Strauss Signature™ Brand, United States	2004 2003 2002	475,913 488,462 346,154	534,909 — 424,710	— — —	600,000 — —	31,835 2,025 745,952

(1)	Our Annual Incentive Plan provides for annual bonuses if we meet pre-established performance targets. The Annual Incentive Plan is intended to reward individual achievement of our business objectives during the year. Payment amounts are based on business unit and corporate financial results against the performance targets. The final amount of bonus earned by each participant depends upon the performance and job level of the individual.

(2)

Mr. Mason joined us in February 2004. He is a United Kingdom citizen whose employment with us is based in Brussels, Belgium. He commutes from his home in the United Kingdom. We provide Mr. Mason with an apartment in Brussels. Mr. Mason is paid in British pounds; for purposes of the table, these amounts are converted into U.S. dollars using the exchange rate for the last month of the year. For Mr. Mason, the 2004 amount reflects $38,552 paid for a company-provided apartment and $15,028 for a company-provided car. Mr. Mason is not treated as a global assignee.

Mr. Anderson is an Australian citizen whose employment with us is based in Singapore. He is considered a global assignee. Our approach for global assignee employees is to ensure that individuals working abroad are compensated as they would be if they were based in their home country by offsetting expenses related to a global assignment. This approach covers all areas that are affected by the assignment, including salary, cost of living, taxes, housing, benefits, savings, schooling and other miscellaneous expenses. Mr. Anderson is paid in Australian dollars; for purposes of the table, these amounts are converted into U.S. dollars using the exchange rate for the last month of the year. For Mr. Anderson, the 2004 amount reflects $261,776 due to his global assignment and $12,499 for a company-provided car. The 2003 amount shown reflects $271,249 due to his global assignment and $11,468 for a company provided car. The 2002 amount shown reflects $239,779 due to his global assignment and $8,909 for a company-provided car.

(3)	For 2004, this column reflects the first and second payments earned under our interim long-term incentive plan. For Mr. Hanson, for 2004, this column reflects the first and second payments of $690,000 earned under the plan and an acceleration of the July 2005 payment of $460,000. This payment was made in advance of the scheduled date at the request of Mr. Hanson, and is an early settlement of the July 2005 plan payment. Mr. Hanson is required to repay all, or depending on timing, a portion of this amount if he is not entitled to receive payment of the July 2005 amount under the terms of the plan.

For 2002 and 2003, this column reflects the payments earned under the 2000 grant of our Leadership Shares Plan, our prior long-term incentive plan. These payments relate to the first four years of performance under the five-year measurement period, which was from 2000 through 2003. We did not make any payments under the Leadership Shares Plan in respect of the second installment of the 2000 grant. We do not expect to make any further payments in respect of any outstanding awards, although some level of payment is possible if our future financial performance substantially exceeds our current expectations. For more information about our long-term incentive plans, see “Executive Compensation—Long-Term Incentive Compensation Plans.”

(4)	For Messrs. Marineau, Hanson and LaPorta, the amounts shown include contributions we made on their behalf under our Capital Accumulation Plan. The Capital Accumulation Plan was a non-qualified, defined contribution savings plan that permits eligible employees to contribute up to 10% of their pay, on an after-tax basis, to an individual retail brokerage account established in the employee’s name. We established the Capital Accumulation Plan because Internal Revenue Code rules limit savings opportunities under tax-qualified plans for a number of our highly compensated employees. For 2004, 2003 and 2002, matching contributions under this plan were dependent on business performance. Under the terms of the plan, we matched up to 10% of eligible employee contributions on a scale from 0% to 115%. The level of the matching contribution was determined at the end of the year based upon business performance using the same measures that are used for our Annual Incentive Plan. We terminated the Capital Accumulation Plan in November 2004. For more information, please see Note 13 to our Consolidated Financial Statements.

For Mr. Marineau, the 2004 amount shown reflects a Capital Accumulation Plan contribution of $115,000 and $164,176 in above-market interest he has earned on amounts he deferred under our executive deferred compensation plan. The 2003 amount shown reflects $117,177 in above-market interest attributable to amounts he deferred under our executive deferred compensation plan. The 2002 amount shown reflects a Capital Accumulation Plan contribution of $165,777.

For Mr. Mason, the 2004 amount shown reflects a special one-time bonus of $1,563,675, paid in lieu of a 2004 long-term incentive grant as provided under his employment agreement. For more information, please see “Employment Agreements.”

For Mr. Anderson, the 2004 amount shown reflects $22,697 in above-market interest he has earned on amounts he deferred under our executive deferred compensation plan. The 2003 amount shown reflects $15,494 of above-market interest attributable to amounts he deferred under our executive deferred compensation plan.

For Mr. Hanson, the 2004 amount shown reflects a special retention bonus of $125,000, a special performance bonus of $125,000 and a Capital Accumulation Plan contribution of $35,904. The 2002 amount shown reflects a Capital Accumulation Plan contribution of $46,536.

For Mr. LaPorta, the 2004 amount shown reflects a Capital Accumulation Plan contribution of $31,835. The 2003 amount shown reflects a relocation-related payment of $2,025. The 2002 amount shown reflects a relocation-related payment of $345,952, which is part of our relocation program support for all management relocations. The 2002 amount shown also reflects a hiring bonus of $400,000.

(5)	From 2000 to 2004, we tracked Mr. Anderson’s salary in U.S. dollars and increased it according to U.S market practices. However, due to substantial exchange rate fluctuations that have occurred over the last several years, his salary growth as expressed in Australian dollars (AUD) was not consistent with the rate of increases awarded to him. As a result, beginning in 2004, we track and pay his salary in Australian dollars. Under this methodology, in March 2004, we adjusted his AUD salary amount to AUD 987,600 to properly reflect the same rate of salary increases we had applied to his salary, as paid in U.S. dollars, since 2000. For purposes of the table, we convert his salary into U.S. dollars using the exchange rate for the last month of the year.

Long-Term Incentive Compensation Plans

Interim Long-Term Incentive Compensation Plan. In February 2004, we established an interim cash-based long-term incentive plan for our management level employees, including our executive officers, and our non-shareholder directors. We set a target amount for each participant based on job level. The interim plan, which covers a 19-month period (December 2003 through June 2005), includes both performance and retention elements as conditions for payment. Key plan features include:

•	Performance measures relate to compliance with financial covenants in our credit agreements and achievement of earnings before interest, taxes, depreciation and amortization and cash flow measures established by our board of directors.

•	Participants who were active employees through July 1, 2004 received 20% of the target amount in July 2004.

•	Participants who were active employees through February 11, 2005 received 40% of the target amount in February 2005.

•	Participants will receive the remaining 40% of the target amount in July 2005 if the participant is an active employee as of this date and we are in compliance on this date with the financial covenants in our credit agreements.

The terms of the plan are governed by the plan document. Our board has discretion to interpret, amend and terminate the plan. All of our executive officers (other than Mr. Mason) and our non-stockholder directors (Messrs. Gaither, Georgescu, Rogers and Sullivan and Mss. Blackwell, House and Pineda) are participants in the plan.

The following table shows awards granted under our interim long-term incentive plan.

Interim Long-Term Incentive Plan—Awards in Last Fiscal Year (2004)

	Estimated Future Payments
Name/Principal Position	Award Target Value	Performance Period
Philip A. Marineau	$3,735,000	19 months
Paul Mason(1)	0	NA
R. John Anderson	1,700,000	19 months
Robert L. Hanson	1,150,000	19 months
Scott A. LaPorta	1,000,000	19 months

(1)	Mr. Mason’s employment agreement provides that, in lieu of granting him a long-term incentive award in 2004, we will pay him a special one-time bonus with a target of 85% of his annual base salary, a maximum payout of 165% and a guarantee of a minimum payout of £150,000 in early 2005. The amount of this bonus is $1,563,675. In 2005 and going forward, Mr. Mason will participate in the long-term incentive plans provided to our other executive officers.

2005 Long Term Incentive Plan. In February 2005, our board approved a new compensation plan, the Senior Executive Long Term Incentive Plan. The plan is intended to provide long term incentive compensation for our senior management and members of our board. Employees on our Worldwide Leadership Team (generally our executive officers), other employees identified by our board and non-employee members of our board are eligible to receive awards under the plan.

Key elements of the plan include the following:

•	The plan is implemented through consecutive and overlapping three-year performance cycles. Performance cycles generally begin on the first day of each fiscal year, and the first performance cycle is deemed to have commenced on the first day of the 2005 fiscal year. The Human Resources Committee administers the plan and may adopt rules and procedures it deems appropriate for plan administration and implementation.

•	Plan participants are granted hypothetical stock appreciation rights (“units”), payable solely in cash, as determined by the Human Resources Committee. The number of units granted to each participant will be based on a projected hypothetical public market value of our common stock on the last day of the performance cycle and a target payout amount. Awards also will reflect a strike price, the hypothetical public market value of our common stock as of the end of the calendar year in which the performance cycle begins, as determined by the Human Resources Committee. All hypothetical public market value determinations will be approved by the Human Resources Committee based on the determination of a third party valuation firm.

•	At the end of each performance cycle, participants who still are employed by us (or who still are serving as directors) will be entitled to receive a cash payment equal to the increase in hypothetical public market value (determined as of the end of the calendar year in which the performance cycle ends and measured against the strike price) multiplied by the number of units awarded to such participant.

•	To the extent a payment would exceed two times the participant’s target payout, payment of the excess amounts generally will be deferred for an additional two years. During the two-year deferral period, amounts deferred will be adjusted based on hypothetical changes in the public market value of our common stock. If such hypothetical public market value falls to the price level that corresponded to an initial award payout of two times the participant’s target payout, deferred amounts will be forfeited. In addition, participants who are terminated for cause during a deferral period will forfeit all deferred amounts that have not already been paid out.

In the event of a public equity offering of our common stock, the Human Resources Committee may, in its discretion, take any action it deems appropriate, including amending or terminating the plan. In the event of a change in control, the value will be determined by the Human Resources Committee based on the total sale price. If the employment of a participant is terminated without cause within twelve months following the change in control, he or she will become fully vested in all units under his or her awards, and award payouts will be calculated as if the then-current performance cycles ended on the date of that participant’s termination.

On March 9, 2005, the Human Resources Committee approved target awards under the plan for the first performance cycle. The following table shows the target awards granted to our directors and our named executive officers.

	Estimated Future Payments
Name/Principal Position	Award Target Value	Number of Shares (Units) Granted
Philip A. Marineau, President and Chief Executive Officer	$5,000,000	83,334
R. John Anderson, Senior Vice President and President, Levi Strauss Asia Pacific	$1,000,000	16,667
Paul Mason, Senior Vice President and President, Levi Strauss Europe	$900,000	15,000
Robert L. Hanson, President, Levi’s® Brand, United States	$900,000	15,000
Scott A. LaPorta, President, Levi Strauss Signature™ Brand, United States	$600,000	10,000
Angela Glover Blackwell, director	$45,000	750
Robert E. Friedman, director	$45,000	750
James C. Gaither, director	$45,000	750
Peter A Georgescu, director	$45,000	750
Miriam L. Haas, director	$45,000	750
Peter E. Haas, Jr., director	$45,000	750
Walter J. Haas, director	$45,000	750
F. Warren Hellman, director	$45,000	750
Patricia A. House, director	$45,000	750
Leon J. Level, director	$45,000	750
Patricia Salas Pineda, director	$45,000	750
T. Gary Rogers, director	$45,000	750
G. Craig Sullivan, director	$45,000	750

Leadership Shares Plan. We did not make any payments under our Leadership Shares Plan in 2004 or 2005. We will not make any further payments in respect of any outstanding awards under the plan.

Pension Plan Benefits

Messrs. Marineau, Hanson and LaPorta. The following table shows the estimated annual benefits payable upon retirement under our U.S. Home Office Pension Plan to persons at various covered compensation levels and years-of-service classifications prior to mandatory offset of Social Security benefits. Covered compensation is defined as annual base salary plus annual bonus, within certain IRS limits. An average of the highest covered compensation amounts within a predefined period is used to calculate the final annual pension benefits. For 2004, covered compensation for these named executive officers is the same as the total of their salary and bonus amounts shown in the Summary Compensation Table, subject to certain IRS limits. The table assumes retirement at the age of 65, with payment to the employee in the form of a single-life annuity.

U.S. Pension Plan Table

Final Average Covered Compensation	Years of Service
	5	10	15	20	25	30	35
$ 400,000	$40,000	$80,000	$120,000	$160,000	$200,000	$205,000	$210,000
600,000	60,000	120,000	180,000	240,000	300,000	307,500	315,000
800,000	80,000	160,000	240,000	320,000	400,000	410,000	420,000
1,000,000	100,000	200,000	300,000	400,000	500,000	512,500	525,000
1,200,000	120,000	240,000	360,000	480,000	600,000	615,000	630,000
1,400,000	140,000	280,000	420,000	560,000	700,000	717,500	735,000
1,600,000	160,000	320,000	480,000	640,000	800,000	820,000	840,000
1,800,000	180,000	360,000	540,000	720,000	900,000	922,500	945,000
2,000,000	200,000	400,000	600,000	800,000	1,000,000	1,025,000	1,050,000
2,200,000	220,000	440,000	660,000	880,000	1,100,000	1,127,500	1,155,000
2,400,000	240,000	480,000	720,000	960,000	1,200,000	1,230,000	1,260,000
2,600,000	260,000	520,000	780,000	1,040,000	1,300,000	1,332,500	1,365,000
2,800,000	280,000	560,000	840,000	1,120,000	1,400,000	1,435,000	1,470,000
3,000,000	300,000	600,000	900,000	1,200,000	1,500,000	1,537,500	1,575,000
3,200,000	320,000	640,000	960,000	1,280,000	1,600,000	1,640,000	1,680,000
3,400,000	340,000	680,000	1,020,000	1,360,000	1,700,000	1,742,500	1,785,000

The following table shows, for each of Messrs. Marineau, Hanson and LaPorta, as of the end of 2004, the credited years of service, the 2004 compensation covered by the U.S. Home Office Pension Plan and the annual pension benefit each would receive at age 65 under the plan if he had left employment with us at the end of 2004:

Name	Years of Service	Final Average Covered Compensation	Annual Pension Benefit
	(as of November 28, 2004)
Philip A. Marineau(1)	23	$2,150,304	$990,180
Robert L. Hanson	17	583,058	$189,084
Scott A. LaPorta(2)	3	—	$—

(1)	For Mr. Marineau, the number of years of credited service and covered compensation are based on the terms of his employment agreement.

(2)	Mr. LaPorta has been employed by us for less than the minimum period required to vest in his pension plan benefits. As a result, he would not be eligible to receive any pension plan benefits had his employment been terminated at the end of 2004.

We made amendments to our U.S. Home Office Pension Plan in 2004 that affected Mr. Hanson and Mr. LaPorta. For more information about these changes, see Note 12 to the Consolidated Financial Statements.

Mr. Mason. Mr. Mason participates in the Levi Strauss United Kingdom pension plan. This plan provides him both a defined benefit and a defined contribution pension. The plan provides a defined benefit pension based on a percentage of pensionable earnings (base pay) and eligible pension service (service with us), subject to local tax limits. The plan has a minimum vesting period of two years. Because Mr. Mason joined us in 2004, he is currently ineligible for benefits under the plan. We also contribute an amount equal to 20% of Mr. Mason’s annual bonus each year into a defined contribution account under the United Kingdom pension plan. Upon retirement, those funds will be used to purchase additional pension benefits.

Mr. Anderson. Mr. Anderson participates in the Levi Strauss Australia pension plan. He also participates in a supplemental plan. The pension payment Mr. Anderson will receive upon retirement is based on years of service and his final average salary. Under the supplemental plan, we contribute 20% of his annual base salary and bonus to his pension each year. If Mr. Anderson’s employment with us had been terminated at the end of 2004, his benefit under these combined plans, to be paid in a lump sum at age 65, would have been 2.8 million Australian dollars, or approximately $2.2 million.

Employment Agreements

Mr. Marineau. We have an employment agreement with Mr. Marineau. The agreement provides for a minimum base salary of $1.0 million in accordance with our executive salary policy and a target annual cash bonus of 90% of base salary, with a maximum bonus of 180% of base salary. In addition, Mr. Marineau is eligible to participate in all other executive compensation and benefit programs, including the Leadership Shares Plan, and the interim long-term incentive and the annual incentive plans described above. Under the employment agreement, we made a one-time grant of 810,000 Leadership Shares to compensate him for the potential value of stock options he forfeited upon leaving his previous employer to join us. We also provide under the agreement a supplemental pension benefit to Mr. Marineau.

The agreement is in effect until terminated by either Mr. Marineau or us. We may terminate the agreement upon Mr. Marineau’s death or disability, for cause (as defined in the agreement), and without cause upon 30 days notice. Mr. Marineau may terminate the agreement for good reason (as defined in the agreement) or other than for good reason upon 30 days notice to us. The consequences of termination depend on the basis for the termination:

•	If we terminate without cause or if Mr. Marineau terminates for good reason, Mr. Marineau will be entitled to: (i) severance payments equal to three times the sum of his base salary as of the termination date plus his most recent target or, if greater, annual bonus, (ii) amounts accrued or earned under our compensation and benefit plans and (iii) an amount in respect of the Leadership Shares granted in the one-time grant described above.

•	If we terminate for cause or if Mr. Marineau terminates for other than good reason, then the agreement will terminate without our having further obligations to Mr. Marineau other than for amounts accrued or earned under our compensation and benefit programs (which does not include unvested Leadership Shares or target bonus amounts not payable as of the date of termination).

•	If we terminate for any reason other than cause or if Mr. Marineau terminates for good reason within 12 months after a change in control (as defined in the agreement), Mr. Marineau will be entitled to: (i) severance payments equal to three times the sum of his base salary as of the termination date plus his most recent target or, if greater, annual bonus, (ii) amounts accrued or earned under our compensation and benefit plans, (iii) an amount in respect of the Leadership Shares granted in the one-time grant described above, (iv) full and immediate vesting in all outstanding Leadership Shares; (v) full and immediate vesting in his supplemental pension benefit; and (vi) under specified circumstances, if any amounts paid are treated as parachute payments (as defined in Section 280G(b)(2) of the Internal Revenue Code), an amount equal to the applicable excise tax and any taxes on this reimbursement payment.

Mr. Mason. We have an employment agreement with Mr. Mason. Under the agreement, we have agreed to pay him a minimum base salary of £600,000. Mr. Mason is also eligible to earn an annual bonus under our Annual Incentive Plan, with a target incentive equal to 65% of his base salary, and he will participate in our Senior Executive Long-Term Incentive Plan beginning in 2005. In addition, in lieu of granting him a long-term incentive award in 2004, Mr. Mason was eligible to earn a special one-time bonus under a separate incentive arrangement, with a target incentive equal to 85% of his base salary, and was guaranteed to receive a minimum payout of £150,000 in early 2005. The amount of this bonus was equal to $1,563,675.

Under his agreement, Mr. Mason is also entitled to specified fringe benefits, including a company car, housing when abroad, medical insurance for Mr. Mason and his family and reimbursement of any additional taxes he may have to bear as a consequence of these fringe benefits. We have also agreed to provide Mr. Mason with supplementary pension benefits.

Mr. Mason’s employment agreement is in effect until terminated by either Mr. Mason or us. We may terminate the agreement without cause upon 12 months notice. If we terminate the agreement without cause, we have agreed to pay his salary, annual incentive, pension contributions and other normal allowances and benefits in lieu of a notice period.

Senior Executive Severance Arrangements

Messrs. Marineau and Mason. Mr. Marineau and Mr. Mason are eligible for severance benefits as provided in their respective employment agreements. Please see “Employment Agreements” for more information.

Messrs. Anderson, Hanson and LaPorta. Messrs. Anderson, Hanson and LaPorta are eligible for payments and other benefits under our Senior Executive Severance Plan, which is a discretionary, unfunded plan available to a select group of management to recognize their past service to us in the event their employment is involuntarily terminated. We may terminate or amend this plan at any time at our sole discretion.

Under the plan, in exchange for the executive’s execution of a general release agreement with us following an involuntary termination without cause, we will pay the executive his or her base salary, plus a target bonus amount for the fiscal year in which the executive is notified of his or her employment termination. We will make this payment in installments or on the same payment schedule and in and an amount no greater than the executive’s base salary at the time his/her employment terminated for a period ranging from 26 weeks to 104 weeks, depending on the executive classification.

In addition to these severance payments, we will pay an affected executive the same percentage of the monthly cost of the medical coverage we provide under the Consolidated Omnibus Budget Reconciliation Act (COBRA) (to the extent the executive elects COBRA coverage) that he was entitled to during his active employment. The subsidized COBRA medical coverage will continue during the period that the executive is entitled to receive severance payments, subject to a maximum period ending on the earlier of the 18-month period following the termination date or the date the executive is entitled to other medical coverage. We will also pay the cost of premiums under our standard basic life insurance program of $10,000 during the same period that we subsidize the COBRA coverage. If the executive becomes eligible to receive retiree health benefits, we will subsidize retiree medical coverage during the same period that we subsidize the COBRA coverage. In addition, we will provide an affected executive with career counseling and transition services.

PRINCIPAL STOCKHOLDERS

All shares of our common stock are deposited in a voting trust, a legal arrangement that transfers the voting power of the shares to a trustee or group of trustees. The four voting trustees are Peter E. Haas, Sr., Peter E. Haas, Jr., Robert D. Haas and F. Warren Hellman. The voting trustees have the exclusive ability to elect and remove directors, amend our by-laws and take certain other actions which would normally be within the power of stockholders of a Delaware corporation. Our equity holders who, as a result of the voting trust, legally hold “voting trust certificates,” not stock, retain the right to direct the trustees on specified mergers and business combinations, liquidations, sales of substantially all of our assets and specified amendments to our certificate of incorporation.

The voting trust will last until April 2011, unless the trustees unanimously decide, or holders of at least two-thirds of the outstanding voting trust certificates decide, to terminate it earlier. If Robert D. Haas ceases to be a trustee for any reason, then the question of whether to continue the voting trust will be decided by the holders. If Peter E. Haas, Sr. ceases to be a trustee, his successor will be his spouse, Miriam L. Haas. The existing trustees will select the successors to the other trustees. The agreement among the stockholders and the trustees creating the voting trust contemplates that, in selecting successor trustees, the trustees will attempt to select individuals who share a common vision with the sponsors of the 1996 transaction that gave rise to the voting trust, represent and reflect the financial and other interests of the equity holders and bring a balance of perspectives to the trustee group as a whole. A trustee may be removed if the other three trustees unanimously vote for removal or if holders of at least two-thirds of the outstanding voting trust certificates vote for removal.

The table on the following page contains information about the beneficial ownership of our voting trust certificates as of November 28, 2004, by:

•	Each of our directors and each of our named executive officers;

•	Each person known by us to own beneficially more than 5% of our voting trust certificates; and

•	All of our directors and officers as a group.

Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest. Except as described in the footnotes to the table below, the individuals named in the table have sole voting and investment power with respect to all voting trust certificates beneficially owned by them, subject to community property laws where applicable.

As of November 28, 2004, there were 168 record holders of voting trust certificates. The percentage of beneficial ownership shown in the table is based on 37,278,238 shares of common stock and related voting trust certificates outstanding as of November 28, 2004. The business address of all persons listed, including the trustees under the voting trust, is 1155 Battery Street, San Francisco, California 94111.

Name	Number of Voting Trust Certificates Beneficially Owned		Percentage of Voting Trust Certificates Outstanding
Peter E. Haas, Sr.	13,949,529	(1)	37.42%
Peter E. Haas, Jr.	6,383,721	(2)	17.12%
Robert D. Haas	3,309,909	(3)	8.88%
Miriam L. Haas(4)	2,980,200	(5)	7.99%
Margaret E. Haas	2,644,549	(6)	7.09%

Name	Number of Voting Trust Certificates Beneficially Owned		Percentage of Voting Trust Certificates Outstanding
Josephine B. Haas	2,108,513	(7)	5.66%
Robert E. Friedman	1,320,134	(8)	3.54%
F. Warren Hellman	887,656	(9)	2.38%
Walter J. Haas	240,353	(10)	*
James C. Gaither	—		—
Peter A. Georgescu	—		—
Patricia A. House	—		—
Angela Glover Blackwell	—		—
Philip A. Marineau	—		—
Patricia Salas Pineda	—		—
T. Gary Rogers	—		—
G. Craig Sullivan	—		—
R. John Anderson	—		—
David G. Bergen	—		—
James P. Fogarty	—		—
Paul Mason	—		—
Albert F. Moreno	—		—
Fred P. Paulenich	—		—
Lawrence W. Ruff	—		—
Directors and executive officers as a group (21 persons)	15,121,973		40.57%

*	means less than 1%.

(1)	Includes 3,509,936 voting trust certificates held by the Walter A. Haas, Jr. QTIP Trusts A and B for the benefit of Mrs. Walter A. Haas, Jr. and the children of Walter A. Haas, Jr., and for which Peter E. Haas, Sr. is trustee. Peter E. Haas, Sr. disclaims beneficial ownership of these voting trust certificates. Includes 670,000 voting trust certificates held by a trust for the benefit of Josephine B. Haas, former spouse of Peter E. Haas, Sr. Peter E. Haas, Sr. has sole voting power and Mrs. Josephine B. Haas has sole investing power with respect to these voting trust certificates. Peter E. Haas, Sr. disclaims beneficial ownership of these voting trust certificates. Includes 2,063,167 voting trust certificates which are held by a partnership but for which Peter E. Haas, Sr. has voting powers. Excludes 2,980,200 voting trust certificates held by Peter E. Haas, Sr.’s wife, Miriam L. Haas.

(2)	Includes a total of 1,801,628 voting trust certificates held by Mr. Haas’ wife and by trusts, of which Mr. Haas is trustee, for the benefit of his children. Mr. Haas disclaims beneficial ownership of these voting trust certificates. Includes 61,709 voting trust certificates held by trusts, of which Mr. Haas is trustee, for the benefit of the children of Mr. Haas and of Margaret E. Haas. Mr. Haas disclaims beneficial ownership of these voting trust certificates. Includes 2,657,721 voting trust certificates held by partnerships of which Mr. Haas is managing general partner.

(3)	Includes 113,904 voting trust certificates owned by the spouse of Mr. Haas and by a trust, of which Mr. Haas is trustee, for the benefit of their daughter. Mr. Haas disclaims beneficial ownership of these voting trust certificates.

(4)	Mrs. Haas was elected to the Board on July 1, 2004.

(5)	Excludes 7,706,426 voting trust certificates held by Peter E. Haas, Sr., spouse of Miriam L. Haas.

(6)	Includes 1,841 voting trust certificates held by a trust, of which Ms. Haas is trustee, for the benefit of Ms. Haas’ son. Ms. Haas disclaims beneficial ownership of these voting trust certificates.

(7)

Includes 1,203,255 voting trust certificates held by a trust, of which Mrs. Haas is co-trustee, for the benefit of Margaret E. Haas. Mrs. Haas disclaims ownership of these voting trust certificates. Includes 180,258 voting trust certificates held by the Michael S. Haas Annuity Partnership. Mrs. Haas is the trustee of a trust which is a general partner in the Michael S. Haas Annuity Partnership. Mrs. Haas disclaims beneficial ownership of these voting trust certificates.

(8)	Includes 92,500 voting trust certificates held by Mr. Friedman’s children and by trusts, of which Mr. Friedman is co-trustee, for the benefit of his children and 195,834 voting trust certificates held by trusts, of which Mr. Friedman is co-trustee, for the benefit of Mr. Friedman’s nieces and nephew. Mr. Friedman disclaims beneficial ownership of these voting trust certificates. Includes 1,010,000 voting trust certificates held by Copper Reservoir, a California limited partnership, for which Mr. Friedman is a general partner.

(9)	Includes 360,314 voting trust certificates held by a trust, of which Mr. Hellman is co-trustee, for the benefit of the daughter of Robert D. Haas. Mr. Hellman disclaims beneficial ownership of these voting trust certificates.

(10)	Includes 234,614 voting trust certificates held by the spouse of Mr. Haas and by trusts, of which Mr. Haas is trustee or co-trustee, for the benefit of Mr. Haas’ children. Mr. Haas disclaims beneficial ownership of these voting trust certificates.

Stockholders’ Agreement

Our common stock and the voting trust certificates are not publicly held or traded. All shares and the voting trust certificates are subject to a stockholders’ agreement. The agreement, which expires in April 2016, limits the transfer of shares and certificates to other holders, family members, specified charities and foundations and to us. The agreement does not provide for registration rights or other contractual devices for forcing a public sale of shares, certificates or other access to liquidity. The scheduled expiration date of the stockholders’ agreement is five years later than that of the voting trust agreement in order to permit an orderly transition from effective control by the voting trust trustees to direct control by the stockholders.

Estate Tax Repurchase Policy

We have a policy under which we will repurchase a portion of the shares offered by the estate of a deceased stockholder in order to generate funds for payment of estate taxes. The purchase price will be based on a valuation received from an investment banking or appraisal firm. Estate repurchase transactions are subject to applicable laws governing stock repurchases, board approval and restrictions under our credit agreements. Our senior secured term loan and senior secured revolving credit facility prohibit repurchases without the consent of the lenders, and the indentures relating to our 2008 Notes, our 2012 Notes, our Floating Rate Notes, our Euro Notes and our 9.75% Notes limit our ability to make repurchases. The policy does not create a contractual obligation on our part. We may amend or terminate this policy at any time. No shares were repurchased under this policy in 2004, 2003 or 2002.

Valuation Policy

We have a policy under which we obtain, and make available to our stockholders, an annual valuation of our voting trust certificates. We use this valuation for, among other things, making determinations under our senior executive long-term incentive plan. The policy provides that we will make reasonable efforts to defend valuations we obtain which are challenged in any tax or regulatory proceeding involving a stockholder (including an estate) that used the valuation and was challenged on that use. The policy provides that we will not indemnify any stockholder against any judgment or settlement amounts or expenses specific to any individual stockholder arising from the use of a valuation. We may amend or terminate this policy at any time.

Voting Trustee Compensation

The voting trust agreement provides that trustees who are also beneficial owners of 1% or more of our stock are not entitled to compensation for their services as trustees. Trustees who are not beneficial owners of more than 1% of our outstanding stock may receive such compensation upon approval of our board. All trustees are entitled to reimbursement for reasonable expenses and charges which they may incur in carrying out their duties as trustees. As of November 28, 2004, each trustee beneficially owned more than 1% of our outstanding stock.

Voting Trustee Indemnification

Under the voting trust agreement, the trustees are not liable to us or to the holders of voting trust certificates for any actions undertaken in their capacity as trustees, except in cases of willful misconduct. The voting trust will indemnify the trustees in respect of actions taken by them under the voting trust agreement in their capacity as trustees, except in cases of willful misconduct.

We have agreed to reimburse the voting trust for any amounts paid by the trust as a result of its indemnity obligation on behalf of the trustees.

Limitation of Liability and Indemnification Matters

As permitted by Delaware law, we have included in our certificate of incorporation a provision to eliminate generally the personal liability of directors for monetary damages for breach or alleged breach of their fiduciary duties as directors. In addition, our by-laws provide that we are required to indemnify our officers and directors under a number of circumstances, including circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. In addition, our board of directors adopted resolutions making clear that officers and directors of our foreign subsidiaries are covered by these indemnification provisions. We are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of ours in which indemnification would be required or permitted. We believe that these indemnification provisions are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities under the Securities Act may be granted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreement with Alvarez & Marsal, Inc.

On December 1, 2003, and as provided by our agreement with Alvarez & Marsal, Inc., we appointed James P. Fogarty as our interim chief financial officer, replacing William B. Chiasson who resigned from that position on December 5, 2003. Mr. Fogarty is a managing director with Alvarez & Marsal, Inc. Our agreement with Alvarez & Marsal, Inc. also provided that Antonio Alvarez would serve as Senior Advisor to us and will be an executive officer. Mr. Alvarez is a co-founding Managing Director of Alvarez & Marsal, Inc. Mr. Alvarez completed his work as senior advisor and left that position in April 2004. Effective March 7, 2005, Hans Ploos van Amstel replaced Mr. Fogarty. For more information about Mr. Ploos van Amstel, please see “Management.”

The agreement also provided that:

•	Mr. Fogarty served on a full-time basis as our chief financial officer performing all duties and responsibilities of that position during the term of the agreement.

•	The agreement terminated in February 2005.

•	Mr. Fogarty remained as an employee of Alvarez & Marsal, Inc.

•	We paid Alvarez & Marsal, Inc. for Mr. Fogarty’s services at a rate of $525 per hour. We also reimbursed Alvarez & Marsal, Inc. for Mr. Fogarty’s out-of-pocket expenses, including temporary residence for Mr. Fogarty and his family in the San Francisco area.

•	We provided the same indemnification to Mr. Fogarty as we do for our directors and other officers, including coverage as an officer under our director and officer liability insurance.

On May 18, 2004, we amended the agreement. Under the amended agreement, we agreed to pay Alvarez & Marsal, Inc., in addition to regular compensation for its services, a cash bonus of $1.5 million as an incentive for them to complete successfully their work in assisting us in implementing cost reduction actions and in respect of Mr. Fogarty’s role as our chief financial officer. We paid $500,000 of this minimum bonus in June 2004, an additional $500,000 in October 2004 and paid the remaining $500,000 in February 2005. In addition, we agreed to pay Alvarez & Marsal, Inc. an additional incentive bonus of $1.0 million, which we paid in early March 2005 upon our achievement of certain financial performance, financial reporting and control and planning activities.

Other transactions

James C. Gaither, one of our directors, was, prior to 2004, senior counsel to the law firm Cooley Godward LLP. Cooley Godward provided legal services to us and to the Human Resources Committee of our board of directors in 2004, 2003 and 2002, for which we paid fees of approximately $150,000, $250,000 and $18,000, respectively, in those years.

Robert E. Friedman, one of our directors, is founder and chairman of the board of the Corporation for Enterprise Development, a not-for-profit economic development research, technical assistance and demonstration organization which works with public and private policymakers in governments, international organizations, corporations, private foundations, labor unions and community groups to design and implement economic development strategies. In 2003, we donated $50,000 to the Corporation for Enterprise Development. During 2002 the Levi Strauss Foundation donated $65,000.

Peter A. Georgescu, one of our directors, is Chairman Emerutus of Young and Rubicam, Inc., WPP Group plc, a global advertising agency. The agency provided advertising services to us in 2003 and 2002. We paid fees of approximately $18,800 and $15,200, respectively. We did not obtain any such services in 2004. Mr. Georgescu is a director of Toys “R” Us, Inc. We made a $5,000 donation to the Toys “R” Us Children’s Fund in 2004.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Term Loan and Senior Secured Revolving Credit Facility

Principal Amount; Use of Proceeds; Amendments and Waivers

On September 29, 2003, we entered into a $500.0 million senior secured term loan agreement and a $650.0 million senior secured revolving credit facility. We used the borrowings under these agreements to refinance our January 2003 senior secured credit facility and our 2001 domestic receivables securitization agreement, and also use the borrowings for working capital and general corporate purposes. On August 13, 2004, we entered into a fourth amendment to our senior secured revolving credit facility. On August 30, 2004, we entered into an amendment to our senior secured term loan. These amendments primarily provided for the lenders’ consent to our proposed sale of our Dockers® business. The amendment to the term loan also made changes in the prepayment provisions and the financial, operational and certain other covenants in our revolving credit facility and term loan, including replacing a consolidated fixed charge ratio covenant with a consolidated senior secured leverage ratio covenant. On November 24, 2004, we entered into a fifth amendment to our senior secured revolving credit facility permitting us to convert any cash collateralized letter of credit into a non-cash collateralized letter of credit. On February 15, 2005, we obtained a limited waiver under our senior secured revolving credit agreement. Under the limited waiver, the lenders have waived our compliance with clause (i) of the proviso to subsection 7.27 (i) of the senior secured revolving credit agreement to the extent necessary to permit us to prepay all or part of our outstanding 2008 Notes, provided that such prepayment is funded solely from the (a) proceeds of one or more new issuances of permitted notes that are issued after February 15, 2005, and (b) up to $77.9 million of unused proceeds from the issuance of $450.0 million of our 9.75% Notes in December 2004. The Floating Rate Notes and Euro Notes we issued pursuant in March 2005 constitute permitted notes for purposes of the waiver. These amendments are reflected in the discussion below.

Term Loan

Our term loan consists of a single borrowing of $500.0 million, divided into two tranches, a $200.0 million tranche subject to a fixed rate of interest and a $300.0 million tranche subject to floating rates of interest. The loan matures on September 29, 2009. Principal payments on the term loan in an amount equal to 0.25% of the initial principal amount must be made quarterly commencing with the last day of the first fiscal quarter of 2004, and the remaining principal amount of the term loan must be repaid at maturity.

We are permitted to prepay the term loan at any time, subject to the payment of certain make-whole premiums to the lenders if we desire to prepay the loans outside of certain prepayment periods. The periods during which these make-whole premiums are applicable to voluntary prepayments depend on whether or not we have, as of March 31, 2006, refinanced, repaid or otherwise irrevocably set aside funds for the repayment of all of our senior unsecured notes due 2006 as required by the term loan agreement. The make-whole premium is calculated by taking the present value of (i) all interest payments due through to the end of the relevant make-whole period plus (ii) any additional prepayment premium (as described below) if such prepayment were made on the day after the relevant make-whole period. If we choose to prepay the term loan outside of the make-whole periods, we are not required to pay any make-whole premium, but we will be required to pay an additional prepayment premium based on a percentage (which declines over time) of the principal amount of the term loan prepaid. Our term loan also requires mandatory prepayments in specified circumstances, such as if we engage in a sale of certain intellectual property assets.

Revolving Credit Facility

The revolving credit facility is an asset-based facility, in which the borrowing availability varies according to the levels of our accounts receivable, inventory and cash and investment securities deposited in secured accounts with the administrative agent or other lenders. Subject to the level of this borrowing base, we may make and repay borrowings from time to time until the maturity of the facility. The maturity date of the facility is

September 29, 2007, at which time all borrowings under the facility must be repaid. We may make voluntary prepayments of borrowings at any time and must make mandatory prepayments if certain events occur, such as asset sales. We must pay an early termination fee if the facility is terminated prior to September 29, 2005.

Early Maturity or Default if Notes Not Refinanced

The term loan agreement requires us to refinance, repay or otherwise set aside funds for all of our senior unsecured notes due 2006 and 2008 not later than six months prior to their respective maturity dates, failing which the maturity of the term loan is accelerated to a date three months prior to the scheduled maturity date of the 2006 Notes or the 2008 Notes, respectively. As a result, unless we have refinanced, repaid or otherwise irrevocably set aside funds for the payment of all of the 2006 Notes by May 1, 2006, the term loan will become due on August 1, 2006, and unless we have repaid all of the 2008 Notes by July 15, 2007, the term loan will become due on October 15, 2007.

We may satisfy this note refinancing requirement under the term loan in one of two ways. First, we may refinance the 2006 Notes and 2008 Notes by issuing new debt on terms similar to those of our 2012 Notes and using the proceeds to repurchase, repay or otherwise set aside the funds for the notes. Second, we may repurchase or otherwise set aside funds to repay the 2006 Notes and 2008 Notes if we meet specified conditions. Those conditions include our maintaining (after giving effect of the repayment on a pro forma basis) a leverage ratio that does not exceed 4.75 to 1.0 (for the 2006 Notes) and 4.5 to 1.0 (for the 2008 Notes) and an interest coverage ratio that exceeds 1.85 to 1.0 (for the 2006 Notes) and 2.0 to 1.0 (for the 2008 Notes). These ratios apply only to the note refinancing requirements; they are not ongoing financial covenants.

The revolving credit facility agreement contains a similar note refinancing requirement with respect to the 2006 Notes, except that the consequence of a failure to repay the notes is a breach of covenant, not early maturity. We may also satisfy this requirement under the revolving credit facility if we reserve cash or have borrowing availability sufficient to repay the 2006 Notes and thereafter have $150.0 million of borrowing availability under the revolving credit facility. In February 2005, we obtained a limited waiver under our revolving credit facility permitting us to repay, repurchase, redeem or otherwise refinance our 2008 Notes prior to refinancing fully the 2006 Notes.

On February 24, 2005, we commenced a fixed price cash tender offer and consent solicitation for all of our outstanding $380.0 million Dollar denominated 2008 Notes and €125.0 million Euro denominated 2008 Notes. The tender offer and consent solicitation expired on March 23, 2005. Pursuant to the tender offer and consent solicitation, we accepted for purchase approximately $270.0 million (or 71.0%) of the Dollar denominated 2008 Notes and approximately €89.0 million (or 71.2%) of the Euro denominated 2008 Notes. In addition, we executed a supplemental indenture to the indenture governing each series of 2008 Notes that eliminates or makes less restrictive substantially all of the restrictive provisions of such indenture. On March 11, 2005, we sent notice to holders of the 2008 Notes that we will redeem any 2008 Notes not tendered in the tender offer in accordance with their terms. We intend to redeem such outstanding 2008 Notes on April 11, 2005 at a redemption price of $1,058.13 per $1,000 principal amount of the Dollar denominated 2008 Notes and €1,058.13 per €1,000 principal amount of the Euro denominated 2008 Notes. As a result of our purchase of the 2008 Notes pursuant to the tender offer and upon our redemption of the 2008 Notes on April 11, 2005, we believe that we will have met the 2008 refinancing condition of our credit agreements.

In addition, although we used a portion of the proceeds from our recent issuance of $450.0 million of our 9.75% Notes in December 2004 to repurchase a substantial portion of the 2006 Notes, as of February 13, 2005, approximately $78.0 million of the 2006 Notes remain outstanding. As a result, we have not yet met the 2006 refinancing condition.

Interest Rates

The interest rate for the floating rate tranche of our term loan is 6.875% over the eurodollar rate or 5.875% over the base rate. The interest rate for the fixed rate tranche of our term loan is 10.0% per annum. The interest rate for our revolving credit facility is, for LIBOR rate loans, 2.75% over the LIBOR rate (as defined in the credit agreement) or, for base rate loans, 0.50% over the Bank of America prime rate.

Guarantees and Security

Our obligations under each of the term loan and revolving credit facility are guaranteed by our domestic subsidiaries. The revolving credit facility is secured by a first-priority lien on domestic inventory and accounts receivable, certain domestic equipment, patents and other related intellectual property, 100% of the stock in all domestic subsidiaries, 65% of the stock of certain foreign subsidiaries and other assets. Excluded from the assets securing the revolving credit facility are all of our most valuable real property interests and all of the capital stock of our affiliates in Germany and the United Kingdom and any other affiliates that become restricted subsidiaries under the indenture governing our 2006 Notes and the Yen-denominated Eurobond due 2016 (such restricted subsidiaries also are not permitted to be guarantors). The term loan is secured by a lien on trademarks, copyrights and other related intellectual property and by a second-priority lien on the assets securing the revolving credit facility.

Term Loan Leverage Ratio Covenant

The term loan contains a consolidated senior secured leverage ratio, which is measured as of the end of each fiscal quarter. The ratio is generally defined as the ratio of consolidated secured debt to “Pro Forma Consolidated EBITDA” (as defined in the term loan agreement) for the previous four fiscal quarters. The computation of Pro Forma Consolidated EBITDA allows us to add back all restructuring and restructuring-related charges less the aggregate amount of cash payments made during such period by us in respect of restructuring charges (other than (i) cash payments on restructuring charges incurred prior to May 31, 2004 and (ii) an aggregate of up to $100.0 million of restructuring charges incurred on or after May 31, 2004 to the extent paid in cash and which we have notified the lenders that we will exclude for purposes of calculating the leverage ratio covenant in any fiscal quarter).

We must ensure that the ratio is not more than:

•	3.50 to 1.00 for any fiscal quarter ending in or prior to August 2005;

•	3.00 to 1.00 for any fiscal quarter ending after August 2005 and in or before February 2007; and

•	2.75 to 1.00 for any fiscal quarter thereafter.

As of November 28, 2004, we were in compliance with the consolidated senior secured leverage ratio.

Revolving Credit Facility Fixed Charge Coverage Ratio

The revolving credit facility contains a fixed charge coverage ratio. The ratio is measured only if certain availability thresholds are not met. In that case, the ratio is measured as of the end of each month. This ratio is generally defined as the ratio of (i) EBITDA less the sum of (a) capital expenditures and (b) the provision for federal, state and local income taxes for the current period to (ii) the sum of (x) interest charges paid in cash for the relevant period and (y) repayments of scheduled debt during the period. We are required to maintain a ratio of least 1.0 to 1.0 when the covenant is required to be tested. As of November 28, 2004, we were not required to perform this calculation.

Under our credit agreements, EBITDA is generally defined as consolidated net income plus (i) consolidated interest charges, (ii) the provision for federal, state, local and foreign income taxes, (iii) depreciation and amortization expense, (iv) other (income) expense and (v) restructuring and restructuring-related charges, less cash payments made in respect of the restructuring charges.

Factors that could cause us to breach these leverage and fixed charge coverage ratio covenants include lower operating income, higher current tax expenses for which we have not adequately reserved, higher cash restructuring costs, higher interest expense due to higher debt or floating interest rates and higher capital spending. There are no other financial covenants in either agreement we are required to meet on an ongoing basis.

Covenants

The term loan and the revolving credit facility each contain customary covenants restricting our activities as well as those of our subsidiaries, including limitations on our, and our subsidiaries’, ability to sell assets; engage in mergers; enter into capital leases or certain leases not in the ordinary course of business; enter into transactions involving related parties or derivatives; incur or prepay indebtedness or grant liens or negative pledges on our assets; make loans or other investments; pay dividends or repurchase stock or other securities; guaranty third party obligations; make capital expenditures; and make changes in our corporate structure.

Certain Mergers and Asset Sales Permitted under Term Loan

The term loan permits us to merge or sell all or substantially all of our assets, subject to certain conditions (including financial ratios) similar to those contained in the merger covenant in the indentures relating to our 2008 Notes, 2012 Notes, Floating Rate Notes, Euro Notes, and 9.75% Notes.

Events of Default

The term loan and the revolving credit facility each contain customary events of default, including payment failures; failure to comply with covenants; failure to satisfy other obligations under the credit agreements or related documents; defaults in respect of other indebtedness; bankruptcy, insolvency and inability to pay debts when due; material judgments; pension plan terminations or specified underfunding; substantial voting trust certificate or stock ownership changes; specified changes in the composition of our board of directors; and invalidity of the guaranty or security agreements. The cross-default provisions in each of the term loan and the revolving credit facility apply if a default occurs on other indebtedness in excess of $25.0 million and the applicable grace period in respect of the indebtedness has expired, such that the lenders of or trustee for the defaulted indebtedness have the right to accelerate. If an event of default occurs under either the term loan or the revolving credit facility, our lenders may terminate their commitments, declare immediately payable the term loan and all borrowings under each of the credit facilities and foreclose on the collateral, including (in the case of the term loan) our trademarks.

Other Financing Arrangements

Senior Unsecured Notes Due 2015

Principal, Interest and Maturity

On December 22, 2004, we issued $450.0 million in notes to qualified institutional buyers. These notes are unsecured obligations that rank equally with all of our other existing and future unsecured and unsubordinated debt. They are 10-year notes maturing on January 15, 2015 and bear interest at 9.75% per annum, payable semi-annually in arrears on January 15 and July 15, commencing on July 15, 2005. We may redeem some or all of the notes prior to January 15, 2010 at a price equal to 100% of the principal amount plus accrued and unpaid interest and a “make-whole” premium. Thereafter, we may redeem all or any portion of the notes, at once or over time, at redemption prices specified in the indenture governing the notes, after giving the required notice under the indenture. In addition, at any time prior to January 15, 2008, we may redeem up to a maximum of 33 1/3% of the original aggregate principal amount of the notes with the proceeds of one or more public equity offerings at a redemption price of 109.75% of the principal amount plus accrued and unpaid interest, if any, to the date of redemption. Costs representing underwriting fees and other expenses of approximately $10.0 million will be amortized over the term of the notes to interest expense.

Use of Proceeds

We used $372.1 million of the $450.0 million of gross proceeds from the notes offering to purchase $372.1 million in aggregate principal amount of our 2006 Notes through a tender offer. We began the tender offer at the time we launched the bond offering and completed it on January 12, 2005. We intend to use the remaining proceeds to repay outstanding debt (which may include any remaining 2006 Notes), or for the payment of fees and expenses relating to the offering and tender offer. We may also elect to use these remaining proceeds for other corporate purposes consistent with the requirements of our credit agreements, indentures and other agreements.

Covenants

The indenture governing these notes contains covenants that limit our and our subsidiaries’ ability to incur additional debt; pay dividends or make other restricted payments; consummate specified asset sales; enter into transactions with affiliates; incur liens; impose restrictions on the ability of a subsidiary to pay dividends or make payments to us and our subsidiaries; merge or consolidate with any other person; and sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets or our subsidiaries’ assets. These covenants are comparable to those contained in the indenture governing our 2008 Notes, 2012 Notes, Floating Rate Notes and Euro Notes.

Asset Sales

The indenture governing these notes provides that our asset sales must be at fair market value and the consideration must consist of at least 75% cash or cash equivalents or the assumption of liabilities. We must use the net proceeds from the asset sale within 360 days after receipt either to repay bank debt, with an equivalent permanent reduction in the available commitment in the case of a repayment under our revolving credit facility, or to invest in additional assets in a business related to our business. To the extent proceeds not so used within the time period exceed $10.0 million, we are required to make an offer to purchase outstanding notes at par plus accrued and unpaid interest, if any, to the date of repurchase. Any purchase or prepayment of these notes requires consent of the lenders under our senior secured term loan and senior secured revolving credit facility.

Change in Control

If we experience a change in control as defined in the indenture governing the notes, then we will be required under the indenture to make an offer to repurchase the notes at a price equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the date of repurchase. Any purchase or prepayment of these notes requires consent of the lenders under our senior secured term loan and senior secured revolving credit facility.

Events of Default

The indenture governing these notes contains customary events of default, including failure to pay principal, failure to pay interest after a 30-day grace period, failure to comply with the merger, consolidation and sale of property covenant, failure to comply with other covenants in the indenture for a period of 30 days after notice given to us, failure to satisfy certain judgments in excess of $25.0 million after a 30-day grace period, and certain events involving bankruptcy, insolvency or reorganization. The indenture also contains a cross-acceleration event of default that applies if debt of Levi Strauss & Co. or any restricted subsidiary in excess of $25.0 million is accelerated or is not paid when due at final maturity.

Covenant Suspension

If these notes receive and maintain an investment grade rating by both Standard and Poor’s and Moody’s and we and our subsidiaries are and remain in compliance with the indenture, then we and our subsidiaries will not be required to comply with specified covenants contained in the indenture. These provisions are comparable to those contained in the indenture governing our 2008 Notes, 2012 Notes, Floating Rate Notes and Euro Notes.

Senior Unsecured Notes Due 2006

In 1996, we issued $450.0 million in senior unsecured notes maturing in November 2006. The 2006 Notes bear interest at a rate of 7.00%. On December 16, 2004 we began a tender offer to purchase all of these notes using the proceeds from our December 2004 issuance of $450.0 million of our 9.75% Notes, at a purchase price of $1,052.23 per $1,000.00 principal amount. As a result of the tender offer, on January 12, 2005, we purchased $372.1 million in aggregate principal amount of the 2006 Notes. The premium paid as a result of the tender offer was approximately $19.4 million, and will be recorded as a loss on early extinguishment of debt in the first quarter of 2005. The remaining $77.7 million in outstanding notes are unsecured and rank equally with all of our other existing and future unsecured and unsubordinated debt. The indenture governing these notes contains customary investment-grade security events of default and restricts our ability and the ability of our subsidiaries and future subsidiaries, to incur liens, engage in sale and leaseback transactions and engage in mergers and sales of assets. The indenture also contains a cross-acceleration event of default that applies if debt in excess of $25.0 million is not paid at its stated maturity or upon acceleration and such payment default has not been cured within 30 days after we have been given a notice of default by the trustee or by holders of at least 25% in principal amount of the outstanding notes. In addition, our term loan agreement requires us to refinance, repay or otherwise irrevocably set aside funds for all of our 2006 Notes not later than six months prior to their maturity date, failing which the maturity of the term loan is accelerated to a date three months prior to the scheduled maturity date of the 2006 Notes. For more information, see “Senior Secured Term Loan and Senior Secured Revolving Credit Facility” above.

Senior Unsecured Notes Due 2008

In January 2001, we issued US $380.0 million and €125.0 million of senior unsecured notes maturing in January 2008. These notes rank equally with all of our other existing and future unsecured and unsubordinated debt and may be redeemed at any time after January 15, 2005. Both series of notes bear interest at 11.625% per annum, payable semi-annually in arrears on January 15 and July 15 of each year. Our term loan agreement requires us to refinance, repay or otherwise irrevocably set aside funds for all of our 2008 Notes not later than six months prior to their maturity date, failing which the maturity of the term loan is accelerated to a date three months prior to the scheduled maturity date of the 2008 Notes. For more information, see “Senior Secured Term Loan and Senior Secured Revolving Credit Facility” above.

On February 24, 2005, we commenced a fixed price cash tender offer and consent solicitation for all of our outstanding $380.0 million Dollar denominated 2008 Notes and €125.0 million Euro denominated 2008 Notes. The tender offer and consent solicitation expired on March 23, 2005. Pursuant to the tender offer and consent solicitation, we accepted for purchase approximately $270.0 million (or 71.0%) of the Dollar denominated 2008 Notes and approximately €89.0 million (or 71.2%) of the Euro denominated 2008 Notes. In addition, we executed a supplemental indenture to the indenture governing each series of 2008 Notes that eliminates or makes less restrictive substantially all of the restrictive provisions of such indenture. On March 11, 2005, we sent notice to holders of the 2008 Notes that we will redeem any 2008 Notes not tendered in the tender offer in accordance with their terms. We intend to redeem such outstanding 2008 Notes on April 11, 2005 at a redemption price of $1,058.13 per $1,000 principal amount of the Dollar denominated 2008 Notes and €1,058.13 per €1,000 principal amount of the Euro denominated 2008 Notes. As a result of our purchase of the 2008 Notes pursuant to the tender offer and upon our redemption of the 2008 Notes on April 11, 2005, we believe that we will have met the 2008 refinancing condition of our credit agreements.

Senior Unsecured Notes Due 2012

On December 4, 2002, January 22, 2003 and January 23, 2003, we issued a total of $575.0 million in notes to qualified institutional buyers. These notes are unsecured obligations that rank equally with all of our other existing and future unsecured and unsubordinated debt. They are 10-year notes maturing on December 15, 2012 and bear interest at 12.25% per annum, payable semi-annually in arrears on December 15 and June 15, commencing on June 15, 2003. The notes are callable beginning December 15, 2007. These notes were offered at a net discount of $3.7 million, which is amortized to interest expense over the term of the notes using an approximate effective-interest rate method. Costs representing underwriting fees and other expenses of approximately $18.0 million are amortized over the term of the notes to interest expense. The terms contained in the indenture governing the notes, including the covenants, change of control provisions and events of default, are comparable to those contained in the indentures for the 2008 Notes, the 9.75% Notes, the Floating Rate Notes and the Euro Notes, including a cross-acceleration event of default that applies if debt of Levi Strauss & Co. or of any restricted subsidiary in excess of $25.0 million is accelerated or is not paid when due at final maturity.

Floating Rate Senior Unsecured Notes Due 2012

On March 11, 2005, we issued a total of $380.0 million in notes to qualified institutional buyers. These notes were offered at par. Costs representing underwriting fees and other expenses of approximately $9.6 million are amortized over the term of the notes to interest expense. These notes are unsecured obligations that rank equally with all of our other existing and future unsecured and unsubordinated debt, and are substantially similar in all material respects with the Floating Rate Exchange Notes offered hereby except that the Floating Rate Exchange Notes have been registered under the Securities Act. See “Description of Exchange Notes” for a description of the terms of the exchange notes. We refer to the $380.0 million of unregistered Floating Rate Notes in this prospectus as the “old Floating Rate Notes”, and collectively with the old Euro Notes, as the “old notes”.

Euro-denominated Senior Unsecured Notes Due 2013

On March 11, 2005, we issued a total of €150.0 million in notes to qualified institutional buyers. These notes were offered at par. Costs representing underwriting fees and other expenses of approximately $6.0 million are amortized over the term of the notes to interest expense. These notes are unsecured obligations that rank equally with all of our other existing and future unsecured and unsubordinated debt, and are substantially similar in all material respects with the Euro Exchange Notes offered hereby except that the Euro Exchange Notes have been registered under the Securities Act. See “Description of Exchange Notes” for a description of the terms of the exchange notes. We refer to the €150.0 million of unregistered Euro Notes in this prospectus as the “old Euro Notes”, and collectively with the old Floating Rate Notes, as the “old notes”.

Yen-denominated Eurobond

In 1996, we issued a ¥20.0 billion principal amount Eurobond (equivalent to approximately $180.0 million at the time of issuance) due in November 2016, with interest payable at 4.25% per annum. The bond is redeemable at our option at a make-whole redemption price commencing in 2006. We used the net proceeds from the placement to repay a portion of the indebtedness outstanding under a 1996 credit facility. The agreement governing this bond contains customary events of default and restricts our ability, and the ability of our subsidiaries and future subsidiaries, to incur liens, engage in sale and leaseback transactions and engage in mergers and sales of assets. The agreement contains a cross-acceleration event of default that applies if any of our debt in excess of $25 million is accelerated and the debt is not discharged or acceleration rescinded within 30 days after our receipt of a notice of default from the fiscal agent or from the holders of at least 25% of the principal amount of the bond.

Customer Service Center Equipment and Real Estate Financing

In December 1999, we borrowed $89.5 million from a group of lenders under a five-year credit facility secured by most of the equipment located at our customer service centers in Nevada, Mississippi and Kentucky. We repaid this facility upon maturity in December 2004.

DESCRIPTION OF EXCHANGE NOTES

You can find the definitions of capitalized terms used in this description and not defined elsewhere under the subheading “Definitions”. In this description, the words “Company”, “we”, “us” and “our” refer only to Levi Strauss & Co. and not to any of its subsidiaries.

The old Floating Rate Notes were, and the Floating Rate Exchange Notes will be, issued under the indenture dated as of March 11, 2005, among the Company and Wilmington Trust Company as Floating Rate Notes trustee. The old Euro Notes were, and the Euro Exchange Notes will be, issued under the indenture dated as of March 11, 2005, among the Company and Wilmington Trust Company as Euro Notes trustee. Both the Floating Rate Notes indenture and the Euro Notes indenture are governed by the Trust Indenture Act of 1939. The Floating Rate Notes indenture and the Euro Notes indenture have been filed as exhibits to the registration statement of which this prospectus is a part. The terms of the Floating Rate Notes and the Euro Notes include those stated in the Floating Rate Notes indenture and the Euro Notes indenture, respectively, and those made part of each indenture by reference to the Trust Indenture Act. In this description:

•	we refer to the Euro Notes indenture and the Floating Rate Notes indenture together as the indentures;

•	we refer to the Euro Exchange Notes and the Floating Rate Exchange Notes together as the exchange notes;

•	we refer to the Floating Rate Notes trustee and the Euro Notes trustee as the trustee;

•	we refer to any and all notes (including the Floating Rate Exchange Notes) issued under the Floating Rate Notes indenture collectively as the Floating Rate Notes;

•	we refer to any and all notes (including the Euro Exchange Notes) issued under the Euro Notes indenture collectively as the Euro Notes.

•	We refer to any and all notes issued under the Floating Rate Notes indenture and the Euro Notes indenture collectively as the notes.

We urge you to read the indentures because they, and not this description, define your rights as a holder of the exchange notes. Copies of the indentures are available upon request to the Company at the following address: Levi Strauss & Co., Levi’s Plaza, 1155 Battery Street, San Francisco, California 94111. Copies of the indentures are also available at the offices of Dexia Banque Internationale à Luxembourg, 69, route d’Esch L-2953 Luxembourg.

We have issued $380.0 million of Floating Rate Notes and €150.0 million of Euro Notes under the indentures and, subject to compliance with the covenant described under “—Material Covenants—Limitation on Debt”, can issue an unlimited amount of additional Floating Rate Notes and Euro Notes at later dates. Any additional Floating Rate Notes or Euro Notes that we issue in the future will be identical in all respects to the Floating Rate Exchange Notes and Euro Exchange Notes that we are offering hereby, except that the notes issued in the future will have different issuance prices and issuance dates. We will issue Floating Rate Exchange Notes only in fully registered form without coupons, in a minimum denomination of $10,000 and integral multiples of $1,000 thereafter and Euro Exchange Notes only in fully registered form without coupons, in denominations of €50,000 and integral multiples of €50,000.

Principal, Maturity and Interest

Floating Rate Notes

The Floating Rate Notes will mature on April 1, 2012 and we will repay holders of the outstanding Floating Rate Notes at 100% of their principal amount upon maturity. The Floating Rate Notes will bear interest at a rate per annum, reset quarterly, equal to LIBOR plus 4.75%, as determined by the calculation agent (the “Calculation Agent”), which shall initially be the Floating Rate Notes trustee. Interest on the Floating Rate Notes will be payable quarterly in arrears on January 1, April 1, July 1 and October 1, commencing on July 1, 2005. We will pay interest to those persons who were holders of record on the December 15, March 15, June 15 or September 15 immediately preceding each interest payment date. Interest on the Floating Rate Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid.

Set forth below is a summary of certain of the defined terms used in the Floating Rate Notes indenture relating solely to the Floating Rate Notes.

“Determination Date,” with respect to an Interest Period, will be the second London Banking Day preceding the first day of such Interest Period.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date with respect to the Floating Rate Notes and end on and include June 30, 2005.

“LIBOR,” with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent in its sole discretion, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, the rate for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent in its sole discretion, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, the rate for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate for the Interest Period will be the rate in effect with respect to the immediately preceding Interest Period.

“London Banking Day” is any day on which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Representative Amount” means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

“Telerate Page 3750” means the display designated as “Page 3750” on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).

The amount of interest for each day that the Floating Rate Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 365 and multiplying the result by the principal amount of the Floating Rate Notes. The amount of interest to be paid on the Floating Rate Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards

(e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards). The interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

The Calculation Agent will, upon the request of the holder of any floating rate note, provide the interest rate then in effect with respect to the floating rate notes. On the Determination Date or promptly thereafter, the Calculation Agent will also provide the interest rate in effect with respect to the Floating Rate Notes to the Luxembourg Stock Exchange. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on the Company and the holders of the Floating Rate Notes.

Euro Notes

The Euro Notes will mature on April 1, 2013 and we will repay holders of the outstanding euro notes at 100% of their principal amount upon maturity. Interest on the Euro Notes will accrue at a rate of 8.625% per annum and will be payable semi-annually in arrears on April 1 and October 1, commencing on October 1, 2005. We will pay interest to those persons who were holders of record on the March 15 or September 15 immediately preceding each interest payment date.

Interest on the Euro Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking

The notes will be:

•	unsubordinated unsecured obligations of the Company;

•	equal in ranking (“pari passu”) with all our existing and future senior debt; and

•	senior in right of payment to all our future subordinated debt.

As of November 28, 2004, after giving effect to (i) our issuance of $450.0 million of our 9.75% Notes in December 2004 and our issuance of $380.0 million of our Floating Rate Notes and €150.0 million of our Euro Notes in March 2005, (ii) our repurchase of $372.1 million of our 2006 Notes in January 2005, (iii) our repurchase of approximately $270.0 million of our Dollar denominated 2008 Notes and approximately €89.0 million of our Euro denominated 2008 Notes in March 2005, (iv) our anticipated redemption of the remaining 2008 Notes in April 2005, and (v) repayment of our customer service center equipment financing in December 2004, we would have had approximately $2.4 billion of debt, of which $501.5 million was secured, and we would have had approximately $360.0 million of additional borrowing capacity under our revolving credit facility. See “Capitalization”.

We only have a stockholder’s claim in the assets of our subsidiaries. This stockholder’s claim is junior to the claims that creditors of our subsidiaries have against our subsidiaries. Holders of the notes will only be creditors of the Company, and not of our subsidiaries. As a result, all the existing and future liabilities of our subsidiaries, including any claims of trade creditors and preferred stockholders, will be effectively senior to the notes.

We conduct our foreign operations through foreign subsidiaries, which in fiscal year 2004 accounted for approximately 45% of our consolidated net sales. As a result, we depend in part upon dividends or other intercompany transfers of funds from our foreign subsidiaries for the funds necessary to meet our debt service obligations, including payments on the notes. We only receive the cash that remains after our foreign subsidiaries satisfy their obligations. If those subsidiaries are unable to pass on the amount of cash that we need, we may be unable to make payments to you. Any agreements our foreign subsidiaries enter into with other parties, as well as applicable laws and regulations limiting the right and ability of non-U.S. subsidiaries and affiliates to pay dividends and remit earnings to affiliated companies absent special conditions, may restrict the ability of our foreign subsidiaries to pay dividends or make other distributions to us.

As of November 28, 2004, the liabilities of our subsidiaries were approximately $459.7 million. Our subsidiaries have other liabilities, including contingent liabilities, that may be significant.

The notes are unsecured obligations of the Company. Secured Debt of the Company will be effectively senior to the notes to the extent of the value of the assets securing this Debt. As of November 28, 2004, after giving effect to (i) our issuance of $450.0 million of our 9.75% Notes in December 2004 and our issuance of $380.0 million of our Floating Rate Notes and €150.0 million of our Euro Notes in March 2005, (ii) our repurchase of $372.1 million of our 2006 Notes in January 2005, (iii) our repurchase of approximately $270.0 million of our Dollar denominated 2008 Notes and approximately €89.0 million of our Euro denominated 2008 Notes in March 2005, (iv) our anticipated redemption of the remaining 2008 Notes in April 2005, and (v) repayment of our customer service center equipment financing in December 2004, we would have had approximately $2.4 billion of debt, of which $501.5 million was secured by most of our assets, including our trademarks, our U.S. receivables and inventories, the assets and stock of our U.S. subsidiaries, and majority positions in shares of many of our non-U.S. subsidiaries.

The indentures contain limitations on the amount of additional Debt that we and the Restricted Subsidiaries may Incur. However, the amounts of this Debt could nevertheless be substantial.

Optional Redemption

Floating Rate Notes

Except as set forth in the second succeeding paragraph, the Floating Rate Notes will not be redeemable at the option of the Company prior to April 1, 2007. Starting on that date, the Company may redeem all or any portion of the Floating Rate Notes, at once or over time, after giving the required notice under the Floating Rate Notes indenture. The Floating Rate Notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

The following prices are for Floating Rate Notes redeemed during the 12-month period commencing on April 1 of the years set forth below, and are expressed as percentages of principal amount:

Redemption Year	Price
2007	102.000%
2008	101.000%
2009 and thereafter	100.000%

At any time and from time to time, prior to April 1, 2007, the Company may redeem up to and including a maximum of 100% of the original aggregate principal amount of the Floating Rate Notes with the proceeds of one or more Public Equity Offerings following which there is a Public Market, at a redemption price equal to 104.0% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that in the case of a redemption of less than 100% of the Floating Rate Notes then outstanding, after giving effect to such redemption, at least $150.0 million aggregate principal amount of the Floating Rate Notes (including additional notes, if any) remains outstanding. Any redemption of this kind shall be made within 90 days of such Public Equity Offering upon not less than 30 nor more than 60 days’ prior notice.

Euro Notes

Except as set forth in the second succeeding paragraph, the Euro Notes will not be redeemable at the option of the Company prior to April 1, 2009. Starting on that date, the Company may redeem all or any portion of the Euro Notes, at once or over time, after giving the required notice under the Euro Notes indenture. The Euro Notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

The following prices are for Euro Notes redeemed during the 12-month period commencing on April 1 of the years set forth below, and are expressed as percentages of principal amount:

Redemption Year	Price
2009	104.313%
2010	102.156%
2011 and thereafter	100.000%

At any time and from time to time, prior to April 1, 2008, the Company may redeem up to a maximum of 35% of the original aggregate principal amount of the Euro Notes with the proceeds of one or more Public Equity Offerings following which there is a Public Market, at a redemption price equal to 108.625% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any redemption of this kind, at least 65% of the original aggregate principal amount of the Euro Notes (including additional notes, if any) remains outstanding. Any redemption of this kind shall be made within 90 days of such Public Equity Offering upon not less than 30 nor more than 60 days’ prior notice.

Any notice required to be given in connection with an optional redemption shall be given in accordance with the provisions set forth under “Description of Exchange Notes—Notices”.

Sinking Fund

There will be no mandatory sinking fund payments for the notes.

Repurchase at the Option of Holders Upon a Change of Control

Upon the occurrence of a Change of Control, each holder of notes will have the right to require us to repurchase all or any part of that holder’s notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control, the Company shall:

(a) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States, and

(b) send, by first-class mail, with a copy to the applicable trustee, to each holder of notes, at such holder’s address appearing in the security register, a notice stating:

(1) that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled “Repurchase at the Option of Holders Upon a Change of Control” and that all notes timely tendered will be accepted for payment;

(2) the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed;

(3) the circumstances and relevant facts regarding the Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control); and

(4) the procedures that holders of notes must follow in order to tender their notes (or portions thereof) for payment, and the procedures that holders of notes must follow in order to withdraw an election to tender notes (or portions thereof) for payment.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of each series of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described above, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under this covenant by virtue of such compliance.

The Change of Control repurchase feature is a result of negotiations between us and the initial purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. Subject to the covenants described below, we could, in the future, enter into transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indentures, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of “all or substantially all” of our assets. Although there is a developing body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, if we dispose of less than all our assets by any of the means described above, the ability of a holder of notes to require us to repurchase its notes may be uncertain. In such a case, holders of the notes may not be able to resolve this uncertainty without resorting to legal action.

The Existing Bank Credit Facilities prohibit us from purchasing any notes prior to maturity of the notes, and also provide that the occurrence of some of the events that would constitute a Change of Control would constitute a default under that existing debt. The terms of our 2008 Notes (to the extent any remain outstanding), our 2012 Notes, and our 9.75% Notes require us to offer to repurchase such notes upon the occurrence of a Change of Control. Future debt of the Company, including any new bank credit facility, may contain prohibitions of certain events which would constitute a Change of Control or require that future debt be repurchased upon a Change of Control. Moreover, the exercise by holders of notes or our 2008 Notes, our 2012 Notes or our 9.75% Notes of their right to require us to repurchase their notes could cause a default under existing or future debt of the Company, even if the Change of Control itself does not, due to the financial effect of that repurchase on us. Finally, our ability to pay cash to holders of notes or our 2008 Notes, our 2012 Notes or our 9.75% Notes upon a required repurchase may be limited by our financial resources at that time. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. Our failure to purchase notes in connection with a Change of Control would result in a default under the indentures and our failure to purchase our 2008 Notes, our 2012 Notes or our 9.75% Notes in connection with a Change of Control would result in a default under the respective indentures governing such notes. Any such default would, in turn, constitute a default under our existing debt, and may constitute a default under future debt as well. Our obligation to make an offer to repurchase the Floating Rate Notes or the Euro Notes, as applicable, as a result of a Change of Control may be waived or modified at any time prior to the occurrence of that Change of Control with the written consent of the holders of a majority in principal amount of the Floating Rate Notes or the Euro Notes, as applicable. See “—Amendments and Waivers”.

Any notice required to be given in connection with a Change of Control shall be given in accordance with the provisions set forth under “Description of Exchange Notes—Notices”.

Material Covenants

Set forth below are summaries of the material covenants contained in the indentures.

Covenant Suspension

During any period of time that:

(a) the Floating Rate Notes or the Euro Notes have Investment Grade Ratings from both Rating Agencies, and

(b) no Default or Event of Default has occurred and is continuing under the Floating Rate Notes indenture or the Euro Notes indenture,

the Company and the Restricted Subsidiaries will not be subject to the following provisions of the Floating Rate Notes indenture or the Euro Notes indenture, respectively:

•	“—Limitation on Debt”,

•	“—Limitation on Restricted Payments”,

•	“—Limitation on Asset Sales”,

•	“—Limitation on Restrictions on Distributions from Restricted Subsidiaries”,

•	clause (x) of the third paragraph (and as referred to in the first paragraph) of “—Designation of Restricted and Unrestricted Subsidiaries”, and

•	clause (e) of the first paragraph of “—Merger, Consolidation and Sale of Property”

(collectively, the “Suspended Covenants”). In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, subsequently, one or both of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the notes below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing under the applicable indenture, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants for all periods after that withdrawal, downgrade, Default or Event of Default and, furthermore, compliance with the provisions of the covenant described in “—Limitation on Restricted Payments” under the applicable indenture with respect to Restricted Payments made after the time of the withdrawal, downgrade, Default or Event of Default will be calculated in accordance with the terms of that covenant as though that covenant had been in effect during the entire period of time from the Issue Date, provided that there will not be deemed to have occurred a Default or Event of Default under the applicable indenture with respect to that covenant during the time that the Company and the Restricted Subsidiaries were not subject to the Suspended Covenants (or after that time based solely on events that occurred during that time).

Limitation on Debt

The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt unless, after giving effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of the Incurrence or be continuing following the Incurrence and either:

(1) the Debt is Debt of the Company and after giving effect to the Incurrence of the Debt and the application of the proceeds thereof, the Consolidated Fixed Charges Coverage Ratio would be greater than 2.00 to 1.00, or

(2) the Debt is Permitted Debt.

The term “Permitted Debt” is defined to include the following:

(a) Debt of the Company evidenced by the Floating Rate Notes, the Euro Notes and the 9.75% Notes issued prior to the Issue Date;

(b) Debt of the Company or a Restricted Subsidiary Incurred under any Credit Facilities, Incurred by the Company or a Restricted Subsidiary pursuant to a Real Estate Financing Transaction, a Sale and Leaseback Transaction, an Equipment Financing Transaction or Debt Issuances, Debt Incurred by the Company or a Restricted Subsidiary in respect of Capital Lease Obligations and Purchase Money Debt, or Incurred by a Receivables Entity in a Qualified Receivables Transaction that is not recourse to the Company or any other Restricted Subsidiary of the Company (except for Standard Securitization Undertakings), provided that the aggregate principal amount of all Debt of this kind at any one time outstanding shall not exceed the greater of:

(1) $1.6 billion, which amount shall be permanently reduced by the amount of Net Available Cash used to Repay Debt under the Credit Facilities or otherwise Incurred pursuant to this clause (b) pursuant to the covenant described under “—Limitation on Asset Sales”, and

(2) the sum of the amounts equal to:

(A) 50% of the book value of the inventory of the Company and the Restricted Subsidiaries, and

(B) 85% of the book value of the accounts receivable of the Company and the Restricted Subsidiaries, in the case of each of clauses (A) and (B) as of the most recently ended quarter of the Company for which financial statements of the Company have been provided to the holders of the notes;

(c) Debt of the Company owing to and held by any Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, however, that (1) any subsequent issue or transfer of Capital Stock or other event that results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of that Debt (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of that Debt by the issuer thereof, and (2) if the Company is the obligor on that Indebtedness, the Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes;

(d) Debt of a Restricted Subsidiary outstanding on the date on which that Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of transactions pursuant to which that Restricted Subsidiary became a Subsidiary of the Company or was otherwise acquired by the Company); provided that at the time that Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary and after giving effect to the Incurrence of that Debt, the Company would have been able to Incur $1.00 of additional Debt pursuant to clause (1) of the first paragraph of this covenant;

(e) Debt under Interest Rate Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting interest rate risk in the ordinary course of the financial management of the Company or that Restricted Subsidiary and not for speculative purposes, provided that the obligations under those agreements are related to payment obligations on Debt otherwise permitted by the terms of this covenant;

(f) Debt under Currency Exchange Protection Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting currency exchange rate risks directly related to transactions entered into by the Company or that Restricted Subsidiary in the ordinary course of business and not for speculative purposes;

(g) Debt under Commodity Price Protection Agreements entered into by the Company or a Restricted Subsidiary in the ordinary course of the financial management of the Company or that Restricted Subsidiary and not for speculative purposes;

(h) Debt outstanding on the Issue Date not otherwise described in clauses (a) through (g) above;

(i) Debt of the Company or a Restricted Subsidiary in an aggregate principal amount outstanding at any one time not to exceed $100.0 million; and

(j) Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (1) of the first paragraph of this covenant and clauses (a), (d) and (h) above.

For purposes of determining compliance with the covenant described above:

(A) in the event that an item of Debt meets the criteria of more than one of the types of Debt described above, the Company, in its sole discretion, will classify such item of Debt at the time of Incurrence and only be required to include the amount and type of such Debt in one of the above clauses; and

(B) the Company will be entitled to divide and classify an item of Debt in more than one of the types of Debt described above.

Limitation on Restricted Payments

The Company shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, the proposed Restricted Payment,

(a) a Default or Event of Default shall have occurred and be continuing under the applicable indenture,

(b) the Company could not Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under “—Limitation on Debt”, or

(c) the aggregate amount of that Restricted Payment and all other Restricted Payments declared or made since the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of:

(1) 50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter ending February 27, 2005 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of the Restricted Payment (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit), plus

(2) Capital Stock Sale Proceeds, plus

(3) the sum of:

(A) the aggregate net cash proceeds received by the Company or any Restricted Subsidiary from the issuance or sale after the Issue Date of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Company, and

(B) the aggregate amount by which Debt of the Company or any Restricted Subsidiary is reduced on the Company’s consolidated balance sheet on or after the Issue Date upon the conversion or exchange of any Debt issued or sold on or prior to the Issue Date that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company, excluding, in the case of clause (A) or (B):

(x) any Debt issued or sold to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any Subsidiary for the benefit of their employees, and

(y) the aggregate amount of any cash or other Property distributed by the Company or any Restricted Subsidiary upon any such conversion or exchange,

plus

(4) an amount equal to the sum of:

(A) the net reduction in Investments in any Person other than the Company or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property made after the Issue Date, in each case to the Company or any Restricted Subsidiary from that Person, less the cost of the disposition of those Investments, and

(B) the lesser of the net book value or the Fair Market Value of the Company’s equity interest in an Unrestricted Subsidiary at the time the Unrestricted Subsidiary is designated a Restricted Subsidiary (provided that such designation occurs after the Issue Date);

provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in that Person.

Notwithstanding the foregoing limitation, the Company may:

(a) pay dividends on its Capital Stock within 60 days of the declaration thereof if, on said declaration date, the dividends could have been paid in compliance with the applicable indenture; provided, however, that at the time of the payment of the dividend, no other Default or Event of Default shall have occurred and be continuing (or result therefrom) under the applicable indenture; provided further, however, that, if declared on or after the Issue Date, the dividend shall be included in the calculation of the amount of Restricted Payments;

(b) purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of the Company or Subordinated Obligations on or after the Issue Date in exchange for, or out of the proceeds of, the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any Subsidiary for the benefit of their employees); provided, however, that

(1) the purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments, and

(2) the Capital Stock Sale Proceeds from the exchange or sale shall be excluded from the calculation pursuant to clause (c)(2) above;

(c) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations on or after the Issue Date in exchange for, or out of the proceeds of, the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that the purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

(d) pay scheduled dividends (not constituting a return on capital) on Disqualified Stock of the Company issued pursuant to and in compliance with the covenant described under “—Limitation on Debt” on or after the Issue Date; and

(e) permit a Restricted Subsidiary that is not a Wholly Owned Subsidiary to pay dividends to shareholders of that Restricted Subsidiary on or after the Issue Date that are not the parent of that Restricted Subsidiary, so long as the Company or a Restricted Subsidiary that is the parent of that Restricted Subsidiary receives dividends on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary that is the parent of that Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis.

Limitation on Liens

The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless it has made or will make effective provision whereby the notes will be secured by that Lien equally and ratably with (or prior to) all other Debt of the Company or any Restricted Subsidiary secured by that Lien.

Limitation on Asset Sales

The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(a) the Company or the Restricted Subsidiary receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the Property subject to that Asset Sale;

(b) at least 75% of the consideration paid to the Company or the Restricted Subsidiary in connection with the Asset Sale is in the form of cash or cash equivalents or the assumption by the purchaser of liabilities of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes) as a result of which the Company and the Restricted Subsidiaries are no longer obligated with respect to those liabilities; provided, however, that in the case of a transaction involving a sale of any distribution center by the Company or a Restricted Subsidiary and the establishment of an outsourcing arrangement in which the purchaser assumes distribution responsibilities on behalf of the Company or the Restricted Subsidiary, any credits or other consideration the purchaser grants to the Company or the Restricted Subsidiary as part of the purchase price of the distribution center, which credits or other consideration effectively offset future payments due from the Company or the Restricted Subsidiary to the purchaser as part of the outsourcing arrangement, will be considered to be cash equivalents for purposes of this clause (b); and

(c) the Company delivers an Officers’ Certificate to the trustee certifying that the Asset Sale complies with the foregoing clauses (a) and (b).

The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Company or a Restricted Subsidiary, to the extent the Company or the Restricted Subsidiary elects (or is required by the terms of any Debt):

(a) to Repay Debt Incurred pursuant to clause (b) of the definition of Permitted Debt (excluding, in any such case, any Debt owed to the Company or an Affiliate of the Company); or

(b) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary); provided, however, that the Net Available Cash (or any portion thereof) from Asset Sales from the Company to any Subsidiary must be reinvested in Additional Assets of the Company.

Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 360 days from the date of the receipt of that Net Available Cash shall constitute “Excess Proceeds”.

When the aggregate amount of Excess Proceeds not previously subject to a Prepayment Offer (as defined below) exceeds $10.0 million (taking into account income earned on those Excess Proceeds, if any), the Company will be required to make an offer to purchase (the “Prepayment Offer”) each series of notes, which offer shall be in the amount of the Allocable Excess Proceeds, and with respect to each series of notes, on a pro rata basis according to principal amount, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures

(including prorating in the event of oversubscription) set forth in the applicable indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of notes have been given the opportunity to tender their notes for purchase in accordance with the applicable indenture, the Company or such Restricted Subsidiary may use the remaining amount for any purpose permitted by the indentures and the amount of Excess Proceeds will be reset to zero.

The term “Allocable Excess Proceeds” will mean the product of:

(a) the Excess Proceeds, and

(b) a fraction,

(1) the numerator of which is the aggregate principal amount of the applicable series of notes outstanding on the date of the Prepayment Offer, and

(2) the denominator of which is the sum of the aggregate principal amount of the applicable series of notes outstanding on the date of the Prepayment Offer and the aggregate principal amount of other Debt of the Company outstanding on the date of the Prepayment Offer that is pari passu in right of payment with the notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to the covenant described hereunder and requiring the Company to make an offer to purchase that Debt at substantially the same time as the Prepayment Offer.

Within five business days after the Company is obligated to make a Prepayment Offer as described in the preceding paragraph, the Company shall send a written notice, by first-class mail, to the holders of notes, accompanied by information regarding the Company and its Subsidiaries as the Company in good faith believes will enable the holders to make an informed decision with respect to that Prepayment Offer. The notice shall state, among other things, the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date the notice is mailed.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to:

(a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to the Company or any other Restricted Subsidiary,

(b) make any loans or advances to the Company or any other Restricted Subsidiary, or

(c) transfer any of its Property to the Company or any other Restricted Subsidiary.

The foregoing limitations will not apply:

(1) with respect to clauses (a), (b) and (c), to restrictions:

(A) in effect on the Issue Date,

(B) relating to Debt of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which that Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company,

(C) that result from the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (1)(A) or (B) above or in clause (2)(A) or (B) below, provided that restriction is no less favorable to the holders of notes than those under the agreement evidencing the Debt so Refinanced,

(D) resulting from the Incurrence of any Permitted Debt described in clause (b) of the second paragraph of the covenant described under “—Limitation on Debt”, provided that the restriction is no less favorable to the holders of notes than the restrictions of the same type contained in the applicable indenture, or

(E) constituting Standard Securitization Undertakings relating solely to, and restricting only the rights of, a Receivables Entity in connection with a Qualified Receivables Transaction, and

(2) with respect to clause (c) only, to restrictions:

(A) relating to Debt that is permitted to be Incurred and secured without also securing the notes pursuant to the covenants described under “—Limitation on Debt” and “—Limitation on Liens” that limit the right of the debtor to dispose of the Property securing that Debt,

(B) encumbering Property at the time the Property was acquired by the Company or any Restricted Subsidiary, so long as the restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of the acquisition,

(C) resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements (including, without limitation, intellectual property licenses entered into in the ordinary course of business) that restrict assignment of the agreements or rights thereunder, or

(D) which are customary restrictions contained in asset sale agreements limiting the transfer of Property pending the closing of the sale.

Limitation on Transactions with Affiliates

The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”), unless:

(a) the terms of such Affiliate Transaction are:

(1) set forth in writing, and

(2) no less favorable to the Company or that Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Company, and

(b) if the Affiliate Transaction involves aggregate payments or value in excess of $10.0 million, the Board of Directors (including a majority of the disinterested members of the Board of Directors) approves the Affiliate Transaction and, in its good faith judgment, believes that the Affiliate Transaction complies with clauses (a)(1) and (2) of this paragraph as evidenced by a Board Resolution promptly delivered to the trustee.

Notwithstanding the foregoing limitation, the Company or any Restricted Subsidiary may enter into or suffer to exist the following:

(a) any transaction or series of transactions between the Company and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries in the ordinary course of business, provided that no more than 5% of the total voting power of the Voting Stock (on a fully diluted basis) of any such Restricted Subsidiary is owned by an Affiliate of the Company (other than a Restricted Subsidiary);

(b) any Restricted Payment permitted to be made pursuant to the covenant described under “—Limitation on Restricted Payments” or any Permitted Investment;

(c) the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of the Company or any of the Restricted Subsidiaries, so long as, in the case of officers and directors, the Board of Directors in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for the compensation to be fair consideration therefor;

(d) loans and advances to employees made in the ordinary course of business in compliance with applicable laws and consistent with the past practices of the Company or that Restricted Subsidiary, as the case may be, provided that those loans and advances do not exceed $5.0 million in the aggregate at any one time outstanding;

(e) any transaction effected as part of a Qualified Receivables Transaction or any transaction involving the transfer of accounts receivable of the type specified in the definition of “Credit Facility” and permitted under clause (b) of the second paragraph of the covenant described under “—Limitation on Debt”;

(f) the Existing Policies or any transaction contemplated thereby; and

(g) any sale of shares of Capital Stock (other than Disqualified Stock) of the Company.

Limitation on Sale and Leaseback Transactions

The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Property unless:

(a) the Company or that Restricted Subsidiary would be entitled to:

(1) Incur Debt in an amount equal to the Attributable Debt with respect to that Sale and Leaseback Transaction pursuant to the covenant described under “—Limitation on Debt”, and

(2) create a Lien on the Property securing that Attributable Debt without also securing the notes pursuant to the covenant described under “—Limitation on Liens”, and

(b) the Sale and Leaseback Transaction is effected in compliance with the covenant described under “—Limitation on Asset Sales”.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors may designate any Subsidiary of the Company to be an Unrestricted Subsidiary if:

(a) the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary, and

(b) any of the following:

(1) the Subsidiary to be so designated has total assets of $1,000 or less,

(2) if the Subsidiary has consolidated assets greater than $1,000, then the designation would be permitted under the covenant entitled “Limitation on Restricted Payments”, or

(3) the designation is effective immediately upon the entity becoming a Subsidiary of the Company.

Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary; provided, however, that the Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (x) and (y) of the second immediately following paragraph will not be satisfied after giving pro forma effect to the classification or if the Person is a Subsidiary of an Unrestricted Subsidiary.

Except as provided in the first sentence of the preceding paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. In addition, neither the Company nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary in existence and classified as an Unrestricted Subsidiary at the time the Company or the Restricted Subsidiary is liable for that Debt (including any right to take enforcement action against that Unrestricted Subsidiary).

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to the designation,

(x) the Company could Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under “—Limitation on Debt”, and

(y) no Default or Event of Default shall have occurred and be continuing or would result therefrom under the applicable indenture.

Any designation or redesignation of this kind by the Board of Directors will be evidenced to the trustee by filing with the trustee a Board Resolution giving effect to the designation or redesignation and an Officers’ Certificate that:

(a) certifies that the designation or redesignation complies with the foregoing provisions, and

(b) gives the effective date of the designation or redesignation,

and the filing with the trustee to occur within 45 days after the end of the fiscal quarter of the Company in which the designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of the Company’s fiscal year, within 90 days after the end of that fiscal year).

Listing

We will make an application to list the exchange notes on the Luxembourg Stock Exchange. In addition, as long as the Floating Rate Notes and the Euro Notes are listed on the Luxembourg Stock Exchange, an agent for making payments on, and transfers of, Floating Rate Notes and the Euro Notes will be maintained in Luxembourg. The Company has initially designated Dexia Banque Internationale à Luxembourg as its agent for such purposes.

Merger, Consolidation and Sale of Property

The Company shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

(a) the Company shall be the surviving Person (the “Surviving Person”) or the Surviving Person (if other than the Company) formed by that merger, consolidation or amalgamation or to which that sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(b) the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture to the applicable indenture in form satisfactory to the applicable trustee, executed and delivered to the applicable trustee by that Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Floating Rate Notes or the Euro Notes, as the case may be, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the applicable indenture to be performed by the Company;

(c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of the Company, that Property shall have been transferred as an entirety or virtually as an entirety to one Person;

(d) immediately before and after giving effect to that transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clause (e) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of that transaction or series of transactions as having been Incurred by the Surviving Person or the Restricted Subsidiary at the time of that transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing under the applicable indenture;

(e) immediately after giving effect to that transaction or series of transactions on a pro forma basis, the Company or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt under clause (1) of the first paragraph of the covenant described under “—Material Covenants— Limitation on Debt”; provided, however, that this clause (e) shall not be applicable to the Company merging, consolidating or amalgamating with or into an Affiliate incorporated solely for the purpose of reincorporating the Company in another State of the United States so long as the amount of Debt of the Company and the Restricted Subsidiaries is not increased thereby;

(f) the Company shall deliver, or cause to be delivered, to the applicable trustee, in form and substance reasonably satisfactory to the applicable trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that the transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to the transaction have been satisfied; and

(g) the Company shall have delivered to the applicable trustee an Opinion of Counsel to the effect that the holders of the floating rate notes or the euro notes, as the case may be, will not recognize income, gain or loss for Federal income tax purposes as a result of the transaction and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that transaction had not occurred.

The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company under the applicable indenture, but the predecessor Company in the case of:

(a) a sale, transfer, assignment, conveyance or other disposition (unless that sale, transfer, assignment, conveyance or other disposition is of all the assets of the Company as an entirety or virtually as an entirety), or

(b) a lease,

shall not be released from any obligation to pay the principal of, premium, if any, and interest on, the Floating Rate Notes or the Euro Notes, as the case may be.

SEC Reports

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and provide the trustee and holders of notes with annual reports and information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to those Sections, and the information, documents and reports to be so filed and provided at the times specified for the filing of the information, documents and reports under those Sections; provided, however, that the Company shall not be so obligated to file the information, documents and reports with the SEC if the SEC does not permit those filings.

Events of Default

Events of Default in respect of the Floating Rate Notes and the Euro Notes include:

(1) failure to make the payment of any interest on the Floating Rate Notes or the Euro Notes, as the case may be, when the same becomes due and payable, and that failure continues for a period of 30 days;

(2) failure to make the payment of any principal of, or premium, if any, on, any of the Floating Rate Notes or the Euro Notes, as the case may be, when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

(3) failure to comply with the covenant described under “—Merger, Consolidation and Sale of Property”;

(4) failure to comply with any other covenant or agreement in the Floating Rate Notes or the Euro Notes or in the applicable indenture (other than a failure that is the subject of the foregoing clause (1), (2) or (3)) and such failure continues for 30 days after written notice is given to the Company as provided below;

(5) a default under any Debt by the Company or any Restricted Subsidiary that results in acceleration of the maturity of that Debt, or failure to pay any Debt at maturity, in an aggregate amount greater than $25.0 million or its foreign currency equivalent at the time (the “cross acceleration provisions”);

(6) any judgment or judgments for the payment of money in an aggregate amount in excess of $25.0 million (or its foreign currency equivalent at the time) that shall be rendered against the Company or any Restricted Subsidiary and that shall not be waived, satisfied or discharged for any period of 30 consecutive days during which a stay of enforcement shall not be in effect (the “judgment default provisions”); and

(7) specified events involving bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the “bankruptcy provisions”).

A Default under clause (4) is not an Event of Default under the Floating Rate Notes indenture or the Euro Notes indenture until the applicable trustee or the holders of not less than 25% in aggregate principal amount of the Floating Rate Notes or the Euro Notes then outstanding notify the Company of the Default and the Company does not cure that Default within the time specified after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default”.

The Company shall deliver to the trustees, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any event that with the giving of notice and the lapse of time would become an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

If an Event of Default with respect to any of the Floating Rate Notes or the Euro Notes (other than an Event of Default resulting from particular events involving bankruptcy, insolvency or reorganization with respect to the Company) shall have occurred and be continuing, the applicable trustee or the registered holders of not less than 25% in aggregate principal amount of the Floating Rate Notes or the Euro Notes then outstanding may declare to be immediately due and payable the principal amount of all the Floating Rate Notes or the Euro Notes then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting from events of bankruptcy, insolvency or reorganization with respect to the Company shall occur, the amount with respect to all the notes shall be due and payable immediately without any declaration or other act on the part of the applicable trustee or the holders of those notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the applicable trustee, the registered holders of a majority in aggregate principal amount of the Floating Rate Notes or the Euro Notes, as the case may be, then outstanding may, under some circumstances, rescind and annul the acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the applicable indenture.

Subject to the provisions of each indenture relating to the duties of the applicable trustee, in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the applicable notes, unless the holders shall have offered to the trustee reasonable indemnity. Subject to the provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the Floating Rate Notes or the Euro Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Floating Rate Notes or the Euro Notes, respectively.

No holder of Floating Rate Notes or Euro Notes will have any right to institute any proceeding with respect to the applicable indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(a) that holder has previously given to the trustee written notice of a continuing Event of Default under the applicable indenture,

(b) the registered holders of at least 25% in aggregate principal amount of the Floating Rate Notes or the Euro Notes, as the case may be, then outstanding have made written request and offered reasonable indemnity to the trustee to institute the proceeding as trustee, and

(c) the trustee shall not have received from the registered holders of a majority in aggregate principal amount of the floating rate notes, as the case may be, or the euro notes then outstanding a direction inconsistent with that request and shall have failed to institute the proceeding within 60 days.

However, these limitations do not apply to a suit instituted by a holder of any note for enforcement of payment of the principal of, and premium, if any, or interest on, that note on or after the respective due dates expressed in that note.

Because the floating rate notes and the euro notes are governed by separate indentures, a default in respect of the floating rate notes may not necessarily constitute a default in respect of the euro notes and, correspondingly, a default in respect of the euro notes may not necessarily constitute a default in respect of the floating rate notes.

Amendments and Waivers

Subject to some exceptions, the Floating Rate Notes indenture may be amended with the consent of the registered holders of a majority in aggregate principal amount of the Floating Rate Notes then outstanding, and the Euro Notes indenture may be amended with the consent of the registered holders of a majority in aggregate principal amount of the Euro Notes then outstanding (including, in each case, consents obtained in connection with a tender offer or exchange offer for the notes) and any past default or compliance with any provisions may also be waived (except a default in the payment of principal, premium or interest and particular covenants and provisions of the applicable indenture which cannot be amended without the consent of each holder of an outstanding Floating Rate Note or Euro Note, as applicable) with the consent of the registered holders of at least a majority in aggregate principal amount of the Floating Rate Notes or the Euro Notes, as applicable, then outstanding. However, without the consent of each holder of an outstanding Floating Rate Note or Euro Note, as applicable, no amendment may, among other things,

(1) reduce the amount of Floating Rate Notes or Euro Notes whose holders must consent to an amendment or waiver,

(2) reduce the rate of or extend the time for payment of interest on any Floating Rate Note or Euro Note,

(3) reduce the principal of or extend the Stated Maturity of any Floating Rate Note or Euro Note,

(4) make any Floating Rate Note payable in money other than U.S. dollars or any Euro Note payable in money other than euros,

(5) impair the right of any holder of the Floating Rate Notes or Euro Notes to receive payment of principal of and interest on that holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to that holder’s notes,

(6) subordinate the Floating Rate Notes or the Euro Notes to any other obligation of the Company,

(7) release any security interest that may have been granted in favor of the holders of the Floating Rate Notes or the Euro Notes other than pursuant to the terms of any agreement granting that security interest,

(8) reduce the premium payable upon the redemption of any Floating Rate Note or Euro Note nor change the time at which any Floating Rate Note or Euro Note may be redeemed, as described under “—Optional Redemption”,

(9) reduce the premium payable upon a Change of Control or, at any time after a Change of Control has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the Floating Rate Notes or Euro Notes must be repurchased pursuant to that Change of Control Offer, or

(10) at any time after the Company is obligated to make a Prepayment Offer with the Excess Proceeds from Asset Sales, change the time at which the Prepayment Offer must be made or at which the Floating Rate Notes or Euro Notes must be repurchased pursuant thereto.

Without the consent of any holder of the Floating Rate Notes or Euro Notes, the Company and the trustee may amend the Floating Rate Notes indenture or the Euro Notes indenture to:

•	cure any ambiguity, omission, defect or inconsistency,

•	provide for the assumption by a successor corporation of the obligations of the Company under the applicable indenture,

•	provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code),

•	add Guarantees with respect to the notes,

•	secure the notes, to add to the covenants of the Company for the benefit of the holders of the notes or to surrender any right or power conferred upon the Company,

•	make any change that does not adversely affect the rights of any holder of the notes,

•	comply with any requirement of the SEC in connection with the qualification of the applicable indenture under the Trust Indenture Act,

•	provide for the issuance of additional notes in accordance with the applicable indenture.

The consent of the holders of the Floating Rate Notes or Euro Notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment becomes effective, the Company is required to mail to each registered holder of the Floating Rate Notes or the Euro Notes, as the case may be, at the holder’s address appearing in the security register a notice briefly describing the amendment. However, the failure to give this notice to all holders of the applicable notes, or any defect therein, will not impair or affect the validity of the amendment.

Notices of any amendment or waiver will, for as long as the Floating Rate Notes or the Euro Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, be given in the manner set forth under “—Notices”.

Because the Floating Rate Notes and the Euro Notes are governed by separate indentures, amendments and waivers in respect of the Floating Rate Notes will not be binding on holders of the Euro Notes and, correspondingly, amendments and waivers in respect of the Euro Notes will not be binding on holders of the Floating Rate Notes.

Transfer

The Floating Rate Notes and the Euro Notes will be issued in registered form and will be transferable only upon the surrender of such Floating Rate Notes or such Euro Notes being transferred for registration of transfer. The Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges. For a description of procedures applicable to the Floating Rate Notes in definitive form, see “Book-Entry, Delivery and Form—Floating Rate Notes—Definitive Floating Rate Notes”. For a description of procedures applicable to the Euro Notes in definitive form, see “Book-Entry, Delivery and Form—Euro Notes—Definitive Euro Notes”.

Defeasance

The Company at any time may terminate all its obligations under the Floating Rate Notes or the Euro Notes, as the case may be, and the applicable indenture (“legal defeasance”), except for particular obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Floating Rate Notes or the Euro Notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the applicable Floating Rate Notes or Euro Notes. The Company at any time may terminate:

(1) its obligations under the covenants described under “—Repurchase at the Option of Holders Upon a Change of Control” and “—Material Covenants”,

(2) the operation of the cross acceleration provisions, the judgment default provisions and the bankruptcy provisions with respect to Significant Subsidiaries, described under “—Events of Default” above, and

(3) the limitations contained in clause (e) under the first paragraph of “—Merger, Consolidation and Sale of Property” above (“covenant defeasance”).

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

If the Company exercises its legal defeasance option, payment of the applicable notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the applicable notes may not be accelerated because of an Event of Default specified in clause (4) (with respect to the covenants described under “—Material Covenants”), (5), (6) or (7) (with respect only to Significant Subsidiaries) under “—Events of Default” above or because of the failure of the Company to comply with clause (e) under the first paragraph of “—Merger, Consolidation and Sale of Property” above.

The legal defeasance option or the covenant defeasance option may be exercised only if:

(a) the Company irrevocably deposits in trust with the trustee money in U.S. dollars or U.S. Government Obligations in the case of the Floating Rate Notes or money in euros or European Government Obligations in the case of the Euro Notes for the payment of principal of and interest on the applicable Floating Rate Notes or the Euro Notes, as the case may be, to maturity or redemption, as the case may be;

(b) the Company delivers to the trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations or European Government Obligations plus any deposited money without investment will provide cash at the times and in amounts as will be sufficient to pay principal and interest when due on all the Floating Rate Notes or Euro Notes, as the case may be, to maturity or redemption, as the case may be;

(c) 123 days pass after the deposit is made and during the 123-day period no Default described in clause (7) under “—Events of Default” occurs with respect to the Company or any other Person making the deposit which is continuing at the end of the period;

(d) no Default or Event of Default has occurred and is continuing under the applicable indenture on the date of the deposit and after giving effect thereto;

(e) the deposit does not constitute a default under any other agreement or instrument binding on the Company;

(f) the Company delivers to the trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(g) in the case of the legal defeasance option, the Company delivers to the applicable trustee an Opinion of Counsel stating that:

(1) the Company has received from the Internal Revenue Service a ruling, or

(2) since the date of the applicable indenture there has been a change in the applicable Federal income tax law, to the effect, in either case, that, and based thereon the Opinion of Counsel shall confirm that, the holders of the Floating Rate Notes or the Euro Notes, as the case may be, will not recognize income, gain or loss for Federal income tax purposes as a result of the defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if the defeasance had not occurred;

(h) in the case of the covenant defeasance option, the Company delivers to the applicable trustee an Opinion of Counsel to the effect that the holders of the Floating Rate Notes or the Euro Notes, as the case may be, will not recognize income, gain or loss for Federal income tax purposes as a result of that covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that covenant defeasance had not occurred; and

(i) the Company delivers to the trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Floating Rate Notes or the Euro Notes, as the case may be, have been complied with as required by the applicable indenture.

Notices

As long as the Floating Rate Notes and Euro Notes are listed on the Luxembourg Stock Exchange, in addition to any notice required by the indentures, notices to holders of the Floating Rate Notes or the Euro Notes, as the case may be (whether held in global or certificated form), including but not limited to any notices related to the changing of a paying agent or the transfer agent or their specified offices, will be published in a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort). If and so long as the Floating Rate Notes or the Euro Notes are listed on any other securities exchange, notices in respect of such notes will also be given in accordance with any applicable requirements of that securities exchange.

The European Commission has proposed a Directive of the European Parliament and of the Council (2003/0045 (COD), the “Transparency Directive”) on the harmonization of transparency requirements relating to financial information of issuers whose securities are admitted to trading on a regulated market in the European Union, such as the Luxembourg Stock Exchange. If the Transparency Directive is adopted in a form that would require us to publish our financial statements according to accounting principles that are materially different from U.S. generally accepted accounting principles or that would otherwise impose requirements on us that we in good faith determine are unduly burdensome, we may de-list the notes from the Luxembourg Stock Exchange. We will use commercially reasonable efforts to obtain an alternative admission to listing, trading and/or quotation for the notes by another listing authority, exchange and/or system outside the European Union, as we may decide. If such an alternative admission is not available to us or is, in our opinion, unduly burdensome, an alternative admission may not be obtained. Notice of any de-listing and/or alternative admission will be given as described in the preceding paragraph.

Governing Law

The indentures and the notes are governed by the internal laws of the State of New York without reference to principles of conflicts of law.

The Trustee

Wilmington Trust Company is the trustee under both the Floating Rate Notes indenture and the Euro Notes indenture.

Except during the continuance of an Event of Default, the trustee will perform only the duties as are specifically set forth in the applicable indenture. During the existence of an Event of Default, the trustee will exercise the rights and powers vested in it under the applicable indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of that person’s own affairs.

Definitions

Set forth below is a summary of defined terms from the indentures that are used in this “Description of Notes”. Reference is made to the indentures for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

“Additional Assets” means:

(a) any Property (other than cash, cash equivalents, securities and inventory) to be owned by the Company or any Restricted Subsidiary and used in a Related Business; or

(b) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of that Capital Stock by the Company or another Restricted Subsidiary from any Person other than the Company or an Affiliate of the Company; provided, however, that, in the case of this clause (b), the Restricted Subsidiary is primarily engaged in a Related Business.

“Affiliate” of any specified Person means:

(a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with that specified Person, or

(b) any other Person who is a director or officer of that specified Person.

For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “—Material Covenants—Limitation on Transactions with Affiliates” and “—Limitation on Asset Sales” and the definition of “Additional Assets” only, “Affiliate” shall also mean any Beneficial Owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase that Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any Beneficial Owner pursuant to the first sentence hereof.

“Asset Sale” means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of

(a) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares),

(b) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary, or

(c) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary,

other than, in the case of clause (a), (b) or (c) above,

(1) any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary,

(2) any disposition that constitutes a Permitted Investment or Restricted Payment permitted by the covenant described under “—Material Covenants—Limitation on Restricted Payments”,

(3) any disposition effected in compliance with the first paragraph of the covenant described under “—Merger, Consolidation and Sale of Property”,

(4) a sale of accounts receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity,

(5) a transfer of accounts receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Entity in connection with a Qualified Receivables Transaction,

(6) a transfer of accounts receivable of the type specified in the definition of “Credit Facilities” that is permitted under clause (b) of the second paragraph of “—Material Covenants—Limitation on Debt”, and

(7) any disposition that does not (together with all related dispositions) involve assets having a Fair Market Value or consideration in excess of $1.0 million.

Notwithstanding the foregoing, if, at any time, the aggregate Fair Market Value of assets disposed of by the Company to its Subsidiaries since the Issue Date (whether or not in the ordinary course of business), other than (A) Permitted Investments comprised of cash or Temporary Cash Investments, Permitted Investments of the type described in clause (d) of the definition of Permitted Investments that are made in the ordinary course of business consistent with past practice or Permitted Investments of the type described in clause (l) of the definition of Permitted Investments, (B) dispositions pursuant to paragraphs (4), (5), (6) and (7) above, (C) dispositions by the Company to a Restricted Subsidiary of raw materials to be used in the manufacture of finished goods, of finished goods and of work in process and (D) dispositions constituting Asset Sales, exceeds 10% of Consolidated Tangible Assets, all asset dispositions in excess thereof (other than asset dispositions described in clauses (A), (B), (C) or (D) above) shall be treated as Asset Sales subject to the restrictions set forth in the covenant described under “—Limitation on Asset Sales”. For purposes of this paragraph, the aggregate Fair Market Value of assets so transferred at any time shall be calculated by using the sum of the Fair Market Value of each asset disposition as of the date of its disposition.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at any date of determination,

(a) if the Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of “Capital Lease Obligation”, and

(b) in all other instances, the greater of:

(1) the Fair Market Value of the Property subject to the Sale and Leaseback Transaction, and

(2) the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in the Sale and Leaseback Transaction (including any period for which the lease has been extended).

“Average Life” means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

(a) the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of that Debt or redemption or similar payment with respect to that Preferred Stock multiplied by the amount of the payment by

(b) the sum of all payments of this kind.

“Beneficial Owner” means a beneficial owner as defined in Rule 13d-3 under the Exchange Act, except that:

(a) a Person will be deemed to be the Beneficial Owner of all shares that the Person has the right to acquire, whether that right is exercisable immediately or only after the passage of time,

(b) for purposes of clause (a) of the definition of “Change of Control”, Permitted Holders will be deemed to be the Beneficial Owners of any Voting Stock of a corporation or other legal entity held by any other corporation or other legal entity so long as the Permitted Holders Beneficially Own, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of that corporation or other legal entity, and

(c) for purposes of clause (b) of the definition of “Change of Control”, any “person” or “group” (as those terms are defined in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any one or more of the Permitted Holders, shall be deemed to be the Beneficial Owners of any Voting Stock of a corporation or other legal entity held by any other corporation or legal entity (the “parent corporation”), so long as that person or group Beneficially Owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of that parent corporation.

The term “Beneficially Own” shall have a corresponding meaning.

“Capital Lease Obligation” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by that obligation shall be the capitalized amount of the obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under that lease prior to the first date upon which that lease may be terminated by the lessee without payment of a penalty. For purposes of “—Material Covenants—Limitation on Liens”, a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

“Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in that Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into that equity interest.

“Capital Stock Sale Proceeds” means the aggregate cash proceeds received by the Company from the issuance or sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or the Subsidiary for the benefit of their employees) by the Company of its Capital Stock (other than Disqualified Stock) after the Issue Date, net of attorneys’ fees, accountants’ fees, initial purchasers’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with the issuance or sale and net of taxes paid or payable as a result thereof.

“Change of Control” means the occurrence of any of the following events:

(a) prior to the first Public Equity Offering that results in a Public Market, the Permitted Holders cease to be the Beneficial Owners, directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company, whether as a result of the issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities by the Permitted Holders or otherwise; or

(b) on or after the first Public Equity Offering that results in a Public Market, if any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any one or more of the Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of 35% or more of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders are the Beneficial Owners, directly or indirectly, in the aggregate of a lesser percentage of the total voting power of the Voting Stock of the Company than that other person or group; and provided further that the provisions of this clause (b) will not apply to Voting Trustees serving in that capacity under the Voting Trust Arrangement; or

(c) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Company and the Restricted Subsidiaries, considered as a whole (other than a disposition of assets as an entirety or virtually as an entirety to a Wholly Owned Restricted Subsidiary or one or more Permitted Holders) shall have occurred, or the Company merges, consolidates or amalgamates with or into any other Person (other than one or more Permitted Holders) or any other Person (other than one or more Permitted Holders) merges, consolidates or amalgamates with or into the Company, in any event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other Property, other than a transaction where:

(1) the outstanding Voting Stock of the Company is reclassified into or exchanged for other Voting Stock of the Company or for Voting Stock of the surviving corporation or transferee, and

(2) the holders of the Voting Stock of the Company immediately prior to the transaction own, directly or indirectly, not less than a majority of the Voting Stock of the Company or the surviving corporation or transferee immediately after the transaction and in substantially the same proportion as before the transaction; or

(d) during any period of two consecutive years, individuals who at the beginning of that period constituted the Board of Directors (together with any new directors whose election or appointment by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of not less than three-fourths of the directors then still in office who were either directors at the beginning of that period or whose election or nomination for election was previously so approved or by a vote of the Voting Trustees pursuant to the terms of the Voting Trust Arrangement) cease for any reason to constitute a majority of the Board of Directors then in office; or

(e) the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Price Protection Agreement” means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect that Person against fluctuations in commodity prices.

“Consolidated Current Liabilities” means, as of any date of determination, the aggregate amount of liabilities of the Company and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating:

(a) all intercompany items between the Company and any Restricted Subsidiary or between Restricted Subsidiaries, and

(b) all current maturities of long-term Debt.

“Consolidated Fixed Charges” means, for any period, the total interest expense (net of interest income) of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Company or its Restricted Subsidiaries,

(a) interest expense attributable to leases constituting part of a Sale and Leaseback Transaction and to Capital Lease Obligations,

(b) amortization of debt discount and debt issuance cost, including commitment fees,

(c) capitalized interest,

(d) non-cash interest expense,

(e) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing,

(f) net costs associated with Interest Rate Agreements (including amortization of fees),

(g) Disqualified Stock Dividends,

(h) Preferred Stock Dividends,

(i) interest Incurred in connection with Investments in discontinued operations,

(j) interest accruing on any Debt of any other Person to the extent that Debt is Guaranteed by the Company or any Restricted Subsidiary, and

(k) the cash contributions to any employee stock ownership plan or similar trust to the extent those contributions are used by the plan or trust to pay interest or fees to any Person (other than the Company) in connection with Debt Incurred by the plan or trust.

Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction (including, without limitation, any Qualified Receivables Transaction) pursuant to which the Company or any Subsidiary of the Company may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets of the type specified in the definition of “Qualified Receivables Transaction” shall be included in Consolidated Fixed Charges.

“Consolidated Fixed Charges Coverage Ratio” means, as of any date of determination, the ratio of:

(a) the aggregate amount of EBITDA for the most recent four consecutive fiscal quarters ending at least 45 days prior to such determination date to

(b) Consolidated Fixed Charges for those four fiscal quarters;

provided, however, that:

(1) if

(A) since the beginning of that period the Company or any Restricted Subsidiary has Incurred any Debt that remains outstanding or Repaid any Debt, or

(B) the transaction giving rise to the need to calculate the Consolidated Fixed Charges Coverage Ratio involves an Incurrence or Repayment of Debt,

Consolidated Fixed Charges for that period shall be calculated after giving effect on a pro forma basis to that Incurrence or Repayment as if the Debt was Incurred or Repaid on the first day of that period, provided that, in the event of any Repayment of Debt, EBITDA for that period shall be calculated as if the Company or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt, and

(2) if

(A) since the beginning of that period the Company or any Restricted Subsidiary shall have made any Asset Sale or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business,

(B) the transaction giving rise to the need to calculate the Consolidated Fixed Charges Coverage Ratio involves an Asset Sale, Investment or acquisition, or

(C) since the beginning of that period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of that period) shall have made such an Asset Sale, Investment or acquisition,

EBITDA for that period shall be calculated after giving pro forma effect to the Asset Sale, Investment or acquisition as if the Asset Sale, Investment or acquisition occurred on the first day of that period.

If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on that Debt shall be calculated as if the base interest rate in effect for the floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to that Debt if the applicable Interest Rate Agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Restricted Subsidiary is sold during the period, the Company shall be deemed, for purposes of clause (1) above, to have Repaid during that period the Debt of that Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for that Debt after the sale.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(a) any net income (loss) of any Person (other than the Company) if that Person is not a Restricted Subsidiary, except that:

(1) subject to the exclusion contained in clause (d) below, the Company’s equity in the net income of any such Person for that period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by that Person during that period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (c) below), and

(2) the Company’s equity in a net loss of that Person other than an Unrestricted Subsidiary for the specified period shall be included in determining such Consolidated Net Income,

(b) for purposes of the covenant described under “—Material Covenants—Limitation on Restricted Payments” only, any net income (loss) of any Person acquired by the Company or any of its consolidated Subsidiaries in a pooling of interests transaction for any period prior to the date of the acquisition,

(c) any net income (loss) of any Restricted Subsidiary if the Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Company, except that:

(1) subject to the exclusion contained in clause (d) below, the Company’s equity in the net income of the Restricted Subsidiary for the period shall be included in Consolidated Net Income up to the aggregate amount that would have been permitted at the date of determination to be dividended to the Company or another Restricted Subsidiary by that Restricted Subsidiary without prior approval by a third party (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and government regulations applicable to that Restricted Subsidiary or its shareholders, during that period as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause), and

(2) the Company’s equity in a net loss of the Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income,

(d) any gain (but not loss) realized upon the sale or other disposition of any Property of the Company or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business,

(e) any extraordinary gain or loss,

(f) the cumulative effect of a change in accounting principles,

(g) any unrealized gains or losses of the Company or its consolidated Subsidiaries on any Hedging Obligations, and

(h) any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Company or any Restricted Subsidiary, provided that those shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of the Company (other than Disqualified Stock).

Notwithstanding the foregoing, for purposes of the covenant described under “—Material Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent the dividends, repayments or transfers increase the amount of Restricted Payments permitted under that covenant pursuant to clause (c)(4) thereof.

“Consolidated Net Tangible Assets” means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries as the total assets (less accumulated depreciation, amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Company and its Restricted Subsidiaries, after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of (without duplication):

(a) the excess of cost over fair market value of assets or businesses acquired;

(b) any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of the Company immediately preceding the Issue Date as a result of a change in the method of valuation in accordance with GAAP;

(c) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(d) minority interests in consolidated Subsidiaries held by Persons other than the Company or any Restricted Subsidiary;

(e) treasury stock;

(f) cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

(g) Investments in and assets of Unrestricted Subsidiaries.

“Consolidated Tangible Assets” means, as of any date of determination, the sum of the amounts of Consolidated Net Tangible Assets and Consolidated Current Liabilities as of such date.

“Credit Facilities” means, with respect to the Company or any Restricted Subsidiary, one or more debt or commercial paper facilities (including related Guarantees) with banks, investment banks, insurance companies, mutual funds or other institutional lenders (including our Existing Bank Credit Facilities), providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to institutional lenders or to special purpose, bankruptcy remote entities formed to borrow from institutional lenders against those receivables or inventory) or trade or standby letters of credit, in each case together with any Refinancing thereof on any basis so long as such Refinancing constitutes Debt; provided that, in the case of a transaction in which any accounts receivable are sold, conveyed or otherwise transferred by the Company or any of its subsidiaries to another Person other than a Receivables Entity, then that transaction must satisfy the following three conditions:

(a) if the transaction involves a transfer of accounts receivable with Fair Market Value equal to or greater than $25.0 million, the Board of Directors shall have determined in good faith that the transaction is economically fair and reasonable to the Company or the Subsidiary that sold, conveyed or transferred the accounts receivable,

(b) the sale, conveyance or transfer of accounts receivable by the Company or the Subsidiary is made at Fair Market Value, and

(c) the financing terms, covenants, termination events and other provisions of the transaction shall be market terms (as determined in good faith by the Board of Directors).

“Currency Exchange Protection Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect that Person against fluctuations in currency exchange rates.

“Debt” means, with respect to any Person on any date of determination (without duplication):

(a) the principal of and premium (if any) in respect of:

(1) debt of the Person for money borrowed, and

(2) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Person is responsible or liable;

(b) all Capital Lease Obligations of the Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by the Person;

(c) all obligations of the Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of the Person and all obligations of the Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(d) all obligations of the Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of the Person to the extent those letters of credit are not drawn upon or, if and to the extent drawn upon, the drawing is reimbursed no later than the third Business Day following receipt by the Person of a demand for reimbursement following payment on the letter of credit);

(e) the amount of all obligations of the Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of the Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(f) all obligations of the type referred to in clauses (a) through (e) of other Persons and all dividends of other Persons for the payment of which, in either case, the Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any Property of the Person (whether or not such obligation is assumed by the Person), the amount of such obligation being deemed to be the lesser of the value of that Property or the amount of the obligation so secured; and

(h) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Debt of any Person at any date shall be the outstanding balance at that date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at that date. The amount of Debt represented by a Hedging Obligation shall be equal to:

(1) zero if the Hedging Obligation has been Incurred pursuant to clause (e), (f) or (g) of the second paragraph of the covenant described under “—Material Covenants—Limitation on Debt”, or

(2) if the Hedging Obligation is not Incurred pursuant to clause (e), (f) or (g) of the second paragraph of the covenant described under “—Material Covenants—Limitation on Debt”, then 105% of the aggregate net amount, if any, that would then be payable by the Company and any Restricted Subsidiary on a per counter-party basis pursuant to Section 6(e) of the ISDA Master Agreement (Multicurrency-Cross Border) in the form published by the International Swaps and Derivatives Association in 1992 (the “ISDA Form”), as if the date of determination were a date that constitutes or is substantially equivalent to an Early Termination Date, as defined in the ISDA Form, with respect to all transactions governed by the ISDA Form, plus the equivalent amount under the terms of any other Hedging Obligations that are not Incurred pursuant to clause (e), (f) or (g) of the second paragraph of the covenant described under “—Material Covenants—Limitation on Debt”, each such amount to be estimated in good faith by the Company.

“Debt Issuances” means, with respect to the Company or any Restricted Subsidiary, one or more issuances after the Issue Date of Debt evidenced by notes, debentures, bonds or other similar securities or instruments.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

(a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

(b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or

(c) is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock, on or prior to, in the case of clause (a), (b) or (c), the first anniversary of the Stated Maturity of the notes.

“Disqualified Stock Dividends” means all dividends with respect to Disqualified Stock of the Company held by Persons other than a Wholly Owned Restricted Subsidiary. The amount of any dividend of this kind shall be equal to the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the Company.

“EBITDA” means, for any period, an amount equal to, for the Company and its consolidated Restricted Subsidiaries:

(a) the sum of Consolidated Net Income for that period, plus the following to the extent reducing Consolidated Net Income for that period:

(1) the provision for taxes based on income or profits or utilized in computing net loss,

(2) Consolidated Fixed Charges,

(3) depreciation,

(4) amortization of intangibles,

(5) any other non-cash items (other than any non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period), and

(6) any one-time, non-recurring expenses relating to, or arising from, any closures of manufacturing facilities on or after the Issue Date, in each case incurred within 12 months after such closure, minus

(b) all non-cash items increasing Consolidated Net Income for that period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period).

Notwithstanding the foregoing clause (a), the provision for taxes and the depreciation, amortization and non-cash items of a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of that Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by that Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its shareholders.

“Equipment Financing Transaction” means any arrangement (together with any Refinancings thereof) with any Person pursuant to which the Company or any Restricted Subsidiary Incurs Debt secured by a Lien on equipment or equipment related property of the Company or any Restricted Subsidiary.

“European Government Obligations” means direct obligations (or certificates representing an ownership in such direct obligations) of any country that (i) is a member of the European Monetary Union (including any agency or instrumentality thereof) and (ii) was a member of the European Monetary Union on January 1, 2004 for the payment of which the full faith and credit of such country is pledged and which are not callable or redeemable at the issuer’s option.

“Event of Default” has the meaning set forth under “—Events of Default”.

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Bank Credit Facilities” means (i) our Credit Agreement dated as of September 29, 2003, among the Company, Levi Strauss Financial Center Corporation, the financial institutions listed on the signature pages thereto and Bank of America, N.A., as agent and (ii) our Credit Agreement dated as of September 29, 2003, among the Company, the lenders party thereto and Bank of America, N.A., as administrative agent, in each case as amended as of the Issue Date.

“Existing Policies” means (1) the Company’s estate tax repurchase policy under which the Company repurchases a portion of a deceased stockholder’s shares to generate funds for payment of estate taxes and (2) the Company’s valuation policy under which the Company obtains an annual valuation of the Company’s Voting Trust Certificates, as both policies exist at the Issue Date or as they may exist from time to time, provided that if either of these policies is materially amended after the Issue Date in a manner less favorable to the Company than the policy as existing on the Issue Date, then that amended policy shall be deemed not to be an Existing Policy.

“Fair Market Value” means, with respect to any Property, the price that could be negotiated in an arm’s length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. For purposes of the covenants described under “—Material Covenants—Limitation on Restricted Payments” and “—Material Covenants—Limitation on Asset Sales” and the definitions of “Qualified Receivables Transaction” and “Credit Facilities”, Fair Market Value shall be determined, except as otherwise provided,

(a) if the Property has a Fair Market Value equal to or less than $25.0 million, by any Officer of the Company, or

(b) if the Property has a Fair Market Value in excess of $25.0 million, by a majority of the Board of Directors and evidenced by a Board Resolution, dated within 12 months of the relevant transaction, delivered to the trustee.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary which is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“GAAP” means United States generally accepted accounting principles as in effect on the Issue Date, including those set forth:

(a) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

(b) in the statements and pronouncements of the Financial Accounting Standards Board,

(c) in other statements by another entity as approved by a significant segment of the accounting profession, and

(d) in the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of that Person:

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) the Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

(b) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include:

(1) endorsements for collection or deposit in the ordinary course of business, or

(2) a contractual commitment by one Person to invest in another Person for so long as the Investment is reasonably expected to constitute a Permitted Investment under clause (a), (b) or (i) of the definition of “Permitted Investment”.

The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Hedging Obligation” of any Person means any obligation of that Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of that Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any Debt or obligation on the balance sheet of that Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of that Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of that Debt; provided further, however, that any Debt or other obligations of a Person existing at the time the Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by that Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with “—Material Covenants—Limitation on Debt”, amortization of debt discount or premium shall not be deemed to be the Incurrence of Debt, provided that in the case of Debt sold at a discount or at a premium, the amount of the Debt Incurred shall at all times be the aggregate principal amount at Stated Maturity.

“Independent Financial Advisor” means an investment banking firm of national standing or any third party appraiser of national standing, provided that the firm or appraiser is not an Affiliate of the Company.

“Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate option agreement or other similar agreement or arrangement designed to protect against fluctuations in interest rates.

“Investment” by any Person means any direct or indirect loan (other than advances to customers and suppliers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of that Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of the covenant described under “—Material Covenants—Limitation on Restricted Payments”, “—Material Covenants—Designation of Restricted and Unrestricted Subsidiaries” and the definition of “Restricted Payment”, “Investment” shall include the portion (proportionate to the Company’s equity interest in the Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that the Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of that Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary of an amount (if positive) equal to:

(a) the Company’s “Investment” in that Subsidiary at the time of such redesignation, less

(b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of that Subsidiary at the time of such redesignation.

In determining the amount of any Investment made by transfer of any Property other than cash, the Property shall be valued at its Fair Market Value at the time of the Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Issue Date” means, in the case of the floating rate notes, the date on which the floating rate notes in this offering are initially issued and, in the case of the euro notes, the date on which the euro notes in this offering are initially issued.

“Lien” means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to that Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Available Cash” from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of that Asset Sale or received in any other non-cash form), in each case net of:

(a) all legal, title and recording tax expenses, commissions and other fees (including, without limitation, brokers’ or investment bankers’ commissions or fees) and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of the Asset Sale,

(b) all payments made on any Debt that is secured by any Property subject to the Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to that Property, or which must by its terms, or in order to obtain a necessary consent to the Asset Sale, or by applicable law, be repaid out of the proceeds from the Asset Sale,

(c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of the Asset Sale, and

(d) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed in the Asset Sale and retained by the Company or any Restricted Subsidiary after the Asset Sale.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or the Assistant Treasurer of the Company.

“Officers’ Certificate” means a certificate signed by two Officers of the Company, at least one of whom shall be the principal executive officer or principal financial officer of the Company, and delivered to the trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the trustee. The counsel may be an employee of or counsel to the Company or the applicable trustee.

“Permitted Holders” means the holders of Voting Stock as of the Issue Date, together with any Voting Trustee and any Person who is a “Permitted Transferee” of the holders, as that term is defined in the Stockholders Agreement dated as of April 15, 1996 between the Company and the stockholders of the Company party thereto as that Stockholders Agreement was in effect on the Issue Date, except that transferees pursuant to Section 2.2(a)(x) of that Stockholders Agreement shall not be deemed to be Permitted Transferees for purposes of the indentures.

“Permitted Investment” means any Investment by the Company or a Restricted Subsidiary in:

(a) any Restricted Subsidiary or any Person that will, upon the making of such Investment, become a Restricted Subsidiary, provided that the primary business of the Restricted Subsidiary is a Related Business;

(b) any Person if as a result of the Investment that Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Company or a Restricted Subsidiary, provided that the Person’s primary business is a Related Business;

(c) Temporary Cash Investments;

(d) receivables owing to the Company or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that those trade terms may include such concessionary trade terms as the Company or the Restricted Subsidiary deems reasonable under the circumstances;

(e) payroll, travel and similar advances to cover matters that are expected at the time of those advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(f) loans and advances to employees made in the ordinary course of business consistent with past practices of the Company or the applicable Restricted Subsidiary, as the case may be, provided that those loans and advances do not exceed $5.0 million at any one time outstanding;

(g) stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Company or a Restricted Subsidiary or in satisfaction of judgments;

(h) any Person to the extent the Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under “—Material Covenants—Limitation on Asset Sales”;

(i) a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing that Qualified Receivables Transaction or any related Indebtedness; provided that any Investment in a Receivables Entity is in the form of a purchase money note, contribution of additional receivables or an equity interest;

(j) customers or suppliers of the Company or any of its subsidiaries in the form of extensions of credit or transfers of property, to the extent otherwise constituting an Investment, and in the ordinary course of business and any Investments received in the ordinary course of business in satisfaction or partial satisfaction thereof;

(k) any Person if the Investments are outstanding on the Issue Date and not otherwise described in clauses (a) through (j) above;

(l) any securities, derivative instruments or other Investments of any kind that are acquired and held for the benefit of Company employees in the ordinary course of business pursuant to deferred compensation plans or arrangements approved by the board of directors; provided, however, that (i) the amount of such Investment represents funds paid or payable in respect of deferred compensation previously included as an expense in the calculation of Consolidated Net Income (and not excluded pursuant to clause (h) of the definition of Consolidated Net Income), and (ii) the terms of such Investment shall not require any additional Investment by the Company or any Restricted Subsidiary; and

(m) any Person made for Fair Market Value that does not exceed $100.0 million outstanding at any one time in the aggregate.

“Permitted Liens” means:

(a) Liens (including, without limitation and to the extent constituting a Lien, negative pledges) to secure Debt permitted to be Incurred under clause (b) of the second paragraph of the covenant described under “—Material Covenants—Limitation on Debt”, regardless of whether the Company and the Restricted Subsidiaries are actually subject to that covenant at the time the Lien is Incurred;

(b) Liens for taxes, assessments or governmental charges or levies on the Property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

(c) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, on the Property of the Company or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

(d) Liens on the Property of the Company or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, including banker’s liens and rights of set-off, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Company and the Restricted Subsidiaries taken as a whole;

(e) Liens on Property at the time the Company or any Restricted Subsidiary acquired the Property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that any Lien of this kind may not extend to any other Property of the Company or any Restricted Subsidiary; provided further, however, that the Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which the Property was acquired by the Company or any Restricted Subsidiary;

(f) Liens on the Property of a Person at the time that Person becomes a Restricted Subsidiary; provided, however, that any Lien of this kind may not extend to any other Property of the Company or any other Restricted Subsidiary that is not a direct Subsidiary of that Person; provided further, however, that the Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which the Person became a Restricted Subsidiary;

(g) pledges or deposits by the Company or any Restricted Subsidiary under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company or any Restricted

Subsidiary is party, or deposits to secure public or statutory obligations of the Company or any Restricted Subsidiary, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

(h) Liens (including, without limitation and to the extent constituting Liens, negative pledges), assignments and pledges of rights to receive premiums, interest or loss payments or otherwise arising in connection with worker’s compensation loss portfolio transfer insurance transactions or any insurance or reinsurance agreements pertaining to losses covered by insurance, and Liens (including, without limitation and to the extent constituting Liens, negative pledges) in favor of insurers or reinsurers on pledges or deposits by the Company or any Restricted Subsidiary under workmen’s compensation laws, unemployment insurance laws or similar legislation;

(i) utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

(j) Liens arising out of judgments or awards against the Company or a Restricted Subsidiary with respect to which the Company or the Restricted Subsidiary shall then be proceeding with an appeal or other proceeding for review;

(k) Liens in favor of surety bonds or letters of credit issued pursuant to the request of and for the account of the Company or a Restricted Subsidiary in the ordinary course of its business, provided that these letters of credit do not constitute Debt;

(l) leases or subleases of real property granted by the Company or a Restricted Subsidiary to any other Person in the ordinary course of business and not materially impairing the use of the real property in the operation of the business of the Company or the Restricted Subsidiary;

(m) Liens (including, without limitation and to the extent constituting Liens, negative pledges) on intellectual property arising from intellectual property licenses entered into in the ordinary course of business;

(n) Liens or negative pledges attaching to or related to joint ventures engaged in a Related Business, restricting Liens on interests in those joint ventures;

(o) Liens existing on the Issue Date not otherwise described in clauses (a) through (n) above;

(p) Liens not otherwise described in clauses (a) through (o) above on the Property of any Restricted Subsidiary to secure any Debt permitted to be Incurred by the Restricted Subsidiary pursuant to the covenant described under “—Material Covenants—Limitation on Debt”;

(q) Liens on the Property of the Company or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (d), (e), (f), (j) or (k) above; provided, however, that any Lien of this kind shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by the Lien shall not be increased to an amount greater than the sum of:

(1) the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (d), (e), (f), (j) or (k) above, as the case may be, at the time the original Lien became a Permitted Lien under the indenture, and

(2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by the Company or the Restricted Subsidiary in connection with the Refinancing;

(r) Liens not otherwise permitted by clauses (a) through (q) above that are Liens permitted by the Existing Bank Credit Facilities as they exist on the Issue Date;

(s) Liens on cash or Temporary Cash Investments held as proceeds of Permitted Refinancing Debt pending the payment, purchase, defeasance or other retirement of the Debt being Refinanced; and

(t) Liens not otherwise permitted by clauses (a) through (s) above encumbering assets having an aggregate Fair Market Value not in excess of 5.0% of Consolidated Net Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter ending at least 45 days prior to the date the Lien shall be Incurred.

“Permitted Refinancing Debt” means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

(a) the new Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

(1) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced, and

(2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to the Refinancing;

(b) the Average Life of the new Debt is equal to or greater than the Average Life of the Debt being Refinanced,

(c) the Stated Maturity of the new Debt is no earlier than the Stated Maturity of the Debt being Refinanced, and

(d) the new Debt shall not be senior in right of payment to the Debt that is being Refinanced;

provided, however, that Permitted Refinancing Debt shall not include:

(x) Debt of a Subsidiary that Refinances Debt of the Company or

(y) Debt of the Company or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

“Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of that Person, over shares of any other class of Capital Stock issued by that Person.

“Preferred Stock Dividends” means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than the Company or a Wholly Owned Restricted Subsidiary. The amount of any dividend of this kind shall be equal to the quotient of the dividend divided by the difference between one and the maximum statutory federal income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of the Preferred Stock.

“pro forma” means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, or otherwise a calculation made in good faith by the Board of Directors after consultation with the independent registered public accounting firm of the Company, as the case may be.

“Property” means, with respect to any Person, any interest of that Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the indenture, the value of any Property shall be its Fair Market Value.

“Public Equity Offering” means an underwritten public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

“Public Market” means any time after:

(a) a Public Equity Offering has been consummated, and

(b) at least 15% of the total issued and outstanding common stock of the Company has been distributed by means of an effective registration statement under the Securities Act.

“Purchase Money Debt” means Debt:

(a) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of the Debt does not exceed the anticipated useful life of the Property being financed, and

(b) Incurred to finance the acquisition, construction or lease by the Company or a Restricted Subsidiary of the Property, including additions and improvements thereto;

provided, however, that the Debt is Incurred within 180 days after the acquisition, construction or lease of the Property by the Company or Restricted Subsidiary.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to:

(a) a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries), and

(b) any other Person (in the case of a transfer by a Receivables Entity),

or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing those accounts receivable, all contracts and all Guarantees or other obligations in respect of those accounts receivable, proceeds of those accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable; provided that:

(1) if the transaction involves a transfer of accounts receivable with Fair Market Value equal to or greater than $25.0 million, the Board of Directors shall have determined in good faith that the Qualified Receivables Transaction is economically fair and reasonable to the Company and the Receivables Entity,

(2) all sales of accounts receivable and related assets to or by the Receivables Entity are made at Fair Market Value, and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Board of Directors).

The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries to secure the Credit Facilities shall not be deemed a Qualified Receivables Transaction.

“Rating Agencies” mean Moody’s and S&P.

“Real Estate Financing Transaction” means any arrangement with any Person pursuant to which the Company or any Restricted Subsidiary Incurs Debt secured by a Lien on real property of the Company or any Restricted Subsidiary and related personal property together with any Refinancings thereof.

“Receivables Entity” means a Wholly Owned Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Receivables Transaction with the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to that business, and (with respect to any Receivables Entity formed after the Issue Date) which is designated by the Board of Directors (as provided below) as a Receivables Entity and

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which

(1) is Guaranteed by the Company or any Subsidiary of the Company (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings),

(2) is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings, or

(3) subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b) with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or the Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, and

(c) to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve the entity’s financial condition or cause the entity to achieve certain levels of operating results other than pursuant to Standard Securitization Undertakings.

Any designation of this kind by the Board of Directors shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors giving effect to the designation and an Officers’ Certificate certifying that the designation complied with the foregoing conditions.

“Refinance” means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Debt, in exchange or replacement for, that Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

“Related Business” means any business that is related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

“Repay” means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire that Debt. “Repayment” and “Repaid” shall have correlative meanings. For purposes of the covenants described under “—Material Covenants—Limitation on Asset Sales” and “—Material Covenants—Limitation on Debt” and the definition of “Consolidated Fixed Charges Coverage Ratio”, Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

“Restricted Payment” means:

(a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of the Company or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into the Company or any Restricted Subsidiary), except for any dividend or distribution that is made to the Company or the parent of the Restricted Subsidiary or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of the Company;

(b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Company or any Restricted Subsidiary (other than from the Company or a Restricted Subsidiary) or any securities exchangeable for or convertible into Capital Stock of the Company or any Restricted Subsidiary, including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of the Company that is not Disqualified Stock);

(c) the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition);

(d) any Investment (other than Permitted Investments) in any Person; or

(e) the issuance, sale or other disposition of Capital Stock of any Restricted Subsidiary to a Person other than the Company or another Restricted Subsidiary if the result thereof is that the Restricted Subsidiary shall cease to be a Restricted Subsidiary, in which event the amount of the “Restricted Payment” shall be the Fair Market Value of the remaining interest, if any, in the former Restricted Subsidiary held by the Company and the other Restricted Subsidiaries.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Service or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers that Property to another Person and the Company or a Restricted Subsidiary leases it from that other Person together with any Refinancings thereof.

“Securities Act” means the Securities Act of 1933.

“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are customary in an accounts receivable securitization transaction involving a comparable company.

“Stated Maturity” means, with respect to any security, the date specified in the security as the fixed date on which the payment of principal of the security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of the security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless that contingency has occurred).

“Subordinated Obligation” means any Debt of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the notes pursuant to a written agreement to that effect.

“Subsidiary” means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:

(a) that Person,

(b) that Person and one or more Subsidiaries of that Person, or

(c) one or more Subsidiaries of that Person.

“Temporary Cash Investments” means any of the following:

(a) Investments in U.S. Government Obligations maturing within 365 days of the date of acquisition thereof;

(b) Investments in time deposit accounts, banker’s acceptances, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $500.0 million or issued by a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development having total assets in excess of $500.0 million (or its foreign currency equivalent at the time), and in any case whose long-term debt is rated “A-3” or “A-” or higher according to Moody’s or S&P (or a similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act));

(c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with:

(1) a bank meeting the qualifications described in clause (b) above, or

(2) any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York;

(d) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any other country that is a member of the Organization for Economic Cooperation and Development, and in any case with a rating at the time as of which any Investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P (or a similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act); and

(e) direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such state is pledged and which are not callable or redeemable at the issuer’s option, provided that:

(1) the long-term debt of the state is rated “A-3” or “A-” or higher according to Moody’s or S&P (or a similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)), and

(2) the obligations mature within 180 days of the date of acquisition thereof.

“Unrestricted Subsidiary” means:

(a) any Subsidiary of the Company that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under “—Material Covenants—Designation of Restricted and Unrestricted Subsidiaries” and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and

(b) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of any Person means all classes of Capital Stock or other interests (including partnership interests, and in the case of the Company, Voting Trust Certificates) of that Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Voting Trust Arrangement” means the Voting Trust Agreement entered into as of April 15, 1996 by and among Robert D. Haas; Peter E. Haas, Sr.; Peter E. Haas, Jr.; and F. Warren Hellman as the Voting Trustees and the stockholders of the Company who are parties thereto.

“Voting Trust Certificates” means those certificates issued pursuant to the Voting Trust Arrangement.

“Voting Trustees” means the persons entitled to act as voting trustees under the Voting Trust Arrangement.

“Wholly Owned Restricted Subsidiary” means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors’ qualifying shares) is at that time owned, directly or indirectly, by the Company and its other Wholly Owned Subsidiaries.

Exchange Offer; Registration Rights

We have agreed, pursuant to registration rights agreements with the initial purchasers for each of the old Floating Rate Notes and the old Euro Notes, for the benefit of the holders of the applicable series of old notes, that we will, at our cost: (a) not later than 90 days after March 11, 2005, file a registration statement (the “Exchange Offer Registration Statement”) with the SEC with respect to a registered offer to exchange the old Floating Rate Notes and the old Euro Notes for Floating Rate Exchange Notes and Euro Exchange Notes, respectively and (b) cause the Exchange Offer Registration Statement to be declared effective under the Securities Act not later than 180 days after the date of original issuance of the old notes. The registration statement of which this prospectus is a part constitutes the registration statement to be filed pursuant to the registration rights agreements. Upon the effectiveness of the Exchange Offer Registration Statement, we will offer the exchange notes in exchange for surrender of the old notes (the “Registered Exchange Offer”). We will keep the Registered Exchange Offer open for not less than 30 days (or longer if required by applicable law) and not more than 45 days after the date notice of the Registered Exchange Offer is mailed to the holders of the old notes. For each old note surrendered to us pursuant to the Registered Exchange Offer, the holder of such old note will receive an exchange note having a principal amount equal to, and terms substantially similar to, that of the surrendered old note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the old note surrendered in exchange thereof or, if no interest has been paid on the old note surrendered, from the date of its original issue. Under existing SEC interpretations, the exchange notes will be freely transferable by holders of the old notes other than affiliates of the Company after the Registered Exchange Offer without further registration under the Securities Act if such holder represents that (a) it is acquiring the exchange notes in the ordinary course of its business, (b) it has no arrangement or understanding with any person to participate in the distribution of the exchange notes, and (c) it is not an affiliate of the Company, as those terms are interpreted by the SEC; provided that broker-dealers (“Participating Broker-Dealers”) receiving exchange notes in the Registered Exchange Offer will have a prospectus delivery requirement with respect to resales of such exchange notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the exchange notes issued in this offering) with the prospectus contained in the Exchange Offer Registration Statement. Under the registration rights agreements, we are required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of the exchange notes.

A holder of old notes (other than certain specified holders) who wishes to exchange those notes for exchange notes in the Registered Exchange Offer, will be required to represent that (a) any exchange notes to be received by it will be acquired in the ordinary course of its business, (b) at the time of the commencement of the Registered Exchange Offer, it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes, and (c) it is not an “affiliate” of the Company, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

In the event that (a) applicable interpretations of the staff of the SEC do not permit us to effect such a Registered Exchange Offer, (b) for any other reason the Exchange Offer Registration Statement is not declared effective within 180 days after the date of the original issuance of the old notes or the Registered Exchange Offer is not consummated within 210 days after the original issuance of the old notes, (c) the initial purchasers so request within 45 days of consummation of the Registered Exchange Offer with respect to old notes not eligible to be exchanged for exchange notes in the Registered Exchange Offer, or (d) any holder of old notes (other than an initial purchaser) is not eligible to participate in the Registered Exchange Offer or does not receive freely tradeable exchange notes in the Registered Exchange Offer other than by reason of the holder being an affiliate of the Company (it being understood that the requirement that a Participating Broker-Dealer deliver the prospectus contained in the Exchange Offer Registration Statement in connection with sales of exchange notes shall not result in such exchange notes being not “freely tradeable”), we will, at our cost, (1) as promptly as practicable, file a registration statement under the Securities Act covering continuous resales of the old notes or the exchange notes, as the case may be (the “Shelf Registration Statement”), (2) cause the Shelf Registration Statement to be declared effective under the Securities Act, and (3) use our best efforts to keep the Shelf Registration Statement effective until two years after the closing date of the offering of the old notes. We will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom the Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take other actions as are required to permit unrestricted resales of the old notes of the exchange notes, as the case may be. A holder selling old notes or exchange notes pursuant to the Shelf Registration Statement, generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to applicable civil liability provisions under the Securities Act in connection with sales of that kind and will be bound by the provisions of the registration rights agreements which are applicable to that holder (including certain indemnification obligations).

If (a) on or prior to the 90th day following the date of original issuance of the old notes, neither the Exchange Offer Registration Statement nor the Shelf Registration Statement has been filed with the SEC, (b) on or prior to the 180th day following the date of original issuance of the old notes, neither the Exchange Offer Registration Statement nor the Shelf Registration Statement has been declared effective, (c) on or prior to the 210th day following the date of original issuance of the old notes, neither the Registered Exchange Offer has been consummated nor the Shelf Registration Statement has been declared effective, or (d) after either the Exchange Offer Registration Statement or the Shelf Registration Statement has been declared effective, the registration statement thereafter ceases to be effective or usable (subject to particular exceptions) in connection with resales of the old notes or the exchange notes in accordance with and during the periods specified in the registration rights agreements (each event referred to in clauses (a) through (d), a “Registration Default”), interest (“Special Interest”) will accrue on the principal amount of the old notes and the exchange notes (in addition to the stated interest on the old notes and the exchange notes) from and including the date on which the Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. Special Interest will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of the Registration Default and shall increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall the rate exceed 1.00% per annum. The summary herein of provisions of the registration rights agreements does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreements, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

Application will be made to have the exchange notes, listed on the Luxembourg Stock Exchange. In connection with the Registered Exchange Offer, (a) notice will be given to the Luxembourg Stock Exchange and published once in a daily newspaper of general circulation in Luxembourg (which is expected to be the Luxemburger Wort) announcing the beginning of the Registered Exchange Offer and, following completion of the offer, the results of the offer, (b) a Luxembourg exchange agent, through which all relevant documents with respect to the Registered Exchange Offer will be made available, will be appointed, (c) the Luxembourg exchange agent will be able to perform all agency functions to be performed by any exchange agent, including providing a letter of transmittal and other relevant documents to a noteholder, accepting such documents on our behalf, accepting the definitive old Floating Rate Notes and the definitive old Euro Notes for exchange, and delivering exchange notes to noteholders entitled thereto, and (d) in the event that the period of the Registered Exchange Offer is extended after its commencement, notice of such extension will be given to the Luxembourg Stock Exchange and published once in a daily newspaper of general circulation in Luxembourg (which is expected to be the Luxemburger Wort). The Floating Rate Exchange Notes will be accepted for clearance through DTC, a prospectus supplement will be prepared and notice will be given to the Luxembourg Stock Exchange and published in a Luxembourg newspaper announcing the result of the registered exchange offer, the principal amount of the Floating Rate Notes exchanged, the principal amount of the Floating Rate Notes remaining outstanding, the principal amount of the Floating Rate Exchange Notes and the relevant Common Codes and International Securities Identification Numbers. Holders of Euro Notes will be able to hold their Euro Notes through Euroclear and Clearstream, Luxembourg, which are participants in DTC. The Euro Exchange Notes will be accepted for clearance through Euroclear and Clearstream, Luxembourg, a prospectus supplement will be prepared and notice will be given to the Luxembourg Stock Exchange and published in a Luxembourg newspaper announcing the results of the Registered Exchange Offer, the principal amount of the Euro Notes exchanged, the principal amount of the Euro Notes remaining outstanding, the principal amount of the Euro Exchange Notes and the relevant Common Codes and International Securities Identification Numbers.

Book-Entry System

Floating Rate Exchange Notes

General

We will initially issue the Floating Rate Exchange Notes in the form of one or more Global Floating Rate Exchange Notes (the “Global Floating Rate Exchange Note”). The Global Floating Rate Exchange Note will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of DTC or its nominee. Except as set forth below, the Global Floating Rate Exchange Note may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the Global Floating Rate Exchange Note directly through DTC if you have an account with DTC or indirectly through organizations which have accounts with DTC, including Euroclear and Clearstream, Luxembourg.

We expect that pursuant to procedures established by DTC, upon the deposit of the Global Floating Rate Exchange Note with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of Floating Rate Exchange Notes represented by such Global Floating Rate Exchange Note to the accounts of participants. The accounts to be credited shall be designated by the initial purchasers. Ownership of beneficial interests in the Global Floating Rate Exchange Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Floating Rate Exchange Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the Global Floating Rate Exchange Note other than participants). All interests in a Global Floating Rate Exchange Note deposited with DTC are subject to the procedures and requirements of DTC.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Floating Rate Exchange Note.

So long as DTC (or its nominee) is the registered holder and owner of the Global Floating Rate Exchange Note, DTC (or its nominee) will be considered the sole legal owner and holder of the Floating Rate Exchange Notes evidenced by the Global Floating Rate Exchange Note for all purposes of the Floating Rate Exchange Notes and the indenture governing the Floating Rate Notes. Except as set forth below under “—Definitive Floating Rate Notes”, as an owner of a beneficial interest in a Global Floating Rate Exchange Note, you will not be entitled to have the Floating Rate Exchange Notes represented by the Global Floating Rate Exchange Note registered in your name, will not receive or be entitled to receive physical delivery of certificated Floating Rate Exchange Notes and will not be considered to be the owner or holder of any Floating Rate Exchange Notes under the Global Floating Rate Exchange Note. We understand that under existing industry practice, in the event an owner of a beneficial interest in the Global Floating Rate Exchange Note desires to take any action that DTC, as the holder of the Global Floating Rate Exchange Note, is entitled to take, DTC would authorize the participants to take that action, and the participants would authorize beneficial owners owning through those participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, premium, if any, and interest on Floating Rate Notes represented by the Global Floating Rate Exchange Note registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the Global Floating Rate Exchange Note.

We expect that DTC (or its nominee) upon receipt of any payment of principal of, premium, if any, or interest on the Global Floating Rate Exchange Note will credit the accounts of its participants with payments in amounts proportionate to their respective beneficial interest in the principal amount of the Global Floating Rate Exchange Note as shown on the records of DTC (or its nominee). We also expect that payments by participants, or indirect participants to owners of beneficial interests in the Global Floating Rate Exchange Note held through the participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of the participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Floating Rate Exchange Note for any Floating Rate Note or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between the participants or indirect participants and the owners of beneficial interests in the Global Floating Rate Exchange Note owning through the participants.

All amounts payable under the Floating Rate Exchange Notes will be payable in U.S. dollars, except as may otherwise be agreed between any applicable securities clearing system and any holders. Payments will be subject in all cases to any fiscal or other laws and regulations (including any regulations of any applicable securities clearing system) applicable thereto. None of the trustee, the Company, the initial purchasers or any of their respective agents shall be liable to any holder of the Global Floating Rate Exchange Note or other person for any commissions, costs, losses or expenses in relation to or resulting from any currency conversion or rounding effected in connection therewith. Investors may be subject to foreign exchange risks that may have important economic and tax consequences to them.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Floating Rate Exchange Note among participants of DTC, it is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. None of the trustee, the Company, the initial purchasers or any of their respective agents will have any responsibility or liability for the performance by DTC, its participants, indirect participants or intermediaries of their respective obligations under the rules and procedures governing their operations.

Definitive Floating Rate Exchange Notes

Subject to certain conditions, the Floating Rate Exchange Notes represented by the Global Floating Rate Exchange Note are exchangeable for certificated Floating Rate Exchange Notes in definitive form of like tenor in a minimum denomination of $10,000 principal amount and integral multiples of $1,000 thereafter if:

(1) DTC notifies us that it is unwilling or unable to continue as depositary for the Global Floating Rate Exchange Note, or DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, we are unable to locate a qualified successor within 90 days;

(2) we in our discretion at any time determine not to have all the Floating Rate Exchange Notes represented by the Global Floating Rate Exchange Note; or

(3) a Default or Event of Default entitling the holders of the Floating Rate Exchange Notes to accelerate the maturity thereof has occurred and is continuing.

Any Floating Rate Exchange Note that is exchangeable as above is exchangeable for certificated Floating Rate Exchange Notes issuable in authorized denominations and registered in such names as DTC shall direct. Subject to the foregoing, the Global Floating Rate Exchange Note is not exchangeable, except for a Global Floating Rate Exchange Note of the same aggregate denomination to be registered in the name of DTC (or its nominee).

Same-Day Payment of the Floating Rate Exchange Notes

The indenture governing the Floating Rate Notes requires us to make payments in respect of the Floating Rate Exchange Notes represented by the Global Floating Rate Exchange Note (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address.

As long as the Floating Rate Notes are listed on the Luxembourg Stock Exchange, and the rules of the Luxembourg Stock Exchange so require, we will maintain an agent in Luxembourg for making payments on, and transfers of, the Floating Rate Notes. We have initially designated Dexia Banque Internationale à Luxembourg as our agent for these purposes.

With respect to Floating Rate Exchange Notes in certificated form, we will make payments (including principal, premium, if any, and interest) at the office of our paying agent maintained for such purpose for the Floating Rate Notes within the City and State of New York or, so long as the Floating Rate Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, at the office of the paying agent in Luxembourg. Upon the issuance of certificated Floating Rate Notes, we will publish a notice setting forth the exact payment and transfer procedures in accordance with the provisions of the indenture governing the Floating Rate Exchange Notes.

Euro Exchange Notes

General

The Euro Exchange Notes offered hereby are denominated in euro. We will initially issue the Euro Exchange Notes in the form of one or more Global Euro Exchange Notes (the “Global Euro Exchange Notes”). The Global Euro Exchange Notes will be deposited with Citibank, N.A., Citibank Agency and Trust, Global Transaction Services, Citigroup Centre, 33 Canada Square, Canary Wharf, London E14 5LB as common depository (the “Common Depository”) and registered in the name of the nominee of the Common Depository for the accounts of Euroclear and Clearstream.

Ownership of interests in the Global Euro Exchange Note (the “Euro Book-Entry Interests”) will be limited to persons that have accounts with Euroclear and/or Clearstream or persons that may hold interests through such participants. Euro Book-Entry Interests will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by Euroclear and Clearstream and their participants.

Except as set forth below under “—Definitive Euro Notes”, the Euro Book-Entry Interests will not be held in definitive form. Instead, Euroclear and/or Clearstream will credit on their respective book-entry registration and transfer systems a participant’s account with the interest beneficially owned by such participant. The laws of some jurisdictions, including certain states of the United States, may require that certain purchasers of securities take physical delivery of such securities in definitive form. The foregoing limitations may impair the ability to own, transfer or pledge Euro Book-Entry Interests. In addition, while the Euro Exchange Notes are in global form, “holders” of Euro Book-Entry Interests will not be considered the owners or “holders” of Euro Exchange Notes for any purpose.

So long as the Euro Exchange Notes are held in global form, Euroclear and/or Clearstream, as applicable (or their respective nominees), will be considered the holders of Global Euro Exchange Notes for all purposes under the indenture governing the Euro Notes. As such, participants must rely on the procedures of Euroclear and/or Clearstream and indirect participants must rely on the procedures of Euroclear and/or Clearstream and the participants through which they own Euro Book-Entry Interests in order to exercise any rights of holders under the indenture governing the Euro Notes.

Definitive Euro Exchange Notes

Under the terms of the indenture governing the Euro Notes, owners of Euro Book-Entry Interests will receive definitive Euro Notes in registered form (“Definitive Registered Euro Exchange Notes”):

(1) if Euroclear or Clearstream notify us that it is unwilling or unable to continue to act and a successor is not appointed by us within 90 days;

(2) in whole, but not in part, if we, Euroclear or Clearstream so request following a default under the indenture governing the Euro Notes; or

(3) if the owner of a Euro Book-Entry Interest requests such exchange in writing delivered through Euroclear and/or Clearstream or us following an Event of Default under the indenture governing the Euro Notes.

In such an event, the registrar will issue Definitive Registered Euro Exchange Notes, registered in the name or names and issued in any approved denominations, requested by or on behalf of Euroclear and/or Clearstream or us, as applicable (in accordance with their respective customary procedures and based upon directions received from participants reflecting the beneficial ownership of Euro Book-Entry Interests), and such Definitive Registered Euro Exchange Notes will bear the restrictive legend referred to in “Notice to Investors”, unless that legend is not required by the indenture governing the Euro Notes or applicable law.

Redemption of Global Euro Exchange Notes

In the event any Global Euro Exchange Note, or any portion thereof, is redeemed, Euroclear and/or Clearstream, as applicable, will distribute the amount received by it in respect of the Global Euro Exchange Note so redeemed to the holders of the Euro Book-Entry Interests in such Global Euro Exchange Note from the amount received by it in respect of the redemption of such Global Euro Exchange Note. The redemption price payable in connection with the redemption of such Euro Book-Entry Interests will be equal to the amount received by Euroclear or Clearstream, as applicable, in connection with the redemption of such Global Euro Exchange Note (or any portion thereof). We understand that under existing practices of Euroclear and Clearstream, if fewer than all of the Euro Exchange Notes are to be redeemed at any time, Euroclear and Clearstream will credit their respective participants’ accounts on a proportionate basis (with adjustments to prevent fractions) or by lot or on such other basis as they deem fair and appropriate; provided, however, that no Euro Book-Entry Interest of less than €50,000 principal amount may be redeemed in part.

Payments on Global Euro Exchange Notes

Payments of amounts owing in respect of the Global Euro Exchange Notes (including principal, premium and interest) will be made by us to a paying agent. The paying agent will, in turn, make such payments to the common depository for Euroclear and Clearstream, which will distribute such payments to participants in accordance with their respective procedures. Under the terms of the indenture governing the Euro Notes, we and the trustee will treat the registered holder of the Global Euro Exchange Notes (i.e., Euroclear or Clearstream (or their respective nominees)) as the owner thereof for the purpose of receiving payments and for all other purposes. Consequently, neither we nor the trustee or any of our respective agents has or will have any responsibility or liability for:

(1) any aspects of the records of Euroclear, Clearstream or any participant or indirect participant relating to or payments made on account of a Book-Entry Interest, for any such payments made by Euroclear, Clearstream or any participant or indirect participant, or for maintaining, supervising or reviewing the records of Euroclear, Clearstream or any participant or indirect participant relating to or payments made on account of a Book-Entry Interest; or

(2) Euroclear, Clearstream or any participant or indirect participant. Payments by participants to owners of Euro Book-Entry Interests held through participants are the responsibility of such participants, as is now the case with securities held for the accounts of customers registered in “street name”.

We have initially designated Citibank, N.A. as our paying agent in the City of London, England and Dexia Banque Internationale à Luxembourg as our paying agent in Luxembourg.

Currency and Payment for the Global Euro Exchange Notes

The principal of, premium, if any, and interest on, and all other amounts payable in respect of, the Global Euro Exchange Notes, will be paid to holders of interests in such Euro Exchange Notes through Euroclear and/or Clearstream in euros.

Action by Owners of Euro Book-Entry Interests

Euroclear and Clearstream have advised us that they will take any action permitted to be taken by a holder of Euro Exchange Notes only at the direction of one or more participants to whose account the Euro Book-Entry Interests in the Global Euro Exchange Notes are credited and only in respect of such portion of the aggregate principal amount of Euro Exchange Notes as to which such participant or participants has or have given such direction. Euroclear and Clearstream will not exercise any discretion in the granting of consents, waivers or the taking of any other action in respect of the Global Euro Exchange Notes. However, if there is an event of default under the Euro Notes, each of Euroclear and Clearstream reserves the right to exchange the Global Euro Exchange Notes for Definitive Registered Euro Exchange Notes in certificated form, and to distribute such Definitive Registered Euro Exchange Notes to their respective participants.

Transfers

Transfers between participants in Euroclear and Clearstream will be done in accordance with Euroclear and Clearstream’s rules and will be settled in immediately available funds. If a holder requires physical delivery of Definitive Registered Euro Exchange Notes for any reason, including to sell the Euro Exchange Notes to persons in states which require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the Global Euro Exchange Notes in accordance with the normal procedures of Euroclear and Clearstream and in accordance with the provisions of the indenture governing the Euro Exchange Notes.

Global Clearance and Settlement Under the Book-Entry System

The Euro Exchange Notes represented by the Global Euro Exchange Notes are expected to be listed on the Luxembourg Stock Exchange. Transfers of interests in the Global Euro Exchange Notes between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Although Euroclear and Clearstream currently follow the foregoing procedures in order to facilitate transfers of interests in the Global Euro Exchange Notes among participants in Euroclear or Clearstream, as the case may be, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued or modified at any time. None of the Company, the trustee or the paying agent will have any responsibility for the performance by Euroclear or Clearstream or their respective participants or indirect participants, of their respective obligations under the rules and procedures governing their operations.

Initial Settlement

Euro Book-Entry Interests owned through Euroclear or Clearstream accounts will follow the settlement procedures applicable to conventional bonds in registered form. Euro Book-Entry Interests will be credited to the securities custody accounts of Euroclear and Clearstream holders on the business day following the settlement date against payment for value of the settlement date.

Secondary Market Trading

The Euro Book-Entry Interests will trade through participants of Euroclear or Clearstream and will settle in same-day funds. Since the purchase determines the place of delivery, it is important to establish at the time of trading of any Euro Book-Entry Interests where both the purchaser’s and the seller’s accounts are located to ensure that settlement can be made on the desired value date.

Information Concerning Euroclear, Clearstream and DTC

Euroclear and Clearstream

All Euro Book-Entry Interests will be subject to the operations and procedures of Euroclear and Clearstream, as applicable. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures. Euroclear and Clearstream hold securities for participating organizations. They also facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in the accounts of such participants. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance, settlement, lending and borrowing of internationally traded securities. Euroclear and Clearstream interface with domestic securities markets. Euroclear and Clearstream participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear and Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear and Clearstream participant, either directly or indirectly.

Because Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of an owner of a beneficial interest to pledge such interest to persons or entities that do not participate in the Euroclear or Clearstream systems, or otherwise take actions in respect of such interest, may be limited by the lack of a definite certificate for that interest. The laws of some jurisdictions require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests to such persons may be limited. In addition, owners of beneficial interests through the Euroclear or Clearstream systems will receive distributions attributable to the Global Euro Exchange Notes only through Euroclear or Clearstream participants.

The Depository Trust Company

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and “a clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC

(“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (collectively, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

IMPORTANT U.S. FEDERAL INCOME TAX CONSIDERATIONS

This general discussion of certain U.S. federal income tax (and, if you are a Non-U.S. Holder, as defined below, certain U.S. federal estate tax) consequences applies to you if you hold exchange notes as “capital assets”, generally for investment, under Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion, however, does not address state, local or foreign tax laws. In addition, it does not describe all of the rules which may affect the U.S. federal income tax treatment of your investment in the exchange notes. For example, special rules not discussed here may apply to you if you are:

•	a broker-dealer, a dealer in securities, or a trader in securities who elects to apply a mark-to-market method of accounting, or a financial institution;

•	an S corporation;

•	an insurance company;

•	a tax-exempt organization;

•	a person subject to the alternative minimum tax provisions of the Code;

•	a person holding the exchange notes as part of a hedge, straddle, conversion transaction or other risk reduction or constructive sale transaction;

•	a nonresident alien or foreign corporation subject to net income basis U.S. federal income tax on income or gain with respect to an exchange note because such income or gain is effectively connected with the conduct of a U.S. trade or business;

•	an expatriate of the United States; or

•	a U.S. person whose functional currency is not the U.S. dollar.

This discussion is a summary of certain U.S. federal income tax consequences that may apply to you based on current U.S. federal income tax law. This discussion is based on current provisions of the Code, U.S. Treasury regulations, published rulings, and court decisions, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the “IRS”) or any court will agree with the statements and conclusions in this discussion.

This discussion may not cover your particular circumstances because it does not consider foreign, state or local tax rules, disregards certain special U.S. federal tax rules, and does not describe future changes in U.S. federal tax rules. Please consult your tax advisor rather than relying on this general discussion.

The Exchange Offer

The exchange of old notes for exchange notes pursuant to the terms set forth in this prospectus generally will not be a taxable exchange for U.S. federal income tax purposes. Consequently, no gain or loss will be recognized by holders of the old notes upon receipt of the exchange notes, and ownership of the exchange notes will be considered a continuation of ownership of the old notes. A holder’s basis in the exchange notes will be the same as the holder’s basis in the old notes exchanged. A holder’s holding period for the exchange notes will include the holder’s holding period for the old notes exchanged. The issue price and other tax characteristics of the exchange notes will be identical to the issue price and other tax characteristics of the old notes exchanged.

U.S. Holders

If you are a “U.S. Holder”, as defined below, this section applies to you. Otherwise, the next section, “Non-U.S. Holders”, applies to you.

Definition of U.S. Holder. You are a “U.S. Holder” if you are a beneficial owner of exchange notes that is:

•	a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation, or other entity taxable as a corporation, created or organized in the United States or under the laws of the United States or any state thereof (including the District of Columbia);

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons can control all substantial decisions of the trust, or if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a U.S. person.

If a partnership holds the exchange notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding exchange notes, we suggest that you consult your tax advisor.

Interest. You must generally include interest on the exchange notes in ordinary income:

•	when you receive it, if you use the cash method of accounting for U.S. federal income tax purposes; or

•	when it accrues, if you use the accrual method of accounting for U.S. federal income tax purposes.

If you use the cash method of accounting and you receive payments of interest in euros on the Euro Exchange Notes, the amount you are required to include in income is the dollar value of the amount paid (determined on the basis of the spot rate on the date the payment is received), regardless of whether the payment in converted into dollars. No exchange gain or loss will be recognized with respect to payments of interest in euros on the Euro Exchange Notes if you use the cash method of accounting.

If you use the accrual method of accounting and you receive payments of interest in euros on the Euro Exchange Notes, the amount you are required to include in income for each taxable year is the dollar value of the interest accrued during the year, determined by translating such interest at the average rate of exchange for the period or periods during which the interest accrued. The average rate of exchange for an interest accrual period (or partial period) is the simple average of the spot rates for each business day of such period. Alternatively, you may elect to translate accrued interest into dollars at the spot rate on the last day of an accrual period for the interest, or, in the case of an accrual period that spans two taxable years, at the spot rate on the last day of the taxable year. Additionally, if a payment of interest is received within five business days of the last day of the accrual period, you may instead translate such accrued interest into dollars at the spot rate on the day of receipt. Any election to use the spot rate will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies or that you acquire thereafter. An election may not be revoked without the consent of the IRS.

If you use the accrual method of accounting, upon receipt of a payment of interest in euros on the Euro Exchange Notes you will recognize exchange gain or loss in an amount equal to the difference between the dollar value of the euros received (determined on the basis of the spot rate on the date the payment is received) and the dollar value of the interest income you have previously included in income with respect to the receipt of the payment. Any such gain or loss will be ordinary and generally will not be treated as interest income or expense, except to the extent provided by administrative pronouncements of the IRS.

Market Discount. If you purchased an old note or an exchange note at a price less than the note’s principal amount, the amount of the difference will be treated as market discount unless such difference is less than a specified de minimis amount (generally .0025 of the note’s principal amount times the number of complete years to maturity from the date you acquired the note). Market discount generally accrues ratably over the remaining term of an exchange note unless a holder elects to accrue market discount on a constant yield basis. If you are a U.S. Holder of an exchange note with market discount, you will be required to treat any gain recognized on the sale or other disposition of the exchange note as ordinary income rather than capital gain to the extent of the market discount accrued on the exchange note. You may elect to include market discount in income as it accrues, in which case any gain recognized on the sale or other disposition of an exchange note will be capital gain. Such election will apply to all debt instruments that you acquire during or after the taxable year to which the election applies, and may only be revoked with the consent of the IRS.

Market discount on a Euro Exchange Note will be determined in euros. If you do not elect to include market discount in income as it accrues, accrued market discount will be translated into dollars at the spot rate on the date you dispose of the Euro Exchange Note. No part of such accrued market discount will be treated as exchange gain or loss. If you elect to include market discount in income as it accrues, the amount currently includible in income for a taxable year will be the dollar value of the market discount that has accrued during the year, determined by translating such market discount at the average rate of exchange for the period or periods during which the market discount accrued. You will recognize exchange gain or loss with respect to accrued market discount under the same rules as apply to accrued interest on a Euro Exchange Note received by a U.S. Holder who uses the accrual method of accounting, as described above under “Interest”.

Bond Premium. If you purchased an old note or an exchange note at a price in excess of the amount payable at maturity, you generally may elect to amortize the excess, or bond premium, over the remaining term of the exchange note on a constant yield method as an offset to interest. If you elect to amortize bond premium, the amortized bond premium will reduce your basis in the exchange note. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the exchange note. An election to amortize bond premium on a constant yield method will also apply to all debt instruments that you hold or subsequently acquire during or after the taxable year to which the election applies. The election may not be revoked without the consent of the IRS.

Bond premium on a Euro Exchange Note will be determined in euros, and any amortized bond premium will reduce interest income in euros. On the date that bond premium offsets interest, you may recognize exchange gain or loss in an amount equal to the difference between the spot rate in effect on that date and on the date that you acquired the Euro Exchange Note or the old Euro Note exchanged for the Euro Exchange Note.

Sale or Other Disposition of the Exchange Notes. You must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of an exchange note. The amount of your gain or loss equals the difference between the amount you receive for the exchange note (in cash or other property, valued at fair market value), other than amounts attributable to accrued interest on the exchange note, and your tax basis in the exchange note. The dollar value of cash received in foreign currency in respect of a Euro Exchange Note will be the dollar value determined on the basis of the spot rate on the date the Euro Exchange Note is sold. Your tax basis in a note generally equals the price you paid for the note in dollars increased by any market discount previously included in income and reduced (but not below zero) by any amortized bond premium. The dollar cost of an old Euro Note or a Euro Exchange Note purchased with euros generally will be the dollar value of the euros paid for the old Euro Note or Euro Exchange Note (determined on the basis of the spot rate on the date the old Euro Note or Euro Exchange Note was purchased).

Your gain or loss will generally be a long-term capital gain or loss if you have held the exchange note for more than one year. Otherwise, it will be a short-term capital gain or loss. Non-corporate U.S. Holders generally are eligible for a reduced rate of taxation on long-term capital gain. The deductibility of capital losses is subject to limitations. Payments attributable to accrued interest which you have not yet included in income will be taxed as ordinary income.

Gain or loss that you recognize on the sale or other disposition of a Euro Exchange Note that is attributable to changes in exchange rates will be ordinary and generally will not be treated as interest income or expense, except to the extent provided by administrative pronouncements of the IRS. Gain or loss attributable to changes in exchange rates will be recognized on a sale of a Euro Exchange Note only to the extent of the total gain or loss recognized on the sale.

Non-U.S. Holders

Definition of Non-U.S. Holder. A “Non-U.S. Holder” is any person who is a beneficial owner of exchange notes and is not a U.S. Holder. Please note that if you are subject to U.S. federal income tax on a net income basis on income or gain with respect to an exchange note because such income or gain is effectively connected with the conduct of a U.S. trade or business, this disclosure does not cover the U.S. federal tax rules that apply to you.

Interest

Portfolio Interest Exemption. Under the “portfolio interest exemption”, you will generally not have to pay U.S. federal income tax or withholding tax on interest paid on the exchange notes if

•	you represent that you are the beneficial owner of the exchange notes and not a U.S. person for U.S. federal income tax purposes and you provide your name and address to us or our paying agent on a properly executed IRS Form W-8BEN (or a suitable substitute form) signed under penalties of perjury;

•	a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business holds the exchange notes on your behalf, certifies to us or our agent under penalty of perjury that it has received IRS Form W-8BEN (or a suitable substitute form) from you or from another qualifying financial institution intermediary, and provides a copy to us or our agent; or

•	you hold your exchange notes through a “qualified intermediary” and the qualified intermediary satisfies the certification and documentation requirements of applicable U.S. Treasury regulations.

If you are treated as a partnership for U.S. federal income tax purposes, you generally will be required to provide an IRS Form W-8IMY and to attach an appropriate certification by each beneficial owner of the Non-U.S. Holder (including in certain cases, such beneficial owner’s beneficial owner).

You will not, however, qualify for the portfolio interest exemption described above if

•	you own, actually or constructively, 10% or more of the total combined voting power of all classes of our capital stock which is entitled to vote;

•	you are a controlled foreign corporation with respect to which we are a “related person” within the meaning of Section 864(d)(4) of the Code; or

•	you are a bank receiving interest described in Section 881(c)(3)(A) of the Code.

Withholding Tax if the Interest Is Not Portfolio Interest. If you do not claim, or do not qualify for, the benefit of the portfolio interest exemption, you will be subject to a 30% withholding tax on interest payments made on the exchange notes unless you are able to claim the benefit of a reduced withholding tax rate under an applicable income tax treaty. The required information for claiming treaty benefits is generally submitted on IRS Form W-8BEN (or a suitable substitute form).

Sale or Other Disposition of the Exchange Notes. You will generally not be subject to U.S. federal income tax or withholding tax on gain recognized on a sale, exchange, redemption, retirement, or other disposition of an exchange note. You may, however, be subject to tax on such gain if you are an individual who was present in the

United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case you may have to pay a U.S. federal income tax of 30% (or a reduced treaty rate) on such gain. In the event that a payment is attributable to accrued interest, the rules applicable to interest will apply.

U.S. Federal Estate Taxes. If you qualify for the portfolio interest exemption under the rules described above when you die, the exchange notes will not be included in your estate for U.S. federal estate tax purposes.

Information Reporting and Backup Withholding

For each calendar year in which the exchange notes are outstanding, we, our agents or paying agents or a broker may be required to provide the IRS with certain information, including the holder’s name, address and taxpayer identification number, the aggregate amount of principal and interest and sales proceeds paid to that holder during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to certain U.S. Holders including corporations, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts.

In the event that a U.S. Holder, subject to the reporting requirements described above, fails to supply its correct taxpayer identification number in the manner required by applicable law or underreports its tax liability, we, our agents or paying agents or a broker may be required to “backup” withhold a tax equal to 28% of each payment of interest and principal and sales proceeds on or with respect to the exchange notes.

A Non-U.S. Holder that provides an IRS Form W-8BEN (or a suitable substitute form), together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating that the Non-U.S. Holder is not a U.S. person will not be subject to U.S. backup withholding and may not be subject to information reporting requirements, provided we do not have actual knowledge or reason to know that such holder is a U.S. person. In addition, IRS Form W-8BEN (or a suitable substitute form) will be required from the beneficial owners of interests in a Non-U.S. Holder that is treated as a partnership for U.S. federal income tax purposes.

The payment of the proceeds on the disposition of an exchange note to or through the U.S. office of a broker generally will be subject to information reporting and potential backup withholding at a rate of 28% unless a holder either certifies its status as a Non-U.S. Holder under penalties of perjury on IRS Form W-8BEN (or a suitable substitute form) and meets certain other conditions or otherwise establishes an exemption. If the foreign office of a foreign broker (as defined in applicable U.S. Treasury regulations) pays the proceeds of the sale of an exchange note to the seller thereof, backup withholding and information reporting generally will not apply. Information reporting requirements (but not backup withholding) will generally apply, however, to a payment of the proceeds of the sale of an exchange note by (a) a foreign office of a custodian, nominee, other agent or broker that is a U.S. person for U.S. federal income tax purposes, (b) a foreign custodian, nominee, other agent or broker that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (c) a foreign custodian, nominee, other agent or broker that is a controlled foreign corporation for U.S. federal income tax purposes, or (d) a foreign partnership if at any time during its tax year one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interest of the partnership or if, at any time during its taxable year, the partnership is engaged in a U.S. trade or business, unless the custodian, nominee, other agent, broker or foreign partnership has documentary evidence in its records that the holder is not a U.S. person and certain other conditions are met or the holder otherwise establishes an exemption.

Backup withholding is not an additional tax; any amounts so withheld may be credited against the U.S. federal income tax liability of the holder or refunded if the amounts withheld exceed such liability, provided that the required information is furnished to the IRS in a timely manner. The information reporting requirements may apply regardless of whether withholding is required. Copies of the applicable information returns may be made available to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

The regulations governing information reporting and backup withholding are complex, and this summary does not completely describe them. Please consult your tax advisor to determine how the applicable regulations will affect your particular circumstances.

European Union Reporting and Withholding

The Council of the European Union approved, on June 3, 2003, Council Directive 2003/48/EC regarding the taxation of savings income. Under the Directive, if a paying agent for interest on a debt claim is resident in one member state of the European Union and an individual who is the beneficial owner of the interest is a resident of another member state, then the former member state will be required to provide information (including the identity of the recipient) to authorities of the latter member state. “Paying agent” is defined broadly for this purpose and generally includes any agent of either the payor or payee. This requirement is subject to the right of Belgium, Luxembourg and Austria to opt instead to withhold tax on the interest during a transitional period (initially at a rate of 15% but rising in steps to 35% after six years).

The Council agreed on July 19, 2004, in Council Decision 2004/587/EC, that the 2003 Directive will become effective on July 1, 2005. However, this effective date is contingent on certain nonmembers of the European Union (Switzerland, Liechtenstein, Andorra, Monaco and San Marino), as well as dependent and associated territories of the United Kingdom and the Netherlands, adopting equivalent measures, including the option to apply withholding taxes, effective on the same date. There is no assurance that all such non-members and territories will satisfy this condition. As a result, the effective date of the 2003 Directive may be delayed, and no assurance can be given concerning whether or on what date the 2003 Directive will become effective.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                    , 2005, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of the exchange notes by brokers-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit resulting from any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

EXPERTS

The consolidated financial statements and the related financial statement schedule of Levi Strauss & Co. and subsidiaries as of November 28, 2004 and November 30, 2003, and for each of the years in the three-year period ended November 28, 2004, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the exchange notes will be passed upon for us by Shearman & Sterling LLP, San Francisco, California.

GENERAL INFORMATION

Listing

Application will be made to list the exchange notes on the Luxembourg Stock Exchange in accordance with the rules of that exchange. Prior to the listing, a legal notice relating to the issue of the exchange notes and the certified organizational documents of the company will be deposited with Trade and Companies Register (Registre de Commerce et des Sociétés) in Luxembourg, where such documents may be examined and copies obtained. Notice of any optional redemption, change of control or any change in the rate of interest payable on the exchange notes will be published in a Luxembourg newspaper of general circulation (which is expected to be the Luxemburger Wort).

For so long as the old notes or the exchange notes are listed on the Luxembourg Stock Exchange and the rules of that exchange require, copies of our most recent audited consolidated financial statements and any unaudited quarterly interim financial statements published by us may be inspected and obtained at the specified office of the listing agent in Luxembourg during normal business hours on any weekday.

In addition, the following documents may be inspected at the specified office of the listing agent in Luxembourg during normal business hours on any weekday:

•	our organizational documents;

•	the purchase agreement relating to the exchange notes ; and

•	the indentures relating to each of the Floating Rate Notes and the Euro Notes (which includes the forms of the Floating Rate Exchange Notes and the Euro Exchange Notes).

We will maintain a paying and transfer agent in Luxembourg for as long as any of the Floating Rate Notes and the Euro Notes are listed on the Luxembourg Stock Exchange. We reserve the right to vary such appointment, and we will publish notice of such change of appointment in a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort).

Our fiscal year ends on the last Sunday in November of each year. Our audited consolidated financial statements as of and for the year ended November 28, 2004 will be available free of charge at the office of our Luxembourg paying agent. With respect to each of the first, second and third quarter of our fiscal year, we file a Quarterly Report on Form 10-Q with the SEC containing our unaudited, consolidated financial statements with respect to the applicable quarter. Levi Strauss & Co. does not prepare or publish unconsolidated financial statements and has not published any quarterly report since it published its annual report for the fiscal year ended November 28, 2004.

Clearing Information

At the closing of this offering, the Floating Rate Exchange Notes will have been accepted for clearance through the facilities of The Depository Trust Company, and the Euro Exchange Notes will have been accepted for clearance through the facilities of Clearstream and Euroclear. Relevant trading information is set forth below.

	CUSIP	Common Code	ISIN
Floating Rate Notes due 2012
8 5/8% Euro Notes due 2013

Legal Information

We were founded in San Francisco in 1853 and were incorporated in Delaware in 1971. The stock of Levi Strauss & Co., the issuer of the Notes, is privately held primarily by descendants of the family of Levi Strauss and is not publicly traded. Levi Strauss & Co. owns various subsidiaries within and outside the United States. Our operations in the United States are conducted primarily through Levi Strauss & Co. and our operations outside the United States are conducted through foreign subsidiaries owned directly or indirectly by Levi Strauss & Co.

Levi Strauss International was incorporated in California and has its registered office at 1155 Battery Street, San Francisco, California 94111. Levi Strauss International is a holding company for Levi Strauss & Co.’s foreign subsidiaries. Levi Strauss International is a wholly-owned subsidiary of Levi Strauss & Co. Its authorized share capital is divided into 5,000 ordinary shares, par value of $100 per share, of which 2,001 shares have been issued. The shares held by Levi Strauss & Co. in Levi Strauss International are fully paid and Levi Strauss & Co. did not receive dividends from Levi Strauss International for the fiscal year ended November 28, 2004.

Levi Strauss International Group Finance Coordination Services SCA/CVA was incorporated in Belgium and has its registered office at Avenue Arnaud Fraiteur 15-23, 1050 Brussels, Belgium. Levi Strauss International Group Finance Coordination Services SCA/CVA conducts financial services, such as cash management and risk management, for Levi Strauss & Co. Levi Strauss International Group Finance Coordination Services SCA/CVA is a wholly-owned subsidiary of Levi Strauss & Co. Its authorized share capital is divided into 4,089,890 ordinary shares with no par value per share, of which 4,089,890 shares have been issued. The shares held by Levi Strauss & Co. in Levi Strauss International Group Finance Coordination Services SCA/CVA are fully paid and Levi Strauss & Co. did not receive dividends from Levi Strauss International Group Finance Coordination Services SCA/CVA for the fiscal year ended November 28, 2004.

Levi Strauss Financial Center Corporation was incorporated in California and has its registered office at 1155 Battery Street, San Francisco, California 94111. Levi Strauss Financial Center Corporation conducts certain business operations for Levi Strauss & Co., principally transaction-based processing functions in the U.S. Levi Strauss Financial Center Corporation is a wholly-owned subsidiary of Levi Strauss & Co. Its authorized share capital is divided into 5,000 ordinary shares, par value of $100 per share, of which 100 shares have been issued. The shares held by Levi Strauss & Co. in Levi Strauss Financial Center Corporation are fully paid and Levi Strauss & Co. did not receive dividends from Levi Strauss Financial Center Corporation for the fiscal year ended November 28, 2004.

Levi Strauss Receivables Funding, LLC was incorporated in Delaware and has its executive (registered?) office at 1155 Battery Street, San Francisco, California 94111. Levi Strauss Receivables Funding, LLC is a dormant entity. Levi Strauss Receivables Funding, LLC is a wholly-owned subsidiary of Levi Strauss & Co. Levi Strauss Receivables Funding, LLC does not have authorized share capital.

NF Industries, Inc. was incorporated in Nevada and has its registered office at 1155 Battery Street, San Francisco, California 94111. NF Industries, Inc. is the holding company for Levi Strauss Receivables Funding, LLC. NF Industries, Inc. is a wholly-owned subsidiary of Levi Strauss & Co. Its authorized share capital is divided into 100 ordinary shares with no par value per share, of which 100 shares have been issued. The shares held by Levi Strauss & Co. in NF Industries, Inc. are fully paid and Levi Strauss & Co. did not receive dividends from NF Industries, Inc. for the fiscal year ended November 28, 2004.

Levi Strauss—Europe S.C.A. was incorporated in Belgium and has its registered office at Avenue Arnaud Fraiteur 15-23, 1050 Brussels, Belgium. Levi Strauss—Europe S.C.A. is the headquarters for Levi Strauss & Co.’s European operations. Levi Strauss—Europe S.C.A. is a wholly-owned subsidiary of Levi Strauss & Co. Its authorized share capital is divided into 1,098,509 ordinary shares with no par value per share, of which 1,098,509 shares have been issued. The shares held by Levi Strauss & Co. in Levi Strauss—Europe S.C.A. are fully paid and Levi Strauss & Co. did not receive dividends from Levi Strauss—Europe S.C.A. for the fiscal year ended November 28, 2004.

Levi Strauss Continental S.A. was incorporated in Belgium and has its registered office at Avenue Arnaud Fraiteur 15-23, 1050 Brussels, Belgium. Levi Strauss Continental S.A. is Levi Strauss & Co.’s European holding company. Levi Strauss Continental S.A. is a wholly-owned subsidiary of Levi Strauss & Co. Its authorized share capital is divided into 231,651 ordinary shares with no par value per share, of which 231,651 shares have been issued. The shares held by Levi Strauss & Co. in Levi Strauss Continental S.A. are fully paid and Levi Strauss & Co. did not receive dividends from Levi Strauss Continental S.A. for the fiscal year ended November 28, 2004.

Levi Strauss de Mexico SA de CV was incorporated in Mexico and has its registered office at Atomo No. 3, Parque Industrial Naucalpan, Naucalpan de Juarez, Estado de Mexico, Mexico. Levi Strauss de Mexico SA de CV conducts Levi Strauss & Co.’s sales and operations in Mexico. Levi Strauss de Mexico SA de CV is a wholly-owned subsidiary of Levi Strauss & Co. Its authorized share capital is divided into 218,740 ordinary shares with par value of 100 Pesos each, of which 218,740 shares have been issued. The shares held by Levi Strauss & Co. in Levi Strauss Continental S.A. are fully paid and Levi Strauss & Co. received dividends of approximately $7.9 million from Levi Strauss de Mexico SA de CV for the fiscal year ended November 28, 2004.

Levi’s Only Stores, Inc. was incorporated in Delaware and has its registered office at 1013 Centre Road, Wilmington, Delaware 19805. Levi’s Only Stores, Inc. conducts retail sales and operations activities in the United States. Levi’s Only Stores, Inc. is a wholly-owned subsidiary of Levi Strauss & Co. Its authorized share capital is divided into 100 ordinary shares with par value of $0.10 each, of which 100 shares have been issued. The shares held by Levi Strauss & Co. in Levi’s Only Stores, Inc. are fully paid and Levi Strauss & Co. did not receive dividends from Levi’s Only Stores, Inc. for the fiscal year ended November 28, 2004.

Dockers Europe BV was incorporated in the Netherlands and has its registered office at De Cuserstraat 93, Amsterdam, 1081 CN Holland. Dockers Europe BV is the European headquarters for the Dockers® brand and conducts sales and operations for the Dockers® brand in Europe. Dockers Europe BV is a wholly-owned subsidiary of Levi Strauss & Co. Its authorized share capital is divided into 1,000 ordinary shares with no par value per share, of which 201 shares have been issued. The shares held by Levi Strauss & Co. in Dockers Europe BV are fully paid and Levi Strauss & Co. did not receive dividends from Dockers Europe BV in for fiscal year ended November 28, 2004.

Levi Strauss International, Inc. was incorporated in Delaware and has its registered office at 1013 Centre Road, Wilmington, Delaware 19805. Levi Strauss International, Inc. is the holding company of Levi Strauss International. Levi Strauss International, Inc. is a wholly-owned subsidiary of Levi Strauss & Co. Its authorized share capital is divided into 100 ordinary shares with par value of $0.10 each, of which 100 shares have been issued. The shares held by Levi Strauss & Co. in Levi Strauss International, Inc. are fully paid and Levi Strauss & Co. did not receive dividends from Levi Strauss International, Inc. in the fiscal year ended November 28, 2004.

Levi Strauss DIS Ticaret Limited Sirketi was incorporated in Turkey and has its registered office at Avrupa Serbest Bolgesi 11 ada, 3 parsel, No:9, Corlu, Turkey. Levi Strauss DIS Ticaret Limited Sirketi conducts export/import services for Levi Strauss & Co.’s affiliate in Turkey. Levi Strauss DIS Ticaret Limited Sirketi is a wholly-owned subsidiary of Levi Strauss & Co. Its authorized share capital is divided into 5,966 ordinary shares with par value of 25 million Turkish Lira per share, of which 5,966 shares have been issued. The shares held by Levi Strauss & Co. in Levi Strauss DIS Ticaret Limited Sirketi are fully paid and Levi Strauss & Co. did not receive dividends from Levi Strauss DIS Ticaret Limited Sirketi for the fiscal year ended November 28, 2004.

Levi Strauss (Hong Kong) Limited was incorporated in Hong Kong and has its registered office at 13th Floor, Mandaris Plaza, Tower A, 14 Science Museum Road, Tsim Sha Tsui East, Kowloon, Hong Kong. Levi Strauss (Hong Kong) Limited conducts product sourcing for Levi Strauss & Co. in Asia. Levi Strauss (Hong Kong) Limited is a wholly-owned subsidiary of Levi Strauss & Co. Its authorized share capital is divided into 78,000 ordinary shares with par value of 10 Hong Kong Dollars per share, of which 78,000 shares have been issued. The shares held by Levi Strauss & Co. in Levi Strauss (Hong Kong) Limited are fully paid and Levi Strauss & Co. did not receive dividends from Levi Strauss (Hong Kong) Limited for the fiscal year ended November 28, 2004.

Levi Strauss Korea Cho-Yang Ltd. was incorporated in Korea and has its registered office at 6F Cho-Yang Building, 113 Samsung-Dong, Kangnam-Ku, Seoul, Korea. Levi Strauss Korea Cho-Yang Ltd. conducts Levi Strauss & Co.’s sales and operations in Korea. Levi Strauss Korea Cho-Yang Ltd. is a wholly-owned subsidiary of Levi Strauss & Co. Its authorized share capital is divided into 240,000 ordinary shares with par value of 10,000 Won per share, of which 240,000 shares have been issued. The shares held by Levi Strauss & Co. in Levi Strauss Korea Cho-Yang Ltd. are fully paid and Levi Strauss & Co. did not receive dividends from Levi Strauss Korea Cho-Yang Ltd. for the fiscal year ended November 28, 2004.

Levi Strauss Japan KK was incorporated in Japan and has its registered office at 22F Yebisu Garden Place Tower, 20-3, Yebisu 4-Chrome Shibuya-Ku, Tokyo, 150 Japan. Levi Strauss Japan KK conducts Levi Strauss and Co’s sales and operations in Japan. Levi Strauss & Co. owns 83.5% of Levi Strauss Japan KK. Levi Strauss Japan KK’s authorized share capital is divided into 100,800,000 ordinary shares with no par value per share, of which 28,952,000 shares have been issued. The shares held by Levi Strauss & Co. in Levi Strauss Japan KK are fully paid and Levi Strauss & Co. received dividends of approximately $11.0 million from Levi Strauss Japan KK for the fiscal year ended November 28, 2004. For the 2004 fiscal year, Levi Strauss Japan KK had net income of approximately ¥1.9 billion and shareholders equity of approximately $12.6 billion yen as of November of 28, 2004, in each case as calculated in accordance with Japanese accounting principles.

Levi Strauss Asia Pacific Division Pte Ltd. was incorporated in Singapore and has its registered office at TradeMart Singapore, 60, Martin Road #05-01, Singapore. Levi Strauss Asia Pacific Division Pte Ltd. is headquarters for Levi Strauss & Co.’s Asia Pacific operations. Levi Strauss Asia Pacific Division Pte Ltd. is a wholly-owned subsidiary of Levi Strauss & Co. Its authorized share capital is divided into 25,000 ordinary shares with par value of $1.00 per share, of which 10,000 shares have been issued. The shares held by Levi Strauss & Co. in Levi Strauss Asia Pacific Division Pte Ltd. are fully paid and Levi Strauss & Co. did not receive dividends from Levi Strauss Asia Pacific Division Pte Ltd. for the fiscal year ended November 28, 2004.

Levi Strauss (Malaysia) Sdn. Bhd was incorporated in Malaysia and has its registered office at G/F to 2/F, 245 Victoria Street, Penang, 10300 Malaysia. Levi Strauss (Malaysia) Sdn. Bhd conducts Levi Strauss & Co.’s sales and operations in Malaysia. Levi Strauss (Malaysia) Sdn. Bhd is a wholly-owned subsidiary of Levi Strauss & Co. Its authorized share capital is divided into 25,000 ordinary shares with par value of $1.00 per share, of which 10,000 shares have been issued. The shares held by Levi Strauss & Co. in Levi Strauss (Malaysia) Sdn. Bhd are fully paid and Levi Strauss & Co. received dividends of approximately $2.1 million from Levi Strauss (Malaysia) Sdn. Bhd for the fiscal year ended November 28, 2004.

Levi Strauss (Australia) Pty. Ltd. was incorporated in Australia and has its registered office at 41 McLaren Street, North Sydney, NSW 2060 Australia. Levi Strauss (Australia) Pty. Ltd. conducts Levi Strauss & Co.’s sales and operations in Australia. Levi Strauss (Australia) Pty. Ltd. is a wholly-owned subsidiary of Levi Strauss & Co. Its authorized share capital is divided into 10,000 ordinary shares with par value of 10 Australian Dollars per share, of which 10,000 shares have been issued. The shares held by Levi Strauss & Co. in Levi Strauss (Australia) Pty. Ltd. are fully paid and Levi Strauss & Co. did not receive dividends from Levi Strauss (Australia) Pty. Ltd. for the fiscal year ended November 28, 2004.

Levi Strauss (India) Private Limited was incorporated in India and has its registered office at Raheja Plaza, 4th Floor, 17/1-1, Commissariat Road, Bangalore 560 025. Levi Strauss (India) Private Limited conducts Levi Strauss & Co.’s sales and operations in India. Levi Strauss (India) Private Limited is a wholly-owned subsidiary of Levi Strauss & Co. Its authorized share capital is divided into 30,000,000 preferred shares with par value of 10 Indian Rupees per share and 20,000,000 common shares with par value of 10 Indian Rupees per share, of which

28,020,000 preferred shares and 9,541,502 common shares have been issued. The shares held by Levi Strauss & Co. in Levi Strauss (India) Private Limited are fully paid and Levi Strauss & Co. did not receive dividends from Levi Strauss (India) Private Limited for the fiscal year ended November 28, 2004.

Listing Particulars

Except as disclosed in this prospectus:

•	there has been no material adverse change in our financial position since November 28, 2004; and

•	we and our subsidiaries have not been involved in any litigation, administrative proceeding or arbitration relating to claims or amounts which are material in the context of the issue of exchange notes, and, so far as we are aware, no such litigation, administrative proceeding or arbitration is pending or threatened.

We accept responsibility for the information contained in this prospectus. To our best knowledge, except as otherwise noted, the information contained in this prospectus is in accordance with the facts and does not omit anything likely to affect the import of this prospectus.

I NDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors

Levi Strauss & Co.:

We have audited the accompanying consolidated balance sheets of Levi Strauss & Co. and subsidiaries as of November 28, 2004 and November 30, 2003, and the related consolidated statements of operations, stockholders’ deficit and comprehensive income and cash flows for each of the years in the three-year period ended November 28, 2004. In connection with our audits of the consolidated financial statements, we have also audited the related financial statement Schedule II. These consolidated financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and the financial statement schedule based on our audit.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Levi Strauss & Co. and subsidiaries as of November 28, 2004 and November 30, 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended November 28, 2004 in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement Schedule II, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

KPMG LLP

San Francisco, CA

February 14, 2005

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	November 28, 2004	November 30, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$299,596	$143,445
Restricted cash	1,885	—
Trade receivables, net of allowance for doubtful accounts of $29,002 and $26,956	607,679	555,106
Inventories:
Raw materials	45,271	57,925
Work-in-process	22,950	36,154
Finished goods	486,633	585,989

Total inventories	554,854	680,068
Deferred tax assets, net of valuation allowance of $26,364 and $25,281	131,491	131,827
Other current assets	83,599	104,176

Total current assets	1,679,104	1,614,622
Property, plant and equipment, net of accumulated depreciation of $486,439 and $491,121	416,277	486,714
Goodwill	199,905	199,905
Other intangible assets	46,779	44,722
Non-current deferred tax assets, net of valuation allowance of $360,319 and $324,269	455,303	490,021
Other assets	88,634	87,283

Total assets	$2,886,002	$2,923,267

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Current maturities of long-term debt and short-term borrowings	$75,165	$34,700
Current maturities of capital lease	1,587	—
Accounts payable	279,406	236,775
Restructuring reserves	41,995	96,406
Accrued liabilities	253,322	244,520
Accrued salaries, wages and employee benefits	293,762	194,047
Accrued income taxes	124,795	29,863

Total current liabilities	1,070,032	836,311
Long-term debt, less current maturities	2,248,723	2,281,729
Long-term capital lease, less current maturities	5,854	—
Post-retirement medical benefits	493,110	555,008
Pension liability	217,459	250,814
Long-term employee related benefits	154,495	193,188
Long-term income tax liabilities	—	143,082
Other long-term liabilities	43,205	32,576
Minority interest	24,048	23,731

Total liabilities	4,256,926	4,316,439
Commitments and contingencies (Note 9)
Stockholders’ deficit:
Common stock — $.01 par value; 270,000,000 shares authorized; 37,278,238 shares issued and outstanding	373	373
Additional paid-in capital	88,808	88,808
Accumulated deficit	(1,354,428)	(1,384,818)
Accumulated other comprehensive loss	(105,677)	(97,535)

Stockholders’ deficit	(1,370,924)	(1,393,172)

Total liabilities and stockholders’ deficit	$2,886,002	$2,923,267

The accompanying notes are an integral part of these financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands)

	Year Ended November 28, 2004	Year Ended November 30, 2003	Year Ended November 24, 2002
Net sales	$4,072,455	$4,090,730	$4,145,866
Cost of goods sold	2,288,406	2,516,521	2,456,191

Gross profit	1,784,049	1,574,209	1,689,675
Selling, general and administrative expenses	1,299,766	1,353,314	1,285,855
Long-term incentive compensation expense (reversal)	45,171	(138,842)	70,270
Gain on disposal of assets	(3,576)	(2,685)	(1,600)
Other operating income	(52,034)	(39,936)	(34,450)
Restructuring charges, net of reversals	133,623	89,009	115,455

Operating income	361,099	313,349	254,145
Interest expense	260,124	254,265	186,493
Other expense, net	5,450	90,376	41,065

Income (loss) before taxes	95,525	(31,292)	26,587
Income tax expense	65,135	318,025	19,248

Net income (loss)	$30,390	$(349,317)	$7,339

The accompanying notes are an integral part of these financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(Dollars in Thousands)

	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Stockholders’ Deficit
Balance at November 25, 2001	$373	$88,808	$(1,042,840)	$2,381	$(951,278)

Net income	—	—	7,339	—	7,339
Other comprehensive loss, (net of tax)	—	—	—	(84,390)	(84,390)

Total comprehensive loss	—	—	7,339	(84,390)	(77,051)

Balance at November 24, 2002	373	88,808	(1,035,501)	(82,009)	(1,028,329)
Net loss	—	—	(349,317)	—	(349,317)
Other comprehensive loss (net of tax)	—	—	—	(15,526)	(15,526)

Total comprehensive loss	—	—	(349,317)	(15,526)	(364,843)

Balance at November 30, 2003	373	88,808	(1,384,818)	(97,535)	(1,393,172)

Net income	—	—	30,390	—	30,390
Other comprehensive loss (net of tax)	—	—	—	(8,142)	(8,142)

Total comprehensive income	—	.	30,390	(8,142)	22,248

Balance at November 28, 2004	$373	$88,808	$(1,354,428)	$(105,677)	$(1,370,924)

The accompanying notes are an integral part of these financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	Year Ended November 28, 2004	Year Ended November 30, 2003	Year Ended November 24, 2002
Cash Flows from Operating Activities:
Net income (loss)	$30,390	$(349,317)	$7,339
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	62,606	64,176	70,354
Non-cash asset write-offs associated with reorganization initiatives	35,204	10,968	19,426
Gain on disposal of assets	(3,576)	(2,685)	(1,600)
Unrealized foreign exchange gains (losses)	(18,395)	(29,838)	14,868
(Increase) decrease in trade receivables	(88,094)	116,352	(1,799)
Decrease (increase) in inventories	100,942	(77,072)	53,634
Decrease (increase) in other current assets	32,797	(13,364)	13,869
Decrease in other non-current assets	12,965	52,119	17,585
Increase (decrease) in accounts payable and accrued liabilities	105,110	50,508	(63,995)
Decrease in net deferred taxes	(2,612)	(98,762)	(116,294)
Increase (decrease) in restructuring reserves	(45,566)	34,241	17,499
Addition to deferred tax valuation allowance	37,133	282,448	650
Increase (decrease) in accrued salaries, wages and employee benefits	113,166	(117,225)	96,487
Increase (decrease) in accrued income taxes	96,710	(72,702)	85,729
(Decrease) increase in long-term employee related benefits	(130,733)	(92,409)	72,020
(Decrease) increase in other long-term liabilities	(141,305)	47,358	(89,202)
Other, net	3,154	4,554	4,159

Net cash provided by (used for) operating activities	199,896	(190,650)	200,729

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(16,299)	(68,608)	(59,088)
Proceeds from sale of property, plant and equipment	11,351	13,431	13,286
Cash outflow from net investment hedges	(7,982)	(29,307)	(13,551)

Net cash used for investing activities	(12,930)	(84,484)	(59,353)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	—	1,616,039	653,935
Repayments of long-term debt	(13,532)	(1,192,162)	(795,843)
Net decrease in short-term borrowings	(4,018)	(1,732)	1,592
Debt issuance costs	(10,844)	(73,049)	(3,242)
Increase in restricted cash	(1,885)	—	—
Other, net	(1,841)	—	—

Net cash (used for) provided by financing activities	(32,120)	349,096	(143,558)

Effect of exchange rate changes on cash	1,305	5,037	1,568

Net increase (decrease) in cash and cash equivalents	156,151	78,999	(614)
Beginning cash and cash equivalents	143,445	64,446	65,060

Ending cash and cash equivalents	$299,596	$143,445	$64,446

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$233,512	$191,902	$157,637
Income taxes	82,985	167,264	103,770
Restructuring initiatives	143,593	49,727	78,531

The accompanying notes are an integral part of these financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

NOTE 1: SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The consolidated financial statements of Levi Strauss & Co. and its wholly-owned and majority-owned foreign and domestic subsidiaries (“LS&CO.” or the “Company”) are prepared in conformity with generally accepted accounting principles in the United States. All significant intercompany balances and transactions have been eliminated. LS&CO. is privately held primarily by descendants and relatives of its founder, Levi Strauss.

The Company’s fiscal year consists of 52 or 53 weeks, ending on the last Sunday of November in each year. The 2004 fiscal year consisted of 52 weeks ended November 28, 2004, the 2003 fiscal year consisted of 53 weeks ended November 30, 2003 and the 2002 fiscal year consisted of 52 weeks ended November 24, 2002. All amounts herein, unless otherwise indicated, are in thousands. The fiscal year end for certain foreign subsidiaries is fixed at November 30 due to certain local statutory requirements and does not include 53 weeks in 2003. All references to years relate to fiscal years rather than calendar years. Certain reclassifications have been made to prior year amounts to reflect the current year presentation.

Nature of Operations

The Company is one of the world’s leading branded apparel companies, with sales in more than 110 countries. The Company designs and markets jeans and jeans-related pants, casual and dress pants, tops, jackets and related accessories, for men, women and children under the Levi’s®, Dockers® and Levi Strauss Signature™ brands. The Company markets its Levi’s®, Dockers® and Levi Strauss Signature™ brand products in three geographic regions: North America, Europe and Asia Pacific. As of November 28, 2004, the Company employed approximately 8,850 employees.

The stockholders’ deficit initially resulted from a 1996 transaction in which the Company’s stockholders created new long-term governance arrangements, including a voting trust and stockholders’ agreement. As a result, shares of stock of a former parent company, Levi Strauss Associates Inc., including shares held under several employee benefit and compensation plans, were converted into the right to receive cash. The funding for the cash payments in this transaction was provided in part by cash on hand and in part from proceeds of approximately $3.3 billion of borrowings under bank credit facilities. The Company’s ability to satisfy its obligations and to reduce its debt depends on the Company’s future operating performance and on economic, financial, competitive and other factors.

In 2004, 2003 and 2002, the Company had one customer, J.C. Penney Company, Inc., that represented approximately 9%, 11% and 12%, respectively of net sales. Net sales to the Company’s ten largest customers totaled approximately 39%, 43% and 45% of net sales during 2004, 2003 and 2002, respectively.

Restricted Cash

Restricted cash as of November 28, 2004 was comprised of approximately $1.9 million related to required cash deposits for customs and rental guarantees in Europe. Restricted cash as of November 30, 2003 was immaterial.

Reclassification of Outstanding Checks

The Company included approximately $60.5 million of outstanding checks in “accounts payable” in the consolidated balance sheet as of November 30, 2003. Outstanding checks represent checks that have been issued

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

by the Company but have not been processed against the Company’s bank accounts as of the balance sheet date. As of November 28, 2004, the Company has reported approximately $23.0 million of outstanding checks as a reduction in “cash and cash equivalents” in the consolidated balance sheet and statement of cash flows for the year then ended, and the prior year amount has been reclassified to reflect the current year presentation.

Correction of Intercompany Accounts

The Company’s results of operations for the year ended November 28, 2004 include a pre-tax benefit of approximately $5.0 million related to the correction of an error in accounting for certain intercompany transactions. The $5.0 million benefit was recorded in cost of goods sold, and represents the cumulative amount of intercompany charges related to a sourcing arrangement between one of the Company’s U.S. subsidiaries and its subsidiary in Mexico that were not properly eliminated in consolidation during the years 1990 through 2003. The amount of such charges in any of the years 1990 through 2003 were not material to the Company’s consolidated results of operations for those periods, nor was the inclusion of the benefit in the results of operations for 2004 considered material.

Income Tax Return to Provision Reconciliation

The Company’s results of operations for the year ended November 28, 2004 include a charge of approximately $6.2 million related to the recording of an adjustment resulting from the completion of the Company’s 2003 U.S. federal income tax return to provision reconciliation in August 2004. The $6.2 million expense was recorded in income tax expense and results from a correction to the projected taxable income that was utilized in connection with the preparation of the 2003 financial statements. The amount of such adjustment was not material to the Company’s consolidated results of operations for 2003, nor is the inclusion of the expense in the results of operations for 2004 considered material.

Asia Pacific Enterprise Resource Planning System

In December 2003, the Company decided to suspend indefinitely its worldwide enterprise resource planning (“ERP”) project. Accordingly, in the first quarter of 2004, the Company wrote off $33.4 million of the capitalized worldwide ERP project costs since, in light of the Company’s level of operating losses and emphasis on reducing operating costs, management at that time believed there was little likelihood of resuming the worldwide ERP project in the foreseeable future.

In August 2004, as a result of completing its business and organizational review, management of the Company decided to implement a more limited ERP system with respect to its Asia Pacific region to support the business growth in that region. Certain of the previously written off capitalized assets associated with the suspended worldwide ERP project, primarily comprised of software and licenses with an original cost of approximately $4-5 million, have been identified as useful in the implementation of this new ERP system for the Asia Pacific region. Under the provisions of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets”, previously written down assets are not reversed, and accordingly, there will be no adjustment to write-up the assets identified for use in this initiative. However, upon quantification of the actual assets utilized, the Company going forward will disclose in the notes to the financial statements the original cost and pro forma depreciation expense related to such assets for the applicable periods to provide data regarding the benefit associated with their utilization. (See also Note 3 to the Consolidated Financial Statements.)

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the related notes. The following discussion addresses the Company’s critical accounting policies, which are those that are most important to the portrayal of its financial condition and results and require management’s most difficult, subjective and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Changes in such estimates, based on more accurate future information, or different assumptions or conditions, may affect amounts reported in future periods.

The Company’s critical accounting policies are summarized below.

Revenue recognition. The Company recognizes revenue on sale of product when the goods are shipped and title passes to the customer provided that: there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price is fixed or determinable; and collectibility is probable. Revenue is recognized when the sale is recorded net of an allowance for estimated returns, discounts and retailer promotions and incentives.

The Company recognizes allowances for estimated returns, discounts and retailer promotions and incentives in the period when the sale is recorded. Allowances principally relate to U.S. operations and primarily reflect price discounts, non-volume-based incentives and other returns and discounts. The Company estimates non-volume-based allowances by considering customer and product-specific circumstances and commitments, as well as historical customer claim rates. Actual allowances may differ from estimates due to changes in sales volume based on retailer or consumer demand and changes in customer and product-specific circumstances.

Inventory valuation. The Company values inventories at the lower of cost or market value. Inventory costs are based on standard costs on a first-in first-out basis, which are updated periodically and supported by actual cost data. The Company includes materials, labor and manufacturing overhead in the cost of inventories. In determining inventory market values, substantial consideration is given to the expected product selling price. The Company considers various factors, including estimated quantities of slow-moving and obsolete inventory, by reviewing on-hand quantities, outstanding purchase obligations and forecasted sales. The Company then estimates expected selling prices based on historical recovery rates for sale of slow-moving and obsolete inventory and other factors, such as market conditions and current consumer preferences. Estimates may differ from actual results due to the quantity, quality and mix of products in inventory, consumer and retailer preferences and economic conditions.

Restructuring reserves. Upon approval of a restructuring plan by management with the appropriate level of authority, the Company records restructuring reserves for certain costs associated with plant closures and business reorganization activities as they are incurred or when they become probable and estimable. Restructuring costs associated with initiatives commenced prior to January 1, 2003 were recorded in compliance with Emerging Issues Task Force No. 94-3 and primarily include employee severance, certain employee termination benefits, such as outplacement services and career counseling, and resolution of contractual obligations.

For initiatives commenced after December 31, 2002, the Company recorded restructuring reserves in compliance with Statement of Financial Accounting Standards No. (“SFAS”) 112, “Employers’ Accounting for Postemployment Benefits,” and SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities,”

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

resulting in the recognition of employee severance and related termination benefits for recurring arrangements when they become probable and estimable and on the accrual basis for one-time benefit arrangements. The Company records other costs associated with exit activities as they are incurred. Employee severance and termination benefit costs reflect estimates based on agreements with the relevant union representatives or plans adopted that are applicable to employees not affiliated with unions. These costs are not associated with nor do they benefit continuing activities. Changing business conditions may affect the assumptions related to the timing and extent of facility closure activities. The Company reviews the status of restructuring activities on a quarterly basis and, if appropriate, records changes based on revised estimates.

Income tax assets and liabilities. The Company provides for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). SFAS 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities. The Company maintains valuation allowances where it is more likely than not all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances from period to period are included in the Company’s tax provision in the period of change. In determining whether a valuation allowance is warranted, the Company takes into account such factors as prior earnings history, expected future earnings, carryback and carryforward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset. The Company is also subject to examination of its income tax returns for multiple years by the Internal Revenue Service and other tax authorities. The Company periodically assesses the likelihood of adverse outcomes resulting from these examinations to determine the impact on its deferred taxes and income tax liabilities and the adequacy of its provision for income taxes.

Derivative and foreign exchange management activities. The Company recognizes all derivatives as assets and liabilities at their fair values. The fair values are determined using widely accepted valuation models that incorporate quoted market prices and dealer quotes and reflect assumptions about currency fluctuations based on current market conditions. The aggregate fair values of derivative instruments used to manage currency exposures are sensitive to changes in market conditions and to changes in the timing and amounts of forecasted exposures.

Not all exposure management activities and foreign currency derivative instruments will qualify for hedge accounting treatment. Changes in the fair values of those derivative instruments that do not qualify for hedge accounting are recorded in “Other expense, net” in the Statements of Operations. As a result, net income may be subject to volatility. The derivative instruments that qualify for hedge accounting currently hedge the Company’s net investment position in certain of its subsidiaries. For these instruments, the Company documents the hedge designation by identifying the hedging instrument, the nature of the risk being hedged and the approach for measuring hedge effectiveness. Changes in fair values of derivative instruments that qualify for hedge accounting are recorded as cumulative translation adjustments in the “Accumulated other comprehensive loss” section of Stockholders’ Deficit.

Employee benefits

Pension and Post-retirement Benefits. The Company has several non-contributory defined benefit retirement plans covering substantially all employees. The Company also provides certain health care benefits for employees who meet age, participation and length of service requirements at retirement. In addition, the Company sponsors other retirement plans for its foreign employees in accordance with local government programs and requirements. The Company retains the right to amend, curtail or discontinue any aspect of the

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

plans at any time. Any of these actions (including changes in actuarial assumptions and estimates), either individually or in combination, could have a material impact on the Company’s consolidated financial statements and on its future financial performance.

The Company accounts for its U.S. and certain foreign defined benefit pension plans and its post-retirement benefit plans using actuarial models in accordance with SFAS 87, “Employers’ Accounting for Pension Plans,” and SFAS 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” These models use an attribution approach that generally spreads individual events over the estimated service lives of the employees in the plan. The attribution approach assumes that employees render service over their service lives on a relatively smooth basis and as such, presumes that the income statement effects of pension or post-retirement benefit plans should follow the same pattern. The Company’s policy is to fund its retirement plans based upon actuarial recommendations and in accordance with applicable laws, income tax regulations and its credit agreements.

Net pension income or expense is determined using assumptions as of the beginning of each fiscal year. These assumptions are established at the end of the prior fiscal year and include expected long-term rates of return on plan assets, discount rates, compensation rate increases and medical trend rates. The Company uses a mix of actual historical rates, expected rates and external data to determine the assumptions used in the actuarial models.

Employee Incentive Compensation. The Company maintains short-term and long-term employee incentive compensation plans. These plans are intended to reward eligible employees for their contributions to the Company’s short-term and long-term success. Provisions for employee incentive compensation are recorded in accrued salaries, wages and employee benefits and long-term employee related benefits. Changes in the liabilities for these incentive plans generally correlate with the Company’s financial results and projected future financial performance and could have a material impact on its consolidated financial statements and on future financial performance.

Other Significant Accounting Policies

Cost of Goods Sold

Cost of goods sold is primarily comprised of cost of materials, labor and manufacturing, product sourcing and development overhead. Cost of goods sold also includes the cost of inbound freight, internal transfers, and receiving and inspection at manufacturing facilities.

Selling, General and Administrative Expenses

Selling, general and administrative expenses are primarily comprised of costs relating to advertising, marketing, selling, distribution, information technology and other corporate functions. Distribution costs include costs related to receiving and inspection at distribution centers, warehousing, shipping, handling and certain other activities associated with the Company’s distribution network. These expenses totaled $215.1 million, $211.6 million and $184.7 million for 2004, 2003 and 2002, respectively. Shipping and handling charges billed to the Company’s customers were insignificant.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense is recorded in selling, general and administrative expenses. For 2004, 2003 and 2002, total advertising expense was $302.6 million, $282.9 million and $307.1 million, respectively.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

Other Operating Income

Other operating income represents royalties earned for the use of the Company’s trademarks in connection with the manufacturing, advertising, distribution and sale of products by third party licensees. The Company enters into licensing agreements with the majority of the agreements having a term of at least one year. Such amounts are earned and recognized as products are sold by licensees based on royalty rates as set forth in the licensing agreements. The earnings process is complete when the licensees sell the products. Royalty income for the years ended November 28, 2004, November 30, 2003 and November 24, 2002 was $52.0 million, $39.9 million and $34.5 million, respectively.

Other Expense, Net

Significant components of other expense, net are summarized below:

	Year Ended 2004	Year Ended 2003	Year Ended 2002
	(Dollars in thousands)
Foreign exchange management contracts	$26,809	$84,803	$57,351
Interest rate management contracts	—	—	(2,266)
Foreign currency transaction (gains) losses	(15,028)	(20,960)	3,999
Interest income	(3,933)	(4,470)	(7,911)
Loss on early extinguishment of debt	—	39,353	—
Minority interest — Levi Strauss Japan K.K.	709	2,270	1,696
Minority interest — Levi Strauss Istanbul Konfeksiyon	65	(725)	366
Other	(3,172)	(9,895)	(12,170)

Total	$5,450	$90,376	$41,065

The Company uses foreign exchange management contracts, such as forward, swap and option contracts, to manage foreign currency exposures. Outstanding derivative instruments are recorded at fair value and changes in fair value are recorded in “other expense, net”. At contract maturity, the realized gain or loss related to derivative instruments is also recorded in “other expense, net”.

Foreign currency transactions are transactions denominated in a currency other than the entity’s functional currency. At the date the foreign currency transaction is recognized, each asset, liability, revenue, expense, gain or loss arising from the transaction is measured and recorded in the functional currency of the recording entity using the exchange rate in effect at that date. At each balance sheet date for each entity, recorded balances denominated in a foreign currency are adjusted, or remeasured, to reflect the current exchange rate. The changes in the recorded balances caused by remeasurement at the current exchange rate are also recorded in “other expense, net”.

Gains and losses arising from the remeasurement of the Company’s Yen-denominated Eurobond placement, to the extent that the indebtedness is not subject to a hedging relationship, are also included in foreign currency transaction (gains) losses.

Included in loss on early extinguishment of debt in 2003 is the write-off of capitalized debt issuance costs associated with the refinancing and termination of the Company’s 2001 senior secured credit facility, its 2003 secured credit facility and its 2001 U.S. receivables securitization agreement.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

Minority Interest

Minority interest is included in “Other expense, net,” in the Consolidated Statements of Operations and in “Minority interest” in the Consolidated Balance Sheets, and includes a 16.4% minority interest of Levi Strauss Japan K.K., the Company’s Japanese affiliate, and a 49.0% minority interest of Levi Strauss Istanbul Konfeksiyon, the Company’s Turkish affiliate.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents are stated at amortized cost, which approximates fair market value.

Property, Plant and Equipment

Property, plant and equipment are carried at cost, less accumulated depreciation. The cost is depreciated on a straight-line basis over the estimated useful lives of the related assets. Buildings are depreciated over 20 to 40 years, and leasehold improvements are depreciated over the lesser of the life of the improvement or the initial lease term. Machinery and equipment includes furniture and fixtures, automobiles and trucks, and networking communication equipment, and is depreciated over a range from three to 20 years. Capitalized internal-use software is carried at cost less accumulated amortization and is amortized over three years on a straight-line basis.

Goodwill and Other Intangible Assets

Goodwill resulted primarily from a 1985 acquisition of LS&CO. by Levi Strauss Associates Inc., a former parent company that was subsequently merged into the Company in 1996. Pursuant to the provisions of Statement of Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, goodwill is not amortized and is subject to an annual impairment test which the Company performs in the fourth quarter of each fiscal year. Intangible assets are primarily comprised of owned trademarks with indefinite useful lives. Pursuant to the provisions of SFAS 142, intangible assets with indefinite lives are not amortized. The Company’s remaining intangible assets are amortized over their estimated useful lives ranging from 3 to 12 years.

The Company adopted the provision of SFAS 142 at the beginning of fiscal 2003. A reconciliation of previously reported net income (loss) to amounts adjusted for the exclusion of goodwill and trademark amortization, net of related income tax effect, is as follows:

	Year Ended
	November 28, 2004	November 30, 2003	November 24, 2002
	(Dollars in thousands)
Net income (loss)	$30,390	$(349,317)	$7,339
Goodwill and trademark amortization, net of tax	—	—	4,100

Adjusted net income (loss)	$30,390	$(349,317)	$11,439

Long-Lived Assets

In accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

the carrying amount of an asset may not be recoverable. If the carrying amount of an asset exceeds the expected future undiscounted cash flows, the Company measures and records an impairment loss for the excess of the carrying value of the asset over its fair value.

Translation Adjustment

The functional currency for most of the Company’s foreign operations is the applicable local currency. For those operations, assets and liabilities are translated into U.S. dollars using period-end exchange rates and income and expense accounts are translated at average monthly exchange rates. Net changes resulting from such translations are recorded as a separate component of “Accumulated other comprehensive loss” in the consolidated financial statements.

The U.S. dollar is the functional currency for foreign operations in countries with highly inflationary economies. The translation adjustments for these entities, as applicable, are included in “Other expense, net.”

Self-Insurance

The Company is partially self-insured for workers’ compensation and certain employee health benefits. Accruals for losses are made based on the Company’s claims experience and actuarial assumptions followed in the insurance industry, including provisions for incurred but not reported losses. Actual losses could differ from accrued amounts. (See Note 15 to the Consolidated Financial Statements)

Workers’ Compensation. The Company carries insurance deductibles of $200,000 per occurrence for workers’ compensation. Insurance has been purchased for significant claims in excess of $200,000 per occurrence up to statutory limits. Aggregate insurance in the amount of $5.0 million was purchased during the period December 1, 2003 through November 28, 2004 for losses in excess of $10.0 million in the aggregate.

Health Benefits. The Company provides medical coverage to substantially all eligible active and retired employees and their dependents under either a fully self-insured arrangement or an HMO insured plan. There is stop-loss coverage for active salaried employees (as well as those salaried retirees who retired after June 1, 2001) that has a $2.0 million lifetime limit on medical coverage and stop loss coverage for all active hourly employees. This stop-loss coverage provides payment on the excess of any individual claim incident over $500,000 for salaried employees and $300,000 for hourly employees in any given year.

New Accounting Standards

In December 2003, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 132R (“FAS 132R”), “Employers’ Disclosures about Pensions and Other Postretirement Benefits”. The statement provides disclosures requirements for defined benefit pension plans and other post-retirement benefit plans. The statement was effective for annual financial statements with fiscal years ending after December 15, 2003, and for interim periods beginning after December 15, 2003. The Company adopted FAS 132R during the year ended November 28, 2004. The adoption of FAS 132R did not have any impact on the Company’s operating results or financial position.

In December 2003, the FASB published a revision to Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46R”), to clarify some of the provisions of the original interpretation, and to exempt certain entities from its requirements. Under the revised guidance, there are new effective dates for companies that have interests in structures that are commonly referred to as special-purpose entities. The rules are effective

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

in financial statements for periods ending after March 15, 2004. FIN 46R did not impact the Company’s operating results or financial position because the Company does not have any variable interest entities.

In March 2004, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairments and Its Application to Certain Investments” (“EITF 03-1”). EITF 03-1 provides a three-step impairment model for determining whether an investment is other-than-temporarily impaired and requires the Company to recognize such impairments as an impairment loss equal to the difference between the investment’s cost and fair value at the reporting date. The guidance is effective for the Company during the first quarter of fiscal 2005. The Company does not believe that the adoption of EITF 03-1 will have a significant effect on its financial statements.

In May 2004, the FASB issued Staff Position 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (“FAS 106-2), providing final guidance on accounting for the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“the Act”). The Company adopted the provisions of FAS 106-2 during the year ended November 28, 2004 and recorded the effects of the federal subsidy provided by the Act in measuring its net periodic post-retirement benefit cost for the year. This resulted in a reduction in the Company’s accumulated post-retirement benefit obligation for the subsidy related to benefits attributed to past service of $21.4 million. The subsidy resulted in a reduction in the Company’s current period net periodic post-retirement benefit costs for the year ended November 28, 2004 of $1.7 million. The Company expects to receive subsidy payments beginning in fiscal year ending November 30, 2006 (see Note 12 to the Consolidated Financial Statements).

In November 2004, the FASB issued SFAS No. 151 “Inventory Costs — An Amendment of ARB No. 43, Chapter 4” (“FAS 151”). FAS 151 clarifies that abnormal amounts of idle facility expense, freight, handling costs and spoilage should be expensed as incurred and not included in overhead. Further, FAS 151 requires that allocation of fixed and production facilities overhead to conversion costs should be based on normal capacity of the production facilities. The provisions in FAS 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not believe that the adoption of FAS 151 will have a significant effect on its financial statements.

In November 2004, the FASB issued SFAS No. 153 “Exchanges of Nonmonetary Assets — An Amendment of APB Opinion No. 29” (“FAS 153”). The provisions of this statement is effective for non monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. This statement eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception for exchange transactions that do not have commercial substance — that is, transactions that are not expected to result in significant changes in the cash flows of the reporting entity. The Company does not believe that the adoption of FAS 153 will have a significant effect on its financial statements.

In November 2004, the FASB’s Emerging Issues Task Force reached a consensus on Issue No. 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144 in Determining Whether to Report Discontinued Operations” (“EITF 03-13”). The guidance should be applied to a component of an enterprise that is either disposed of or classified as held for sale in fiscal periods beginning after December 15, 2004. The Company does not believe that the adoption of EITF 03-13 will have a significant effect on its financial statements.

In December 2004, the FASB issued Staff Position No. FAS 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004” (“FAS 109-2”).

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

The American Jobs Creation Act of 2004 introduces a special one-time dividends received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer, provided certain criteria are met. FAS 109-2 provides accounting and disclosure guidance for the repatriation provision, and was effective immediately upon issuance. The Company does not believe that the adoption of FAS 109-2 will have a significant effect on its financial statements.

NOTE 2: ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

	Additional Minimum Pension Liability	Transition Adjustment		Net Investment Hedges	Translation Adjustments	Totals
		Net Investment Hedges	Cash Flow Hedges
	(Dollars in thousands)
Accumulated other comprehensive income (loss) at November 25, 2001	$—	$76	$572	$41,427	$(39,694)	$2,381

Gross changes	(135,813)	(120)	(239)	(20,759)	13,966	(142,965)
Tax	51,372	44	88	7,682	(190)	58,996

Subtotal	(84,441)	(76)	(151)	(13,077)	13,776	(83,969)
Reclassification of cash flow hedges to other income/expense (net of tax of $248)	—	—	(421)	—	—	(421)

Other comprehensive income (loss), net of tax	(84,441)	(76)	(572)	(13,077)	13,776	(84,390)

Accumulated other comprehensive income (loss) at November 24, 2002	(84,441)	—	—	28,350	(25,918)	(82,009)

Gross changes	(6,593)	—	—	(39,347)	16,572	(29,368)
Tax	2,080	—	—	14,983	(3,221)	13,842

Other comprehensive income (loss), net of tax	(4,513)	—	—	(24,364)	13,351	(15,526)

Accumulated other comprehensive income (loss) at November 30, 2003	(88,954)	—	—	3,986	(12,567)	(97,535)

Gross changes	21,193			(19,956)	7,174	8,411
Tax	(8,261)	—	—	7,759	(16,051)	(16,553)

Other comprehensive income (loss), net of tax	12,932	—	—	(12,197)	(8,877)	(8,142)

Accumulated other comprehensive loss at November 28, 2004	$(76,022)	$—	$—	$(8,211)	$(21,444)	$(105,677)

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

NOTE 3: RESTRUCTURING RESERVES

SUMMARY

The following describes the activities associated with the Company’s reorganization initiatives. Severance and employee benefits relate to items such as severance packages, out-placement services and career counseling for employees affected by the plant closures and reorganization initiatives. Reductions consist of payments for severance and employee benefits, and other restructuring costs, and foreign exchange differences.

For the year ended November 28, 2004, the Company recognized restructuring charges, net of reversals, of $133.6 million. As of November 28, 2004, the Company’s total restructuring reserves balance was $50.8 million, with approximately $42.0 million recorded as a current liability, and the remaining $8.8 million included in other long-term liabilities on the consolidated balance sheet. The Company expects to utilize the majority of its restructuring reserve balance during fiscal year 2005.

The following table summarizes the 2004 activity and the reserve balances as of November 28, 2004 and November 30, 2003, associated with the Company’s plant closures and reorganization initiatives:

	November 30, 2003	Restructuring Charges	SG&A* Charges	Restructuring Reductions	SG&A* Reversals	Restructuring Reversals	November 28, 2004
	(Dollars in thousands)
2004 Reorganization Initiatives	$—	$73,691	$—	$(37,965)	$—	$(1,003)	$34,723
2004 Worldwide ERP** Installation Indefinite Suspension	—	9,386	—	(7,088)	—	(117)	2,181
2003 U.S. Organizational Changes***	16,641	9,192	—	(21,778)	—	(956)	3,099
2003 North America Plant Closures***	42,930	11,904	—	(46,122)	—	(288)	8,424
2003 Europe Organizational Changes	27,889	2,715	—	(25,990)	—	(2,496)	2,118
2002 Europe Reorganization Initiative	4,462	—	483	(3,775)	(876)	—	294
2002 U.S. Plant Closures	4,415	37	—	(806)	—	(3,646)	—
2001 Corporate Restructuring Initiatives	69	—	—	(69)	—	—	—

Restructuring Reserves	$96,406	106,925	$483	$(143,593)	$(876)	$(8,506)	$50,839

2004 Worldwide ERP** Asset Write-offs		33,417
2003 North America Plant Closures Asset Write-offs		1,244
2004 U.S. Organizational Changes Asset write-offs		543

Total		$142,129

*	SG&A refers to selling, general and administrative expenses.

**	ERP refers to enterprise resource planning system.

***	Beginning balance includes a reallocation to correct a prior classification of a $2.3 million liability for benefit costs from the 2003 North American plant closures restructuring initiative.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

2004 Reorganization Initiatives

In December 2003, the Company retained the management consulting firm Alvarez & Marsal, Inc. to work with the Company’s leadership team in analyzing the Company’s business strategies, plans and operations. As a result of this review, the Company commenced the following reorganization initiatives in 2004.

2004 Spain Plant Closures

During the year ended November 28, 2004, the Company commenced the process of closing its two owned and operated manufacturing plants in Spain. During the year ended November 28, 2004, the Company recorded a charge of $27.3 million related to the displacement of approximately 450 employees associated with this initiative and for other restructuring costs. The amount of the charge was determined based upon the severance benefits for this action, as negotiated with local representatives for the employees. The plant ceased operations in the fourth quarter of 2004. As of November 28, 2004, approximately 430 employees had been displaced. Current appraised values indicate that there does not appear to be an impairment issue relating to the carrying amounts of the plants’ property, plant and equipment. The Company expects to incur no additional restructuring costs in connection with this action.

2004 Australia Plant Closure

On August 26, 2004, the Company announced that it was closing its owned and operated manufacturing plant in Adelaide, Australia. During the year ended November 28, 2004, the Company recorded severance costs of approximately $2.6 million related to the displacement of approximately 90 employees associated with this initiative. The amount of the charge was determined based upon severance benefits. As of November 28, 2004, approximately 75 employees had been displaced. Current appraised values indicate that there does not appear to be an impairment issue relating to the carrying amounts of the plant’s property, plant and equipment. The Company expects to incur no additional restructuring costs in connection with this action.

2004 U.S. Organizational Changes

During the year ended November 28, 2004, the Company reduced resources associated with the Company’s corporate support functions by eliminating staff, not filling certain open positions and outsourcing most of the transaction activities in the U.S. human resources function. This initiative resulted in the displacement of approximately 200 employees. During the year ended November 28, 2004, the Company recorded a charge for severance and lease termination costs of approximately $27.1 million, and other restructuring costs of approximately $0.5 million, related to this initiative. As of November 28, 2004, approximately 175 individuals had been displaced. The Company estimates that it will incur future additional restructuring charges related to this initiative, principally in the form of severance and employee benefits payments, of approximately $2.1 million, which will be recorded as they become estimable and probable.

2004 Europe Organizational Changes

During the year ended November 28, 2004, the Company commenced additional reorganization actions which will result in the displacement of approximately 125 employees in its European operations. As of November 28, 2004, approximately 110 employees have been displaced. During the year ended November 28, 2004, the Company recorded a charge for severance and lease termination costs of approximately $15.3 million related to these actions. The Company estimates that it will incur additional restructuring charges of approximately $14.5 million relating to these actions, principally in the form of severance and employee benefits payments, which will be recorded as they become probable and estimable.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

2004 Dockers® Europe Organizational Changes

During 2004, the Company commenced the process of changing its Dockers® business model in Europe. The Company plans to transfer and consolidate Dockers® Europe’s operations in Brussels, which is the European headquarters of Levi Strauss & Co. The Company anticipates that the move will take place in the third quarter of 2005, resulting in the closure of its Amsterdam office and the displacement of approximately 65 employees based there. In November 2004, the president of the Dockers® business in Europe, along with the leaders of the marketing and merchandising functions, left employment with the Company. As of November 28, 2004, the Company recorded a charge of approximately $1.5 million, primarily related to severance and related benefits resulting from the termination of the three executives. During the third quarter of 2005, the Company expects to incur additional restructuring costs of approximately $7.7 million relating to this initiative in the form of severance and employee benefits payments, contract termination costs and asset disposals, which will be recorded as they become estimable and probable, or in the case of contract termination costs, when the related contracts are terminated.

The table below displays the restructuring activity for the year ended November 28, 2004, and the balance of the restructuring reserves as of November 28, 2004, for the 2004 reorganization initiatives discussed above.

	Restructuring Charges	Restructuring Reductions	Restructuring Reversals	November 28, 2004
	(Dollars in Thousands)
2004 Spain Plant Closures
Severance and employee benefits	$26,075	$(23,650)	$—	$2,425
Other restructuring costs	1,203	(1,200)	—	3

Subtotal — Spanish Plant Closures	27,278	(24,850)	—	2,428

2004 Australia Plant Closures
Severance and employee benefits	2,562	(1,811)	—	751
Other restructuring costs	—	—	—	—

Subtotal — Australia Plant Closures	2,562	(1,811)	—	751

2004 U.S. Organizational Changes
Severance and employee benefits	11,376	(5,641)	(883)	4,852
Other restructuring costs	15,714	(1,115)	(56)	14,543

Subtotal — U.S. Organizational Changes	27,090	(6,756)	(939)	19,395

2004 Europe Organizational Changes
Severance and employee benefits	14,137	(4,371)	(64)	9,702
Other restructuring costs	1,173	(75)	—	1,098

Subtotal — Europe Organizational Changes	15,310	(4,446)	(64)	10,800

2004 Dockers® Europe Organizational Changes
Severance and employee benefits	1,451	(102)	—	1,349
Other restructuring costs	—	—	—	—

Subtotal — Europe Organizational Changes	1,451	(102)	—	1,349

Subtotal	73,691	(37,965)	(1,003)	34,723
2004 U.S. Organizational Changes Asset Write-offs	543	—	—	—

Total — 2004 Reorganizational Changes	$74,234	$(37,965)	$(1,003)	$34,723

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

2004 Indefinite Suspension of Enterprise Resource Planning System Installation

In December 2003, the Company indefinitely suspended the installation of a worldwide enterprise resource planning system in order to reduce costs and prioritize work and resource use, and as a result the Company recorded a charge of approximately $42.8 million during fiscal 2004 related to this initiative. The charge was comprised of approximately $2.7 million related to the displacement of approximately 40 employees, $6.7 million for other restructuring costs primarily related to non-cancelable project contractual commitments and $33.4 million to write-off capitalized costs related to the project. As of November 28, 2004, all the employees related to this initiative had been displaced. The Company expects to incur no additional restructuring costs in connection with this action.

As discussed in Note 1, in August 2004 the Company decided to implement a new enterprise resource planning system for its Asia Pacific region. This decision will likely result in the utilization of certain assets, primarily comprised of software and licenses with an original cost of approximately $4 to $5 million, that had been previously written off in the first quarter of 2004 due to the indefinite suspension of the worldwide initiative.

The table below displays the restructuring activity and liability balance of the reserve for the 2004 ERP installation indefinite suspension.

	Restructuring Charges	Restructuring Reductions	Restructuring Reversals	November 28, 2004
	(Dollars in Thousands)
Severance and employee benefits	$2,718	$(2,081)	$(117)	$520
Other restructuring costs	6,668	(5,007)	—	1,661

Total	$9,386	$(7,088)	$(117)	$2,181

Asset write-offs	33,417

	$42,803

2003 U.S. Organizational Changes

On September 10, 2003, the Company announced a reorganization of its U.S. business to further reduce the time it takes from initial product concept to placement of the product on the retailer’s shelf and to reduce costs. During the fourth quarter of fiscal 2003, the Company recorded an initial charge of $22.4 million in connection with this initiative, reflecting the displacement of approximately 350 salaried employees in various U.S. locations. As a result of these initiatives, the Company recorded charges during the year ended November 28, 2004 of $7.3 million, net of reversals for additional severance and benefits related to the displacement of 189 employees, and $0.9 million, respectively, for other restructuring costs. As of November 28, 2004, all employees had been displaced.

During fiscal year 2005, the Company expects to incur an insignificant amount of additional employee-related restructuring costs related to this initiative for termination benefits and other restructuring costs, which will be recorded as they become estimable and probable.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

The table below displays the activity and liability balance of the reserve for the 2003 U.S. organizational changes.

	November 30, 2003	Restructuring Charges	Restructuring Reductions	Restructuring Reversals	November 28, 2004
	(Dollars in Thousands)
Severance and employee benefits	$16,641	$8,238	$(20,890)	$(956)	$3,033
Other restructuring costs	—	954	(888)	—	66

Total	$16,641	$9,192	$(21,778)	$(956)	$3,099

2003 North America Plant Closures

The Company closed its sewing and finishing operations in San Antonio, Texas in January 2004. The Company’s three Canadian facilities, two sewing plants in Edmonton, Alberta and Stoney Creek, Ontario, and a finishing center in Brantford, Ontario, closed in March 2004, displacing approximately 2,050 employees. Production from the San Antonio and Canadian facilities has been shifted to third-party contractors located primarily outside the United States and Canada. During the third quarter of 2003, the Company recorded a charge of approximately $11.0 million for asset write-offs associated with the U.S. and Canadian plant closures. During the fourth quarter of 2003, the Company recorded a charge of $42.1 million consisting of $41.3 million for severance and employee benefits and $0.8 million for other restructuring costs. The Company recorded additional charges during the year ended November 28, 2004 of $12.9 million, net of reversals, for additional severance and employee benefits, facility closure costs and asset write-offs related to these initiatives. As of November 28, 2004, a total of approximately 2,000 employees had been displaced in connection with these plant closures.

During fiscal year 2005, the Company expects to incur additional restructuring costs of approximately $0.7 million for costs relating to contract termination and asset disposals, which will be recorded as they become estimable and probable, or in the case of contract termination costs, when the related contracts are terminated.

The table below displays the restructuring activity and liability balance of the reserve for the 2003 North American plant closures.

	November 30, 2003	Restructuring Charges	Restructuring Reductions	Restructuring Reversals	November 28, 2004
	(Dollars in Thousands)
Severance and employee benefits	$42,930	$4,597	$(40,615)	$(288)	$6,624
Other restructuring costs	—	7,307	(5,507)	—	1,800

Total	$42,930	$11,904	$(46,122)	$(288)	$8,424

Asset write-offs		1,244

		$13,148

2003 Europe Organizational Changes

During the fourth quarter of 2003, the Company announced reorganization actions to consolidate and streamline operations in its European headquarters in Belgium and in various field offices. As a result, the Company recorded a charge of $28.9 million consisting of $28.1 million for severance and employee benefits and $0.8 million for other restructuring costs. The charge reflected the estimated displacement of approximately

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

330 employees. During 2004, the Company recorded a net reversal of approximately $0.6 million as a result of lower than anticipated severance and employee benefits related to this initiative. In addition, the Company recorded a charge of approximately $0.8 million, net of reversals, primarily for legal fees associated with severance negotiations. As of November 28, 2004, all of the employees had been displaced. The Company expects to incur no additional restructuring costs in connection with this action.

The table below displays the activity and liability balance of the reserve for this initiative.

	November 30, 2003	Restructuring Charges	Restructuring Reductions	Restructuring Reversals	November 28, 2004
	(Dollars in Thousands)
Severance and employee benefits	$27,155	$1,840	$(24,719)	$(2,449)	$1,827
Other restructuring costs	734	875	(1,271)	(47)	291

Total	$27,889	$2,715	$(25,990)	$(2,496)	$2,118

2002 Europe Reorganization Initiatives

In November 2002, the Company initiated the first of a series of reorganization initiatives affecting several countries to realign its resources with its European sales strategy to improve customer service, reduce operating costs and streamline product distribution activities. These actions included the closures of the leased distribution centers in Belgium, France and Holland during the first half of 2004. During the year ended November 28, 2004, the Company recorded a net reversal of approximately $0.4 million as a result of lower than anticipated severance and employee benefits related to this initiative. As of November 28, 2004, all of the employees had been displaced. The Company expects to incur no additional restructuring costs in connection with this initiative.

The table below displays the activity and liability balance of the reserve for this initiative.

	November 30, 2003	SG&A Charges	Restructuring Reductions	SG&A Reversals	November 28, 2004
	(Dollars in Thousands)
Severance and employee benefits	$4,462	$422	$(3,733)	$(876)	$275
Other restructuring costs	—	61	(42)	—	19

Total	$4,462	$483	$(3,775)	$(876)	$294

2002 U.S. Plant Closures

In 2002, the Company closed six manufacturing plants in the United States, resulting in the displacement of approximately 3,500 employees. For the year ended November 28, 2004, the Company reversed approximately $3.6 million of remaining restructuring reserves related to this initiative due to lower than estimated employee benefit costs. The Company expects to incur no additional restructuring costs in connection with this action.

The table below displays the current year activity for this reserve.

	November 30, 2003	Restructuring Charges	Restructuring Reductions	Restructuring Reversals	November 28, 2004
	(Dollars in Thousands)
Severance and employee benefits	$4,080	$37	$(566)	$(3,551)	$—
Other restructuring costs	335	—	(240)	(95)	—

Total	$4,415	$37	$(806)	$(3,646)	$—

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

NOTE 4: INCOME TAXES

The Company’s income tax expense was $65.1 million for the year ended November 28, 2004 compared to $318.0 million for the same period in 2003. The difference between 2004 and 2003 is primarily related to the prior year tax expense relating to a $282.4 million increase in valuation allowance for foreign tax credits, state and foreign net operating loss carryforwards, and alternative minimum tax credits.

The U.S. and foreign components of income (loss) before taxes are as follows:

	2004	2003	2002
	(Dollars in thousands)
Domestic	$(1,207)	$(62,762)	$(98,693)
Foreign	96,732	31,470	125,280

Total income before taxes	$95,525	$(31,292)	$26,587

Income tax expense consists of the following:

	2004	2003	2002
	(Dollars in thousands)
Federal — U.S.
Current	$11,174	$86,538	$294
Deferred	15,331	188,802	(39,258)

	26,505	275,340	(38,964)

State — U.S.
Current	(678)	6,629	8,811
Deferred	(5,830)	4,309	(7,578)

	(6,508)	10,938	1,233

Foreign
Current	25,893	35,986	67,231
Deferred	19,245	(4,239)	(10,252)

	45,138	31,747	56,979

Consolidated
Current	36,389	129,153	76,336
Deferred	28,746	188,872	(57,088)

Total income tax expense	$65,135	$318,025	$19,248

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

For 2004, 2003 and 2002, the Company’s income tax expense differs from the amount computed by applying the U.S. federal statutory income tax rate of 35% to income (loss) before taxes as follows:

	Year Ended November 28, 2004		Year Ended November 30, 2003		Year Ended November 24, 2002
		%		%		%
	(Dollars in thousands)
Income tax expense at U.S. federal statutory rate	$33,434	35.0%	$(10,953)	35.0%	$9,306	35.0%
State income taxes, net of U.S. federal impact	(20,257)	(21.2)%	(3,488)	11.1%	(2,965)	(11.1)%
Change in valuation allowance	37,133	38.9%	282,448	(902.6)%	650	2.4%
Impact of foreign operations	(8,711)	(9.1)%	39,741	(127.0)%	—	0.0%
Goodwill and trademark amortization	—	0.0%	—	0.0%	3,705	13.9%
Reassessment of reserves due to change in estimate	15,985	16.7%	12,911	(41.3)%	8,665	32.6%
Other, including non-deductible expenses(1)	7,551	7.9%	(2,634)	8.4%	(113)	(0.4)%

Total	$65,135	68.2%	$318,025	(1016.4)%	$19,248	72.4%

(1)	Included in “Other, including non-deductible expenses” for the year ended November 28, 2004, was income tax expense of approximately $6.2 million related to the reconciliation of the Company’s 2003 tax provision to its 2003 U.S. federal corporate income tax return, as described in Note 1.

The “State income taxes, net of U.S. federal impact” item above reflects the state tax benefit generated by domestic tax losses in the United States, net of the related U.S. federal impact. As not all state losses meet the more likely than not standard for realization, the Company reverses a portion of this benefit from the annual effective tax rate through an increase in the valuation allowance, which is discussed in more detail below. In addition, for 2004 this line includes a non-recurring benefit of approximately $8.3 million arising from a change in the overall state apportionment ratio, changes in state corporate income tax rates, and other factors.

The “Change in valuation allowance” item above relates primarily to deferred tax assets for foreign tax credits, state and foreign net operating loss carryforwards, alternative minimum tax credit carryforwards, and other foreign deferred tax assets. The Company evaluates all significant available positive and negative evidence, including the existence of losses in recent years and its forecast of future taxable income, in assessing the need for a valuation allowance. The underlying assumptions the Company used in forecasting future taxable income require significant judgment and take into account the Company’s recent performance. The valuation allowance increased by $37.1 million, $282.4 million, and $0.6 million for 2004, 2003 and 2002, respectively.

The $37.1 million net increase in 2004 reflects additions of $75.2 million and reversals of $38.1 million as shown in the following table:

	Valuation Allowance Balance as of November 30, 2003	Current Year Increase	Current Year (Decrease)	Valuation Allowance Balance as of November 28, 2004
	(Dollars in thousands)
Foreign tax credits on unremitted non-U.S. earnings	$165,960	$—	$(18,925)	$147,035
Alternative minimum tax credits carryforward	19,177		(19,177)	—
Foreign net operating loss carryforwards and other foreign deferred tax assets	113,387	39,399	—	152,786
U.S. state net operating loss carryforward	25,119	11,224	—	36,343
Foreign tax credit carryforwards	25,907	24,612	—	50,519

Total	$349,550	$75,235	$(38,102)	$386,683

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

The $18.9 million reversal with respect to foreign tax credits on unremitted foreign earnings arises primarily from a reduction in the gross foreign taxes that are available to accompany future repatriations from foreign affiliate. The $19.2 million reversal with respect to alternative minimum tax credits carryforwards is due primarily to improved business results in the current year and the unlimited carryforward period for the credits. The $39.4 million increase with respect to foreign net operating loss carryforwards and other foreign deferred tax assets is due primarily to a current year increase in the related gross deferred tax asset. Similarly, the $11.2 million increase with respect to deferred tax assets for state net operating loss carryforwards is due primarily to additional current year domestic losses. Additionally, the $24.6 million increase with respect to foreign tax credit carryforwards of the Company and its U.S. affiliates is due primarily to an increase in the related gross deferred tax asset during the current year.

The $282.4 million increase in 2003 relates primarily to deferred tax assets for foreign tax credits, alternative minimum tax credits, and certain state and foreign net operating loss carryforwards. The valuation allowances were established during 2003 as it became more likely than not the Company would not realize a benefit from those assets.

The “Impact of foreign operations” item above reflects differences between the income tax expense relating to the Company’s foreign operations and the U.S. federal statutory income tax rate of 35%. The most significant reconciling items include an additional expense of approximately $20.9 million relating to the Company’s decision to deduct, rather than credit, foreign tax payments, a benefit of approximately $11.2 million relating to the Company’s decision to remove foreign withholding taxes from its calculation of the residual tax due upon the expected future repatriation of foreign earnings, and a benefit of approximately $25.2 million relating primarily to profits and losses earned in foreign jurisdictions with valuation allowances against net operating loss carryforwards. For 2003, the significant reconciling items include the impact of deducting foreign tax payments and the impact of profits and losses in certain foreign jurisdictions. For 2002, the Company’s effective tax rate was not materially impacted by the Company’s foreign operations due to the Company’s ability to utilize foreign tax credits, benefit foreign losses, and other factors.

The “Reassessment of reserves due to change in estimate” item above relates primarily to changes in the Company’s estimate of its contingent tax liabilities. The total increase relates primarily to changes in estimates for existing items and additional new tax exposure items identified during the year. In 2004, the total increase includes additional contingent foreign tax liabilities of approximately $7.8 million, additional net U.S. contingent tax liabilities of approximately $3.4 million, and annual interest on prior year tax liabilities of approximately $4.8 million, net of the related tax benefit.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities as of November 28, 2004 and November 30, 2003 are presented below.

	2004 Deferred Tax Assets (Liabilities)	2003 Deferred Tax Assets (Liabilities)
	(Dollars in thousands)
Deferred tax assets:
Foreign tax credits on unremitted foreign earnings	$226,208	$251,660
Post-retirement benefits	214,666	236,190
Federal net operating loss carryforward	149,838	152,123
Employee compensation and benefit plans	133,667	128,778
Foreign net operating loss carryforward	133,569	115,216
Other	77,197	45,332
Additional minimum pension liability	46,804	53,452
Restructuring and special charges	22,350	49,314
Prepaid royalty income	17,138	33,082
Inventory basis difference	21,457	30,247
Foreign tax credit carryforward	50,519	25,908
State net operating loss carryforward	36,343	25,119
Alternative minimum tax credit carryforward	24,291	19,177
Foreign exchange gains and losses	9,799	1,783

Subtotal	1,163,846	1,167,381

Less: Valuation allowance	(386,683)	(349,550)

Deferred tax liabilities:
Additional U.S. tax on unremitted foreign earnings	(184,373)	(194,924)
Depreciation and amortization	(5,996)	(1,060)

Subtotal	(190,369)	(195,984)

Total net deferred tax assets	$586,794	$621,847

At November 28, 2004, cumulative foreign operating losses of approximately $415.7 million generated by the Company were available to reduce future taxable income. Approximately $36.3 million of these operating losses expire between the years 2005 and 2014. The remaining $379.4 million carryforward indefinitely. The gross deferred tax asset for the cumulative foreign operating losses of approximately $133.6 million is partially offset by a valuation allowance of approximately $127.8 million.

At November 28, 2004, the Company had a U.S. federal net operating loss carryforward of approximately $428.1 million that will begin to expire in 2022 if not utilized. The utilization of such net operating loss and credit carryforwards may be subject to a substantial annual limitation due to any future “changes in ownership”, as defined by provisions of Section 382 of the Internal Revenue Code of 1986, as amended, and similar state and foreign provisions. Should the Company become subject to this annual limitation, it may result in the expiration of the net operating loss and credit carryforwards before utilization. The gross deferred asset relating to these loss carryforwards of approximately $149.8 million is not offset by a valuation allowance due primarily to taxable temporary differences relating to the Company’s unremitted foreign earnings.

At November 28, 2004, the Company had foreign tax credit carryforwards of approximately $50.5 million that will begin to expire in 2010 if not utilized. These foreign tax credit carryforwards are completely offset by a valuation allowance due to the carryforward period and limitations in the tax law regarding usage.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

At November 28, 2004, the Company had alternative minimum tax credit carryforwards of approximately $24.3 million which carryforward indefinitely.

In addition, at November 28, 2004, the Company had a deferred tax asset of approximately $36.3 million relating to state net operating loss carryforwards. These losses are scheduled to expire between 2005 and 2024 if not utilized. This deferred tax asset is completely offset by a valuation allowance as it is more likely than not the losses will expire unused.

Examination of Tax Returns. The Company has unresolved issues in its consolidated U.S. federal corporate income tax returns for the prior 19 years. A number of these tax returns and certain other state and foreign tax returns are under examination by various regulatory authorities. The Company continuously reviews issues raised in connection with these on-going examinations to evaluate the adequacy of its reserves.

During 2004, the Company reached a partial agreement with the Internal Revenue Service for the years 1990 to 1994 and paid $42.0 million in tax and interest in November 2004. The Company also received a Revenue Agent’s Report during the year for additional issues related to the 1990 to 1994 tax years. The most significant unresolved issue relating to these tax years was the subject of an unfavorable Technical Advice Memorandum from the National Office of the Internal Revenue Service with regard to certain positions taken by the Company on prior returns. The Company filed a protest with the Appeals Division of the Internal Revenue Service relating to the remaining unresolved items for these years.

The Company believes that its accrued tax liabilities are adequate to cover all probable U.S. federal, state, and foreign income tax loss contingencies at November 2004. However, it is reasonably possible the Company may also incur additional income tax liabilities relating to prior years. The Company estimates this additional potential exposure to be approximately $28.6 million. Should the Company’s view as to the likelihood of incurring these additional liabilities change, additional income tax expense may be accrued in future periods. This $28.6 million amount has not been accrued because it currently does not meet the recognition criteria for liabilities under generally accepted accounting principles in the United States.

Reclassifications. As of November 28, 2004 the Company reclassified its remaining balance of contingent tax liabilities from non-current to current to reflect its expected resolution of these open tax issues. Accordingly, the Company’s total long-term liabilities were $0 and $143.1 million at November 28, 2004 and November 30, 2003, respectively.

NOTE 5: PROPERTY, PLANT AND EQUIPMENT

The components of property, plant and equipment (“PP&E”) are as follows:

	November 28, 2004	November 30, 2003
	(Dollars in thousands)
Land	$34,294	$33,344
Buildings and leasehold improvements	351,057	354,739
Machinery and equipment	477,284	516,960
Capitalized internal-use software	34,515	28,203
Construction in progress	5,566	44,589

Total PP&E	902,716	977,835
Accumulated depreciation	(486,439)	(491,121)

PP&E, net	$416,277	$486,714

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

As of November 28, 2004, the Company had approximately $2.3 million of PP&E, net, available for sale, consisting primarily of assets related to closed manufacturing facilities in the United States.

Depreciation expense for the years ended November 28, 2004, November 30, 2003 and November 24, 2002 was $62.4 million, $63.9 million and $59.4 million, respectively.

Construction in progress at November 28, 2004, primarily related to the installation of various analytical software systems in the United States. Construction in progress at November 30, 2003, primarily related to the installation of a worldwide enterprise resource planning system. In the first quarter of 2004, the Company decided to indefinitely suspend this project. (See Note 1 to the Consolidated Financial Statements).

NOTE 6: GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill was $199.9 million as of November 28, 2004 and November 30, 2003. Other intangible assets were as follows:

	November 28, 2004			November 30, 2003
(Dollars in thousands)	Gross Carrying Value	Accumulated Amortization	Total	Gross Carrying Value	Accumulated Amortization	Total
Amortized intangible assets:
Other intangible assets	$4,590	$(720)	$3,870	$3,523	$(1,741)	$1,782

Unamortized intangible assets:
Trademarks	42,909	—	42,909	42,940	—	42,940

	$47,499	$(720)	$46,779	$46,463	$(1,741)	$44,722

Amortization expense for the years ended November 28, 2004, November 30, 2003 and November 24, 2002 was approximately $0.2 million, $0.3 million and $10.9 million, respectively. Future amortization expense for the next five fiscal years with respect to the Company’s finite lived intangible assets as of November 28, 2004 is estimated at approximately $0.3 million per year.

Pursuant to the provisions of Statement of Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, the company is required to perform an annual impairment test on its goodwill and indefinite lived intangible assets. The Company performed such a test in the fourth quarter of 2004 and determined that no impairment to the carrying value existed for its goodwill or indefinite lived intangible assets.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

NOTE 7: LONG-TERM DEBT

Long-term debt is summarized below:

	November 28, 2004	November 30, 2003
	Dollars in thousands
Long-Term Debt:
Secured:
Term loan	$495,000	$500,000
Revolving credit facility	—	—
Customer service center equipment financing (1)	55,936	64,206
Notes payable, at various rates	408	650

Subtotal	551,344	564,856
Unsecured:
Notes:
7.00%, due 2006 (2)	449,095	448,623
11.625% Dollar denominated, due 2008	378,022	377,391
11.625% Euro denominated, due 2008	165,260	149,445
12.25% Senior Notes, due 2012	571,671	571,449
Yen-denominated Eurobond 4.25%, due 2016	194,534	183,486

Subtotal	1,758,582	1,730,394
Current maturities	(61,203)	(13,521)

Total long-term debt	$2,248,723	$2,281,729

Short-Term Debt:
Short-term borrowings	$13,962	$21,179
Current maturities of long-term debt	61,203	13,521

Total short-term debt	$75,165	$34,700

Total long-term and short-term debt	$2,323,888	$2,316,429

Cash and cash equivalents	$299,596	$143,445

Restricted cash	$1,885	$—

(1)	The Company repaid its customer service center equipment financing in full at maturity in December 2004.

(2)	In January 2005, the Company repurchased $372.1 million of its 7.00% notes due 2006 through a tender offer with the proceeds from its issuance of $450.0 million in 9.75% notes due 2015 in December 2004. See “Subsequent Event — Issuance of Senior Notes Due 2015” below.

Senior Secured Term Loan and Senior Secured Revolving Credit Facility

Principal Amount; Use of Proceeds. On September 29, 2003, the Company entered into a $500.0 million senior secured term loan agreement and a $650.0 million senior secured revolving credit facility. The Company used the borrowings under these agreements to refinance the Company’s January 2003 senior secured credit facility and the Company’s 2001 domestic receivables securitization agreement, and also uses the borrowings for working capital and general corporate purposes. On August 13, 2004, the Company entered into a fourth amendment to the Company’s senior secured revolving credit facility. On August 30, 2004, the Company entered

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

into an amendment to the Company’s senior secured term loan. The amendments primarily provided for the lenders’ consent to the Company’s proposed sale of the Company’s Dockers® business. The amendment to the term loan also made changes in the prepayment provisions and the financial, operational and certain other covenants in the Company’s revolving credit facility and term loan, including replacing a consolidated fixed charge ratio covenant with a consolidated senior secured leverage ratio covenant. On November 24, 2004, the Company entered into a fifth amendment to its senior secured revolving credit facility permitting it to convert any cash collateralized letter of credit into a non-cash collateralized letter of credit. The material terms of these amendments are reflected in the discussion below.

Term Loan. The Company’s term loan consists of a single borrowing of $500.0 million, divided into two tranches, a $200.0 million tranche subject to a fixed rate of interest and a $300.0 million tranche subject to floating rates of interest. The loan matures on September 29, 2009. Principal payments on the term loan in an amount equal to 0.25% of the initial principal amount must be made quarterly commencing with the last day of the first fiscal quarter of 2004, and the remaining principal amount of the term loan must be repaid at maturity.

The Company is permitted to prepay the term loan at any time, subject to the payment of certain make-whole premiums to the lenders if the Company desires to prepay the loans outside of certain prepayment periods. The periods during which these make-whole premiums are applicable to voluntary prepayments depend on whether or not the Company has, as of March 31, 2006, refinanced, repaid or otherwise set aside funds for the repayment of all of the Company’s senior unsecured notes due 2006 as required by the term loan agreement. The make-whole premium is calculated by taking the present value of (i) all interest payments due through to the end of the relevant make-whole period plus (ii) any additional prepayment premium (as described below) if such prepayment were made on the day after the relevant make-whole period. If the Company chooses to prepay the term loan outside of the make-whole periods, the Company is not required to pay any make-whole premium, but the Company will be required to pay an additional prepayment premium based on a percentage (which declines over time) of the principal amount of the term loan prepaid. The Company’s term loan also requires mandatory prepayments in specified circumstances, such as if the Company engages in a sale of certain intellectual property assets.

Revolving Credit Facility. The revolving credit facility is an asset-based facility, in which the borrowing availability varies according to the levels of the Company’s accounts receivable, inventory and cash and investment securities deposited in secured accounts with the administrative agent or other lenders. Subject to the level of this borrowing base, the Company may make and repay borrowings from time to time until the maturity of the facility. The maturity date of the facility is September 29, 2007, at which time all borrowings under the facility must be repaid. The Company may make voluntary prepayments of borrowings at any time and must make mandatory prepayments if certain events occur, such as asset sales. The Company must pay an early termination fee if the facility is terminated prior to September 29, 2005.

The Company additionally has the ability to deposit cash or certain investment securities with the administrative agent for the facility to secure the Company’s reimbursement and other obligations with respect to letters of credit. Such cash-collateralized letters of credit are subject to lower letter of credit fees.

Interest Rates. The interest rate for the floating rate tranche of the Company’s term loan is 6.875% over the eurodollar rate or 5.875% over the base rate. The interest rate for the fixed rate tranche of the Company’s term loan is 10.0% per annum. The interest rate for the Company’s revolving credit facility is, for LIBOR rate loans, 2.75% over the LIBOR rate (as defined in the credit agreement) or, for base rate loans, 0.50% over the Bank of America prime rate.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

Early Maturity or Default if Notes Not Refinanced. The term loan agreement requires the Company to refinance, repay or otherwise irrevocably set aside funds for all of the Company’s senior unsecured notes due 2006 and 2008 not later than six months prior to their respective maturity dates, failing which the maturity of the term loan is accelerated to a date three months prior to the scheduled maturity date of the 2006 or the 2008 notes, respectively. As a result, unless the Company has refinanced, repaid or otherwise irrevocably set aside funds for the payment of all of the 2006 notes by May 1, 2006, the term loan will become due on August 1, 2006, and unless the Company has repaid all of the 2008 notes by July 15, 2007, the term loan will become due on October 15, 2007.

The Company may satisfy this note refinancing requirement under the term loan in one of two ways. First, the Company may refinance the 2006 and 2008 notes by issuing new debt on terms similar to those of the Company’s 12.25% notes due 2012 and using the proceeds to repurchase, repay or otherwise irrevocably set aside the funds for the notes. Second, the Company may repurchase or otherwise set aside funds to repay the 2006 and 2008 notes if the Company meets specified conditions. Those conditions include the Company maintaining (after giving effect of the repayment on a pro forma basis) a leverage ratio that does not exceed 4.75 to 1.0 (for the 2006 notes) and 4.5 to 1.0 (for the 2008 notes) and an interest coverage ratio that exceeds 1.85 to 1.0 (for the 2006 notes) and 2.0 to 1.0 (for the 2008 notes). These ratios apply only to the note refinancing requirements; they are not ongoing financial covenants.

The revolving credit facility contains a similar note refinancing requirement with respect to the 2006 notes, except that the consequence of a failure to repay the notes is a breach of covenant, not early maturity. The Company may also satisfy this requirement under the revolving credit facility if the Company reserves cash or has borrowing availability sufficient to repay the 2006 notes and thereafter has $150.0 million of borrowing availability under the revolving credit facility. See “Item 9B—Other Information” for more information.

Guarantees and Security. The Company’s obligations under each of the term loan and revolving credit facility are guaranteed by the Company’s domestic subsidiaries. The revolving credit facility is secured by a first-priority lien on domestic inventory and accounts receivable, certain domestic equipment, patents and other related intellectual property, 100% of the stock in all domestic subsidiaries, 65% of the stock of certain foreign subsidiaries and other assets. Excluded from the assets securing the revolving credit facility are all of the Company’s most valuable real property interests and all of the capital stock of the Company’s affiliates in Germany and the United Kingdom and any other affiliates that become restricted subsidiaries under the indenture governing the Company’s notes due 2006 and the Yen-denominated Eurobond due 2016 (such restricted subsidiaries also are not permitted to be guarantors). The term loan is secured by a lien on trademarks, copyrights and other related intellectual property and by a second-priority lien on the assets securing the revolving credit facility.

Term Loan Leverage Ratio Covenant. The term loan contains a consolidated senior secured leverage ratio, which is measured as of the end of each fiscal quarter. The ratio is generally defined as the ratio of consolidated secured debt to “Pro Forma Consolidated EBITDA” (as defined in the term loan agreement) for the previous four fiscal quarters. The computation of Pro Forma Consolidated EBITDA allows the Company to add back all restructuring and restructuring related charges less the aggregate amount of cash payments made during such period by the Company in respect of restructuring charges (other than (i) cash payments on restructuring charges incurred prior to May 31, 2004 and (ii) an aggregate of up to $100 million of restructuring charges incurred on or after May 31, 2004 to the extent paid in cash and which the Company has notified the lenders that the Company will exclude for purposes of calculating the leverage ratio covenant in any fiscal quarter).

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

The Company must ensure that the ratio is not more than:

•	3.50 to 1.00 for any fiscal quarter ending in or prior to August 2005;

•	3.00 to 1.00 for any fiscal quarter ending after August 2005 and in or before February 2007; and

•	2.75 to 1.00 for any fiscal quarter thereafter.

As of November 28, 2004, the Company was in compliance with the consolidated senior secured leverage ratio.

Revolving Credit Fixed Charge Coverage Ratio. The revolving credit facility contains a fixed charge coverage ratio. The ratio is measured only if certain availability thresholds are not met. In that case, the ratio is measured as of the end of each month. This ratio is generally defined as the ratio of (i) EBITDA less the sum of (a) capital expenditures and (b) the provision for federal, state and local income taxes for the current period to (ii) the sum of (x) interest charges paid in cash for the relevant period and (y) repayments of scheduled debt during the period. The Company is required to maintain a ratio of least 1.0 to 1.0 when the covenant is required to be tested. As of November 28, 2004, the Company was not required to perform this calculation.

Under the Company’s credit agreements, EBITDA is generally defined as consolidated net income plus (i) consolidated interest charges, (ii) the provision for federal, state, local and foreign income taxes, (iii) depreciation and amortization expense, (iv) other (income) expense and (v) restructuring and restructuring related charges, less cash payments made in respect of the restructuring charges.

Factors that could cause the Company to breach these leverage and fixed charge coverage ratio covenants include lower operating income, higher current tax expenses for which the Company has not adequately reserved, higher cash restructuring costs, higher interest expense due to higher debt or floating interest rates and higher capital spending. There are no other financial covenants in either agreement the Company is required to meet on an ongoing basis.

Covenants. The term loan and the revolving credit facility each contain customary covenants restricting the Company’s activities as well as those of the Company’s subsidiaries, including limitations on the Company’s, and the Company’s subsidiaries’, ability to sell assets; engage in mergers; enter into capital leases or certain leases not in the ordinary course of business; enter into transactions involving related parties or derivatives; incur or prepay indebtedness or grant liens or negative pledges on the Company’s assets; make loans or other investments; pay dividends or repurchase stock or other securities; guaranty third party obligations; make capital expenditures; and make changes in the Company’s corporate structure.

Certain Mergers and Asset Sales Permitted under Term Loan. The term loan permits the Company to merge or sell all or substantially all of the Company’s assets, subject to certain conditions (including financial ratios) similar to those contained in the merger covenant in the indentures relating to the Company’s senior unsecured notes due 2008, the Company’s senior unsecured notes due 2012 and the Company’s senior unsecured notes due 2015.

Events of Default. The term loan and the revolving credit facility each contain customary events of default, including payment failures; failure to comply with covenants; failure to satisfy other obligations under the credit agreements or related documents; defaults in respect of other indebtedness; bankruptcy, insolvency and inability to pay debts when due; material judgments; pension plan terminations or specified underfunding; substantial voting trust certificate or stock ownership changes; specified changes in the composition of the Company’s board

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

of directors; and invalidity of the guaranty or security agreements. The cross-default provisions in each of the term loan and the revolving credit facility apply if a default occurs on other indebtedness in excess of $25.0 million and the applicable grace period in respect of the indebtedness has expired, such that the lenders of or trustee for the defaulted indebtedness have the right to accelerate. If an event of default occurs under either the term loan or the revolving credit facility, the Company’s lenders may terminate their commitments, declare immediately payable the term loan and all borrowings under each of the credit facilities and foreclose on the collateral, including (in the case of the term loan) the Company’s trademarks.

Customer Service Center Equipment Financing

In December 1999 the Company entered into a secured financing transaction consisting of a five-year credit facility secured by owned equipment at customer service centers (distribution centers) located in Nevada, Mississippi and Kentucky. The amount financed in December 1999 was $89.5 million, comprised of a $59.5 million tranche (“Tranche 1”) and a $30.0 million tranche (“Tranche 2”). Borrowings under Tranche 1 had a fixed interest rate equal to the yield of a four-year Treasury note plus an incremental borrowing spread. Borrowings under Tranche 2 had a floating quarterly interest rate equal to the 90 day LIBOR plus an incremental borrowing spread based on the Company’s leverage ratio at that time. Proceeds from the borrowings were used to reduce the commitment amounts of the then-existing credit facilities.

The equipment in the customer service centers securing this facility was and is not part of the collateral securing the Company’s September 2003 bank credit facility. As of November 28, 2004, there was approximately $55.9 million principal amount outstanding under this facility. This remaining balance was paid at maturity on December 7, 2004.

Senior Notes Due 2006

In 1996, the Company issued $450.0 million ten-year notes maturing in November 2006 to qualified institutional investors in reliance on Rule 144A under the Securities Act of 1933 (the “Securities Act”). The notes are unsecured obligations of the Company and are not subject to redemption before maturity. The ten-year notes bear interest at 7.00% per annum, payable semi-annually in May and November of each year. The discount of approximately $4.7 million on the original issue is being amortized over the term of the notes using an approximate effective-interest rate method. Net proceeds from the notes offering were used to repay a portion of the indebtedness outstanding under a 1996 credit facility agreement.

In May 2000, the Company engaged in a voluntary exchange offer to the note holders. As a result of the exchange offer, all $450.0 million aggregate principal amount of the senior unsecured notes due 2006 were exchanged for new notes on identical terms registered under the Securities Act.

In December 2004, the Company commenced a cash tender offer for the outstanding principal amount of its $450.0 million senior unsecured notes due 2006. The tender offer expired on January 12, 2005. The Company purchased $372.1 million in principal amount tendered of the senior unsecured notes due 2006 with the proceeds from the issuance of the senior unsecured notes due 2015. See further discussion under “Subsequent Event — Issuance of Senior Notes due 2015” below.

Senior Notes Due 2008

Principal, Interest and Maturity. On January 18, 2001, the Company issued two series of notes payable totaling the then-equivalent of $497.5 million to qualified institutional investors in reliance on Rule 144A under

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

the Securities Act and outside the United States in accordance with Regulation S under the Securities Act. The notes are unsecured obligations of the Company and are callable beginning January 15, 2005. The issuance was divided into two series: U.S. $380.0 million dollar notes (“Dollar Notes”) and 125.0 million euro notes (“Euro Notes”), (collectively, the “Notes”). Both series of notes are seven-year notes maturing on January 15, 2008 and bear interest at 11.625% per annum, payable semi-annually in January and July of each year. These Notes were offered at a discount of $5.2 million to be amortized over the term of the Notes. Costs representing underwriting fees and other expenses of $14.4 million on the original issue are amortized over the term of the Notes to interest expense.

Use of Proceeds. Net proceeds from the offering were used to repay a portion of the indebtedness outstanding under the Company’s then effective credit facility.

Covenants. The indentures governing the Notes contain covenants that limit the Company’s and its subsidiaries’ ability to incur additional debt; pay dividends or make other restricted payments; consummate specified asset sales; enter into transactions with affiliates; incur liens; impose restrictions on the ability of a subsidiary to pay dividends or make payments to the Company and its subsidiaries; merge or consolidate with any other person; and sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Company’s assets or the assets of the Company’s subsidiaries.

Asset Sales. The indenture governing these notes provides that the Company’s asset sales must be at fair market value and the consideration must consist of at least 75% cash or cash equivalents or the assumption of liabilities. The Company must use the net proceeds from the asset sale within 360 days after receipt either to repay bank debt, with an equivalent permanent reduction in the available commitment in the case of a repayment under the Company’s revolving credit facility, or to invest in additional assets in a business related to the Company’s business. To the extent proceeds not so used within the time period exceed $10.0 million, the Company is required to make an offer to purchase outstanding notes at par plus accrued an unpaid interest, if any, to the date of repurchase. Any purchase or prepayment of these notes requires consent of the lenders under the Company’s senior secured term loan and senior secured revolving credit facility.

Change in Control. If the Company experiences a change in control as defined in the indentures governing the Notes, the Company will be required under the indentures to make an offer to repurchase the Notes at a price equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the date of repurchase. Any purchase or prepayment of these notes requires consent of the lenders under the Company’s senior secured term loan and senior secured revolving credit facility.

Events of Default. The indenture governing these notes contains customary events of default, including failure to pay principal, failure to pay interest after a 30-day grace period, failure to comply with the merger, consolidation and sale of property covenant, failure to comply with other covenants in the indenture for a period of 30 days after notice given to the Company, failure to satisfy certain judgments in excess of $25.0 million after a 30-day grace period, and certain events involving bankruptcy, insolvency or reorganization. The indenture also contains a cross-acceleration event of default that applies if debt of the Company or of any restricted subsidiary in excess of $25.0 million is accelerated or is not paid when due at final maturity.

Covenant Suspension. If these notes receive and maintain an investment grade rating by both Standard and Poor’s and Moody’s and the Company and its subsidiaries are and remain in compliance with the indenture, then the Company and its subsidiaries will not be required to comply with specified covenants contained in the indenture.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

Exchange Offer. In March 2001, after a required exchange offer, all but $200 thousand of the $380.0 million aggregate principal amount Dollar Notes and all but 595 thousand euro of the 125.0 million aggregate principal amount Euro Notes were exchanged for new notes on identical terms registered under the Securities Act.

Senior Notes Due 2012

Principal, Interest and Maturity. On December 4, 2002, January 22, 2003 and January 23, 2003, the Company issued a total of $575.0 million in notes to qualified institutional buyers. These notes are unsecured obligations that rank equally with all of the Company’s other existing and future unsecured and unsubordinated debt. They are 10-year notes maturing on December 15, 2012 and bear interest at 12.25% per annum, payable semi-annually in arrears on December 15 and June 15, commencing on June 15, 2003. The notes are callable beginning December 15, 2007. In addition, at any time prior to December 15, 2005, the Company may redeem up to a maximum of 33 1/3% of the original aggregate principal amount of the notes with the proceeds of one or more public equity offerings at a redemption price of 112.25% of the principal amount plus accrued and unpaid interest, if any, to the date of redemption. These notes were offered at a net discount of $3.7 million, which is amortized over the term of the notes using an approximate effective-interest rate method. Costs representing underwriting fees and other expenses of approximately $18.4 million are amortized over the term of the notes to interest expense.

Use of Proceeds. The Company used approximately $125.0 million of the net proceeds from the notes offering to repay remaining indebtedness under the Company’s 2001 bank credit facility and approximately $327.3 million of the net proceeds to purchase the majority of the 6.80% notes due November 1, 2003.

Covenants. The indenture governing these notes contains covenants that limit the Company and its subsidiaries’ ability to incur additional debt; pay dividends or make other restricted payments; consummate specified asset sales; enter into transactions with affiliates; incur liens; impose restrictions on the ability of a subsidiary to pay dividends or make payments to the Company and its subsidiaries; merge or consolidate with any other person; and sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Company’s assets or its subsidiaries’ assets.

Asset Sales. The indenture governing these notes provides that the Company’s asset sales must be at fair market value and the consideration must consist of at least 75% cash or cash equivalents or the assumption of liabilities. The Company must use the net proceeds from the asset sale within 360 days after receipt either to repay bank debt, with an equivalent permanent reduction in the available commitment in the case of a repayment under the Company’s revolving credit facility, or to invest in additional assets in a business related to the Company’s business. To the extent proceeds not so used within the time period exceed $10.0 million, the Company is required to make an offer to purchase outstanding notes at par plus accrued an unpaid interest, if any, to the date of repurchase. Any purchase or prepayment of these notes requires consent of the lenders under the Company’s senior secured term loan and senior secured revolving credit facility.

Change in Control. If the Company experiences a change in control as defined in the indenture governing the notes, then the Company will be required under the indenture to make an offer to repurchase the notes at a price equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the date of repurchase. Any purchase or prepayment of these notes requires consent of the lenders under the Company’s senior secured term loan and senior secured revolving credit facility.

Events of Default. The indenture governing these notes contains customary events of default, including failure to pay principal, failure to pay interest after a 30-day grace period, failure to comply with the merger,

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

consolidation and sale of property covenant, failure to comply with other covenants in the indenture for a period of 30 days after notice given to the Company, failure to satisfy certain judgments in excess of $25.0 million after a 30-day grace period, and certain events involving bankruptcy, insolvency or reorganization. The indenture also contains a cross-acceleration event of default that applies if debt of the Company or any restricted subsidiary in excess of $25.0 million is accelerated or is not paid when due at final maturity.

Covenant Suspension. If these notes receive and maintain an investment grade rating by both Standard and Poor’s and Moody’s and the Company and its subsidiaries are and remain in compliance with the indenture, then the Company and its subsidiaries will not be required to comply with specified covenants contained in the indenture.

Exchange Offer. In June 2003, after a required exchange offer, all but $9.1 million of the $575.0 million aggregate principal amount of the notes were exchanged for new notes on identical terms registered under the Securities Act

Yen-denominated Eurobond Placement

In 1996, the Company issued a ¥ 20 billion principal amount eurobond (equivalent to approximately $180.0 million at the time of issuance) due in November 2016, with interest payable at 4.25% per annum. The bond is redeemable at the option of the Company at a make-whole redemption price commencing in 2006. Net proceeds from the placement were used to repay a portion of the indebtedness outstanding under a 1996 credit facility agreement.

The agreement governing these bonds contains customary events of default and restricts the Company’s ability and the ability of its subsidiaries and future subsidiaries to incur liens; engage in sale and leaseback transactions and engage in mergers and sales of assets. The agreement contains a cross-acceleration event of default that applies if any of the Company’s debt in excess of $25.0 million is accelerated and the debt is not discharged or acceleration rescinded within 30 days after the Company’s receipt of a notice of default from the fiscal agent or from the holders of at least 25% of the principal amount of the bond.

Subsequent Event — Issuance of Senior Notes Due 2015

Principal, Interest and Maturity. On December 22, 2004, the Company issued $450.0 million in notes to qualified institutional buyers. These notes are unsecured obligations that rank equally with all of the Company’s other existing and future unsecured and unsubordinated debt. They are 10-year notes maturing on January 15, 2015 and bear interest at 9.75% per annum, payable semi-annually in arrears on January 15 and July 15, commencing on July 15, 2005. The Company may redeem some or all of the notes prior to January 15, 2010 at a price equal to 100% of the principal amount plus accrued and unpaid interest and a “make-whole” premium. Thereafter, the Company may redeem all or any portion of the notes, at once or over time, at redemption prices specified in the indenture governing the notes, after giving the required notice under the indenture. In addition, at any time prior to January 15, 2008, the Company may redeem up to a maximum of 33 1/3% of the original aggregate principal amount of the notes with the proceeds of one or more public equity offerings at a redemption price of 109.75% of the principal amount plus accrued and unpaid interest, if any, to the date of redemption. Costs representing underwriting fees and other expenses of approximately $10.0 million will be amortized over the term of the notes to interest expense.

Use of Proceeds. The Company used approximately $372.1 million of the $450.0 million of gross proceeds from the notes offering to purchase approximately $372.1 million in aggregate principal amount of its 2006 notes

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

through a tender offer. The Company began the tender offer at the time it launched the bond offering and completed it on January 12, 2005. The Company intends to use the remaining proceeds to repay outstanding debt (which may include any remaining 2006 notes), or for the payment of premiums, fees and expenses relating to the offering and tender offer. The Company may also elect to use these remaining proceeds for other corporate purposes consistent with the requirements of the Company’s credit agreements, indentures and other agreements.

Covenants. The indenture governing these notes contains covenants that limit the Company and its subsidiaries’ ability to incur additional debt; pay dividends or make other restricted payments; consummate specified asset sales; enter into transactions with affiliates; incur liens; impose restrictions on the ability of a subsidiary to pay dividends or make payments to the Company and its subsidiaries; merge or consolidate with any other person; and sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Company’s assets or its subsidiaries’ assets. These covenants are comparable to those contained in the indenture governing the Company’s 11.625% notes due 2008 and the Company’s 12.25% notes due 2012.

Asset Sales. The indenture governing these notes provides that the Company’s asset sales must be at fair market value and the consideration must consist of at least 75% cash or cash equivalents or the assumption of liabilities. The Company must use the net proceeds from the asset sale within 360 days after receipt either to repay bank debt, with an equivalent permanent reduction in the available commitment in the case of a repayment under its revolving credit facility, or to invest in additional assets in a business related to its business. To the extent proceeds not so used within the time period exceed $10.0 million, the Company is required to make an offer to purchase outstanding notes at par plus accrued and unpaid interest, if any, to the date of repurchase. Any purchase or prepayment of these notes requires consent of the lenders under the Company’s senior secured term loan and senior secured revolving credit facility.

Change in Control. If the Company experiences a change in control as defined in the indenture governing the notes, then it will be required under the indenture to make an offer to repurchase the notes at a price equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the date of repurchase. Any purchase or prepayment of these notes requires consent of the lenders under the Company’s senior secured term loan and senior secured revolving credit facility.

Events of Default. The indenture governing these notes contains customary events of default, including failure to pay principal, failure to pay interest after a 30-day grace period, failure to comply with the merger, consolidation and sale of property covenant, failure to comply with other covenants in the indenture for a period of 30 days after notice given to the Company, failure to satisfy certain judgments in excess of $25.0 million after a 30-day grace period, and certain events involving bankruptcy, insolvency or reorganization. The indenture also contains a cross-acceleration event of default that applies if debt of Levi Strauss & Co. or any restricted subsidiary in excess of $25.0 million is accelerated or is not paid when due at final maturity.

Covenant Suspension. If these notes receive and maintain an investment grade rating by both Standard and Poor’s and Moody’s and the Company and its subsidiaries are and remain in compliance with the indenture, then the Company and its subsidiaries will not be required to comply with specified covenants contained in the indenture. These provisions are comparable to those contained in the indenture governing the Company’s 11.625% notes due 2008 and the Company’s 12.25% notes due 2012.

Other Debt Matters

Debt Issuance Costs. The Company capitalizes debt issuance costs, which are included in other assets in the accompanying consolidated balance sheet. These costs are being amortized on a straight-line basis over the life

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

of the related debt instruments. Unamortized debt issuance costs at November 28, 2004 and November 30, 2003 were $54.8 million. Amortization of debt issuance costs, which is included in interest expense, was $11.0 million, $13.4 million and $15.8 million in 2004, 2003 and 2002, respectively.

Accrued Interest. At November 28, 2004 and November 30, 2003 accrued interest was $65.6 million and $65.5 million, respectively, and is included in accrued liabilities.

Principal Short-term and Long-term Debt Payments

The maturity date of the term loan will be August 1, 2006 if the Company has not refinanced, repaid or otherwise irrevocably set aside funds to repay the 2006 notes by May 1, 2006, or will be October 15, 2007 if the Company has met the 2006 refinancing condition by May 1, 2006, but has not refinanced, repaid or otherwise irrevocably set aside funds to repay the 2008 notes by July 15, 2007.

The table below sets forth, as of November 28, 2004, the Company’s required aggregate short-term and long-term debt principal payments for the next five fiscal years and thereafter, after giving effect to the issuance of $450.0 million of 9.75% notes due 2015 in December 2004 and the subsequent purchase of approximately $372.1 million of 7.00% notes due 2006 through a tender offer completed in January 2005, and refinancing condition scenarios under the senior secured term loan:

	Principal payments as of November 28, 2004
Fiscal year	Assuming 2006 notes refinancing condition not met	Assuming 2006 notes refinancing condition met, but 2008 notes refinancing condition not met	Assuming 2006 notes and 2008 notes refinancing conditions met
	(Dollars in thousands)
2005(1)	$75,165	$75,165	$75,165
2006(2)	567,724	82,724	82,724
2007	—	485,000	5,000
2008	543,281	543,281	548,281
2009	—	—	475,000
Thereafter	1,216,323	1,216,323	1,216,323

Total	$2,402,493	$2,402,493	$2,402,493

(1)	Includes required payments of approximately $5.0 million under the Company’s senior secured term loan and the December 2004 repayment in full of approximately $56.0 million on the maturity of the Company’s customer service center equipment financing. Also includes payments relating to short-term borrowings of approximately $14.0 million.

(2)	If the Company does not meet the 2006 refinancing condition, its senior secured term loan will mature in 2006, and, coupled with the scheduled maturity of the remaining balance of the Company’s 7.00% notes due 2006, the Company will have to repay or otherwise satisfy approximately $568.0 million of debt in fiscal 2006. If the Company meets the 2006 refinancing condition, the Company will have to repay or otherwise satisfy approximately $83.0 million of debt in 2006.

Short-Term Credit Lines and Stand-By Letters of Credit

The Company’s total unused lines of credit were $376.0 million at November 28, 2004.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

At November 28, 2004, the Company had unsecured and uncommitted short-term credit lines available totaling $16.0 million at various rates. These credit arrangements may be canceled by the bank lenders upon notice and generally have no compensating balance requirements or commitment fees.

As of November 28, 2004, the Company’s calculated availability of $488.1 million under its senior secured revolving credit facility was reduced by $128.1 million of letters of credit and other credit usage allocated under the Company’s senior secured revolving credit facility, yielding a net availability of $360.0 million. Included in the $128.1 million of letters of credit and other credit usage at November 28, 2004 were $19.3 million of trade letters of credit, $2.8 million of other credit usage and $106.0 million of stand-by letters of credit with various international banks, of which $84.1 million serve as guarantees by the creditor banks to cover U.S. workers compensation claims and customs bonds. The Company pays fees on the standby letters of credit, and borrowings against the letters of credit are subject to interest at various rates.

Interest Rates on Borrowings

The Company’s weighted average interest rate on average borrowings outstanding during 2004, 2003 and 2002, including the amortization of capitalized bank fees, interest rate swap cancellations and underwriting fees, was 10.60%, 10.05% and 9.14%, respectively. The weighted average interest rate on average borrowings outstanding excludes interest payable to participants under deferred compensation plans and other miscellaneous items.

Dividends and Restrictions

Under the terms of the Company’s September 2003 senior secured term loan and senior secured revolving credit facility, the Company is prohibited from paying dividends to its stockholders. In addition, the terms of certain of the indentures relating to the Company’s unsecured senior notes limit the Company’s ability to pay dividends. There are no restrictions under the Company’s term loan and revolving credit facility or its indentures on the transfer of the assets of the Company’s subsidiaries to the Company in the form of loans, advances or cash dividends without the consent of a third party.

Capital Leases

The Company has a logistics services agreement in Europe with a third party that includes an element related to machinery and equipment that is treated as a capital lease. The agreement includes an initial fixed term of approximately five years which runs through 2009, and provides for a renewal option. The cost of the machinery and equipment under this capital lease is included in the consolidated balance sheets as property, plant and equipment, and was approximately $6.7 million as of November 28, 2004. The capitalized lease assets are being amortized on a straight-line basis over the five year life of the agreement. Accumulated depreciation of the leased equipment was approximately $0.8 million at November 28, 2004.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

The minimum future lease payments required under capital leases and the present values of the minimum lease payments as of November 28, 2004 are as follows:

Fiscal year	(Dollars in thousands)
2005	$1,942
2006	1,861
2007	1,699
2008	1,605
2009	1,245
Thereafter	—

Total minimum lease payments	8,352
Less: amount representing interest	911

Present value of minimum lease payments	7,441
Less: current maturities of capital lease	1,587

Long-term capital lease	$5,854

NOTE 8: FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair value (in each case including accrued interest) of the Company’s financial instrument assets and liabilities at November 28, 2004 and November 30, 2003 are as follows:

	November 28, 2004		November 30, 2003
	Carrying Value(1)	Estimated Fair Value(1)	Carrying Value(2)	Estimated Fair Value(2)
	(Dollars in thousands)
DEBT INSTRUMENTS:
U.S. dollar notes offerings	$(1,449,410)	$(1,495,072)	$(1,448,981)	$(1,060,879)
Euro notes offering	(172,381)	(177,817)	(155,984)	(115,882)
Yen-denominated eurobond placement	(195,173)	(173,774)	(184,000)	(110,606)
Term loan	(500,527)	(545,077)	(505,053)	(505,053)
Customer service center equipment financing	(57,297)	(56,654)	(65,639)	(66,207)
Short-term and other borrowings	(14,724)	(14,724)	(22,262)	(22,262)

Total	$(2,389,512)	$(2,463,118)	$(2,381,919)	$(1,880,889)

(1) Includes accrued interest of $65.6 million. (2) Includes accrued interest of $65.5 million.
FOREIGN CURRENCY CONTRACTS:
Foreign exchange forward contracts	$(4,501)	$(4,501)	$(5,128)	$(5,128)
Foreign exchange option contracts	579	579	(111)	(111)

Total	$(3,922)	$(3,922)	$(5,239)	$(5,239)

The increase in the estimated fair value of the Company’s total debt at November 28, 2004 as compared to the estimated fair value at November 30, 2003 was due primarily to higher trading prices for the Company’s publicly traded U.S. dollar notes offerings at November 28, 2004.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

The Company has determined the estimated fair value of certain financial instruments using available market information and valuation methodologies. However, this determination involves application of judgment in interpreting market data, as such, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The Company uses widely accepted valuation models that incorporate quoted market prices or dealer quotes to determine the estimated fair value of its foreign exchange and option contracts. Dealer quotes and other valuation methods, such as the discounted value of future cash flows, replacement cost and termination cost have been used to determine the estimated fair value for long-term debt and the remaining financial instruments. The carrying values of cash and cash equivalents, trade receivables and short-term borrowings approximate fair value. The fair value estimates presented herein are based on information available to the Company as of November 28, 2004 and November 30, 2003.

NOTE 9: COMMITMENTS AND CONTINGENCIES

Lease Commitments

The Company is obligated under operating leases for facilities, office space and equipment. At November 28, 2004, obligations under long-term leases were as follows:

Fiscal year	Minimum Lease Payments
(Dollars in thousands)
2005	$70,692
2006	65,223
2007	59,246
2008	55,624
2009	53,085
Thereafter	97,074

Total minimum lease payments	$400,944

The amounts shown for total minimum lease payments on operating leases have not been reduced by estimated future income of $8.9 million from non-cancelable subleases. The amounts shown for total minimum lease payments on operating leases have not been increased by estimated future operating expense and property tax escalations.

In general, leases relating to real estate include renewal options of up to approximately 20 years, except for the San Francisco headquarters office lease, which contains multiple renewal options of up to 78 years. Some leases contain escalation clauses relating to increases in operating costs. Certain operating leases provide the Company with an option to purchase the property after the initial lease term at the then prevailing market value. Rental expense for the years ended November 28, 2004, November 30, 2003 and November 24, 2002 was $83.0 million, $81.6 million and $78.8 million, respectively.

Foreign Exchange Contracts

At November 28, 2004, the Company had U.S. dollar spot and forward currency contracts to buy $793.8 million and to sell $504.1 million against various foreign currencies. Additionally, the Company had Australian Dollar forward currency contracts to buy 1.3 million Australian Dollars (U.S.$1.0 million equivalent) against the Polish Zloty and the New Zealand Dollar. These contracts are at various exchange rates and expire at various dates through March 2005.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

The Company has entered into option contracts to manage its exposure to various foreign currencies. At November 28, 2004, the Company had bought U.S. dollar option contracts resulting in a net long position against various foreign currencies of $12.0 million should the options be exercised. Additionally, the Company bought Euro options resulting in a net long position against Japanese Yen of 10.0 million Euros (U.S. $13.3 million equivalent) should the options be exercised. To finance the premium related to bought options, the Company sold U.S. dollar options resulting in a net long position against various currencies of $36.6 million should the options be exercised. The option contracts are at various strike prices and expire at various dates through February 2005.

The Company is exposed to credit loss in the event of nonperformance by the counterparties to the foreign exchange contracts. However, the Company believes these counterparties are creditworthy financial institutions and does not anticipate nonperformance.

Other Contingencies

Wrongful Termination Litigation. On April 14, 2003, two former employees of the Company’s tax department filed a complaint in the Superior Court of the State of California for San Francisco County in which they allege that they were wrongfully terminated in December 2002. Plaintiffs allege, among other things, that Levi Strauss & Co. engaged in a variety of fraudulent tax-motivated transactions over several years, that the Company manipulated tax reserves to inflate reported income and that the Company fraudulently failed to set appropriate valuation allowances against deferred tax assets. They also allege that, as a result of these and other tax-related transactions, the Company’s financial statements for several years violate generally accepted accounting principles and Securities and Exchange Commission regulations and are fraudulent and misleading, that reported net income for these years was overstated and that these various activities resulted in the Company paying excessive and improper bonuses to management for fiscal year 2002. Plaintiffs in this action further allege that they were instructed by the Company to withhold information concerning these matters from the Company’s independent registered public accounting firm and the Internal Revenue Service, that they refused to do so and, because of this refusal, they were wrongfully terminated. Plaintiffs seek a number of remedies, including compensatory and punitive damages, attorneys’ fees, restitution, injunctive relief and any other relief the court may find proper.

On March 12, 2004, plaintiffs filed a complaint in the U.S. District Court for the Northern District of California, San Jose Division, Case No. C-04-01026. In this complaint, in addition to restating the allegations contained in the state complaint, plaintiffs assert that the Company violated Sections 1541A et seq. of the Sarbanes-Oxley Act by taking adverse employment actions against plaintiffs in retaliation for plaintiffs’ lawful acts of compliance with the administrative reporting provisions of the Sarbanes-Oxley Act. Plaintiffs seek a number of remedies, including compensatory damages, interest lost on all earnings and benefits, reinstatement, litigation costs, attorneys’ fees and any other relief that the court may find proper. The district court has now related this case to the securities class action (described below) styled In re: Levi Strauss & Co. Securities Litigation.

On December 7, 2004, plaintiffs requested and the Company agreed to, a stay of their state court action in order to first proceed with their action in the U.S. District Court for the Northern District of California, San Jose Division, Case No. C-04-01026. On February 7, 2005, the parties submitted the joint agreement to the court for approval.

The Company is vigorously defending these cases and is pursuing its related cross-complaint against the plaintiffs in the state case. The Company does not expect this litigation to have a material impact on its financial condition or results of operations.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

On September 15, 2003, the Company announced that its Audit Committee had completed its investigation of the tax and related accounting issues raised in the wrongful termination suit. The Audit Committee concluded that the Company’s tax and related accounting positions were reasonable and legally defensible and noted that in the course of its investigation it did not discover evidence of tax or other fraud. The Audit Committee also did not find evidence that information was improperly withheld from the Internal Revenue Service with respect to these issues in connection with Internal Revenue Service audits. The Audit Committee investigation was initiated following the filing of the wrongful termination litigation.

The scope of the Audit Committee investigation was to review issues raised in the complaint. The Audit Committee retained independent counsel, Simpson Thacher & Bartlett LLP, to assist it in the investigation. An independent accounting firm was retained by Simpson Thacher & Bartlett LLP to consult on specified accounting issues. The investigation took place over a period of approximately four and one-half months, and involved extensive discussions with employees of the Company, various legal and tax advisors, and its independent registered public accounting firm, as well as an extensive review of documents.

In addition to the conclusions noted above, the Audit Committee observed that, during the period from 1994 through 2001, the Company established, maintained and released varying amounts of unspecified tax reserves. These tax reserves were not supported by sufficient contemporaneous documentation that related the reserves to specified tax exposures. In reviewing the matter, the Committee noted that these tax reserves were communicated to and discussed with the Company’s independent registered public accounting firm at the time they were created and maintained. The Company and its Audit Committee are of the view that the handling of the unspecified tax reserves during these periods was not intended to, and did not, materially affect its financial statements filed with the Securities and Exchange Commission (the “SEC”). There was also no evidence of tax or other fraud in connection with the establishment of these reserves.

In the course of the Audit Committee investigation, the Company communicated with the SEC on an informal basis, and expects to continue these communications with respect to the results of the investigation and further developments relating to the litigation as appropriate.

Class Actions Securities Litigation. On March 29, 2004, the United States District Court for the Northern District of California, San Jose Division, issued an order consolidating two recently filed putative bondholder class-actions (styled Orens v. Levi Strauss & Co., et al. and General Retirement System of the City of Detroit, et al. v. Levi Strauss & Co., et al.) against the Company, its chief executive officer, a former chief financial officer, its corporate controller, its directors and financial institutions alleged to have acted as its underwriters in connection with its April 6, 2001 and June 16, 2003 registered bond offerings. Additionally, the court appointed a lead plaintiff and approved the selection of lead counsel. The consolidated action is styled In re Levi Strauss & Co., Securities Litigation, Case No. C-03-05605 RMW (class action).

The action purports to be brought on behalf of purchasers of the Company’s bonds who made purchases pursuant or traceable to its prospectuses dated March 8, 2001 or April 28, 2003, or who purchased the Company’s bonds in the open market from January 10, 2001 to October 9, 2003. The action makes claims under the federal securities laws, including Sections 11 and 15 of the Securities Act of 1933, and Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, relating to the Company’s SEC filings and other public statements. Specifically, the action alleges that certain of the Company’s financial statements and other public statements during this period materially overstated its net income and other financial results and were otherwise false and misleading, and that its public disclosures omitted to state that it made reserve adjustments that plaintiffs allege were improper. Plaintiffs contend that these statements and omissions caused the trading price of the Company’s bonds to be artificially inflated. Plaintiffs seek compensatory damages as well as other relief. The Company is in

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

the initial stages of this litigation and expects to defend the action vigorously. The Company cannot currently predict the impact, if any, that this action may have on its financial condition or results of operations.

On May 26, 2004, the court related this action to the federal wrongful termination action discussed above, such that each action is pending before the same judge.

On July 15, 2004, the Company filed a motion to dismiss this action. The matter came before the court on October 15, 2004, and, after oral argument had concluded, the court took the matter under submission. The court has not yet issued a ruling. The Company cannot currently predict the impact, if any, that this action may have on its financial condition or results of operations.

Other Litigation. In the ordinary course of business, the Company has various other pending cases involving contractual matters, employee-related matters, distribution questions, product liability claims, trademark infringement and other matters. The Company does not believe there are any pending legal proceedings that will have a material impact on its financial condition or results of operations.

NOTE 10: DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The global scope of the Company’s business operations exposes it to the risk of fluctuations in foreign currency markets. The Company’s exposure results from certain product sourcing activities, some inter-company sales, foreign subsidiaries’ royalty payments, net investment in foreign operations and funding activities. The Company’s foreign currency management objective is to mitigate the potential impact of currency fluctuations on the value of its U.S. dollar cash flows. The Company typically takes a long-term view of managing exposures, using forecasts to develop exposure positions and engaging in their active management.

The Company operates a centralized currency management operation to take advantage of potential opportunities to naturally offset exposures against each other. For any residual exposures, the Company enters into spot exchange, forward exchange, cross-currency swaps and option contracts to hedge certain anticipated transactions as well as certain firm commitments, including third party and inter-company transactions. The Company manages the currency risk as of the inception of the exposure. The Company does not currently manage the timing mismatch between its forecasted exposures and the related financial instruments used to mitigate the currency risk.

The Company does not apply hedge accounting to its foreign currency derivative transactions, except for certain net investment hedging activities.

The Company primarily uses foreign exchange currency swaps to hedge the net investment in its European operations. For the contracts that qualify for hedge accounting, the related gains and losses are consequently included as cumulative translation adjustments in the “Accumulated other comprehensive loss” section of Stockholders’ Deficit. At November 28, 2004, the fair value of qualifying net investment hedges was a $6.7 million net liability with the corresponding unrealized loss recorded as a cumulative translation adjustment in the “Accumulated other comprehensive loss” section of Stockholders’ Deficit. At November 28, 2004, a $4.4 million realized loss has been excluded from hedge effectiveness testing and therefore is included in “Other expense, net” in the Company’s statement of operations.

The Company designates a portion of its outstanding yen-denominated Eurobond as a net investment hedge. As of November 28, 2004, a $10.1 million unrealized loss related to the translation effects of the yen-denominated Eurobond was recorded as a cumulative translation adjustment in the “Accumulated other comprehensive loss” section of Stockholders’ Deficit.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

The table below provides data about the realized and unrealized gains and losses associated with foreign exchange management activities reported in “Other expense, net.”

	Year Ended November 28, 2004		Year Ended November 30, 2003		Year Ended November 24, 2002
	Other (income) expense, net		Other (income) expense, net		Other (income) expense, net
	Realized	Unrealized	Realized	Unrealized	Realized		Unrealized
	(Dollars in thousands)
Foreign Exchange Management	$34,024	$(7,215)	$83,150	$1,653	$45,881		$11,470

Interest Rate Management	$—	$—	$—	$—	$2,266	(1)	$(2,266)

(1)	Recorded as an increase to interest expense.

The table below gives an overview of the realized and unrealized gains and losses associated with foreign exchange management activities that are reported as cumulative translation adjustments in the “Accumulated other comprehensive loss” (“Accumulated OCI”) section of Stockholders’ Deficit.

	At November 28, 2004		At November 30, 2003
	Accumulated OCI gain (loss)		Accumulated OCI gain (loss)
	Realized	Unrealized	Realized	Unrealized
	(Dollars in thousands)
Foreign Exchange Management
Net Investment Hedges
Derivative Instruments	$2,474	$(6,728)	$10,456	$(830)
Yen Bond	—	(10,050)	—	(3,974)

Cumulative income taxes	(398)	6,491	(3,502)	1,836

Total	$2,076	$(10,287)	$6,954	$(2,968)

The table below gives an overview of the fair values of derivative instruments associated with the Company’s foreign exchange management activities that are reported as an asset or (liability).

	At November 28, 2004	At November 30, 2003
	Fair value asset (liability)	Fair value asset (liability)
	(Dollars in thousands)
Foreign Exchange Management	$(3,922)	$(5,239)

NOTE 11: GUARANTEES

Indemnification Agreements. In the ordinary course of business, the Company enters into agreements containing indemnification provisions pursuant to which the Company agrees to indemnify the other party for specified claims and losses. For example, the Company’s trademark license agreements, real estate leases, consulting agreements, logistics outsourcing agreements, securities purchase agreements and credit agreements typically contain such provisions. This type of indemnification provision obligates the Company to pay certain amounts associated with claims brought against the other party as the result of trademark infringement,

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

negligence or willful misconduct of Company employees, breach of contract by the Company including inaccuracy of representations and warranties, specified lawsuits in which the Company and the other party are co-defendants, product claims and other matters. These amounts generally are not readily quantifiable: the maximum possible liability or amount of potential payments that could arise out of an indemnification claim depends entirely on the specific facts and circumstances associated with the claim. The Company has insurance coverage that minimizes the potential exposure to certain of such claims. The Company also believes that the likelihood of substantial payment obligations under these agreements to third parties is low and that any such amounts would be immaterial.

Covenants. The Company’s long-term debt agreements contain customary covenants restricting its activities as well as those of its subsidiaries, including limitations on its, and its subsidiaries’, ability to sell assets; engage in mergers; enter into capital leases or certain leases not in the ordinary course of business; enter into transactions involving related parties or derivatives; incur or prepay indebtedness or grant liens or negative pledges on its assets; make loans or other investments; pay dividends or repurchase stock or other securities; guaranty third party obligations; make capital expenditures; and make changes in its corporate structure.

NOTE 12: EMPLOYEE BENEFIT PLANS

Pension Plans. The Company has several non-contributory defined benefit retirement plans covering substantially all employees. It is the Company’s policy to fund its retirement plans based on actuarial recommendations, consistent with applicable laws, income tax regulations and credit agreement requirements. Plan assets, which may be denominated in foreign currencies and issued by foreign issuers, are invested in a diversified portfolio of securities including stocks, bonds, real estate investment funds and cash equivalents. Benefits payable under the plans are based on either years of service or final average compensation. The Company retains the right to amend, curtail or discontinue any aspect of the plans at any time.

During the years ended November 28, 2004, November 30, 2003 and November 24, 2002, the Company recognized expense of $27.5 million, $38.3 million, and $27.3 million, respectively, related to its defined benefit retirement plans, including a net curtailment gain of approximately $1.8 million for the year ended November 28, 2004.

The $1.8 million net curtailment gain for the year ended November 28, 2004 resulted from a current year amendment to the Company’s U.S. employee benefit Home Office Pension Plan (the “HOPP”). The terms of the amendment are summarized below:

•	Participation Freeze. Effective November 29, 2004, the Company’s HOPP no longer permits new participants.

•	Benefit Freeze. Effective November 29, 2004, all participants in the HOPP ceased to earn service for purposes of accruing additional retirement benefits. In addition, except for certain participants (described below), the HOPP does not consider any compensation earned after November 28, 2004 for purposes of calculating a participant’s final average compensation.

•	Exception for “Transition Group.” Participants who are at least age 50 and have at least 10 years of service as of November 28, 2004 are allowed to continue to receive credit for compensation after that date for purposes of calculating their final average compensation.

The Company’s pension expense for the years ended November 30, 2003 and November 24, 2002 include the recognition of pension termination losses of $3.9 million and $9.6 million respectively. These losses resulted from the Company’s adoption of early retirement programs during such years for certain employees affected by

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

the Company’s reorganization initiatives. There were no such losses recognized for the year ended November 28, 2004.

The long term portion of the liability balances for all pension plans as of November 28, 2004 and November 30, 2003 was $217.5 million and $250.8 million, respectively. The current portions of the liability balances for all pension plans as of November 28, 2004 and November 30, 2003 were $15.2 million and $4.5 million, respectively, and are included in accrued salaries, wages and employee benefits on the accompanying Consolidated Balance Sheet.

Post-retirement Plans. The Company maintains two plans that provide post-retirement benefits, principally health care, to substantially all U.S. retirees and their qualified dependents. These plans have been established with the intention that they will continue indefinitely. However, the Company retains the right to amend, curtail or discontinue any aspect of the plans at any time. The plans are contributory and contain certain cost-sharing features, such as deductibles and coinsurance. The Company’s policy is to fund post-retirement benefits as claims and premiums are paid.

During the years ended November 28, 2004, November 30, 2003 and November 24, 2002, the Company recognized income of $31.4 million and expense of $52.4, and $42.6 million, respectively, related to its post-retirement benefits plans, including net curtailment gains of $27.4 million, $21.0 million and $12.6 million, respectively. For the year ended November 28, 2004, income of $31.2 million was reflected in selling, general and administrative expenses, and income of approximately $0.2 million was included in cost of goods sold. For the year ended November 30, 2003, expense of approximately $32.7 million was included in selling general and administrative expenses, and expense of approximately $19.7 million was included in cost of goods sold. For the year ended November 24, 2002, expense of approximately $12.2 million was included in selling, general and administrative expenses, and expense of approximately $30.4 million was included in cost of goods sold.

The Company’s recognition of the $27.4 million net curtailment gain for the year ended November 28, 2004 was due to the following:

•	Termination of employees in connection with the 2003-2004 U.S. organizational changes resulted in a net curtailment gain of $23.1 million;

•	Termination of employees in connection with the 2003 North America plant closures resulted in a net curtailment gain of $3.1 million;

•	On February 3, 2004, the Company amended one of its post-retirement benefit plans to change the benefit coverage for certain employees and retired participants. The plan changes were effective for eligible employees and retired participants in fiscal year 2004. Some current and all new employees will not be eligible for medical coverage as a result of the plan changes. The plan amendment also limits the amount that the Company will contribute for medical coverage and prescription drug coverage for retirees. The plan amendment resulted in a net curtailment gain of $1.2 million.

The $21.0 million net curtailment gain recognized for the year ended November 30, 2003 resulted from a 2003 amendment to one of the Company’s post-retirement benefits plans that reduced benefit coverage for certain employees and retired participants, and the impact of the Company’s displacement of approximately 350 salaried employees in various locations in the United States. The $12.6 million net curtailment gain recognized for the year ended November 24, 2002 resulted from the Company’s 2002 plant closures.

The long-term portion of the liability balances for the Company’s post-retirement benefits plans as of November 28, 2004 and November 30, 2003 was $493.1 million and $555.0 million, respectively. The current

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

portions of the liability balances for the Company’s post-retirement plans as of November 28, 2004 and November 30, 2003 were $37.7 million and $41.4 million, respectively, and are included in accrued salaries, wages and employee benefits on the accompanying consolidated balance sheet.

Adoption of Financial Accounting Standards Board Staff Position 106-2. In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“the Act”) was signed into law. The Act introduced a prescription drug benefit under Medicare (Medicare Part D) and a federal subsidy to sponsors of retirement health care plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. In May 2004, the FASB issued Staff Position 106-2, providing final guidance on accounting for the Act. The Company recorded the effects of the federal subsidy in measuring net periodic post-retirement benefit cost for the year ended November 28, 2004. This resulted in a reduction in the accumulated post-retirement benefit obligation (“APBO”) for the subsidy related to benefits attributed to past service of $21.4 million. The subsidy resulted in a reduction in current period net periodic post-retirement benefit costs for the year ended November 28, 2004 of $1.7 million. The components of these savings were the reduction in interest costs on APBO of $0.7 million, amortization of net loss of $1.0 million and an immaterial reduction in current period service costs. The Company expects to receive subsidy payments beginning in fiscal year ending November 30, 2006.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

SFAS 132R Disclosures. The following tables summarize activity of the Company’s defined benefit pension plans and post-retirement benefit plans in accordance with the disclosure requirements of SFAS 132R, “Employer’s Disclosure about Pension and Other Postretirement Benefits”:

	Pension Benefits		Post-retirement Benefits
	2004(1)	2003	2004	2003
	(Dollars in thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$903,512	$771,590	$743,829	$761,923
Service cost	17,772	17,754	1,415	6,396
Interest cost	53,776	52,470	25,675	49,658
Plan participants’ contribution	1,263	1,214	5,980	4,073
Plan amendments	4,782	673	(376,441)	(106,412)
Actuarial loss (gain)	47,498	53,991	(25,345)	62,667
Net curtailment (gain) loss	(59,456)	(108)	(1,713)	86
Impact of foreign currency changes	11,933	13,099	—	—
Special termination benefits	—	—	—	15,297
Benefits paid (2)	(46,617)	(41,291)	(40,242)	(49,859)

Benefit obligation at end of year	$934,463	$869,392	$333,158	$743,829

Change in plan assets:
Fair value of plan assets at beginning of year	$624,536	$522,489	$—	$—
Actual return on plan assets	81,396	86,725	—	—
Employer contribution	38,609	36,126	34,262	45,786
Plan participants’ contributions	1,263	1,214	5,980	4,073
Plan settlements (3)	(15,140)	—	—	—
Impact of foreign currency changes	3,876	9,760	—	—
Benefits paid (2)	(46,617)	(41,291)	(40,242)	(49,859)

Fair value of plan assets at end of year	687,923	615,023	—	—

Funded status	(246,540)	(254,369)	(333,158)	(743,829)

Unrecognized net transition obligation	3,469	3,457	—	—
Unrecognized prior service cost	8,623	1,604	(406,825)	(108,714)
Unrecognized net actuarial loss (gain)	147,218	177,511	209,173	256,119

Net amount recognized on the balance sheet	$(87,230)	$(71,797)	$(530,810)	$(596,424)

The consolidated balance sheets consist of:
Accrued benefit liability — current portion	$(14,341)	$—	$(37,700)	$(41,416)
Accrued benefit liability — long-term portion	(207,500)	(245,603)	(493,110)	(555,008)
Prepaid benefit cost	6,170	25,167	—	—
Intangible asset	7,228	6,233	—	—
Accumulated other comprehensive income	121,213	142,406	—	—

Net amount recognized on balance sheet	$(87,230)	$(71,797)	$(530,810)	$(596,424)

(1)	With the adoption of FAS 132R for the year ended November 28, 2004, the Company performed a consolidated analysis of its FAS 87 defined benefit pension plans, including its pension plans for its subsidiaries in Australia, Belgium, Japan, Germany and the Philippines, for inclusion in the Company’s current year disclosure. Prior year amounts do not include information for the pension plans in these foreign subsidiaries, as the Company had determined in prior years that such information was not material to its consolidated financial statements, and obtaining such prior year information in the current year was not practicable. As such, prior year ending balances in the table for changes in net benefit obligations and net assets will not agree to the beginning balances for the current year.

(2)	Pension benefits are primarily paid by a trust. The Company pays post-retirement benefits directly to the participants.

(3)	Plan settlements represent payment of participant balances to individual participants for the Company’s plans in Canada, primarily as a result of plant closures.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

The Company’s pension and post-retirement liabilities reflected on the consolidated balance sheets as of November 28, 2004 and November 30, 2003 consist of the following:

	Pension Liability		Post-retirement Liability
	2004	2003	2004	2003
	(Dollars in thousands)
Current portion of SFAS 87 plans	$14,341	$—	$37,700	$41,416
Current portion of other benefit plans	835	4,462	—	—

Total current benefit plans liability	15,176	4,462	37,700	41,416

Long-term portion of SFAS 87 plans	$207,500	$245,603	$493,110	$555,008
Long-term portion of other benefit plans	9,959	5,211	—	—

Total long-term benefit plans liability	$217,459	$250,814	$493,110	$555,008

Information for pension benefit plans with accumulated benefit obligations exceeding the fair value of plan assets is as follows:

	Pension Benefits
	2004	2003
	(Dollars in thousands)
Aggregate projected benefit obligation	$911,654	$869,392
Aggregate accumulated benefit obligation.	$879,547	$777,721
Aggregate fair value of plan assets	$667,524	$578,273

The components of the Company’s net periodic benefit cost (income) were as follows:

	Pension Benefits			Post-retirement Benefits
	2004	2003	2002	2004	2003	2002
	(Dollars in thousands)
Service cost	$17,772	$17,754	$14,540	$1,415	$6,396	$5,918
Interest cost	53,776	52,470	48,814	25,675	49,658	40,874
Expected return on plan assets	(49,953)	(46,307)	(49,342)	—	—	—
Amortization of prior service cost	(393)	916	2,093	(50,790)	(8,250)	(3,522)
Amortization of transition asset	150	585	—	—	—	—
Amortization of actuarial (gain) loss	7,970	8,815	(645)	19,774	10,281	—
Unrecognized prior service cost	—	186	1,623	—	—	—
Termination benefits	—	3,900	607	—	15,297	11,868
Net curtailment (gain) loss	(1,847)	—	9,630	(27,426)	(21,021)	(12,554)

Net periodic benefit cost (income)	$27,475	$38,319	$27,320	$(31,352)	$52,361	$42,584

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

Assumptions used in the accounting for the Company’s benefit plans were as follows:

	Pension Liability		Post-retirement Liability
	2004	2003	2004	2003
Weighted-average assumptions used to determine net periodic benefit cost:
Discount rate	6.2%	6.3%	6.3%	6.3%
Expected return on plan assets	8.1%	8.3%	—	—
Rate of compensation increase	3.9%	4.0%	—	—
Weighted-average assumptions used to determine benefit obligations:
Discount rate	6.0%	6.3%	5.8%	6.3
Rate of compensation increase	3.9%	4.0%	—	—
Assumed health care cost trend rates were as follows:
Health care trend rate assumed for next year	—	—	15%	14%
Rate trend to which the cost trend is assumed to decline	—	—	5%	5%
Year that rate reaches the ultimate trend rate	—	—	2013	2012

During 2004, the Company changed its method for determining the discount rates used in accounting for its pension plans. The Company now utilizes a bond pricing model that is tailored to the attributes of its pension plans to determine the appropriate discount rate to use for each of its plans. In prior years, the Company utilized information from a third party bond index to determine its discount rates.

Assumed health care cost trend rates have a significant effect on the amounts reported for the Company’s post-retirement benefits plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1-Percentage-Point Increase	1-Percentage-Point (Decrease)
	(Dollars in thousands)
Effect on the Company’s total service and interest cost components	$233	$(231)
Effect on the Company’s post-retirement benefit obligation	3,016	(2,988)

The allocation of the Company’s pension plan assets, by asset category was as follows:

Asset category	November 28, 2004	November 30, 2003
Equity securities	62.8%	55.1%
Debt securities	32.6%	42.8%
Real estate	2.6%	—%
Other	2.0%	2.1%

Total	100.0%	100.0%

The Company utilizes the services of a third party independent investment manager to oversee the management of its plans’ assets. The Company’s investment strategy is to invest the plans’ assets in a diversified portfolio of domestic and international equity, fixed income and real estate securities with the objective of generating long-term growth in plan assets at a reasonable level of risk.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

The Company’s contributions to the pension and post-retirement plans in 2005 are estimated to be approximately $19.3 million and $36.1 million, respectively.

The Company’s estimated future benefit payments for the fiscal years 2005 through 2009, and in the aggregate for the years 2010 through 2014, which reflect expected future service, as appropriate, are anticipated to be paid as follows:

Fiscal year	Pension Benefits	Post- retirement Benefits	Total
	(Dollars in thousands)
2005	$50,035	$36,102	$86,137
2006	39,658	35,726	75,384
2007	39,919	34,397	74,316
2008	41,587	33,092	74,679
2009	42,053	31,613	73,666
2010-2014	231,079	129,823	360,902

NOTE 13: EMPLOYEE INVESTMENT PLANS

The Company maintained three employee investment plans as of November 28, 2004. The Employee Savings and Investment Plan of Levi Strauss & Co. (“ESIP”) and the Levi Strauss & Co. Employee Long-Term Investment and Savings Plan (“ELTIS”) are two qualified plans that cover eligible Home Office employees and U.S. field employees, respectively. The Capital Accumulation Plan of Levi Strauss & Co. (“CAP”) was a non-qualified, self-directed investment program for highly compensated employees (as defined by the Internal Revenue Code). The CAP was terminated, effective November 29, 2004. Effective January 1, 2005, highly compensated ESIP participants may make excess deferral contributions under the Deferred Compensation Plan for Executives and Outside Directors.

Total amounts charged to expense for these plans for the years ended November 28, 2004, November 30, 2003 and November 24, 2002 were $9.7 million, $0.9 million, and $13.3 million, respectively. As of November 28, 2004, the Company had accrued $6.6 million. As of November 30, 2003 there was no accrual related to these plans.

ESIP/ELTIS. Under ESIP and ELTIS, eligible employees may contribute and direct up to 15% of their annual compensation to various investments among a series of mutual funds. The Company matches 100% of ESIP participant’s contributions to all funds maintained under the qualified plan up to the first 7.5% of eligible compensation. Under ELTIS, the Company may match 50% of participant’s contributions to all funds maintained under the qualified plan up to the first 10% of eligible compensation. Employees are always 100% vested in the Company match. The ESIP and the ELTIS allow employees a choice of either pre-tax or after-tax contributions. The ELTIS also includes a profit sharing provision with payments made at the sole discretion of the board of directors. The Company matched eligible employee contributions in ELTIS at 50% for the fiscal years ended November 28, 2004, November 30, 2003, and November 24, 2002.

CAP. The CAP allowed eligible employees to contribute on an after-tax basis up to 10% of their eligible compensation to an individual retail brokerage account. The Company’s matching contributions were paid in cash to each employee’s account. Employees were 100% vested in the Company match. All investment decisions, related commissions and charges, investment results and tax reporting requirements were the responsibility of the employee. Certain employees were eligible to participate in the CAP plan after reaching

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

specific contribution thresholds in the ESIP plan and salary thresholds. Highly paid participants in the ESIP were permitted to make after-tax contributions into the CAP for amounts that could not be contributed to the ESIP due to plan limitations. The Company would then match a portion of the CAP contributions.

The Company’s matching of eligible employee contributions for CAP was determined based on a graded scale from 0% to 115%. The level of the matching contribution was determined at year end based upon business performance. The Company matched eligible employee contributions at 115%, 0% and 115% for the fiscal years ended November 28, 2004, November 30, 2003, and November 24, 2002, respectively.

NOTE 14: EMPLOYEE COMPENSATION PLANS

Annual Incentive Plan

The Annual Incentive Plan (“AIP”) is intended to reward individual contributions to the Company’s performance during the year. The amount of the cash bonus earned depends on business unit and corporate financial results as measured against pre-established targets, and also depends upon the performance and job level of the individual. Total amounts charged to expense for the years ended November 28, 2004, November 30, 2003 and November 24, 2002, were approximately $70.4 million, $9.1 million and $44.4 million, respectively. As of November 28, 2004 and November 30, 2003, the Company had accrued $70.4 million and $10.5 million, respectively, for the AIP plan, which was recorded in accrued salaries, wages and benefits.

Long-Term Incentive Plan

2004 Interim Long-Term Incentive Plan. In February 2004, the Company established a new interim cash-based long-term incentive plan for its management level employees, including its executive officers, and its non-stockholder directors. The Company set a target amount for each participant based on job level. The interim plan, which covers a 19-month period (December 2003 through June 2005), includes both performance and retention elements as conditions for payment. Key plan features include:

•	Performance measures relate to compliance with financial covenants in the Company’s credit agreements and achievement of earnings before interest, taxes, depreciation and amortization and cash flow measures established by the Company’s board of directors.

•	Participants who were active employees through July 1, 2004 received 20% of the target amount in July 2004.

•	Participants who were active employees through February 11, 2005 received 40% of the target amount in February 2005.

•	Participants will receive the remaining 40% of the target amount in July 2005 if the participant is an active employee as of this date and the Company is in compliance on this date with the financial covenants in its credit agreements.

The terms of the plan are governed by the plan document. The Company’s board has discretion to interpret, amend and terminate the plan.

The Company recorded long-term incentive compensation expense of $45.2 million, a net reversal of $138.8 million, and expense of $70.3 million, for the years ended November 28, 2004, November 30, 2003 and November 24, 2002, respectively. The net reversal recorded in 2003 was attributable to lower than expected payouts under the plan in place in 2003 due to changes in the Company’s forecasted financial performance. As of

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

November 28, 2004, the Company had accrued $34.7 million for the long-term incentive plan., which was recorded in accrued salaries, wages and benefits. As of November 30, 2003, there were no such amounts accrued.

2005 Long-Term Incentive Plan. The Company established a new long-term incentive plan effective at the beginning of fiscal 2005. The plan is intended to reward management and certain executive level employees for their long-term impact on total Company earnings performance. Performance will be measured at the end of a three-year period based on the Company’s performance over the period measured against the following pre-established targets: (i) the Company’s target cumulative earnings before interest, taxes, depreciation and amortization for the three-year period; and (ii) the target compound annual growth rate in the Company’s earnings before interest, taxes, depreciation and amortization over the three-year period. Individual target amounts are set for each participant based on job level. Awards will be paid out the quarter following the end of the three-year period based on Company performance against objectives. Executive officers are not participants in this plan. They participate in the new Senior Executive Long-Term Incentive Plan described below.

Senior Executive Long-Term Incentive Plan. At its meeting on February 3, 2005, the Company’s board approved the design of a new executive compensation plan, the Senior Executive Long-Term Incentive Plan. The plan is intended to provide long-term incentive compensation for the Company’s senior management. The Company’s executive officers and non-employee members of the board will be eligible to participate in the plan.

Key elements of the plan include the following:

•	The Company will grant stock appreciation rights that vest in three years and will be payable in cash.

•	The strike price and third year expected price for each grant cycle will be approved by the board at the beginning of the cycle.

•	The strike price and actual values used to determine appreciation and payouts will be approved by the board and will take into account an annual stock valuation obtained by the Company from a third party under the Company’s valuation policy.

•	The plan will include a deferral arrangement. Award payouts in excess of a certain percentage may be subject to deferral with the final amount reflecting changes in the value of the shares during the deferral period.

The board did not establish the strike price, target price or the number of units to be granted to individual participants in the initial grant. The authority to make those determinations was delegated by the board to the board’s Human Resources Committee, with the concurrence of the chair of the board’s Finance Committee.

Other Compensation Plans

Cash Performance Sharing Plans. The Company awards cash payments to production employees worldwide through its Cash Performance Sharing Plans based on a percentage of annual salary and the same performance measures prescribed in the Company’s AIP plan. The largest individual plan is the U.S. Field Profit Sharing Plan that covers approximately 1,000 U.S. employees. The total amounts charged to expense for the U.S. Field Profit Sharing Plan for the years ended November 28, 2004, November 30, 2003 and November 24, 2002 were $2.3 million, $0.0 million and $3.2 million, respectively. As of November 28, 2004 and November 30, 2003, the Company had accrued $2.3 million and $0 million, respectively for its Cash Performance Sharing Plans, which was recorded in accrued salaries, wages and benefits.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

Performance Sharing Plan. The Performance Sharing Plan is a new annual bonus plan in 2004 for non-management level employees in North and South America who do not participate in any other annual bonus plan. The purpose of the Plan is to reward participants when at least 100% of the annual business objectives are achieved. The performance measure used to determine award amounts under this plan is the same measure as in the AIP plan. The total amounts charged to expense for the Performance Sharing Plan for the year ended November 28, 2004 was $4.5 million. As of November 28, 2004, the Company had accrued $4.5 million for this plan, which was recorded in accrued salaries, wages and benefits.

NOTE 15: LONG-TERM EMPLOYEE RELATED BENEFITS

The liability for long-term employee related benefits is comprised of the following:

	As of November 28, 2004	As of November 30, 2003
	(Dollars in thousands)
Workers’ compensation	$59,006	$72,104
Deferred compensation	95,489	121,084

Total	$154,495	$193,188

Workers’ compensation. Included in the liability for workers’ compensation are accrued expenses related to the Company’s program in the United States that provides for early identification and treatment of employee injuries. Workers’ compensation expense of $3.2 million, $30.8 million and $42.1 million was recorded for the years ended November 28, 2004, November 30, 2003 and November 24, 2002, respectively. For the year ended November 28, 2004, the Company reduced its self-insurance reserves for workers compensation claims by approximately $18.0 million, which resulted in a decrease in selling general and administrative expense of $16.0 million and a decrease in cost of goods sold of $2.0 million. The reduction was driven by changes in the Company’s estimated future claims payments and related expenses as a result of more favorable than projected actual claims and expense experience during the year and corresponding reductions to claims projected for future periods. For the years ended November 30, 2003 and November 24, 2002, the Company’s workers compensation expense included provisions of $7.6 million and $17.9 million, respectively, related to the plant closures that occurred during those years. As of November 28, 2004 and November 30, 2003, the current portions of workers’ compensation liabilities were approximately $12.6 million and $16.1 million, respectively, and were included in accrued salaries, wages and employee benefits.

Deferred compensation. The Company has a non-qualified deferred compensation plan for executives and outside directors. As of November 28, 2004, and November 30, 2003, plan liabilities totaled $24.8 million and $27.8 million, respectively, of which approximately $3.7 million and $4.0 million for 2004 and 2003, respectively are associated with funds held in an irrevocable grantor’s trust (“Rabbi Trust”) established on January 1, 2003. The deferred compensation plan obligations are payable in cash upon retirement, termination of employment and/or certain other times in a lump-sum distribution or in installments, as elected by the participant in accordance with the plan.

The obligations of the Company under the Rabbi Trust consist of the Company’s unsecured contractual commitment to deliver, at a future date, any of the following: (i) deferred compensation credited to an account under the Rabbi Trust, (ii) additional amounts, if any, that the Company may, from time to time, credit to the Rabbi Trust, and (iii) notional earnings on the foregoing amounts. In the event that the fair market value of the Rabbi Trust assets as of any valuation date before a change of control is less than 90% of the Rabbi Trust funding

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

requirements on such date, the Company must make an additional contribution to the Rabbi Trust in an amount sufficient to bring the fair market value of the assets in the Rabbi Trust up to 90% of the trust funding requirement. The Rabbi Trust assets are subject to the claims of the Company’s creditors in the event of the Company’s insolvency. The assets of the Rabbi Trust and the Company’s liability to the Plan participants are reflected in “Other long-term assets” and “Long-term employee related benefits,” respectively, on the Company’s consolidated balance sheet. The securities that comprise the assets of the Rabbi Trust are designated as trading securities under SFAS 115, “Accounting for Certain Investments in Debt and Equity Securities.” Changes in the fair value of the securities have initially been recorded in “Other expense, net.” Expenses accrued under the plan are included in “Selling, general and administrative expenses.”

The Company also maintains a prior non-qualified deferred compensation plan relating to compensation expense payable before January 1, 2003. The Rabbi Trust is not a feature of that plan. As of November 28, 2004 and November 30, 2003 plan liabilities totaled $96.7 million and $111.0 million, respectively, of which $26.1 million and $17.8 million, respectively, was classified as short-term.

NOTE 16: COMMON STOCK

The Company has a capital structure consisting of 270,000,000 authorized shares of common stock, par value $.01 per share, of which 37,278,238 shares are issued and outstanding.

NOTE 17: RELATED PARTIES

Agreement with Alvarez & Marsal, Inc.

On December 1, 2003, the Company appointed James P. Fogarty, a managing director with Alvarez & Marsal, Inc. (“A&M”), as its interim chief financial officer. The Company’s agreement with Alvarez & Marsal, Inc. also provided that Antonio Alvarez, co-founding managing director of A&M, would serve as Senior Advisor to the Company and act as an executive officer. Mr. Alvarez completed his work as senior advisor and left that position in April 2004. On May 18, 2004, the Company amended its December 2003 engagement agreement with A&M. Under the amended agreement, the Company agreed to pay A&M, in addition to regular compensation for its services, a cash bonus of $1.5 million as an incentive for them to complete successfully their work in assisting the Company in implementing cost reduction actions and in respect of James P. Fogarty’s role as the Company’s chief financial officer. The Company paid $500,000 of this minimum bonus in each of June 2004 and October 2004, and paid the remaining amount in February 2005. In addition, the Company agreed to pay A&M an additional incentive bonus of $1.0 million, which will be paid by the Company in late February 2005 upon the Company’s achievement of certain financial performance, financial reporting and control and planning activities. During the year ended November 28, 2004, the Company expensed approximately $12.3 million related to services provided under the A&M agreement. As of November 28, 2004, the Company had accrued approximately $1.4 million related to amounts due to A&M, including the remaining bonus amounts payable.

Other transactions

Robert E. Friedman, a director of the Company, is founder and chairman of the board of the Corporation for Enterprise Development, a not-for-profit organization focused on creating economic opportunity by helping residents of poor communities save and invest, succeed as entrepreneurs and participate as contributors to and beneficiaries of the economy. In 2003, the Company donated $50,000 to the Corporation for Enterprise Development. During 2002, the Levi Strauss Foundation donated $65,000.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

James C. Gaither, a director of the Company, was prior to 2004 senior counsel to the law firm Cooley Godward LLP. The firm provided legal services to the Company and to the Human Resources Committee of the Company’s Board of Directors during the years ended November 28, 2004, November 30, 2003 and November 24, 2002, and received fees for such services approximating $150,000, $250,000 and $18,000, respectively.

Peter A. Georgescu, a director of the Company, is Chairman Emeritus of Young & Rubicam, Inc., WPP Group plc, a global advertising agency. The agency provided advertising services to the Company in 2003, and 2002 and received in fees approximately $18,800 and $15,200 respectively. No services were provided in 2004. Mr. Georgescu is a director of Toys “R” Us, Inc. The Company made a $5,000 donation to the Toys “R” Us Children’s Fund in 2004.

NOTE 18: BUSINESS SEGMENT INFORMATION

During 2004, the Company changed the structure of its U.S. business operations as a result of its reorganization initiatives. The Company’s business operations in the United States are now organized and managed principally through Levi’s®, Dockers® and Levi Strauss Signature™ commercial business units. The Company’s operations in Canada and Mexico are included in its North America region along with its U.S. commercial business units. The structure of its international business operations have not changed. They are organized and managed through its Europe and Asia Pacific regions. The Company’s Europe region includes Eastern and Western Europe; Asia Pacific includes Asia Pacific, the Middle East, Africa and Central and South America. Each of the business segments is managed by a senior executive who reports directly to the Company’s chief executive officer. The Company manages its business operations, evaluates performance and allocates resources based on the operating income of its segments, excluding restructuring charges, net of reversals, and excluding depreciation and amortization. Corporate expense is comprised of long-term incentive compensation (expense) reversal, restructuring charges, net of reversals, depreciation and amortization, and other corporate expenses, including corporate staff costs.

As a result of the changes in the Company’s reportable segments for the current year, the information for prior years has been revised to conform with the current year presentation. No single country other than the United States had net sales exceeding 10% of consolidated net sales for any of the years presented. The Company does not report assets by segment because assets are not allocated to its segments for purposes of measurement by the Company’s chief operating decision maker.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

Business segment information for the Company is as follows:

	Year Ended
	November 28, 2004	November 30, 2003	November 24, 2002
	(Dollars in thousands)
Net sales:
U.S. Levi’s® brand	$1,254,546	$1,381,377	$1,596,575
U.S. Dockers® brand	649,356	820,531	908,887
U.S. Levi Strauss Signature™ brand	336,020	216,726	—
Canada and Mexico	186,533	171,734	169,053

Total North America	2,426,455	2,590,368	2,674,515
Europe	1,042,125	992,140	1,049,217
Asia Pacific	603,875	508,222	422,134

Consolidated net sales	$4,072,455	$4,090,730	$4,145,866

Operating income:
U.S. Levi’s® brand	$297,438	$197,408	$334,487
U.S. Dockers® brand	141,965	146,225	166,910
U.S. Levi Strauss Signature™ brand	36,239	24,306	—
Canada and Mexico	44,094	34,489	35,960

Total North America	519,736	402,428	537,357
Europe	172,008	112,918	199,205
Asia Pacific	125,267	93,032	76,246

Regional operating income	817,011	608,378	812,808
Corporate:
Long-term incentive compensation (expense) reversal	(45,171)	138,842	(70,270)
Restructuring charges, net of reversals	(133,623)	(89,009)	(115,455)
Depreciation and amortization expense	(62,606)	(64,176)	(70,354)
Other corporate expense	(214,512)	(280,686)	(302,584)

Total corporate expense	(455,912)	(295,029)	(558,663)

Consolidated operating income	361,099	313,349	254,145
Less: Interest expense	(260,124)	(254,265)	(186,493)
Less: Other expenses, net	(5,450)	(90,376)	(41,065)

Income (loss) before taxes	$95,525	$(31,292)	$26,587

Geographic information:
Net sales:
United States	$2,239,922	$2,418,634	$2,505,462
Foreign countries	1,832,533	1,672,096	1,640,404

Consolidated net sales	$4,072,455	$4,090,730	$4,145,866

Deferred tax assets:
United States	$552,903	$572,506	$750,866
Foreign countries	33,891	49,342	46,011

	$586,794	$621,848	$796,877

Long-lived assets:
United States	$935,988	$1,003,354	$1,045,460
Foreign countries	400,194	407,024	353,331

	$1,336,182	$1,410,378	$1,398,791

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

NOTE 19: QUARTERLY FINANCIAL DATA (UNAUDITED)

Set forth below are the consolidated statements of operations for the first, second, third and fourth quarters of fiscal 2004, 2003 and 2002.

Year Ended November 28, 2004	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Dollars in thousands)
Net sales	$962,304	$958,833	$994,626	$1,156,692
Cost of goods sold	554,058	546,140	538,179	650,029

Gross profit	408,246	412,693	456,447	506,663
Selling, general and administrative expenses	289,495	304,929	300,540	404,802
Long-term incentive compensation	12,200	14,132	10,735	8,104
(Gain) loss on sale of assets	45	(1,133)	476	(2,964)
Other operating income	(8,513)	(9,520)	(11,593)	(22,408)
Restructuring charges, net of reversals	54,362	25,679	28,117	25,465

Operating income	60,657	78,606	128,172	93,664
Interest expense	68,227	65,208	64,252	62,437
Other (income) expense, net	(1,636)	5,172	(466)	2,380

Income (loss) before taxes	(5,934)	8,226	64,386	28,847
Income tax expense (benefit)	(3,566)	2,602	17,821	48,278

Net income (loss)	$(2,368)	$5,624	$46,565	$(19,431)

Year Ended November 30, 2003	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net sales	$877,034	$932,021	$1,083,748	$1,197,927
Cost of goods sold	516,882	538,825	686,487	774,328

Gross profit	360,152	393,196	397,261	423,599
Selling, general and administrative expenses	306,930	353,365	343,472	349,547
Long-term incentive compensation (reversal)	(2,160)	(7,975)	(129,127)	420
Gain on sale of assets	(142)	(353)	(384)	(1,806)
Other operating income	(7,316)	(9,752)	(10,280)	(12,588)
Restructuring charges, net of reversals	(3,050)	(5,336)	2,610	94,785

Operating income (loss)	65,890	63,247	190,970	(6,759)
Interest expense	59,679	63,346	62,524	68,716
Other (income) expense, net	34,757	20,536	(2,741)	37,823

Income (loss) before taxes	(28,546)	(20,635)	131,187	(113,298)
Income tax expense	29,500	21,200	135,500	131,825

Net (loss)	$(58,046)	$(41,835)	$(4,313)	$(245,123)

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED NOVEMBER 28, 2004, NOVEMBER 30, 2003 AND NOVEMBER 24, 2002

Year Ended November 24, 2002	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net sales	$937,285	$925,518	$1,019,744	$1,263,319
Cost of goods sold	542,000	555,057	600,666	758,468

Gross profit	395,285	370,461	419,078	504,851
Selling, general and administrative expenses	287,168	301,685	323,125	373,876
Long-term incentive compensation	20,571	20,019	19,449	10,232
(Gain) loss on sale of assets	204	(975)	(400)	(429)
Other operating income	(6,113)	(8,511)	(6,016)	(13,810)
Restructuring charges, net of reversals	563	130,658	(15,848)	82

Operating income (loss)	92,892	(72,415)	98,768	134,900
Interest expense	48,023	42,510	48,476	47,484
Other (income) expense, net	(9,826)	12,319	27,216	11,356

Income (loss) before taxes	54,695	(127,244)	23,076	76,060
Income tax expense (benefit)	39,500	(92,000)	16,699	55,049

Net income (loss)	$15,195	$(35,244)	$6,377	$21,011

Levi Strauss & Co.

$380,000,000

aggregate principal amount of

Floating Rate Senior Notes due 2012

and

€150,000,000

aggregate principal amount of

8.625% Senior Notes due 2013

OFFER TO EXCHANGE

                    , 2005

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145(a) and (b) of the Delaware General Corporation Law (“DGCL”) provide generally that a corporation has the power to indemnify its officers, directors, employees and agents (or persons serving in such positions in another entity at the request of the corporation) against expenses, including attorneys’ fees, judgments, fines or settlement amounts actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation (and, with respect to any criminal action, had no reasonable cause to believe the person’s conduct was unlawful), except that if such action shall be by or in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware, or another court in which the suit was brought, shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity. The Registrant’s Certificate of Incorporation provides that the Registrant will indemnify its officers and directors to the fullest extent permitted by Delaware law.

As permitted by Section 102(b)(7) of the DGCL, the Registrant’s Certificate of Incorporation provides that no director shall be liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director other than (i) for breaches of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

As permitted by Section 145(g) of the DGCL and Registrant’s By-laws, the directors and officers of the Registrant are covered by directors’ and officers’ liability and insurance policies.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

3.1	Restated Certificate of Incorporation. Previously filed as Exhibit 3.3 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on April 6, 2001.

3.2	Amended and Restated By-Laws. Previously filed as Exhibit 3.4 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on April 6, 2001.

4.1	Indenture, dated as of November 6, 1996, between the Registrant and Wilmington Trust Company as successor trustee to Citibank, N.A., relating to the 6.80% Notes due 2003 and the 7.00% Notes due 2006. Previously filed as Exhibit 4.1 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.

4.2	Fiscal Agency Agreement, dated as of November 21, 1996, between the Registrant and Citibank, N.A., relating to ¥20 billion 4.25% bonds due 2016. Previously filed as Exhibit 4.2 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.

4.3	Lease Intended as Security, dated as of December 3, 1999, among the Registrant, Wells Fargo Bank, National Association as Agent and named lessors. Previously filed as Exhibit 4.3 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.

4.4	Supplemental Indenture, dated as of May 16, 2000, between the Registrant and Wilmington Trust Company as successor trustee to Citibank, N.A., relating to the 6.80% Notes due 2003 and the 7.00% Notes due 2006. Previously filed as Exhibit 4.4 to Amendment No. 1 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 17, 2000.

4.5	Purchase Agreement, dated as of January 12, 2001, among the Registrant and Salomon Smith Barney Inc. and the other Initial Purchasers named therein, relating to the 11.625% US Dollar Notes due 2008 and the 11.625% Euro Notes due 2008. Previously filed as Exhibit 4.5 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 5, 2001.

4.6	Registration Rights Agreement, dated as of January 18, 2001, between the Registrant and Salomon Smith Barney Inc. and the other Initial Purchasers named therein, relating to the 11.625% US Dollar Notes due 2008. Previously filed as Exhibit 4.6 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 5, 2001.

4.7	Registration Rights Agreement, dated as of January 18, 2001, between the Registrant and Salomon Smith Barney Inc. and the other Initial Purchasers named therein, relating to the 11.625% Euro Notes due 2008. Previously filed as Exhibit 4.7 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 5, 2001.

4.8	U.S. Dollar Indenture, dated as of January 18, 2001, between the Registrant and Wilmington Trust Company as successor trustee to Citibank, N.A., relating to the 11.625% US Dollar Notes due 2008. Previously filed as Exhibit 4.8 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 5, 2001.

4.9	Euro Indenture, dated as of January 18, 2001, between the Registrant and Wilmington Trust Company as successor trustee to Citibank, N.A., relating to the 11.625% Euro Notes due 2008. Previously filed as Exhibit 4.9 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 5, 2001.

4.10	Purchase Agreement, dated as of November 26, 2002 among the Registrant and Salomon Smith Barney Inc. and the other Initial Purchasers named therein, relating to the purchase of $425 million of 12.25% Senior Notes due 2012. Previously filed as Exhibit 4.14 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 12, 2003.

4.11	Registration Rights Agreement, dated as of November 26, 2002 between the Registrant and Salomon Smith Barney Inc. and the other Initial Purchasers named therein, relating to the $425 million of 12.25% Senior Notes due 2012. Previously filed as Exhibit 4.15 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 12, 2003.

4.12	Indenture relating to 12.25% Senior Notes due 2012, dated as of December 4, 2002, between the Registrant and Wilmington Trust Company, as Trustee. Previously filed as Exhibit 4.16 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 12, 2003.

4.13	Purchase Agreement, dated as of January 15, 2003 among the Registrant and Salomon Smith Barney Inc. and the other Initial Purchasers named therein, relating to the purchase of $100 million of 12.25% Senior Notes due 2012. Previously filed as Exhibit 4.17 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 12, 2003.

4.14	Registration Rights Agreement, dated as of January 15, 2003, between the Registrant and Salomon Smith Barney Inc. and the other Initial Purchasers named therein, relating to the $100 million of 12.25% Senior Notes due 2012. Previously filed as Exhibit 4.18 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 12, 2003.

4.15	Securities Purchase Agreement, dated as of January 15, 2003, between the Registrant and affiliates of AIG Global Investment Corp. relating to the purchase of $50 million of 12.25% Senior Notes due 2012. Previously filed as Exhibit 4.19 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 12, 2003.

4.16	Purchase Agreement, dated as of December 16, 2004 between the Registrant, Citigroup Global Markets Inc. and Banc of America Securities LLC in respect of private placement of 9.75% senior notes due 2015. Previously filed as Exhibit 99.1 to Registrant’s Current Report on Form 8-K filed with the Commission on December 16, 2004.

4.17	Indenture, dated as of December 22, 2004, between the Registrant and Wilmington Trust Company, as trustee. Previously filed as Exhibit 4.1 to Registrant’s Current Report on Form 8-K filed with the Commission on December 23, 2004.

4.18	Registration Rights Agreement, dated as of December 22, 2004, among the Registrant, Citigroup Global Markets Inc. and Banc of America Securities LLC. Previously filed as Exhibit 4.2 to Registrant’s Current Report on Form 8-K filed with the Commission on December 23, 2004.

4.19	Purchase Agreement, dated as of March 7 between the Registrant, Citigroup Global Markets Inc. and Banc of America Securities LLC in respect of private placement of $380.0 million of floating rate senior notes due 2012 and €150.0 million of 8e% senior notes due 2013. Previously filed as Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Commission on March 11, 2005.

4.20	Indenture, relating to the $380.0 million of floating rate senior notes due 2012, dated as of March 11, 2005, between the Registrant and Wilmington Trust Company, as trustee. Previously filed as Exhibit 4.1 to Registrant’s Current Report on Form 8-K filed with the Commission on March 11, 2005.

4.21	Indenture, relating to the €150.0 million 8e% senior notes due 2013, dated as of March 11, 2005, between the Registrant and Wilmington Trust Company, as trustee. Previously filed as Exhibit 4.2 to Registrant’s Current Report on Form 8-K filed with the Commission on March 11, 2005.

4.22	First Supplemental Indenture, relating to the 11.625% US Dollar Notes due 2008, dated as of March 11, 2005, between the Registrant and Wilmington Trust Company, as trustee. Previously filed as Exhibit 4.3 to Registrant’s Current Report on Form 8-K filed with the Commission on March 11, 2005.

4.23	First Supplemental Indenture, relating to the 11.625% Euro notes due 2008, dated as of March 11, 2005 between the Registrant and Wilmington Trust Company, as Trustee. Previously filed as Exhibit 4.4 to Registrant’s Current Report on Form 8-K filed with the Commission on March 11, 2005.

4.24	Registration Rights Agreement, dated as of March 11, 2005, among the Registrant, Banc of America Securities LLC, Citigroup Global Markets Inc. and the other initial purchasers named therein, relating to the $380.0 million of floating rate senior notes due 2012. Previously filed as Exhibit 4.5 to Registrant’s Current Report on Form 8-K filed with the Commission on March 11, 2005.

4.25	Registration Rights Agreement, dated as of December 22, 2004, among the Registrant, Banc of America Securities Limited, Citigroup Global Markets Limited and the other initial purchasers named therein, relating to the €150.0 million 8 5/8% senior notes due 2013. Previously filed as Exhibit 4.6 to Registrant’s Current Report on Form 8-K filed with the Commission on March 11, 2005.

5.1	Opinion of Shearman & Sterling LLP (including consent). Filed herewith.

9	Voting Trust Agreement, dated as of April 15, 1996, among LSAI Holding Corp. (predecessor of the Registrant), Robert D. Haas, Peter E. Haas, Sr., Peter E. Haas, Jr., F. Warren Hellman, as voting trustees, and the stockholders. Previously filed as Exhibit 9 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.

10.1	Stockholders Agreement, dated as of April 15, 1996, among LSAI Holding Corp. (predecessor of the Registrant) and the stockholders. Previously filed as Exhibit 10.1 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.

10.2	Supply Agreement, dated as of March 30, 1992, and First Amendment to Supply Agreement, between the Registrant and Cone Mills Corporation. Previously filed as Exhibit 10.18 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.

10.3	Deferred Compensation Plan for Executives. Previously filed as Exhibit 10.25 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.*

10.4	Deferred Compensation Plan for Outside Directors. Previously filed as Exhibit 10.26 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.*

10.5	Excess Benefit Restoration Plan. Previously filed as Exhibit 10.27 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.*

10.6	Supplemental Benefit Restoration Plan. Previously filed as Exhibit 10.28 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.*

10.7	Leadership Shares Plan. Previously filed as Exhibit 10.29 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.*

10.8	Annual Incentive Plan. Previously filed as Exhibit 10.30 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.*

10.9	Employment Agreement, dated as of September 30, 1999, between the Registrant and Philip Marineau. Previously filed as Exhibit 10.33 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.*

10.10	Form of Indemnification Agreement, dated as of November 30, 1995, for members of the Special Committee of Board of Directors created by the Board of Directors on November 30, 1995. Previously filed as Exhibit 10.35 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.*

10.11	Discretionary Supplemental Executive Retirement Plan Arrangement for Selected Executive Officers. Previously filed as Exhibit 10.36 to Amendment No. 1 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 17, 2000.*

10.12	Amendment to Deferred Compensation Plan for Executives effective March 1, 2000. Previously filed as Exhibit 10.42 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 5, 2001.*

10.13	Amendment to Deferred Compensation Plan for Executives effective August 1, 2000. Previously filed as Exhibit 10.45 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 5, 2001.*

10.14	Amendment to Supplemental Benefit Restoration Plan effective January 1, 2001. Previously filed as Exhibit 10.47 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 5, 2001.*

10.15	Senior Executive Severance Plan effective July 1, 2000. Previously filed as Exhibit 10.42 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 7, 2002.*

10.16	Amendment to Annual Incentive Plan effective November 26, 2001. Previously filed as Exhibit 10.54 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 7, 2002.*

10.17	Second Amendment to Supply Agreement dated as of May 13, 2002, between the Registrant and Cone Mills Corporation dated as of March 30, 1992. Previously filed as Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q/A filed with the Commission on September 19, 2002.

10.18	Deferred Compensation Plan for Executives and Outside Directors, effective January 1, 2003. Previously filed as Exhibit 10.64 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 12, 2003.*

10.19	Rabbi Trust Agreement, effective January 1, 2003, between the Registrant and Boston Safe Deposit and Trust Company. Previously filed as Exhibit 10.65 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 12, 2003.*

10.20	Credit Agreement, dated September 29, 2003, among the Financial Institutions named therein as the Lenders and, Bank of America, N.A. as the Agent, and the Registrant and Levi Strauss Financial Center Corporation as the Borrowers, Fleet Retail Finance Inc. as Sole Syndication Agent, General Electric Capital Corporation, Wells Fargo Foothill, LLC and JP Morgan Chase Bank as Co-Documentation Agents and Banc of America Securities LLC as Sole Lead Arranger and Sole Book Manager. Previously filed as Exhibit 99.3 to Registrant’s Current Report on Form 8-K dated and filed with the Commission on October 14, 2003.

10.21	Pledge and Security Agreement, dated September 29, 2003, between the Registrant, certain Subsidiaries of the Registrant, and Bank of America, N.A. as Agent. Previously filed as Exhibit 99.4 to Registrant’s Current Report on Form 8-K dated and filed with the Commission on October 14, 2003.

10.22	Subsidiary Guaranty, dated September 29, 2003, entered into by certain Subsidiaries of the Registrant, and Bank of America, N.A. as Agent. Previously filed as Exhibit 99.5 to Registrant’s Current Report on Form 8-K dated and filed with the Commission on October 14, 2003.

10.23	Third Amendment to Credit Agreement and Limited Waiver, dated as of March 18, 2004, among the Registrant, Levi Strauss Financial Center Corporation, Bank of America, N.A., as agent and the financial institutions named therein as lenders. Previously filed as Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on April 13, 2004.

10.24	Fourth Amendment to Credit Agreement, dated August 13, 2004, by and among the Registrant and Levi Strauss Financial Center Corporation as the Borrowers, the financial institutions named therein as the Lenders, Bank of America, N.A. as the Agent, and, for certain sections only, certain subsidiaries of the Registrant. Previously filed as Exhibit 10.55(a) to Registrant’s Current Report on Form 8-K filed with the Commission on September 1, 2004.

10.25	Fifth Amendment to Credit Agreement, dated as of November 24, 2004, by and among the Registrant and Levi Strauss Financial Center Corporation as the Borrowers, the financial institutions named therein as the Lenders, Bank of America, N.A. as the Agent, and, for certain sections only, certain subsidiaries of the Registrant. Previously filed as Exhibit 10.25 to the Registrant’s Annual Report on Form 10-K filed with the Commission on February, 17, 2005.

10.26	Limited Waiver, dated as of February 15, 2005, by and among the Registrant and Levi Strauss Financial Center Corporation as the Borrowers, the financial institutions named therein as the Lenders, Bank of America, N.A. as the Agent, and, for certain sections only, certain subsidiaries of the Registrant. Previously filed as Exhibit 10.26 to the Registrant’s Annual Report on Form 10-K filed with the Commission on February 17, 2005.

10.27	Credit Agreement, dated as of September 29, 2003, between the Registrant, Bank of America, N.A. as Administrative Agent, and The Lenders Party thereto and Banc of America Securities LLC as Sole Lead Arranger and Sole Book Manager. Previously filed as Exhibit 99.6 to Registrant’s Current Report on Form 8-K dated and filed with the Commission on October 14, 2003.

10.28	Guaranty, dated as of September 29, 2003, entered into by certain Subsidiaries of the Registrant in favor of Bank of America, N.A., as Administrative Agent. Previously filed as Exhibit 99.7 to Registrant’s Current Report on Form 8-K dated and filed with the Commission on October 14, 2003.

10.29	Intellectual Property Security Agreement, dated as of September 29, 2003, between the Registrant, certain Subsidiaries of the Registrant, and Bank of America, N.A., as Administrative Agent. Previously filed as Exhibit 99.8 to Registrant’s Current Report on Form 8-K dated and filed with the Commission on October 14, 2003.

10.30	Second-Lien Pledge and Security Agreement, dated as of September 29, 2003 between the Registrant, certain Subsidiaries of the Registrant, and Bank of America, N.A. as Administrative Agent. Previously filed as Exhibit 99.9 to Registrant’s Current Report on Form 8-K dated and filed with the Commission on October 14, 2003.

10.31	Amendment No. 1 to the Credit Agreement, dated August 30, 2004, by and among the Registrant as the Borrower, the banks, financial institutions and other institutional lenders named therein as the Lenders, Bank of America, N.A. as Administrative Agent, with reference to that certain Credit Agreement dated as of September 29, 2003. Previously filed as Exhibit 10.58(a) to Registrant’s Current Report on Form 8-K filed with the Commission on September 1, 2004.

10.32	Compromise Agreement, dated as of September 3, 2003 between Levi Strauss (U.K.) Ltd. and Joe Middleton. Previously filed as Exhibit 10.10 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on March 1, 2004.*

10.33	Agreement, dated as of December 1, 2003 between Levi Strauss & Co. and Alvarez & Marsal, Inc. Previously filed as Exhibit 10.74 to Registrant’s Annual Report on Form 10-K filed with the Commission on March 1, 2004.

10.34	Separation Agreement, dated as of January 5, 2004 by and between William B. Chiasson and Levi Strauss & Co. Previously filed as Exhibit 10.64 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 1, 2004.*

10.35	Agreement Regarding Leadership Shares Plan, dated as February 29, 2004, among various members of the board of directors of the Registrant. Previously filed as Exhibit 10.66 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 1, 2004.*

10.36	Agreement, dated as of January 26, 2004, between Paul Mason and Levi Strauss (UK) Ltd. Previously filed as Exhibit 10.67 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 1, 2004.*

10.37	Capital Accumulation Plan of Levi Strauss & Co. (as amended and restated effective December 1, 2003) Plan Document and Employee Booklet, dated November 17, 2003. Previously filed as Exhibit 10.68 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 1, 2004.*

10.38	First Amendment to Levi Strauss & Co. Deferred Compensation Plan for Executives and Outside Directors, dated November 17, 2003. Previously filed as Exhibit 10.69 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 1, 2004.*

10.39	Long-Term Incentive Plan, dated December 1, 2003. Previously filed as Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on July 13, 2004.*

10.40	Annual Incentive Plan, dated December 1, 2003. Previously filed as Exhibit 10.2 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on July 13, 2004.*

10.41	Letter, dated June 4, 2004, from the Registrant to Albert F. Moreno. Previously filed as Exhibit 10.3 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on July 13, 2004.*

10.42	Second Amendment to Levi Strauss & Co. Deferred Compensation Plan for Executives and Outside Directors, effective January 1, 2005. Previously filed as Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on October 12, 2004.*

12	Statements re: Computation of Ratio of Earnings to Fixed Charges. Filed herewith.

14.1	Worldwide Code of Business Conduct of Registrant. Previously filed as Exhibit 14 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 1, 2004.*

14.2	Amendment to Worldwide Code of Business Conduct of Registrant. Previously filed as Exhibit 14.2 to the Registrant’s Annual Report on Form 10-K filed with the Commission on February 17, 2005.*

21	Subsidiaries of the Registrant. Previously filed as Exhibit 21 to the Registrant’s Annual Report on Form 10-K filed with the Commission on February 17, 2005.

23.1	Consent of KPMG LLP. Filed herewith.

23.2	Consent of Shearman & Sterling LLP (included in Exhibit 5.1)

24	Power of Attorney. Contained in signature pages hereto.

25.1	Statement of Eligibility of Floating Rate Notes trustee. Filed herewith.

25.2	Statement of Eligibility of Euro Notes trustee. Filed herewith.

99.1	Form of Letter of Transmittal. **

*	Management contract, compensatory plan or arrangement.
**	To be filed by amendment.

(b) Financial Statement Schedule

SCHEDULE II

LEVI STRAUSS & CO. AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS

(Dollars in Thousands)

Allowance for Doubtful Accounts	Balance at Beginning of Period	Additions Charged to Expenses	Deductions to Reserves	Balance at End of Period
November 28, 2004	$26,956	$7,892	$5,846	$29,002

November 30, 2003	$24,857	$10,720	$8,621	$26,956

November 24, 2002	$24,704	$4,741	$4,588	$24,857

Valuation Allowance Against Deferred Tax Assets	Balance at Beginning of Period	Additions	Reductions	Balance at End of Period
November 28, 2004	$349,550	$75,235	$38,102	$386,683

November 30, 2003	$67,102	$282,448	$0	$349,550

November 24, 2002	$66,452	$650	$0	$67,102

Item 22. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(d) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on March 25, 2005.

LEVI STRAUSS & CO.

By:	/S/ HANS PLOOS VAN AMSTEL
Hans Ploos van Amstel Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hans Ploos van Amstel, Gary W. Grellman, Jay A. Mitchell and Hilary A. Fenner, and each of them, his or her attorney-in-fact with full power of substitution for him or her in any and all capacities, to sign any amendments, supplements or other documents relating to this Registration Statement as he or she deems necessary or appropriate, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that such attorney-in-fact or his substitute may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 25, 2005.

Signature	Title
/S/ ROBERT D. HAAS Robert D. Haas	Chairman of the Board

/S/ PHILIP A. MARINEAU Philip A. Marineau	Director, President and Chief Executive Officer

/S/ MIRIAM L. HAAS Miriam L. Haas	Director

/S/ ANGELA GLOVER BLACKWELL Angela Glover Blackwell	Director

Robert E. Friedman	Director

/S/ JAMES C. GAITHER James C. Gaither	Director

Peter A. Georgescu	Director

/S/ PETER E. HAAS, JR. Peter E. Haas, Jr.	Director

/S/ WALTER J. HAAS Walter J. Haas	Director

Signature	Title

/S/ F. WARREN HELLMAN F. Warren Hellman	Director

/S/ PAT HOUSE Pat House	Director

/S/ PATRICIA SALAS PINEDA Patricia Salas Pineda	Director

/S/ T. GARY ROGERS T. Gary Rogers	Director

/S/ G. CRAIG SULLIVAN G. Craig Sullivan	Director

/S/ GARY W. GRELLMAN Gary W. Grellman	Vice President and Controller (Principal Accounting Officer)

EXHIBIT INDEX

3.1	Restated Certificate of Incorporation. Previously filed as Exhibit 3.3 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on April 6, 2001.

3.2	Amended and Restated By-Laws. Previously filed as Exhibit 3.4 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on April 6, 2001.

4.1	Indenture, dated as of November 6, 1996, between the Registrant and Wilmington Trust Company as successor trustee to Citibank, N.A., relating to the 6.80% Notes due 2003 and the 7.00% Notes due 2006. Previously filed as Exhibit 4.1 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.

4.2	Fiscal Agency Agreement, dated as of November 21, 1996, between the Registrant and Citibank, N.A., relating to ¥20 billion 4.25% bonds due 2016. Previously filed as Exhibit 4.2 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.

4.3	Lease Intended as Security, dated as of December 3, 1999, among the Registrant, Wells Fargo Bank, National Association as Agent and named lessors. Previously filed as Exhibit 4.3 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.

4.4	Supplemental Indenture, dated as of May 16, 2000, between the Registrant and Wilmington Trust Company as successor trustee to Citibank, N.A., relating to the 6.80% Notes due 2003 and the 7.00% Notes due 2006. Previously filed as Exhibit 4.4 to Amendment No. 1 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 17, 2000.

4.5	Purchase Agreement, dated as of January 12, 2001, among the Registrant and Salomon Smith Barney Inc. and the other Initial Purchasers named therein, relating to the 11.625% US Dollar Notes due 2008 and the 11.625% Euro Notes due 2008. Previously filed as Exhibit 4.5 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 5, 2001.

4.6	Registration Rights Agreement, dated as of January 18, 2001, between the Registrant and Salomon Smith Barney Inc. and the other Initial Purchasers named therein, relating to the 11.625% US Dollar Notes due 2008. Previously filed as Exhibit 4.6 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 5, 2001.

4.7	Registration Rights Agreement, dated as of January 18, 2001, between the Registrant and Salomon Smith Barney Inc. and the other Initial Purchasers named therein, relating to the 11.625% Euro Notes due 2008. Previously filed as Exhibit 4.7 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 5, 2001.

4.8	U.S. Dollar Indenture, dated as of January 18, 2001, between the Registrant and Wilmington Trust Company as successor trustee to Citibank, N.A., relating to the 11.625% US Dollar Notes due 2008. Previously filed as Exhibit 4.8 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 5, 2001.

4.9	Euro Indenture, dated as of January 18, 2001, between the Registrant and Wilmington Trust Company as successor trustee to Citibank, N.A., relating to the 11.625% Euro Notes due 2008. Previously filed as Exhibit 4.9 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 5, 2001.

4.10	Purchase Agreement, dated as of November 26, 2002 among the Registrant and Salomon Smith Barney Inc. and the other Initial Purchasers named therein, relating to the purchase of $425 million of 12.25% Senior Notes due 2012. Previously filed as Exhibit 4.14 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 12, 2003.

4.11	Registration Rights Agreement, dated as of November 26, 2002 between the Registrant and Salomon Smith Barney Inc. and the other Initial Purchasers named therein, relating to the $425 million of 12.25% Senior Notes due 2012. Previously filed as Exhibit 4.15 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 12, 2003.

4.12	Indenture relating to 12.25% Senior Notes due 2012, dated as of December 4, 2002, between the Registrant and Wilmington Trust Company, as Trustee. Previously filed as Exhibit 4.16 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 12, 2003.

4.13	Purchase Agreement, dated as of January 15, 2003 among the Registrant and Salomon Smith Barney Inc. and the other Initial Purchasers named therein, relating to the purchase of $100 million of 12.25% Senior Notes due 2012. Previously filed as Exhibit 4.17 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 12, 2003.

4.14	Registration Rights Agreement, dated as of January 15, 2003, between the Registrant and Salomon Smith Barney Inc. and the other Initial Purchasers named therein, relating to the $100 million of 12.25% Senior Notes due 2012. Previously filed as Exhibit 4.18 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 12, 2003.

4.15	Securities Purchase Agreement, dated as of January 15, 2003, between the Registrant and affiliates of AIG Global Investment Corp. relating to the purchase of $50 million of 12.25% Senior Notes due 2012. Previously filed as Exhibit 4.19 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 12, 2003.

4.16	Purchase Agreement, dated as of December 16, 2004 between the Registrant, Citigroup Global Markets Inc. and Banc of America Securities LLC in respect of private placement of 9.75% senior notes due 2015. Previously filed as Exhibit 99.1 to Registrant’s Current Report on Form 8-K filed with the Commission on December 16, 2004.

4.17	Indenture, dated as of December 22, 2004, between the Registrant and Wilmington Trust Company, as trustee. Previously filed as Exhibit 4.1 to Registrant’s Current Report on Form 8-K filed with the Commission on December 23, 2004.

4.18	Registration Rights Agreement, dated as of December 22, 2004, among the Registrant, Citigroup Global Markets Inc. and Banc of America Securities LLC. Previously filed as Exhibit 4.2 to Registrant’s Current Report on Form 8-K filed with the Commission on December 23, 2004.

4.19	Purchase Agreement, dated as of March 7 between the Registrant, Citigroup Global Markets Inc. and Banc of America Securities LLC in respect of private placement of $380.0 million of floating rate senior notes due 2012 and €150.0 million of 8e% senior notes due 2013. Previously filed as Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Commission on March 11, 2005.

4.20	Indenture, relating to the $380.0 million of floating rate senior notes due 2012, dated as of March 11, 2005, between the Registrant and Wilmington Trust Company, as trustee. Previously filed as Exhibit 4.1 to Registrant’s Current Report on Form 8-K filed with the Commission on March 11, 2005.

4.21	Indenture, relating to the €150.0 million 8e% senior notes due 2013, dated as of March 11, 2005, between the Registrant and Wilmington Trust Company, as trustee. Previously filed as Exhibit 4.2 to Registrant’s Current Report on Form 8-K filed with the Commission on March 11, 2005.

4.22	First Supplemental Indenture, relating to the 11.625% US Dollar Notes due 2008, dated as of March 11, 2005, between the Registrant and Wilmington Trust Company, as trustee. Previously filed as Exhibit 4.3 to Registrant’s Current Report on Form 8-K filed with the Commission on March 11, 2005.

4.23	First Supplemental Indenture, relating to the 11.625% Euro notes due 2008, dated as of March 11, 2005 between the Registrant and Wilmington Trust Company, as Trustee. Previously filed as Exhibit 4.4 to Registrant’s Current Report on Form 8-K filed with the Commission on March 11, 2005.

4.24	Registration Rights Agreement, dated as of March 11, 2005, among the Registrant, Banc of America Securities LLC, Citigroup Global Markets Inc. and the other initial purchasers named therein, relating to the $380.0 million of floating rate senior notes due 2012. Previously filed as Exhibit 4.5 to Registrant’s Current Report on Form 8-K filed with the Commission on March 11, 2005.

4.25	Registration Rights Agreement, dated as of December 22, 2004, among the Registrant, Banc of America Securities Limited, Citigroup Global Markets Limited and the other initial purchasers named therein, relating to the €150.0 million 8 5/8% senior notes due 2013. Previously filed as Exhibit 4.6 to Registrant’s Current Report on Form 8-K filed with the Commission on March 11, 2005.

5.1	Opinion of Shearman & Sterling LLP (including consent). Filed herewith.

9	Voting Trust Agreement, dated as of April 15, 1996, among LSAI Holding Corp. (predecessor of the Registrant), Robert D. Haas, Peter E. Haas, Sr., Peter E. Haas, Jr., F. Warren Hellman, as voting trustees, and the stockholders. Previously filed as Exhibit 9 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.

10.1	Stockholders Agreement, dated as of April 15, 1996, among LSAI Holding Corp. (predecessor of the Registrant) and the stockholders. Previously filed as Exhibit 10.1 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.

10.2	Supply Agreement, dated as of March 30, 1992, and First Amendment to Supply Agreement, between the Registrant and Cone Mills Corporation. Previously filed as Exhibit 10.18 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.

10.3	Deferred Compensation Plan for Executives. Previously filed as Exhibit 10.25 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.*

10.4	Deferred Compensation Plan for Outside Directors. Previously filed as Exhibit 10.26 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.*

10.5	Excess Benefit Restoration Plan. Previously filed as Exhibit 10.27 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.*

10.6	Supplemental Benefit Restoration Plan. Previously filed as Exhibit 10.28 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.*

10.7	Leadership Shares Plan. Previously filed as Exhibit 10.29 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.*

10.8	Annual Incentive Plan. Previously filed as Exhibit 10.30 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.*

10.9	Employment Agreement, dated as of September 30, 1999, between the Registrant and Philip Marineau. Previously filed as Exhibit 10.33 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.*

10.10	Form of Indemnification Agreement, dated as of November 30, 1995, for members of the Special Committee of Board of Directors created by the Board of Directors on November 30, 1995. Previously filed as Exhibit 10.35 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.*

10.11	Discretionary Supplemental Executive Retirement Plan Arrangement for Selected Executive Officers. Previously filed as Exhibit 10.36 to Amendment No. 1 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 17, 2000.*

10.12	Amendment to Deferred Compensation Plan for Executives effective March 1, 2000. Previously filed as Exhibit 10.42 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 5, 2001.*

10.13	Amendment to Deferred Compensation Plan for Executives effective August 1, 2000. Previously filed as Exhibit 10.45 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 5, 2001.*

10.14	Amendment to Supplemental Benefit Restoration Plan effective January 1, 2001. Previously filed as Exhibit 10.47 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 5, 2001.*

10.15	Senior Executive Severance Plan effective July 1, 2000. Previously filed as Exhibit 10.42 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 7, 2002.*

10.16	Amendment to Annual Incentive Plan effective November 26, 2001. Previously filed as Exhibit 10.54 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 7, 2002.*

10.17	Second Amendment to Supply Agreement dated as of May 13, 2002, between the Registrant and Cone Mills Corporation dated as of March 30, 1992. Previously filed as Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q/A filed with the Commission on September 19, 2002.

10.18	Deferred Compensation Plan for Executives and Outside Directors, effective January 1, 2003. Previously filed as Exhibit 10.64 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 12, 2003.*

10.19	Rabbi Trust Agreement, effective January 1, 2003, between the Registrant and Boston Safe Deposit and Trust Company. Previously filed as Exhibit 10.65 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 12, 2003.*

10.20	Credit Agreement, dated September 29, 2003, among the Financial Institutions named therein as the Lenders and, Bank of America, N.A. as the Agent, and the Registrant and Levi Strauss Financial Center Corporation as the Borrowers, Fleet Retail Finance Inc. as Sole Syndication Agent, General Electric Capital Corporation, Wells Fargo Foothill, LLC and JP Morgan Chase Bank as Co-Documentation Agents and Banc of America Securities LLC as Sole Lead Arranger and Sole Book Manager. Previously filed as Exhibit 99.3 to Registrant’s Current Report on Form 8-K dated and filed with the Commission on October 14, 2003.

10.21	Pledge and Security Agreement, dated September 29, 2003, between the Registrant, certain Subsidiaries of the Registrant, and Bank of America, N.A. as Agent. Previously filed as Exhibit 99.4 to Registrant’s Current Report on Form 8-K dated and filed with the Commission on October 14, 2003.

10.22	Subsidiary Guaranty, dated September 29, 2003, entered into by certain Subsidiaries of the Registrant, and Bank of America, N.A. as Agent. Previously filed as Exhibit 99.5 to Registrant’s Current Report on Form 8-K dated and filed with the Commission on October 14, 2003.

10.23	Third Amendment to Credit Agreement and Limited Waiver, dated as of March 18, 2004, among the Registrant, Levi Strauss Financial Center Corporation, Bank of America, N.A., as agent and the financial institutions named therein as lenders. Previously filed as Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on April 13, 2004.

10.24	Fourth Amendment to Credit Agreement, dated August 13, 2004, by and among the Registrant and Levi Strauss Financial Center Corporation as the Borrowers, the financial institutions named therein as the Lenders, Bank of America, N.A. as the Agent, and, for certain sections only, certain subsidiaries of the Registrant. Previously filed as Exhibit 10.55(a) to Registrant’s Current Report on Form 8-K filed with the Commission on September 1, 2004.

10.25	Fifth Amendment to Credit Agreement, dated as of November 24, 2004, by and among the Registrant and Levi Strauss Financial Center Corporation as the Borrowers, the financial institutions named therein as the Lenders, Bank of America, N.A. as the Agent, and, for certain sections only, certain subsidiaries of the Registrant. Previously filed as Exhibit 10.25 to the Registrant’s Annual Report on Form 10-K filed with the Commission on February, 17, 2005.

10.26	Limited Waiver, dated as of February 15, 2005, by and among the Registrant and Levi Strauss Financial Center Corporation as the Borrowers, the financial institutions named therein as the Lenders, Bank of America, N.A. as the Agent, and, for certain sections only, certain subsidiaries of the Registrant. Previously filed as Exhibit 10.26 to the Registrant’s Annual Report on Form 10-K filed with the Commission on February 17, 2005.

10.27	Credit Agreement, dated as of September 29, 2003, between the Registrant, Bank of America, N.A. as Administrative Agent, and The Lenders Party thereto and Banc of America Securities LLC as Sole Lead Arranger and Sole Book Manager. Previously filed as Exhibit 99.6 to Registrant’s Current Report on Form 8-K dated and filed with the Commission on October 14, 2003.

10.28	Guaranty, dated as of September 29, 2003, entered into by certain Subsidiaries of the Registrant in favor of Bank of America, N.A., as Administrative Agent. Previously filed as Exhibit 99.7 to Registrant’s Current Report on Form 8-K dated and filed with the Commission on October 14, 2003.

10.29	Intellectual Property Security Agreement, dated as of September 29, 2003, between the Registrant, certain Subsidiaries of the Registrant, and Bank of America, N.A., as Administrative Agent. Previously filed as Exhibit 99.8 to Registrant’s Current Report on Form 8-K dated and filed with the Commission on October 14, 2003.

10.30	Second-Lien Pledge and Security Agreement, dated as of September 29, 2003 between the Registrant, certain Subsidiaries of the Registrant, and Bank of America, N.A. as Administrative Agent. Previously filed as Exhibit 99.9 to Registrant’s Current Report on Form 8-K dated and filed with the Commission on October 14, 2003.

10.31	Amendment No. 1 to the Credit Agreement, dated August 30, 2004, by and among the Registrant as the Borrower, the banks, financial institutions and other institutional lenders named therein as the Lenders, Bank of America, N.A. as Administrative Agent, with reference to that certain Credit Agreement dated as of September 29, 2003. Previously filed as Exhibit 10.58(a) to Registrant’s Current Report on Form 8-K filed with the Commission on September 1, 2004.

10.32	Compromise Agreement, dated as of September 3, 2003 between Levi Strauss (U.K.) Ltd. and Joe Middleton. Previously filed as Exhibit 10.10 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on March 1, 2004.*

10.33	Agreement, dated as of December 1, 2003 between Levi Strauss & Co. and Alvarez & Marsal, Inc. Previously filed as Exhibit 10.74 to Registrant’s Annual Report on Form 10-K filed with the Commission on March 1, 2004.

10.34	Separation Agreement, dated as of January 5, 2004 by and between William B. Chiasson and Levi Strauss & Co. Previously filed as Exhibit 10.64 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 1, 2004.*

10.35	Agreement Regarding Leadership Shares Plan, dated as February 29, 2004, among various members of the board of directors of the Registrant. Previously filed as Exhibit 10.66 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 1, 2004.*

10.36	Agreement, dated as of January 26, 2004, between Paul Mason and Levi Strauss (UK) Ltd. Previously filed as Exhibit 10.67 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 1, 2004.*

10.37	Capital Accumulation Plan of Levi Strauss & Co. (as amended and restated effective December 1, 2003) Plan Document and Employee Booklet, dated November 17, 2003. Previously filed as Exhibit 10.68 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 1, 2004.*

10.38	First Amendment to Levi Strauss & Co. Deferred Compensation Plan for Executives and Outside Directors, dated November 17, 2003. Previously filed as Exhibit 10.69 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 1, 2004.*

10.39	Long-Term Incentive Plan, dated December 1, 2003. Previously filed as Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on July 13, 2004.*

10.40	Annual Incentive Plan, dated December 1, 2003. Previously filed as Exhibit 10.2 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on July 13, 2004.*

10.41	Letter, dated June 4, 2004, from the Registrant to Albert F. Moreno. Previously filed as Exhibit 10.3 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on July 13, 2004.*

10.42	Second Amendment to Levi Strauss & Co. Deferred Compensation Plan for Executives and Outside Directors, effective January 1, 2005. Previously filed as Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on October 12, 2004.*

12	Statements re: Computation of Ratio of Earnings to Fixed Charges. Filed herewith.

14.1	Worldwide Code of Business Conduct of Registrant. Previously filed as Exhibit 14 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 1, 2004.*

14.2	Amendment to Worldwide Code of Business Conduct of Registrant. Previously filed as Exhibit 14.2 to the Registrant’s Annual Report on Form 10-K filed with the Commission on February 17, 2005.*

21	Subsidiaries of the Registrant. Previously filed as Exhibit 21 to the Registrant’s Annual Report on Form 10-K filed with the Commission on February 17, 2005.

23.1	Consent of KPMG LLP. Filed herewith.

23.2	Consent of Shearman & Sterling LLP (included in Exhibit 5.1)

24	Power of Attorney. Contained in signature pages hereto.

25.1	Statement of Eligibility of Floating Rate Notes trustee. Filed herewith.

25.2	Statement of Eligibility of Euro Notes trustee. Filed herewith.

99.1	Form of Letter of Transmittal.**

*	Management contract, compensatory plan or arrangement.
**	To be filed by amendment.